Pursuant to Rule 424(b)(2)
File Number 333-186089

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 7, 2013)

$300,000,000

Fly Leasing Limited

6.750% Senior Notes due 2020
Offering Price: 100.000%

We are offering $300,000,000 in aggregate principal amount of 6.750% Senior Notes due 2020 (the “notes”).

Maturity – December 15, 2020.

Interest – The notes have a fixed annual interest rate of 6.750%, which will be paid every six months on June 15 and December 15. We will be required to pay additional interest in respect of the notes under specified circumstances.

Guarantees – The notes will not be guaranteed by any of our subsidiaries on the date the notes are originally issued. If our subsidiaries guarantee certain of our indebtedness, such subsidiaries will be required to guarantee the notes.

Ranking – The notes and the guarantees will rank senior in right of payment to any of our and the guarantors’ existing and future indebtedness that is expressly subordinated to the notes and the guarantees. The notes and the guarantees will be effectively subordinated to all of our existing future secured indebtedness to the extent of the collateral securing such indebtedness. In addition, the notes will be structurally subordinated to the indebtedness and other liabilities (including trade payables) of our subsidiaries.

Optional Redemption – We may redeem the notes, in whole or in part, on and after December 15, 2016 at the redemption prices described herein plus accrued and unpaid interest at the date of redemption. In addition, we may redeem up to 35% of the notes before December 15, 2016 with the proceeds of certain equity offerings.

Mandatory Offer to Repurchase – If we sell certain assets or experience specific kinds of changes in control, we must offer to repurchase the notes.

See “Risk Factors” beginning on page S-14 of this prospectus supplement and “Risk Factors” under the heading “Item 3. Key Information” beginning on page 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated in this prospectus supplement by reference, for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We have applied to the Irish Stock Exchange for the notes to be admitted to the Official List and traded on the Global Exchange Market of the Irish Stock Exchange.

	Public offering price(1)	Underwriting discount	Proceeds, before expenses, to us
Per Note	100.0000%	2.8333%	97.1667%
Total	$300,000,000	$8,500,000	$291,500,000
(1)	Plus accrued interest from December 11, 2013, if settlement occurs after that date.

The underwriters expect to deliver the notes on December 11, 2013.

Sole Book-Running Manager and Joint Lead Manager

Jefferies

Joint Lead Manager

BNP PARIBAS

Prospectus Supplement dated December 6, 2013

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where an offer is not permitted. The information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, and any free writing prospectus, is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering of the notes. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the notes offered hereby. You should read this entire prospectus supplement, as well as the accompanying prospectus, and the documents incorporated by reference that are described under “Incorporation of Documents by Reference” in this prospectus supplement and the accompanying prospectus. Any statement made in this prospectus supplement, in the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

Unless otherwise specified or unless the context requires otherwise, when used in this prospectus supplement:

•	the terms “Fly,” “Company,” “we,” “our” and “us” refer to Fly Leasing Limited and its subsidiaries;
•	all references to our shares refer to our common shares held in the form of ADSs;
•	the term “BBAM LP” refers to BBAM Limited Partnership and its subsidiaries and affiliates;
•	the terms “BBAM” and “Servicer” refers collectively to our servicers, BBAM Aircraft Management LP, BBAM Aircraft Management (Europe) Limited, BBAM US LP and BBAM Aviation Services Limited, each of which is a wholly-owned subsidiary of BBAM LP;
•	the term “Manager” refers to our manager, Fly Leasing Management Co. Limited, a wholly-owned subsidiary of BBAM LP;
•	the term “Fly-Z/C LP” refers to Fly-Z/C Aircraft Holdings LP, an unconsolidated subsidiary in which we have a 57.4% interest;
•	the term “GAAM” refers to Global Aviation Asset Management;
•	the term “Initial Portfolio” refers to our initial portfolio of 47 commercial jet aircraft acquired by our subsidiary, Babcock & Brown Air Funding I Limited, which we refer to as “B&B Air Funding;”
•	the term “GAAM Portfolio” refers to the portfolio of 49 aircraft and other assets acquired from GAAM;
•	the term “Summit” refers to Summit Aviation Partners LLC;
•	the term “Onex” refers to Onex Corporation and its affiliates;
•	the term “B&B Air Acquisition” refers to our subsidiary, Babcock & Brown Air Acquisition I Limited;
•	the term “Securitization” refers to an October 2007 securitization transaction pursuant to which B&B Air Funding issued $853.0 million of aircraft lease-backed Class G-1 notes (which we refer to as the “securitization notes”); and
•	the term “Babcock & Brown” refers to Babcock & Brown Limited (which prior to April 2010 was the owner of our Manager) and its subsidiaries.

S-ii

Special Note Regarding Forward-Looking Statements

A number of the statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include, but are not limited to, objectives, expectations and intentions and other statements contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not historical facts, as well as statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. Such statements address future events and conditions concerning matters such as, but not limited to, our earnings, cash flow, liquidity and capital resources, compliance with debt and other restrictive covenants, interest rates and dividends. These statements are based on current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include, but are not limited to, those described under “Risk Factors” beginning on page S-14 of this prospectus supplement and the information described under “Risk Factors” under the heading “Item 3. Key Information” beginning on page 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated herein by reference, and any risk factors included or described in our other periodic reports, and in other information that we file with the Securities and Exchange Commission (the “SEC”), from time to time and incorporated by reference into this prospectus supplement. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement in the case of forward-looking statements contained in this prospectus supplement, or the dates of the accompanying prospectus or any documents incorporated by reference herein and therein in the case of forward-looking statements made in the accompanying prospectus or such incorporated documents. Except as may be required by law, we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

NON-GAAP FINANCIAL MEASURES

This prospectus supplement contains “non-GAAP financial measures,” which are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). Specifically, we make use of the non-GAAP measures “EBITDA” and “Adjusted EBITDA.”

We use EBITDA and Adjusted EBITDA to assess our consolidated financial and operating performance, and we believe these non-GAAP financial measures are helpful in identifying trends in our performance. These measures provide an assessment of controllable revenue and expenses and enhance management’s ability to make decisions with respect to resource allocation and whether we are meeting established financial goals.

EBITDA and Adjusted EBITDA assist us in comparing our operating performance in different periods without addressing the impact of our capital structure (primarily interest charges on our outstanding debt and gains or losses in connection with our interest rate swaps), non-cash expenses related to our long-lived asset base (depreciation and amortization) on our operating results, and significant non-recurring expenses (closing costs associated with our acquisition of the GAAM Portfolio and debt extinguishment costs). Accordingly, EBITDA measures our financial performance based on operational factors that management believes will impact, in the short-term, our cost structure or expenses, and on a more medium-term basis, our revenues. Adjusted EBITDA measures our financial performance in light of certain recurring expenses.

S-iii

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•	they do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•	they do not reflect changes in, or cash requirements for, our working capital needs;
•	they do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•	they do not reflect any cash income taxes that we may be required to pay;
•	assets are depleted, depreciated, impaired or amortized over estimated useful lives and often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;
•	they are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•	they do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;
•	they do not reflect limitations on, or costs related to, transferring earnings among our company, and our subsidiaries; and
•	they may not be comparable to other similarly titled measures of other companies.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered substitutes for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with U.S. GAAP.

INDUSTRY AND MARKET DATA

We obtained the industry and market data used throughout this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference from our own internal estimates and research as well as from industry and general publications and from research, surveys and studies conducted by third parties. We have not independently verified such data and we do not make any representation as to the accuracy or completeness of such information. While we are not aware of any misstatements regarding any industry, market or similar data presented herein and therein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors” in this prospectus supplement.

S-iv

Summary

This section summarizes key information contained elsewhere in this prospectus supplement and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus supplement or incorporated by reference herein or in the accompanying prospectus. You should carefully review the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference. You should pay special attention to the information described under “Risk Factors” beginning on page S-14 of this prospectus supplement and the information described under “Risk Factors” under the heading “Item 3. Key Information” beginning on page 4 of our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated herein by reference. Unless indicated otherwise, all data is presented as of September 30, 2013 and assumes that the notes have not been issued or sold. All percentages and weighted average characteristics of the aircraft in our portfolio have been calculated using net book values as of the date specified.

Our Company

Fly Leasing Limited is a global lessor of modern, in-demand, fuel-efficient commercial jet aircraft. We are principally engaged in purchasing commercial aircraft, which we lease under multi-year contracts to a diverse group of airlines around the world. As of September 30, 2013, our portfolio consisted of 107 commercial jet aircraft with 100 narrow-body passenger aircraft (including two freighters) and seven wide-body passenger aircraft, including 58 Boeing™ aircraft and 49 Airbus™ aircraft. The aircraft in our portfolio were manufactured between 1990 and 2013 and have a weighted average age of 8.8 years. Our aircraft are on lease to 56 lessees in 32 countries. As of September 30, 2013, our aircraft had a weighted average remaining lease term of 4.0 years. We estimate that the useful life of our aircraft is generally 25 years from the date of manufacture.

BBAM LP, a leading commercial jet aircraft manager with more than 20 years of experience, manages our operations and services our aircraft portfolio. BBAM LP is owned 50% by Summit (which is owned by the BBAM LP management team) and 50% by Onex.

Our Portfolio

The chart below summarizes the composition of our portfolio by aircraft type. The chart does not include four B767 aircraft owned by a joint venture in which we have a 57% interest.

Fly Portfolio Overview(1)

(1)	Percentages are based on net book values as of September 30, 2013.
(2)	Includes one freighter.

As of September 30, 2013, our portfolio was composed of 85% narrow-body aircraft consisting primarily of the Airbus 319, Airbus 320 and next generation Boeing 737 aircraft families. We believe narrow-body aircraft enjoy high worldwide demand due to their fuel-efficient design, relatively low maintenance costs and ability to satisfy passenger demand for point-to-point destination service. These aircraft are used on more routes around the world than any other aircraft type and, thus, have the largest market potential for leased aircraft. As a result, we believe these aircraft are easier and more cost-efficient to lease and re-market than wide-body jets or other specialized types of aircraft.

Our Relationship with BBAM LP

We engage subsidiaries of BBAM LP as Manager of our company and Servicer for our aircraft portfolio under management and servicing agreements. Through these agreements, our Manager assists us in acquiring, leasing and re-marketing aircraft, manages our day-to-day operations and affairs and services our portfolio of aircraft and related leases. Our chief executive officer and chief financial officer are BBAM LP employees who are exclusively dedicated to our business. Our Servicer acquires and disposes of our aircraft, markets our aircraft for lease and re-lease, collects rents and other payments from the lessees of our aircraft, monitors maintenance, insurance and other obligations under our leases and enforces our rights against lessees. BBAM LP is among the largest aircraft lease managers in the world, managing a fleet of over 400 aircraft.

Geographic Markets

Our aircraft are leased under multi-year contracts to a diverse group of airlines globally. The following table presents the distribution of our operating lease revenue by geographic region (dollars in thousands):

	Nine months ended September 30, 2013
Europe:
United Kingdom	$38,592	14%
Turkey	10,132	4%
Germany	16,295	6%
Other	55,496	20%
Europe — Total	120,515	44%
Asia and South Pacific:
China	30,534	11%
India	18,090	7%
Other	23,425	8%
Asia and South Pacific — Total	72,049	26%
North America:
United States	30,393	11%
Other	2,918	1%
North America — Total	33,311	12%
Mexico, South and Central America:
Brazil	19,676	7%
Mexico	15,543	6%
Mexico, South and Central America — Total	35,219	13%
Middle East and Africa — Total	13,489	5%
Total Operating Lease Revenue	$274,583	100%

Airlines

We seek to lease our portfolio of aircraft to a diversified pool of lessees under multi-year contracts in accordance with strong underwriting standards. As of September 30, 2013, our aircraft were on lease to 56 different airlines in 32 countries.

The following table sets forth our top ten lessees, as a percentage of our total annualized contracted revenue as of September 30, 2013:

Airline	Percentage of Total Annualized Contracted Revenue
LATAM	7.2%
Hainan Airlines	5.1%
Virgin America	4.7%
Virgin Atlantic	4.7%
US Airways	4.3%
British Airways	3.7%
Aeromexico	3.6%
SpiceJet	3.4%
Nok Airlines	3.1%
Qantas	2.9%
Total	42.7%

Our Competitive Strengths

We believe that our competitive strengths include the following:

•	Modern, in-demand, fuel-efficient aircraft portfolio. Our aircraft portfolio primarily consists of modern, fuel-efficient commercial jet aircraft. As of September 30, 2013, our portfolio consisted of 107 aircraft with 100 narrow-body passenger aircraft (including two freighters) representing 85% of the portfolio. These narrow-body aircraft consist primarily of the Airbus 319, Airbus 320 and next generation Boeing 737 aircraft families. We believe narrow-body aircraft are in high demand on a global basis as a result of their fuel-efficient design, relatively low maintenance costs and ability to satisfy passenger demand for point-to-point service. As a result, we believe these aircraft are easier and more cost-efficient to lease and re-market than wide-body jets or other specialized types of aircraft. In addition to the large and diverse operator base that use these aircraft, these aircraft have long useful lives. We estimate that the useful life of our aircraft is generally 25 years from the date of manufacture. As of September 30, 2013, the weighted average age of the aircraft in our portfolio was 8.8 years. We believe our high-quality aircraft portfolio will enable us to generate stable and growing cash flows over the long-term.
•	Stable, contracted revenues from a well-balanced and diverse lease portfolio. Our large, diversified and modern portfolio generates strong predictable cash flow through recurring income from multi-year leases. The aircraft in our portfolio are leased to 56 different airlines across 32 countries. Our scheduled lease maturities range from 2013 to 2025, with a weighted average remaining lease term of 4.0 years. The majority of our leases are subject to fixed rental rates. No single lessee represents more than 7% of our contracted monthly revenues as of September 30, 2013. We believe these qualities contribute to our consistent profitability and stable cash flow.
•	Experienced and successful manager and servicer in BBAM LP. BBAM LP, the world’s third-largest aircraft lease manager, manages and services our portfolio pursuant to our management and servicing agreements. As the servicer of our portfolio, BBAM LP performs all re-marketing, technical management, lease management and administrative services. BBAM LP also assists us in identifying and executing on aircraft acquisition and disposition opportunities. Together with its predecessor entities, BBAM LP has a 24-year operating history in the aviation industry and currently manages over 400 aircraft valued at over $12 billion. BBAM LP’s long history in the aircraft industry provides us with extensive relationships with airlines, aircraft manufacturers, other aircraft lessors, financial institutions, passive investors and other participants in the industry, which enhances our ability to source and finance aircraft acquisitions. We believe that we and our stakeholders benefit from BBAM LP’s global scale and connectivity in the aviation and financial industries and its deep experience in servicing leases and re-marketing aircraft, as well as its expertise in executing aircraft acquisitions and dispositions.

•	Proven aircraft re-marketing and sales capability. Since our inception in September 2007, we have successfully re-marketed dozens of aircraft and have completed 22 aircraft sales, for aggregate total gains to net book value of approximately $49 million. The average age of the aircraft that have been sold is 13.0 years. Furthermore, since 1993, BBAM LP has successfully re-marketed hundreds of aircraft for multiple lessors, demonstrating its significant capabilities in this capacity. BBAM LP’s global re-marketing platform enhances our ability to maintain a high utilization rate for our aircraft under leases with favorable terms and high-quality lessees, as well as profitably dispose of aircraft to maximize the value of our portfolio. We will continue to selectively dispose of aircraft to profit from available opportunities and to manage portfolio age and lessee and jurisdictional exposures.
•	Well-placed debt structure at low margins and with manageable refinancing requirements. As of September 30, 2013, our debt facilities consisted of approximately $2.2 billion of total financing, net of unamortized debt discounts. These facilities include a securitization, term loan and other bank debt financing. Our debt carries a weighted average effective interest rate of 4.42% which includes interest rate swaps and policy provider premiums but excludes debt discounts and amortization of loan fees and discounts. The maturity profile of the debt spans from 2013 to 2033, and there are no significant refinancing requirements until 2018. Throughout its history, BBAM LP has raised aviation financing in multiple forms for multiple lessors, including securitizations, capital markets products, warehouse facilities, aircraft portfolio term debt and one-off aircraft debt. We believe our attractive, low-cost and manageable debt structure will allow us to achieve our growth plans.
•	Strong track record of aircraft portfolio growth. We have demonstrated a significant track record of aircraft portfolio growth by acquiring 129 aircraft through September 30, 2013. This growth was achieved through portfolio acquisitions, one-off aircraft acquisitions and sale-leaseback transactions. We have sought to use our free cash flow prudently, capitalizing on both aviation and financial cycles to acquire aircraft opportunistically.

Our Growth Strategies

We intend to grow our lease portfolio by pursuing the following strategies:

•	Capitalize on continued growth in the global aviation industry. Positive trends in world air traffic drive growth in the aircraft leasing market, which we believe is a high growth sector in the rapidly expanding aviation industry. Global passenger air travel is an expanding market with positive long-term fundamentals. Specifically, the demand for passenger and cargo air transport has grown at 2.0 times the long-term global GDP growth rate over the last 40 years. As global economies and populations grow, particularly in emerging markets, long-term air travel demand is expected to remain strong. The 2013 Airbus Global Market Forecast projects a 4.7% average annual growth rate in passenger traffic between 2012 and 2032. Similarly, the size of the global commercial aircraft fleet is expected to double over the next two decades as new aircraft meet demands of continued traffic growth and older aircraft are replaced. We intend to capitalize on these developments and participate in an expanding market with long-term, positive growth trends.
•	Continue to acquire modern, fuel-efficient and widely used commercial aircraft, predominantly narrow-body aircraft. Our acquisition strategy is to focus primarily on new or nearly new popular narrow-body aircraft. These modern and fuel-efficient aircraft have been, and we believe they will continue to be, the types most widely used by airlines in all parts of the world, and are, therefore, the best asset types for leasing. We intend to acquire narrow-body aircraft predominantly through sale-and-leaseback and secondary market transactions, rather than by placing orders from the manufacturers for delivery years into the future. This strategy allows us to evaluate all the relevant aspects of each acquisition transaction—the aircraft cost, the terms of the initial lease, including lease rate and lessee credit, and the available financing terms—before deploying our capital. We will also selectively acquire mid-aged aircraft when we believe the transaction represents strong prospects for attractive returns with reasonable downside protection. Additionally, we intend to evaluate wide-body aircraft when they are on lease to airlines with strong credit ratings and are financeable through attractive debt facilities, although we do not expect wide-body aircraft will represent more than 25% of our fleet.

•	Actively manage our lease portfolio to maximize returns through balanced lease maturities and diversification. We intend to manage our lease portfolio by taking into account geographic and regional trends in passenger and cargo aircraft demand. Our current aircraft portfolio is well balanced among established and emerging economies. Furthermore, our focus on highly liquid, high-demand aircraft types and our low average fleet age provides global mobility for our assets, thus mitigating regional market exposure. Our focus on desirable aircraft types also allows us to enter into favorable leasing arrangements with attractive terms and with high-quality lessees. We plan to pursue additional aircraft acquisitions and consider aircraft dispositions and re-marketing opportunities.
•	Employ efficient financing strategies to execute on our growth plans. We believe our current capital structure is both efficient and highly flexible, allowing us to pursue acquisitions and capitalize on market opportunities. Our debt at September 30, 2013, net of unamortized debt discounts, was comprised of approximately $2.2 billion of total financing, including a securitization, an aircraft acquisition facility, term loan and other bank financing facilities. We intend to continue to pursue a flexible, diversified financing strategy, which we believe will allow us to achieve our growth targets.

Industry Growth Trends

Aircraft leasing is a high growth industry and increasingly critical service to the aviation industry. Over the past 20 years the global commercial passenger jet aircraft fleet has doubled in size. Over the same period, the size of the commercial passenger jet aircraft fleet under operating lease has grown at twice that rate. Airlines are increasingly choosing to lease aircraft due to the financial and operational flexibility it provides. Going forward, growth in aircraft leasing is expected to primarily be driven by growth in passenger traffic, particularly from emerging economies, as well as the need to replace aging aircraft fleets with modern, fuel efficient technology.

Historically, air travel, measured in terms of revenue passenger kilometers flown (“RPK”), a measure of passengers flown whereby one RPK represents one kilometer flown by one fare paying passenger, has doubled every 15 years. According to the Airbus Global Market Forecast, air travel is forecasted to increase at a 4.7% annual growth rate between 2012-2032, driven by global economic growth and strong growth in demand for air travel in emerging markets. The following table shows RPK by region in 2012 and estimated RPK by region in 2032:

Expected Air Travel Growth 2012 – 2032

Strong demand for air travel has led to greater demand for aircraft and growth of the global aircraft fleet. The growth is further supported by low aircraft penetration, particularly in emerging markets, such as Brazil, Russia, India and China, which represents a significant opportunity as these emerging markets approach penetration levels closer to mature markets like North America and Europe. The following table highlights the low aircraft penetration in emerging markets by showing the number of aircraft per million people by region.

Aircraft per Million People

In mature markets, replacing older aircraft with more technologically advanced and fuel-efficient aircraft is expected to provide further opportunities for aircraft demand. The following table illustrates such opportunities by providing the average fleet age and percentage of aircraft 20 years or older by region.

Average Fleet Age per Region

To meet the growing demand for air travel, the world’s airlines have increasingly turned to operating leases to meet their aircraft needs. Rather than purchase their aircraft, many airlines operate their aircraft under lease to reduce capital requirements and costs as well as to enable more efficient fleet management. As a result, the size of the global commercial passenger jet aircraft fleet under operating lease has grown from 1,499 aircraft in 1993 to over 6,523 aircraft in 2013, representing 42% of all commercial passenger aircraft in operation produced by Airbus, The Boeing Company (“Boeing”), and McDonnell-Douglas Corporation (“McDonnell-Douglas”). The following table illustrates the growth of aircraft leasing relative to ownership as a percentage of total world commercial aircraft for the years set forth below.

Global Fleet and Percentage Under Operating Lease

15,642
12,853
10,980
9,653
7,944
19%
24%
35%
42%
42%
1993
1998
2003
2008
2013
% on Operating Lease

Source: Ascend Fleets Database.
Note: Fleet data includes in service Boeing, McDonnell Douglas and Airbus Jets in passenger configuration as of November 25, 2013.

Recent Developments

Since September 30, 2013, we have purchased one Boeing 737-800 aircraft manufactured in 2013, one A320-200 aircraft manufactured in 2000 and one new Boeing 787-8 aircraft. To finance the acquisitions, we used a combination of unrestricted cash and secured debt financing. The debt financing in respect of the A320-200 is recourse to us, whereas the other debt facilities are non-recourse. The annualized contracted rent for these three aircraft is $15.4 million, and the lease maturities range from 2017 to 2025.

On November 19, 2013, we, through one of our subsidiaries, amended and extended a loan facility (“the BOS Facility”) provided by Bank of Scotland plc and Commonwealth Bank of Australia and CommBank Europe Limited (together, “CBA”). At September 30, 2013, nine aircraft were financed through the BOS Facility, with an outstanding balance of $209.3 million. Pursuant to the amendment agreement (“the Amended Facility”), we have agreed that two of the nine aircraft, each an Airbus A319-100 aircraft manufactured in 2000, will be sold, with proceeds from the sale to be paid to the lenders in full and final discharge of the loans secured by these aircraft. These sales are expected to close in the first quarter of 2014, but are required to close no later than the scheduled expiration of the leases in late 2014, which also coincides with the maturity dates of the loans in respect of these aircraft. When these aircraft are sold, the loans associated with these aircraft will be extinguished and no additional amounts will be paid by us or our subsidiaries in respect of these two loans.

The Amended Facility is provided by CBA and provides for seven new loans, to be aggregated in certain cases with existing CBA loans, on the remaining seven aircraft. Six of the loans mature in 2020 and one matures in 2018. The loans are cross-collateralized and cross-defaulted, and all payments are fully guaranteed by us. The new loans have an outstanding principal balance of approximately $127 million. In connection with the closing we made a one-time payment of approximately $20 million to the lenders. Loans under the Amended Facility will bear interest equal to LIBOR plus 2.5%. All other material terms in the Amended Facility remain unchanged from the BOS Facility.

On November 21, 2013, we upsized and amended our 2012 term loan facility. The facility had an outstanding principal balance of approximately $375 million as of September 30, 2013 and has been upsized by $105 million. The incremental borrowing was priced at 99.75% of the principal amount and we received net proceeds of approximately $102 million (net of fees and discounts) to partially finance the acquisition of five aircraft, as well as refinance two aircraft with loans maturing in December 2013. The maturity of the facility was extended by one year to August 2019 and the maximum loan to value ratio was increased from 67.5% to 70.0%. For additional information regarding our indebtedness, see “Description of Other Indebtedness.”

Corporate Information

We are a Bermuda exempted company that was incorporated on May 3, 2007 under the provisions of Section 14 of the Companies Act 1981 of Bermuda. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Although we are organized under the laws of Bermuda, we are resident in Ireland for Irish tax purposes and thus are subject to Irish corporation tax on our income in the same way, and to the same extent, as if we were organized under the laws of Ireland. Our principal executive offices are located at West Pier, Dun Laoghaire, County Dublin, Ireland. Our telephone number at that address is +353-1-231-1900.

The following chart shows our corporate organization as of the date of this prospectus supplement:

The Offering

Issuer
Fly Leasing Limited (the “Issuer”).
Securities
$300 million aggregate principal amount of 6.750% senior notes due 2020.
Maturity
The notes will mature on December 15, 2020.
Interest payment dates
June 15 and December 15 of each year, commencing on June 15, 2014.
Ranking
The notes will be our senior unsecured obligations and will be:
•	pari passu in right of payment with any existing and future senior indebtedness of Fly Leasing Limited;
•	senior in right of payment to any subordinated indebtedness of Fly Leasing Limited; and
•	structurally subordinated to all liabilities and preferred stock of the subsidiaries of Fly Leasing Limited that do not guarantee the notes.

As of September 30, 2013:

•	we and our subsidiaries had $2.2 billion of total indebtedness on a consolidated basis, net of unamortized debt discount, all of which was secured by the aircraft in our portfolio and the related leases;
•	our subsidiaries had commitments of $290 million available to borrow under a secured credit facility.
Note Guarantees
Our obligations pursuant to the notes will be fully and unconditionally guaranteed (a “Note Guarantee”), jointly and severally, by each Restricted Subsidiary (as defined in “Description of Notes”) of the Issuer that guarantees Capital Markets Debt or an unsecured Credit Facility (each as defined under “Description of Notes”). The notes will not be guaranteed initially by any of our subsidiaries or any third party.

The Note Guarantees will be:

•	senior unsecured obligations of each guarantor;
•	rank pari passu in right of payment with any existing and future senior indebtedness of each guarantor;
•	effectively subordinated to all existing and future secured indebtedness of each guarantor to the extent of the value of the assets securing such indebtedness; and

•	structurally subordinated to any indebtedness of the guarantor's subsidiaries that are not guarantors.
Optional redemption
At any time prior to December 15, 2016, we may redeem up to 35% of the original principal amount of the notes with the proceeds of certain equity offerings at a redemption price of 106.750% of the principal amount thereof, together with accrued and unpaid interest to the date of redemption. On or after December 15, 2016, we may redeem the notes, in whole or in part, at the redemption prices listed in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to, but not including, the date of redemption. At any time prior to December 15, 2016, we may also redeem the notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, plus a “make-whole premium.” See “Description of Notes—Optional Redemption.”
Change of control offer
Upon the occurrence of specific kinds of changes of control, we must offer to purchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Repurchase at the option of holders—Change of control.”
Covenants
The notes will limit our ability to:
•	incur or guarantee additional indebtedness;
•	sell assets;
•	incur liens;
•	pay dividends, repurchase certain equity interests or make other restricted payments;
•	agree to any restrictions on the ability of restricted subsidiaries to transfer property or make payments to us;
•	make certain investments;
•	guarantee other indebtedness without guaranteeing the notes offered hereby;
•	consolidate, amalgamate, merge, sell or otherwise dispose of all or substantially all of our assets; and
•	enter into transactions with our affiliates.

These limitations will be subject to a number of important qualifications and exceptions. See “Description of Notes.” Many of these covenants will cease to apply to the notes after the notes are rated investment grade from two of Moody’s Investor Service, Inc., Standard & Poor’s and Fitch, Inc.

Absences of public markets for the notes
The notes are a new issue of securities with no established trading market for the notes. Accordingly, a liquid market for the notes may not develop. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market making with respect to the notes may be discontinued without notice.
Use of proceeds
We expect that we will receive approximately $290.5 million in net proceeds from this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, including the acquisition of aircraft. See “Use of Proceeds.”
Listing
This prospectus supplement, together with the accompanying prospectus, constitutes the listing particulars (these “Listing Particulars”) in respect of the admission of the notes to the Official List and to trading on the Global Exchange Market of the Irish Stock Exchange. Application has been made to the Irish Stock Exchange for the notes to be admitted to the Official List and traded on the Global Exchange Market of the Irish Stock Exchange. There can be no assurance that any such approval will be maintained. Application has been made to the Irish Stock Exchange for the approval of this prospectus supplement and the accompanying prospectus as listing particulars. The Global Exchange Market is not a regulated market for the purposes of Directive 2004/39/EC.
Risk Factors
Investment in the notes involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” on page S-14 of this prospectus supplement as well as the information described under “Risk Factors” under the heading “Item 3. Key Information” contained in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, which is incorporated herein by reference, before deciding whether to invest in the notes.

Summary Historical Consolidated Financial and Other Data

The following table presents summary historical consolidated financial and other data for us as of and for the fiscal years ended December 31, 2012, 2011 and 2010, as of September 30, 2013 and 2012, and for the nine-month periods ended September 30, 2013 and 2012. The information should be read in conjunction with our consolidated financial statements and the related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth herein, as well as our audited consolidated financial statements and the related notes thereto and the information under the heading “Operating and Financial Review and Prospects” set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 and our unaudited condensed consolidated interim financial statements and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Interim Report for the quarter ended September 30, 2013 filed as Exhibit 99.1 to our Current Report on Form 6-K, filed November 14, 2013, each of which is incorporated by reference into this prospectus supplement.

	Year ended December 31,			Nine months ended September 30,
	2010	2011(1)	2012	2012	2013
	(Dollar amounts in thousands, except share and per share data)
Consolidated Statement of Income Data:
Revenues
Operating lease revenue	$219,655	$230,716	$376,437	$285,800	$274,583
Equity earnings from unconsolidated subsidiaries	2,901	5,647	9,383	5,980	1,377
Gains on sale of aircraft	13,449	9,137	8,360	8,489	6,277
Gains on sale of investment in unconsolidated subsidiary	—	—	36,882	—	—
Gain from debt transactions(2)	12,501	—	—	—	—
Other revenues	5,159	3,289	1,634	1,556	1,781
Total revenues	253,665	248,789	432,696	301,825	284,018
Expenses
Depreciation	84,032	95,718	136,633	102,795	106,651
Interest expense	75,748	90,547	142,491	109,695	90,201
Selling, general and administrative	25,413	27,248	40,192	30,213	27,363
Other expenses(3)	5,598	29,938	61,849	37,491	14,171
Total expenses	190,791	243,451	381,165	280,194	238,386
Net income before provision for income taxes	62,874	5,338	51,531	21,631	45,632
Provision for income taxes	10,207	4,242	3,862	4,954	6,568
Net income	$52,667	$1,096	$47,669	$16,677	$39,064
Weighted average number of shares:
Basic	28,264,227	25,843,348	25,792,932	25,750,811	31,711,440
Diluted	28,307,971	25,992,062	25,961,605	25,915,110	31,821,118
Earnings per share:
Basic	$1.86	$0.03	$1.81	$0.63	$1.21
Diluted	$1.86	$0.03	$1.80	$0.63	$1.20
Ratio of Earnings to Fixed Charges(4)	1.80x	1.05x	1.34x	1.19x	1.49x
Consolidated Balance Sheet Data:
Cash and cash equivalents	$164,107	$82,105	$163,124	$114,998	$206,966
Total assets	$1,978,224	$3,198,498	$2,968,672	$3,007,564	$3,285,574
Total secured borrowings(5)	$1,224,109	$2,326,110	$2,052,412	$2,136,510	$2,175,998
Total shareholders’ equity	$474,904	$443,033	$532,002	$477,883	$737,391
Other Data
EBITDA(6)	$228,767	$200,738	$353,209	$245,121	$254,979
Adjusted EBITDA(6)	$232,487	$231,228	$400,097	$279,990	$256,244

The table below shows the reconciliation of net income to EBITDA and Adjusted EBITDA (amounts in thousands):

	Year ended December 31,			Nine months ended September 30,
	2010	2011	2012	2012	2013
Net income	$52,667	$1,096	$47,669	$16,677	$39,064
Provision for income taxes	10,207	4,242	3,862	4,954	6,568
Interest expense	75,748	90,547	142,491	109,695	90,201
Depreciation	84,032	95,718	136,633	102,383	106,651
Amortization	6,113	9,135	14,926	11,412	9,791
Debt extinguishment costs	—	—	7,628	—	2,704
EBITDA	$228,767	$200,738	$353,209	$245,121	$254,979
Share based compensation expense	3,720	4,768	3,635	3,104	2,285
Ineffective, dedesignated and terminated derivatives	—	184	31,871	31,353	(1,020)
Aircraft impairment	—	7,500	11,382	412	—
Acquisition costs	—	18,038	—	—	—
Adjusted EBITDA	$232,487	$231,228	$400,097	$279,990	$256,244

(1)	On October 14, 2011, we completed the acquisition of the GAAM Portfolio. The financial results of the GAAM Portfolio have been included in our consolidated financial statements since the date of its acquisition.
(2)	Gain from debt transactions represents gain on sale of options to purchase securitization notes payable and gains on purchase of securitization notes payable.
(3)	The 2011 results include a $7.5 million impairment charge and $18.0 million of fees and expenses recognized in 2011 in connection with the acquisition of the GAAM Portfolio. The 2012 results include an $11.4 million impairment charge and a $32.3 million charge for interest rate swap breakage costs. The results for the nine months ended September 30, 2012 include interest rate swap brokerage costs of $32.3 million.
(4)	For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of net income before provision for income taxes, less equity earnings from unconsolidated subsidiaries, plus distributions of income from unconsolidated subsidiaries. “Fixed charges” consist of interest expense, including amortization of debt discounts and loan issuance costs related to indebtedness.
(5)	Net of unamortized debt discounts.
(6)	We define EBITDA as net income excluding depreciation, amortization, interest expense, debt extinguishment costs and provision for income taxes. We define Adjusted EBITDA as EBITDA excluding share-based compensation expense, ineffective, dedesignated and terminated derivatives, aircraft impairment and acquisition costs. We use EBITDA and Adjusted EBITDA to assess our consolidated financial and operating performance, and we believe these non-GAAP measures are helpful in identifying trends in our performance. These measures provide an assessment of controllable revenue and expenses and enhance management’s ability to make decisions with respect to resource allocation and whether we are meeting established financial goals.
EBITDA and Adjusted EBITDA assist us in comparing our operating performance in different periods without addressing the impact of our capital structure (primarily interest charges on our outstanding debt and gains or losses in connection with our interest rate swaps), non-cash expenses related to our long-lived asset base (depreciation and amortization) on our operating results, and significant non-recurring expenses (closing costs associated with our acquisition of the GAAM Portfolio and debt extinguishment costs). Accordingly, EBITDA measures our financial performance based on operational factors that management believes will impact, in the short-term, our cost structure or expenses, and on a more medium-term basis, our revenues. Adjusted EBITDA measures our financial performance in light of certain recurring expenses. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be viewed in isolation. EBITDA and Adjusted EBITDA are measures of operating performance that are not calculated in accordance with U.S. GAAP. EBITDA and Adjusted EBITDA should not be considered substitutes for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with U.S. GAAP.

Risk Factors

An investment in the notes involves a high degree of risk. You should consider carefully all of the risks described below, as well as the risks incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 and our other filings under the Exchange Act that are incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. Some statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Special Note Regarding Forward-Looking Statements.”

Risks related to our Business

Our business is affected by general economic and financial conditions which could adversely affect our results of operations.

Our business and results of operations are significantly affected by general business, financial market and economic conditions. The worsening of economic conditions, particularly if combined with high fuel prices, may have a material adverse effect on our lessees’ ability to meet their financial and other obligations under our operating leases, which, if our lessees default on their obligations to us, could have a material adverse effect on our cash flow and results of operations. General business and economic conditions that could affect us include interest rate fluctuations, inflation, unemployment levels, bankruptcies, demand for passenger and cargo air travel, volatility in both debt and equity capital markets, liquidity of the global financial markets, the availability and cost of credit, investor and consumer confidence, global economic growth and the strength of local economies in which we operate.

We are indirectly subject to many of the economic and political risks associated with emerging markets, which could adversely affect our financial results.

A significant number of our aircraft are leased to airlines in emerging market countries. Emerging market countries have less developed economies that are more vulnerable to economic and political problems and may experience significant fluctuations in gross domestic product, interest rates and currency exchange rates, as well as civil disturbances, government instability, nationalization and expropriation of private assets and the imposition of taxes or other charges by government authorities. The occurrence of any of these events in markets served by our lessees and the resulting economic instability that may arise could adversely affect the value of our ownership interest in aircraft subject to lease in such countries, or the ability of our lessees which operate in these markets to meet their lease obligations. As a result, lessees which operate in emerging market countries may be more likely to default than lessees that operate in developed countries. In addition, legal systems in emerging market countries may be less developed, which could make it more difficult for us to enforce our legal rights in such countries. For these and other reasons, our financial results may be materially and adversely affected by adverse economic and political developments in emerging market countries.

Our international operations expose us to geopolitical, economic and legal risks associated with a global business.

We conduct our business in many countries, and we anticipate that revenue from our international operations, particularly from Europe and Asia/South Pacific, will continue to account for a significant amount of our future revenue. There are risks inherent in conducting our business internationally, including:

•	general political and economic instability in international markets;
•	limitations in the repatriation of our assets, including cash;
•	expropriation of our international assets;
•	different liability standards and legal systems that may be less developed and less predictable than those in the United States; and

•	laws of countries that do not protect our intellectual property and international rights to the same extent as the laws of the United States.

These factors may have a material adverse effect on our financial results.

The variability of supply and demand for aircraft and other aviation assets could depress lease rates and the value of our leased assets, which would have an adverse effect on our financial results and growth prospects and on our ability to meet our debt obligations and pay dividends.

The aviation leasing and sales industry has experienced periods of aircraft oversupply and undersupply. The economic downturn and the slowdown in air travel between 2008 and early 2010 contributed to a decrease in the demand for aircraft and resulted in capacity cuts by airlines. In addition, manufacturers are increasing production rates of some aircraft types, which may result in an increase in the supply of aircraft. The oversupply of a specific type of aircraft or other aviation asset in the market is likely to depress lease rates for, and the value of, that type of asset. The supply and demand for aircraft is affected by various cyclical and non-cyclical factors that are not under our control, including:

•	passenger air travel and air cargo demand;
•	increased supply due to the sale of aircraft portfolios;
•	geopolitical and other events, including war, acts of terrorism, civil unrest, outbreaks of epidemic diseases and natural disasters;
•	operating costs, availability of jet fuel and general economic conditions affecting our lessees’ operations;
•	governmental regulation, which includes new airworthiness directives, statutory limits on age of aircraft and restrictions in certain jurisdictions on the age of aircraft for import and other factors leading to obsolescence of aircraft models;
•	interest rates;
•	airline restructurings and bankruptcies;
•	cancellations of orders for aircraft;
•	delays in delivery by manufacturers;
•	availability and cost of credit;
•	manufacturer production levels and technological innovation;
•	retirement and obsolescence of aircraft models;
•	manufacturers merging or exiting the industry or ceasing to produce aircraft or engine types;
•	accuracy of estimates relating to future supply and demand made by manufacturers and lessees;
•	reintroduction into service of aircraft or engines previously in storage; and
•	airport and air traffic control infrastructure constraints.

These factors may produce sharp and prolonged decreases in asset values and achievable lease rates, which would have an impact on the value of our fleet and our cost of acquiring aircraft or other aviation assets, may result in lease defaults and could delay or prevent the aircraft or other aviation assets from being leased or re-leased on favorable terms, or, if desired, sold on favorable terms.

We will need additional capital to finance our growth, and we may not be able to obtain it on acceptable terms, or at all, which may limit our ability to grow and compete in the aviation market.

Our ability to acquire additional assets depends to a significant degree on our ability to access debt and equity capital markets. Our access to capital markets will depend on a number of factors including our historical and expected performance, compliance with the terms of our debt agreements, general market conditions, interest rate fluctuations and the relative attractiveness of alternative investments. In addition, volatility or disruption in the capital markets could adversely affect banks and financial institutions causing lenders to be reluctant or unable to provide us with financing on terms acceptable to us or to increase the costs of such financing. We compete with other lessors and airlines when acquiring aircraft and our ability to grow our portfolio is dependent on our ability to access attractive financing. The terms of our debt facilities restrict our ability to incur additional debt secured by the aircraft in each of those facilities. If we are unable to raise additional funds or obtain capital on acceptable terms, our growth opportunities are limited.

Our future growth and profitability will depend on our ability to acquire aircraft and other aviation assets.

Growth through future acquisitions of additional commercial aircraft and other aviation assets requires the availability of capital. Even if capital were available, the market for commercial aircraft is cyclical, sensitive to economic instability and extremely competitive, and we may encounter difficulties in acquiring aircraft on favorable terms or at all which could reduce our acquisition opportunities or cause us to pay higher prices. A significant increase in market interest rates would make it more difficult for us to make accretive acquisitions that would increase our distributable cash flows. Any acquisition of aircraft or other aviation assets may not be profitable to us after the acquisition of such asset and may not generate sufficient cash flow to justify our investment. In addition, acquisition of additional aircraft, other aviation assets and other investments that we may make expose us to risks that may harm our business, financial condition, results of operations and cash flows, including risks that we may:

•	impair our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions and investments;
•	significantly increase our interest expense and financial leverage to the extent we incur additional debt to finance acquisitions and investments;
•	incur or assume unanticipated liabilities, losses or costs associated with the aircraft or other aviation assets that we acquire or investments we may make;
•	incur other significant charges, including asset impairment or restructuring charges; or
•	be unable to maintain our ability to pay regular dividends to our shareholders.

If we experience abnormally high maintenance or obsolescence issues with any aircraft or aviation assets that we acquire, our financial results and growth could be materially and adversely affected.

Unlike new aircraft, used aircraft typically do not carry warranties as to their condition. As a result, we may not be able to claim any warranty related expenses on used aircraft. Although we may inspect an existing aircraft and its documented maintenance, usage, lease and other records prior to acquisition, we may not discover all defects during an inspection. Repairs and maintenance costs for existing aircraft are difficult to predict and generally increase as aircraft age and can be adversely affected by prior use. These costs could decrease our cash flow and reduce our liquidity and our ability to pay regular dividends to our shareholders.

In addition, aircraft are long-lived assets, requiring long lead times to develop and manufacture, with particular types and models becoming obsolete and less in demand over time when newer, more advanced aircraft are manufactured. By acquiring existing aircraft, we have greater exposure to more rapid obsolescence of our fleet, particularly if there are unanticipated events shortening the life cycle of such aircraft, such as government regulation or changes in our airline customers’ preferences. This may result in a shorter life cycle for our fleet and, accordingly, declining lease rates, impairment charges, increased depreciation expense or losses related to aircraft asset value guarantees, if we were to provide such guarantees.

Further, variable expenses like fuel, crew size or aging aircraft corrosion control or modification programs and related airworthiness directives could make the operation of older aircraft more costly to our lessees and may result in increased lessee defaults. We may also incur some of these increased maintenance expenses and regulatory costs upon acquisition or re-leasing of our aircraft. Any of these expenses or costs will have a negative impact on our financial results.

We may enter into strategic ventures which pose risks including a lack of complete control over the enterprise, and our financial results and growth prospects may be adversely affected if we encounter disputes, deadlocks or other conflicts of interest with our strategic partners.

We may occasionally enter into strategic ventures or investments with third parties. For example, we had a 15% investment in BBAM LP and still have a 57% investment in an entity which currently owns four Boeing 767-300 aircraft. We may have limited management rights in these strategic ventures and may not control decisions regarding the remarketing or sale of aircraft assets owned by these strategic ventures. In addition, if we are unable to resolve a dispute with a strategic partner that retains material managerial veto rights, we might reach an impasse that could require us to liquidate our investment at a time and in a manner that could result in our losing some or all of our original investment in the venture, which could have an adverse effect on our financial results and growth prospects. These strategic ventures and investments are also new forms of investments for us and may subject us to new and unforeseen risks, including adverse tax consequences and additional reporting and compliance requirements.

The recent debt crisis in Europe and downgrade of the U.S. government’s sovereign credit rating by Standard & Poor’s Ratings Services could adversely affect our business and results of operations.

The recent crisis in Europe has created uncertainty with respect to the ability of certain European Union (“EU”) countries to continue to service their sovereign debt obligations. The continued uncertainty over the outcome of the EU governments’ financial support programs and the possibility that other EU member states may experience similar financial troubles have created substantial volatility and adversely impacted financial markets. Several European banks which have been active in financing aircraft have announced their intention to scale back their aircraft related lending activities, and this may impact our ability to source debt financing for our aircraft. In addition, in early August 2011, many of the nationally recognized credit rating agencies either downgraded the U.S. long term debt rating or provided a negative rating outlook. Risks related to the recent debt crisis in Europe and downgrade of the U.S. government’s sovereign credit rating have had, and may to continue to have, a negative impact on global economic activity and the financial markets.

A new standard for lease accounting is expected to be effective in the future, but we are unable to predict the impact of such a standard at this time.

In May 2013, the Financial Accounting Standards Board (“FASB”) and the International Accounting Standards Board (“IASB”) have jointly issued an Exposure Draft on Lease Accounting. The proposal requires that all leases be recorded on the statement of financial position of both the lessee and lessor.

Under the Exposure Draft, lessees will record their lease obligations on the balance sheet similar to debt. At lease inception a right to use asset will also be recorded that will be amortized on a straight line basis over the lease term. The impact will be to front load the income statement impacts similar to how capital leases are recorded today. Lessees would be able to continue to use operating lease accounting if the lease term is insignificant to the total economic life of the underlying asset or the present value of the lease payments is insignificant in relation to the value of the underlying asset.

For lessors, the proposed changes are even more substantial. Unless the lease term or lease payments are insignificant, upon entering into a lease, lessors will derecognize the leased asset and in turn record a lease receivable for its right to receive lease payments from the lessee and a residual asset for its right of return of the asset at the end of the lease term. A gain or loss could be recognized upon de-recognition of the portion of the leased asset that will be recovered through the lease. The residual asset is measured as the present value of the estimated residual value at lease expiry.

The receivable asset will be treated like a loan with the interest portion of the lease payment being reflected in the income statement. The residual asset will accrete in value over the lease term generating additional income. The income generated, however, will be substantially less than operating lease revenues currently reflected in a lessor’s income statement. In turn, the lessor will no longer reflect a depreciation charge in its results.

Sale leaseback accounting will be more difficult to achieve and more sale leasebacks will be treated as financings by lessees. The notes to the financial statements will include metrics that are common today such as total lease payments received and estimates of the amount of lease payments to be received over the next five years and thereafter. No implementation date is included in the Exposure draft, but comments were due by September 13, 2013 and it is expected that a final standard will be issued in 2014 and will be effective no earlier than for annual reporting periods beginning on January 1, 2017. We are unable to predict the effect the proposed change in lease accounting will have on the airline industry’s leasing arrangements or on our consolidated financial statements.

We are a Bermuda company that is managed and controlled in Ireland. It may be difficult for you to enforce judgments against us or against our directors and executive officers.

We were incorporated under the laws of Bermuda and are managed and controlled in Ireland. Our business is based outside the United States and a majority of our directors and officers reside outside the United States and a majority of our assets and some or all of the assets of such persons are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon us or those persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda or Ireland against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda or Irish law and do not have force of law in Bermuda or Ireland. However, a Bermuda or Irish court may impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda or Irish law.

There is doubt as to whether the courts of Bermuda or Ireland would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, predicated upon the civil liability provisions of the U.S. federal securities laws, or entertain actions brought in Bermuda or Ireland against us or such persons predicated solely upon U.S. federal securities laws. Further, there is no treaty in effect between the United States and Bermuda or Ireland providing for the enforcement of judgments of U.S. courts in civil and commercial matters, and there are grounds upon which Bermuda or Irish courts may decline to enforce the judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda or Irish courts as contrary to public policy in Bermuda or Ireland. Because judgments of U.S. courts are not automatically enforceable in Bermuda or Ireland, it may be difficult for you to recover against us or our directors and officers based upon such judgments.

Risks Relating to Our Aircraft Portfolio

Factors that increase the risk of decline in aircraft value and achievable lease rates could have an adverse effect on our financial results and growth prospects and on our ability to meet our debt obligations, including our obligations under the notes.

In addition to factors linked to the aviation industry generally, other factors that may affect the value and achievable lease rates of our aircraft and other aviation assets include:

•	the particular maintenance, damage and operating history of the airframes and engines;
•	the number of operators using that type of aircraft or engine;
•	whether an aircraft or other aviation asset is subject to a lease and, if so, whether the lease terms are favorable to the lessor;
•	the age of our aircraft and other aviation assets;
•	airworthiness directives and service bulletins;
•	aircraft noise and emission standards;
•	any tax, customs, regulatory and other legal requirements that must be satisfied when an aircraft is purchased, sold or re-leased;
•	compatibility of our aircraft configurations or specifications with other aircraft owned by operators of that type; and
•	decreases in the creditworthiness of our lessees.

Any decrease in the values of and achievable lease rates for commercial aircraft or other aviation assets that may result from the above factors or other unanticipated factors may have a material adverse effect on our financial results and growth prospects and our ability to meet our debt obligations, including our obligations under the notes.

Airbus and Boeing have announced new engine variants for their narrowbody aircraft, which could decrease the value and lease rates of aircraft in our portfolio.

On December 1, 2010, Airbus announced the launch of the New Engine Option (“NEO”) program, which involves the offering of two new engine types—one from Pratt & Whitney, a division of United Technologies Corporation, and the other from CFM International, Inc.—on certain Airbus A319/A320/A321 aircraft delivering in 2016 and thereafter. Airbus proposes to charge a price premium for A319/A320/A321 aircraft equipped with these new engines. Boeing announced its re-engined aircraft on August 30, 2011. The new 737 family of aircraft will be powered by CFM International LEAP-1B engines optimized for this aircraft. The first deliveries are expected in 2017. The development of these new engine options could decrease the desirability of the current aircraft models that are not equipped with these new engines and thereby increase the supply of these types of aircraft. This increase in supply could, in turn, reduce both lease rates and future residual values for aircraft that are not equipped with the new engines.

The advent of superior aircraft technology or the introduction of a new line of aircraft could cause our existing aircraft portfolio to become outdated and therefore less desirable, which could adversely affect our financial results and growth prospects and our ability to compete in the marketplace.

As manufacturers introduce technological innovations and new types of aircraft, including the Boeing 787 and the Airbus A350, certain aircraft in our existing portfolio may become less desirable to potential lessees or purchasers. Such technological innovations may increase the rate of obsolescence of existing aircraft faster than currently anticipated by our management or accounted for in our accounting policy. In addition to new aircraft from Bombardier and Embraer, and new aircraft manufacturers, such as Mitsubishi Aircraft Corporation in Japan, Sukhoi Company (JSC) in Russia and the Commercial Aircraft Corporation of China will compete with existing Airbus and Boeing aircraft. It’s uncertain how these offerings in the future could adversely impact the demand and liquidity of existing equipment. In addition, the imposition of more stringent noise or emissions standards may make certain of our aircraft less desirable and less valuable in the marketplace. Any of these risks could adversely affect our ability to lease or sell our aircraft on favorable terms or at all or our ability to charge rental amounts that we would otherwise seek to charge. The advent of new technologies or the introduction of new types of aircraft could materially adversely affect the value of the aircraft in our portfolio. In addition, our Manager and Servicer has limited experience with acquiring, leasing or selling these new aircraft types, and making investments in these new aircraft types may subject us to new and unforeseen risks, including increased difficulty in leasing or disposing of these aircraft.

Our operational costs will increase as our aircraft age, which may adversely affect the amounts available to fulfill our obligations under the notes.

As of September 30, 2013, the weighted average age of the aircraft in our portfolio was 8.8 years. In general, the cost of re-leasing an aircraft, including maintenance and modification expenditures, increases with the age of the aircraft. The costs of converting an aging passenger aircraft to a cargo aircraft are also substantial. The incurrence of these greater expenditures as our fleet ages could adversely affect our financial results and our ability to fulfill our obligations under the notes.

The concentration of aircraft types in our portfolio could harm our business and financial results should any difficulties specific to these particular types of aircraft occur.

As of September 30, 2013, our portfolio contained a mix of aircraft types including Airbus A319 aircraft, A320 aircraft, A330 aircraft, A340 aircraft, Boeing 737 aircraft, Boeing 747 aircraft, Boeing 757 aircraft, Boeing 767 aircraft and Boeing 777 aircraft. 85% of our aircraft are single-aisle, narrow-body aircraft, as measured by net book value. The Boeing 757 and Airbus A340 are no longer in production. Out of production aircraft may have a shorter useful life or lower residual values due to obsolescence. In addition, if any of these aircraft types (or other types that we acquire in the future) should encounter technical or other difficulties, such affected aircraft types may be subject to grounding or diminution in value and we may be unable to lease such affected aircraft types on favorable terms or at all. The inability to lease the affected aircraft types may reduce our revenues and net income to the extent the affected aircraft types comprise a significant percentage of our aircraft portfolio.

We operate in a highly competitive market for investment opportunities in aircraft and other aviation assets.

The leasing and remarketing of commercial jet aircraft is highly competitive. We compete with other aircraft leasing companies, including GE Commercial Aviation Services Limited (GECAS), ILFC, AerCap B.V., Aircastle

Advisor LLC, Air Lease Corp., Aviation Capital Group, Avolon, AWAS, Boeing Capital Corporation, CIT Aerospace, Macquarie Bank Limited, SMBC Aviation Capital, Bank of China Aviation and Mitsubishi UFJ Lease and Finance, among others. We also may encounter competition from other entities that selectively compete with us, including:

•	airlines;
•	aircraft manufacturers;
•	financial institutions (including those seeking to dispose of repossessed aircraft at distressed prices);
•	aircraft brokers;
•	special purpose vehicles formed for the purpose of acquiring, leasing and selling aircraft; and
•	public and private partnerships, investors and funds, including private equity and hedge funds.

Competition for a leasing transaction is based principally upon lease rates, delivery dates, lease terms, reputation, management expertise, aircraft condition, specifications and configuration and the availability of the types of aircraft necessary to meet the needs of the customer. Some of our competitors have significantly greater operating and financial resources than we have. In addition, some competing aircraft lessors have a lower overall cost of capital and may provide financial services, maintenance services or other inducements to potential lessees that we cannot provide. Given the financial condition of the airline industry, many airlines have reduced their capacity by eliminating select types of aircraft from their fleets. This has resulted in an increase in available aircraft of these types, a decrease in rental rates for these aircraft and a decrease in market values of these aircraft.

Competition in the purchase and sale of used aircraft is based principally on the availability of used aircraft, price, the terms of the lease to which an aircraft is subject and the creditworthiness of the lessee. When we decide to dispose of an aircraft, BBAM, as our servicer, will arrange the disposition pursuant to the terms of the servicing agreement for that aircraft. In doing so, BBAM will compete with the aircraft leasing companies listed above, as well as with the other types of entities described above and other investors.

Many of our competitors also have order positions with Boeing and Airbus that guarantee them the delivery of new, highly desirable aircraft in the future. We do not currently have any order positions with the aircraft manufacturers.

Depreciation expenses and impairment charges could have a material adverse effect on our financial condition and results of operations.

Our aircraft have finite economic lives, their values depreciate in the ordinary course over time and their ability to generate earnings and cash flow for our business declines over time. If depreciated aircraft are not replaced with newer aircraft, our ability to generate earnings and cash to make payments on the notes will be reduced. In addition, we depreciate our aircraft for accounting purposes on a straight-line basis to the aircraft’s estimated residual value over its estimated useful life. If we dispose of an aircraft for a price that is less than its depreciated value, then we would be required to recognize a loss that would reduce our net income during the period of the disposition and reduce our total assets and shareholders’ equity.

In addition, aircraft in our portfolio and any other aircraft and other aviation assets that we acquire in the future are subject to periodic review for impairment for accounting purposes. We recognized an impairment charge of $11.4 million during the year ended December 31, 2012 on two Boeing 737-500 aircraft manufactured in 1992 and an Airbus A320-200 aircraft manufactured in 2002. In the future, if expected cash flows related to any of our aircraft are adversely affected by factors including credit deterioration of a lessee, declines in rental rates, shortened economic life, residual value risk and other market conditions, then we may be required to recognize additional depreciation or material impairment charges that would reduce our net earnings or increase our net losses. Under U.S. GAAP, once an impairment results in a reduction to the carrying value of an asset, the carrying value of such asset cannot thereafter be increased.

Aircraft liens could impair our ability to repossess, re-lease or resell the aircraft.

In the normal course of business, liens that secure the payment of airport fees and taxes, custom duties, air navigation charges, landing charges, crew wages, maintenance charges, salvage or other obligations are likely, depending on the laws of the jurisdictions where aircraft operate, to attach to the aircraft (or, if applicable, to the engines separately). The liens may secure substantial sums that may, in certain jurisdictions or for limited types of liens (particularly fleet liens), exceed the value of any particular aircraft to which the liens have attached. Until they are discharged, the liens described above could impair our ability to repossess, re-lease or resell our aircraft.

If our lessees fail to fulfill their financial obligations, liens may attach to our aircraft. In some jurisdictions, aircraft liens or separate engine liens may give the holder thereof the right to detain or, in limited cases, sell or cause the forfeiture of the aircraft (or, if applicable, the engines separately). We cannot assure you that the lessees will comply with their obligations under the leases to discharge liens arising during the terms of the leases. We may, in some cases, find it necessary to pay the claims secured by such liens in order to repossess the aircraft or obtain the aircraft or engines from a creditor thereof. These payments would be a required expense for us and would reduce our net income and our cash flows.

We cannot assure you that all lessees will comply with the registration requirements in the jurisdiction where they operate.

All of our aircraft are required to be registered at all times with appropriate governmental authorities. Generally, in jurisdictions outside the United States, failure by a lessee to maintain the registration of a leased aircraft would be a default under the applicable lease, entitling us to exercise our rights and remedies thereunder. If an aircraft were to be operated without a valid registration, the lessee operator or, in some cases, the owner or lessor might be subject to penalties, which could constitute or result in a lien being placed on such aircraft. Failure to comply with registration requirements also could have other adverse effects, including inability to operate the aircraft and loss of insurance. We cannot assure you that all lessees will comply with these requirements.

Risks Relating to Our Leases

We will need to re-lease or sell aircraft as leases expire to continue to generate sufficient funds to meet our debt obligations, including our obligations under the notes, and finance our growth and operations. We may not be able to re-lease or sell aircraft on favorable terms, or at all.

Our business strategy entails the need to re-lease aircraft as our current leases expire to generate sufficient revenues to meet our debt obligations, including our obligations under the notes, and finance our growth and operations. The ability to re-lease aircraft depends on general market and competitive conditions. Some of our competitors may have greater access to financial resources and, as a result of restrictions on us contained in the terms of our indebtedness, may have greater operational flexibility. If we are not able to re-lease an aircraft or to do so on favorable terms, we may be required to attempt to sell the aircraft to provide funds for our debt service obligations or to otherwise finance our operations. Our ability to re-lease or sell aircraft on favorable terms or without significant off-lease time and transition costs could be adversely affected by depressed conditions in the airline and aircraft industries, airline bankruptcies, the effects of terrorism and war, the sale of other aircraft by financial institutions or other factors.

We rely on our lessees’ continuing performance of their lease obligations.

We operate as a supplier to airlines and are indirectly impacted by the risks facing airlines today. Our success depends upon the financial strength of our lessees, our ability to assess the credit risk of our lessees and the ability of lessees to perform their contractual obligations to us. The ability of each lessee to perform its obligations under its lease will depend primarily on the lessee’s financial condition and cash flow, which may be affected by factors beyond our control, including:

•	competition;
•	fare levels;
•	air cargo rates;
•	passenger air travel and air cargo demand;
•	geopolitical and other events, including war, acts of terrorism, civil unrest, outbreaks of epidemic diseases and natural disasters;
•	increases in operating costs, including the availability and cost of jet fuel and labor costs;

•	labor difficulties;
•	economic and financial conditions and currency fluctuations in the countries and regions in which the lessee operates; and
•	governmental regulation of, or affecting, the air transportation business, including noise and emissions regulations, climate change initiatives and age limitations.

Given the size of our portfolio, we expect that some lessees may encounter financial difficulties or suffer liquidity problems and, as a result, will struggle to make lease payments under our operating leases. We further expect that lessees experiencing financial difficulties may seek a reduction in their lease rates or other concessions in lease terms. We could experience increased delinquencies, particularly in any future downturns in the airline industry, which could worsen the financial condition and liquidity problems of these lessees. In addition, many airlines are exposed to currency risk due to the fact that they earn revenues in their local currencies and certain of their liabilities and expenses are denominated in U.S. dollars, including lease payments to us. A delayed, missed or reduced rental payment from a lessee decreases our revenues and cash flow and may adversely affect our ability to make payments on our indebtedness, including on the notes.

We are typically not in possession of any aircraft while the aircraft are on lease to the lessees. Consequently, our ability to determine the condition of the aircraft or whether the lessees are properly maintaining the aircraft is limited to periodic inspections that we perform or that are performed on our behalf by third-party service providers or aircraft inspectors. A lessee’s failure to meet its maintenance obligations under a lease could:

•	result in a grounding of the aircraft;
•	cause us to incur costs in restoring the aircraft to an acceptable maintenance condition to re-lease the aircraft;
•	adversely affect lease terms in the re-lease of the aircraft; and
•	adversely affect the value of the aircraft.

We cannot assure you that, in the event that a lessee defaults under a lease, any security deposit paid or letter of credit provided by the lessee will be sufficient to cover the lessee’s outstanding or unpaid lease obligations and required maintenance expenses or be sufficient to discharge liens that may have attached to our aircraft.

If our lessees encounter financial difficulties and we decide to restructure our leases with those lessees, this could result in less favorable leases, significant reductions in our cash flows and adversely affect our ability to meet our debt obligations, including our obligations under the notes.

We have restructured leases when lessees are late in making payments, fail to make required payments or have otherwise advised us that they expect to default in making required payments. A lease restructuring can involve a rescheduling of payments or even termination of a lease without receiving all or any of the past-due or deferred amounts. The terms and conditions of possible lease restructurings could result in a significant reduction of lease revenue which would have an adverse impact on our cash flow available for distribution and to meet our debt obligations. We may receive more requests for lease restructurings if any of our lessees should experience financial difficulties in the future.

Lease defaults could result in significant expenses and loss of revenues.

In 2012, we repossessed seven of our aircraft following lessee defaults. We repossessed four additional aircraft in the nine month period ended September 30, 2013 and may repossess additional aircraft in the future. Repossession, re-registration and flight and export permissions after a lessee default typically result in greater costs than those incurred when an aircraft is redelivered at the end of a lease. These costs include legal and other expenses of court or other governmental proceedings, including the cost of posting surety bonds or letters of credit necessary to effect repossession of an aircraft which could be significant, particularly if the lessee is contesting the proceedings or is in bankruptcy. Delays resulting from repossession proceedings also would increase the period of time during which an aircraft or other aviation asset does not generate lease revenue. In addition, we may incur substantial maintenance, refurbishment or repair costs that a defaulting lessee has failed to pay and that are necessary to put the aircraft in a condition suitable for re-lease or sale. We may also incur storage costs associated with any aircraft that we repossess and are unable to immediately place with another lessee. It may also be necessary to pay off liens, taxes and governmental charges on the aircraft to obtain clear possession and to remarket the asset effectively, including liens that a defaulting lessee may have incurred in connection with the operation of its other aircraft.

We may also suffer other adverse consequences as a result of a lessee default and the related termination of the lease and the repossession of the related aircraft. It is likely that our rights upon a lessee default will vary significantly depending upon the jurisdiction of operation and applicable law, including the need to obtain a court order for repossession of the aircraft and/or consents for deregistration or re-export of the aircraft. We anticipate that when a defaulting lessee is in bankruptcy, protective administration, insolvency or similar proceedings, additional limitations may apply. Certain jurisdictions give rights to the trustee in bankruptcy or a similar officer to assume or reject the lease or to assign it to a third party, or entitle the lessee or another third party to retain possession of the aircraft without paying lease rentals or performing all or some of the obligations under the relevant lease. In addition, certain of our lessees are owned in whole, or in part, by government-related entities, which could make it difficult to repossess our aircraft in that lessee’s domicile. Accordingly, we may be delayed in, or prevented from, enforcing certain of our rights under a lease and in re-leasing the affected aircraft.

If we repossess an aircraft or other aviation asset, we will not necessarily be able to export or deregister and profitably redeploy the asset. For instance, where a lessee or other operator flies only domestic routes in the jurisdiction in which an aircraft is registered, repossession may be more difficult, especially if the jurisdiction permits the lessee or the other operator to resist deregistration. Significant costs may also be incurred in retrieving or recreating aircraft records required for registration of the aircraft and obtaining a certificate of airworthiness for the aircraft or engine. If we incur significant costs in repossessing our aircraft or are unable to gain possession of our aircraft as a result of lessee defaults, our financial condition and results of operations may be materially adversely affected.

Our lessees’ failure to comply with their maintenance obligations on our aircraft could significantly harm our financial condition, results of operations and ability to make payments on the notes.

The standards of maintenance observed by our lessees and the condition of aircraft at the time of sale or lease may affect the market values and rental rates of our aircraft. Under each of our leases, the lessee is primarily responsible for maintaining the aircraft and complying with all governmental requirements applicable to the lessee and to the aircraft, including operational, maintenance, government agency oversight, registration requirements and airworthiness directives. A lessee’s failure to perform required maintenance during the term of a lease could result in a diminution in the value of an aircraft, an inability to re-lease the aircraft at favorable rates or at all, or a potential grounding of the aircraft.

Failures by a lessee to maintain an aircraft would also likely require us to incur maintenance and modification costs upon the termination of the applicable lease, which could be substantial, to restore the aircraft to an acceptable condition prior to re-leasing or sale. Even if we are entitled to receive maintenance payments, these payments may not cover the entire cost of actual maintenance required. Any failure to maintain our aircraft may materially adversely affect our financial results, asset values and growth prospects.

Failure to pay certain potential additional operating costs could result in the grounding of our aircraft and prevent the re-lease, sale or other use of our aircraft, which would negatively affect our business, financial condition and results of operations.

As in the case of maintenance costs, we may incur other operational costs upon a lessee default or where the terms of the lease require us to pay a portion of those costs. Such costs, which can be substantial, include:

•	the costs of casualty, liability, war and political risk insurance and the liability costs or losses when insurance coverage has not been or cannot be obtained as required or is insufficient in amount or scope;
•	the costs of licensing, exporting or importing an aircraft, costs of storing and operating an aircraft, airport taxes, customs duties, air navigation charges, landing fees and similar governmental or quasi-governmental impositions; and
•	penalties and costs associated with the failure of lessees to keep the aircraft registered under all appropriate local requirements or obtain required governmental licenses, consents and approvals.

The failure to pay some of these costs can result in liens on the aircraft or a loss of insurance. Any of these events could result in the grounding of the aircraft and prevent the re-lease, sale or other use of the aircraft until such default is cured.

Our lessees may have inadequate insurance coverage or fail to fulfill their respective indemnity obligations, which could result in us not being covered for claims asserted against us and may negatively affect our business, financial condition and results of operations.

Although we do not expect to control the operation of our leased aircraft, our ownership of the aircraft could give rise, in some jurisdictions, to strict liability for losses resulting from their operation. Our lessees are required to indemnify us for, and insure against, liabilities arising out of the use and operation of the aircraft, including third-party claims for death or injury to persons and damage to property for which we may be deemed liable. Lessees are also required to maintain public liability, property damage and hull all risks and hull war risks insurance on the aircraft at agreed upon levels. However, they are not generally required to maintain political risk insurance. There may be circumstances under which it would be desirable for us to maintain “top-up” and/or political risk coverage at our expense, which would add to our operating expenses.

Following the terrorist attacks of September 11, 2001, aviation insurers significantly reduced the amount of insurance coverage available to airlines for liability to persons other than employees or passengers for claims resulting from acts of terrorism, war or similar events. At the same time, they significantly increased the premiums for such third-party war risk and terrorism liability insurance and coverage in general. As a result, the amount of such third-party war risk and terrorism liability insurance that is available at any time may be below the amount required under the initial leases and required by the market in general.

We cannot assure you that the insurance maintained by our lessees will be sufficient to cover all types of claims that may be asserted against us. Any inadequate insurance coverage or default by lessees in fulfilling their indemnification or insurance obligations, as well as the lack of available insurance, could reduce the proceeds upon an event of loss and could subject us to uninsured liabilities, either of which could adversely affect our business, financial condition and results of operations.

Failure to obtain certain required licenses, consents and approvals could negatively affect our ability to re-lease or sell aircraft, which would negatively affect our business, financial condition and results of operations.

Aircraft leases often require specific licenses, consents or approvals. These include consents from governmental or regulatory authorities for certain payments under the leases and for the import, re-export or deregistration of the aircraft. Subsequent changes in applicable law or administrative practice may increase or otherwise modify these requirements. In addition, a governmental consent, once given, might be withdrawn. Furthermore, consents needed in connection with future re-leasing or sale of an aircraft may not be forthcoming. Any of these events could adversely affect our ability to re-lease or sell aircraft, which would negatively affect our business, financial condition and results of operations.

Some of our leases provide the lessees with early termination options.

As of December 31, 2012, six of our leases provide the lessees with early termination options. We also could enter into leases in the future that provide lessees with early termination options. If any lease is terminated early at a time when we could not re-lease the aircraft at rates at least as favorable to us as the terminated lease, our results of operations and ability to make payments on the notes could be adversely affected.

Risks associated with the concentration of our lessees in certain geographical regions could harm our business.

In addition to global economic conditions, our business is exposed to local economic and political conditions that can influence the performance of lessees located in a particular region. The effect of these conditions on payments to us will be more or less pronounced, depending on the concentration of lessees in the region with adverse conditions.

European concentration. Revenues from lessees based in Europe accounted for 45% of our total revenues in 2012. Commercial airlines in Europe face, and can be expected to continue to face, increased competitive pressures, in part as a result of the deregulation of the airline industry by the European Union and the development of low-cost carriers. In addition, European carriers may be impacted by the recent lack of economic growth in Europe and the on-going debt crisis. European countries generally have relatively strict environmental regulations and traffic constraints that can restrict operational flexibility and decrease aircraft productivity, which could significantly increase aircraft operating costs.

Asian and South Pacific concentration. Revenues from lessees based in Asia (including India and Australia) accounted for 30% of our total revenues in 2012, and lease rental revenues from three lessees based in India accounted for 10% of total revenues. There are significant obstacles to the Indian airline industry’s development, including poor aviation infrastructure, continuing losses from operations due to overcapacity and other factors, continuing government control and regulation over the industry. If this control and regulation persists or expands, the Indian airline industry likely would experience a significant decrease in growth or restrictions on future growth.

North American concentration. Revenues from lessees based in North America accounted for 12% of our total revenues in 2012. During the past 15 years a number of North American passenger airlines filed Chapter 11 bankruptcy proceedings and several major U.S. and Canadian airlines ceased operations altogether. High labor costs, high fuel costs, the strength of labor unions in collective bargaining negotiations and the September 11, 2001 terrorist attacks in the United States have imposed additional financial burdens on most U.S. airlines.

Mexico, South and Central American concentration. Revenues from lessees based in Mexico, South and Central America accounted for 8% of our total revenues in 2012. While lessees throughout the world are affected by exchange rate fluctuations as a result of the mismatch of U.S. dollar exposure between their operating expenses and revenues, airlines in Mexico, South and Central America are particularly sensitive to this risk because of the history of currency devaluations in this region. Any strengthening of the U.S. dollar against the local currency could negatively impact the profitability of these airlines and their ability to meet their lease obligations to us. These risks are exacerbated by the potential for Mexican, South and Central American currencies to be devalued by governments as they have been periodically during the last four decades.

Middle East and Africa concentration. Revenues from lessees based in the Middle East and Africa accounted for 5% of our total revenues in 2012. Although we currently have limited exposure to airlines based in the Middle East, continued and spreading civil unrest in the Middle East and other regions of the world may negatively impact airlines and airline travel.

The risks associated with the geographical concentration of our lessees may become exacerbated as our aircraft are re-leased to lessees or subleased to sublessees in other regions or as we acquire additional aircraft.

In addition to the geographic concentrations described above, we also have significant exposure to risks associated with conducting business in emerging markets. Emerging markets have less developed economies and infrastructure and are often more vulnerable to business and political disturbances, such as economic instability, significant fluctuations in interest rates and currency exchange rates, civil unrest, government instability, the nationalization or expropriation of private assets and the imposition of taxes or other charges by government authorities. The occurrence of any of these events in markets served by our lessees and the resulting economic instability may adversely affect our ownership interest in aircraft or the ability of lessees which operate in these markets to meet their lease obligations. As a result, lessees that operate in emerging market countries may be more likely to default than lessees that operate in developed countries. In addition, legal systems in emerging market countries may be less developed, which could make it more difficult for us to enforce our legal rights in such countries.

Further, demand for aircraft is dependent on passenger and cargo traffic, which in turn is dependent on general business and economic conditions. As a result, weak or negative economic growth in emerging markets may have an indirect effect on the value of the assets that we acquire if airlines and other potential lessees are adversely affected. For these and other reasons, our financial condition and results of operations may be negatively impacted by adverse economic and political developments in emerging market countries.

Risks Related to the Aviation Industry

Airline reorganizations could impair our lessees’ ability to comply with their lease payment obligations to us.

In recent years, multiple airlines have sought to reorganize and seek protection from creditors under their local laws. Bankruptcies have led to the grounding of significant numbers of aircraft, rejections of leases and negotiated reductions in aircraft lease rentals, with the effect of depressing aircraft market values. Additional reorganizations or liquidations by airlines under applicable bankruptcy or reorganization laws or further rejection or abandonment of aircraft by airlines in bankruptcy proceedings may depress aircraft values and aircraft lease rates. Additional grounded aircraft and lower market values would adversely affect our ability to sell certain of our aircraft or re-lease other aircraft at favorable rates.

High fuel prices can adversely affect the profitability of the airline industry and our lessees’ ability to meet their lease payment obligations to us.

Fuel costs represent a major expense to airlines, and fuel prices fluctuate widely depending primarily on international market conditions, geopolitical and environmental events, regulatory changes including those related to greenhouse gas emissions and currency exchange rates. Fuel prices continue to have a significant impact on airline profitability. Due to the competitive nature of the airline industry, airlines may not be able to pass on increases in fuel prices to their customers by increasing fares. If they pass on the higher costs, it may adversely affect demand for air travel, which would reduce revenues to our customers. In addition, airlines may not be able to manage this risk by appropriately hedging their exposure to fuel price fluctuations. Although fuel prices have been relatively stable, they have stabilized at prices significantly higher than historical averages. If fuel prices increase further, our lessees may incur higher costs or experience reduced revenues. Consequently, these conditions may:

•	affect our lessees’ ability to make rental and other lease payments;
•	result in lease restructurings and aircraft and engine repossessions;
•	increase our costs of servicing and marketing aircraft;
•	impair our ability to re-lease the aircraft and other aviation assets or re-lease or otherwise dispose of the assets on a timely basis at favorable rates; and
•	reduce the proceeds received for the aircraft or other aviation assets upon any disposition.

Government regulations could require substantial expenditures, reduce our profitability and limit our growth.

Certain aspects of our business are subject to regulation by state, federal and foreign governmental authorities. Aircraft are subject to regulations imposed by aviation authorities regarding aircraft maintenance and airworthiness. Laws affecting the airworthiness of aircraft generally are designed to ensure that all aircraft and related equipment are continuously maintained in proper condition to enable safe operation of the aircraft. Aircraft manufacturers also may issue their own recommendations. Airworthiness directives and similar requirements typically set forth particular special maintenance actions or modifications to certain aircraft types or models that the owners or operators of aircraft must implement.

Each lessee generally is responsible for complying with airworthiness directives with respect to its aircraft and is required to maintain the aircraft’s airworthiness. To the extent that a lessee fails to comply with airworthiness directives required to maintain its certificate of airworthiness or other manufacturer requirements in respect of an aircraft or if the aircraft is not currently subject to a lease, we may have to bear the cost of such compliance. Under many leases, we have agreed to share with our lessees the cost of obligations under airworthiness directives (or similar requirements). These expenditures can be substantial and, to the extent we are required to pay them, our cash flow and ability to make payments on the notes could be substantially adversely affected.

In addition to these expenditures, which may be substantial, significant new requirements with respect to noise standards, emission standards and other aspects of our aircraft or their operation could cause our costs to increase and could cause the value of our aircraft portfolio to decrease. Other governmental regulations relating to noise and emissions levels may be imposed not only by the jurisdictions in which the aircraft are registered, possibly as part of the airworthiness requirements, but also by other jurisdictions where the aircraft operate. In addition, most countries’ aviation laws require aircraft to be maintained under an approved maintenance program having defined procedures and intervals for inspection, maintenance and repair. To the extent that our aircraft are off-lease or a lessee defaults in effecting such compliance, we are required to comply with such requirements at our expense.

The effects of various environmental regulations may negatively affect the airline industry. This may cause lessees to default on their lease payment obligations to us.

Governmental regulations regarding aircraft and engine noise and emissions levels apply based on where the relevant aircraft is registered and operated. For example, jurisdictions throughout the world have adopted noise regulations which require all aircraft to comply with noise level standards. In addition to the current requirements, the United States and the International Civil Aviation Organization, or ICAO, have adopted a new, more stringent set of standards for noise levels which applies to engines manufactured or certified on or after January 1, 2006. Currently, U.S. regulations would not require any phase-out of aircraft that qualify with the older standards applicable to engines manufactured or certified prior to January 1, 2006, but the European Union has established a framework for the imposition of operating limitations on aircraft that do not comply with the new standards. These regulations could limit the economic life of the aircraft and engines, reduce their value, limit our ability to lease or sell the non-compliant aircraft and engines or, if engine modifications are permitted, require us to make significant additional investments in the aircraft and engines to make them compliant.

In addition to more stringent noise restrictions, the United States and other jurisdictions are beginning to impose more stringent limits on nitrogen oxide, carbon monoxide and carbon dioxide emissions from engines, consistent with current ICAO standards. These limits generally apply only to engines manufactured after 1999. Certain of the aircraft engines owned by us were manufactured after 1999. Because aircraft engines are replaced from time to time in the usual course, it is likely that the number of such engines may increase over time. Concerns over global warming could result in more stringent limitations on the operation of aircraft powered by older, non-compliant engines, as well as newer engines.

European countries generally have relatively strict environmental regulations that can restrict operational flexibility and decrease aircraft productivity. The European Parliament has confirmed that aviation is to be included in the European Union’s Emissions Trading Scheme, although the start date has been deferred for one year to 2014. This inclusion could possibly distort the European air transport market leading to higher ticket prices and ultimately a reduction in the number of airline passengers. As an answer to these concerns, European airlines have established the Committee for Environmentally Friendly Aviation to promote the positive environmental performance of airlines.

Compliance with current or future regulations, taxes or duties imposed to deal with environmental concerns could cause the lessees to incur higher costs and to generate lower net revenues, resulting in an adverse impact on their financial conditions. Consequently, such compliance may affect the lessees’ ability to make rental and other lease payments and reduce the value received for the aircraft upon any disposition, which could have an adverse effect on our financial position and results of operations.

Additional terrorist attacks or the fear of such attacks or civil unrest, even if not made directly on the airline industry, could negatively affect lessees and the airline industry.

As a result of the September 11, 2001 terrorist attacks in the United States and subsequent terrorist attacks abroad, notably in the Middle East, Southeast Asia and Europe, increased security restrictions were imposed on air travel. Costs for aircraft insurance and security measures have increased, passenger and cargo demand for air travel decreased, and operators have faced increased difficulties in acquiring war risk and other insurance at reasonable costs.

Additional terrorist attacks, even if not made directly on the airline industry, or the fear of or any precautions taken in anticipation of such attacks (including elevated national threat warnings or selective cancellation or reduction of flights), could materially adversely affect lessees and the airline industry. The wars in Iraq and Afghanistan and additional international hostilities, including heightened terrorist activity, could also have a material adverse impact on our lessees’ financial condition, liquidity and results of operations. Lessees’ financial resources might not be sufficient to absorb the adverse effects of any further terrorist attacks or other international hostilities involving the United States or U.S. interests, which could result in significant decreases in aircraft leasing transactions thereby materially adversely affecting our results of operations.

Epidemic diseases may hinder airline travel.

In the past, air travel has been adversely affected by the outbreak of epidemic diseases such as severe acute respiratory syndrome (“SARS”), avian influenza or the bird flu, and H1N1 virus or the swine flu. Outbreaks of pandemic diseases, or the fear of such events, could provoke responses, including government-imposed travel restrictions, which could negatively affect passenger demand for air travel and the financial condition of the aviation industry.

Natural disasters and other natural phenomena may disrupt air travel.

Air travel can be disrupted, sometimes severely, by the occurrence of natural disasters and other natural phenomena. For example, the tsunami in Japan and flooding in Thailand in 2011 and the spread of volcanic ash in Europe in early 2010 caused the closure of airports and flight cancellations throughout the affected area. The airline industry incurred substantial losses from these disruptions.

We depend on aircraft and engine manufacturers’ success in remaining financially stable and producing aircraft.

The supply of commercial aircraft is dominated by a few airframe manufacturers, including Boeing, Airbus, Embraer, ATR and Bombardier, and a limited number of engine manufacturers, such as GE Aircraft Engines, Rolls-Royce plc, Pratt & Whitney, a division of United Technologies Corporation, IAE International Aero Engines AG and CFM International, Inc. As a result, we will be dependent on the success of these manufacturers in remaining financially stable, producing products and related components which meet the airlines’ demands, providing customer support and fulfilling any contractual obligations they may have to us.

Should the manufacturers fail to respond appropriately to changes in the market environment or fail to fulfill any contractual obligations they might have to us, we may experience:

•	missed or late delivery of aircraft and a potential inability to meet our contractual obligations owed to any of our then lessees, resulting in potential lost or delayed revenues, lower growth rates and strained customer relationships;
•	an inability to acquire aircraft and related components on terms which will allow us to lease those aircraft to airline customers at a profit, resulting in lower growth rates or a contraction in our aircraft fleet;
•	a market environment with too many aircraft available, potentially creating downward pressure on demand for the anticipated aircraft in our fleet and reduced market lease rates and sale prices; or
•	a reduction in our competitiveness due to deep discounting by the manufacturers, which may lead to reduced market lease rates and aircraft values and may affect our ability to remarket or sell some of the aircraft in our fleet at a profit or at all.

Risks Related to Our Relationship with BBAM LP

BBAM LP has conflicts of interest with us and their limited contractual or other duties will not restrict them from favoring their own business interests to our detriment.

Conflicts of interest will arise between us and BBAM LP with respect to our operations and business opportunities. BBAM LP acquires, manages and remarkets aircraft for lease or sale for us and for other entities, including entities in which Summit and Onex may have an economic interest. We may compete directly with such other managed entities for investment opportunities. For example, BBAM performs aircraft acquisition, disposition and management services pursuant to a joint marketing agreement with Nomura Babcock & Brown Co., Ltd, which we refer to as NBB. BBAM has arranged a significant number of aircraft acquisitions and dispositions pursuant to the NBB arrangement. We expect that BBAM will continue to arrange acquisition and disposition opportunities with NBB and that we may compete with NBB for such opportunities. A conflict of interest will arise if BBAM identifies an aircraft acquisition opportunity that would meet our investment objectives as well as those of NBB or any other entity managed by BBAM. BBAM and Onex also may participate in other ventures that acquire and lease commercial jet aircraft. We do not have any exclusive right to participate in aircraft acquisition opportunities originated or identified by BBAM. Under our agreements with BBAM LP, our Manager has agreed to act in the best interests of our shareholders. However, neither BBAM nor any other BBAM LP affiliate will be restricted from pursuing, or offering to a third party, including NBB, Onex or any other party managed by, or otherwise affiliated or associated with BBAM LP, any investment or disposal opportunity or will be required to establish any investment protocol in relation to prioritization of any investment or disposal opportunity. We may purchase in the future aircraft from entities in which Summit or Onex has an ownership interest. Although such purchases will require approval by our independent directors, the pricing and other terms of these transactions may be less advantageous to us than if they had been the result of transactions among unaffiliated third parties.

Under our servicing agreements with BBAM, if a conflict of interest arises as to our aircraft and other aircraft managed by BBAM, BBAM must perform the services in good faith, and, to the extent that our aircraft or other aircraft managed by BBAM have substantially similar characteristics that are relevant for purposes of the particular services to be performed, BBAM has agreed not to discriminate among our aircraft or between any of our aircraft and any other managed aircraft on an unreasonable basis. Nevertheless, despite these contractual undertakings, BBAM as Servicer may favor its own interests and the interests of other managed entities over our interests. Conflicts may arise when our aircraft are leased to entities that also lease other aircraft managed by BBAM and decisions affecting some aircraft may have an adverse impact on others. For example, when a lessee in financial distress seeks to return some of its aircraft, BBAM may be required to decide which aircraft to accept for return and may favor its or another managed entity’s interest over ours. Conflicts also may arise, for example, when our aircraft are being marketed for re-lease or sale at a time when other aircraft managed by BBAM are being similarly marketed.

Under the terms of our servicing agreements, we are not entitled to be informed of all conflicts of interest involving BBAM and are limited in our right to replace BBAM because of conflicts of interest. Any replacement Servicer may not provide the same quality of service or may not afford us terms as favorable as the terms currently offered by BBAM. If BBAM, as the servicer, makes a decision that is adverse to our interests, our business, financial condition, results of operations and cash flows could suffer. See “Even if we were to become dissatisfied with BBAM LP’s performance, there are only limited circumstances under which we are able to terminate our management and servicing agreements and we may not terminate the servicing agreement for our Initial Portfolio without the prior written consent of the policy provider.”

Even if we were to become dissatisfied with BBAM LP’s performance, there are only limited circumstances under which we are able to terminate our management and servicing agreements and we may not terminate the servicing agreement for our Initial Portfolio without the prior written consent of the policy provider.

We may terminate the management agreement with our Manager if:

•	at least 75% of our independent directors and holders of 75% or more of all of our outstanding common shares (measured by vote) determine by resolution that there has been unsatisfactory performance by our Manager that is materially detrimental to us;
•	our Manager materially breaches the management agreement and fails to remedy such breach within 90 days of receiving written notice from us requiring it to do so, or such breach results in liability to us and is attributable to our Manager’s gross negligence, fraud or dishonesty, or willful misconduct in respect of the obligation to apply the standard of care;
•	any license, permit or authorization held by our Manager which is necessary for it to perform the services and duties under the management agreement is materially breached, suspended or revoked, or otherwise made subject to conditions which, in the reasonable opinion of our board of directors, would prevent our Manager from performing the services and the situation is not remedied within 90 days;
•	BBAM Aviation Services Limited or one of its affiliates ceases to hold (directly or indirectly) more than 50% of the voting equity of, and economic interest in, the Manager;
•	our Manager becomes subject to bankruptcy or insolvency proceedings that are not discharged within 75 days, unless our Manager is withdrawn and replaced within 90 days of the initiation of such bankruptcy or insolvency proceedings with an affiliate or associate of BBAM LP that is able to make correctly the representations and warranties set out in the management agreement;
•	our Manager voluntarily commences any proceeding or files any petition seeking bankruptcy, insolvency, receivership or similar law, or makes a general assignment for the benefit of its creditors, unless our Manager is withdrawn and replaced within 15 days with an affiliate or associate of BBAM LP that is able to make correctly the representations and warranties set out in the management agreement; and

•	an order is made for the winding up of our Manager, unless our Manager is withdrawn and replaced within 15 days with an affiliate or associate of BBAM LP that is able to make correctly the representations and warranties set out in the management agreement.

The current term of the Management Agreement with our Manager ends December 28, 2022, with an automatic five year renewal period, unless we make a payment to the Manager equal to $8 million, subject to potential future adjustment.

We have the right to terminate the servicing agreement for our Initial Portfolio (with the prior written consent of Ambac Assurance Corporation, the financial guaranty provider for the Securitization, which we refer to as the “Policy Provider”) and the Policy Provider has the independent right to terminate the agreement (without our consent) in the following limited circumstances:

•	Bankruptcy or insolvency of BBAM LP;
•	BBAM LP ceases to own, directly or indirectly, at least 50% of the Servicer;
•	Summit ceases to own, directly or indirectly, at least 33.33% of the partnership interests in BBAM LP; provided that a sale that results in such ownership being at a level below 33.33% shall not constitute a servicer termination event if the sale is to a publicly listed entity or other person with a net worth of at least $100 million; and
•	50% or more of the Servicer’s key finance and legal team or technical and marketing team cease to be employed by BBAM LP and are not replaced with employees with reasonably comparable experience within 90 days.

If the servicing agreement for our Initial Portfolio is terminated by us or the Policy Provider and another servicer is engaged to service our Initial Portfolio, we will no longer be entitled to a credit against fees due under the management agreement for servicing fees paid with respect to our Initial Portfolio and our expenses would increase substantially. Although this will be a disincentive for us to terminate the servicing agreement for our Initial Portfolio, it is not likely to be a factor in a decision by the Policy Provider to exercise its independent ability to terminate the agreement.

Our management and servicing agreements limit our remedies against BBAM LP for unsatisfactory performance and provide certain termination rights to the Policy Provider.

Under our management and servicing agreements with BBAM LP, in many cases we may not have the right to recover damages from BBAM LP for unsatisfactory performance. Moreover, we have agreed to indemnify our Manager, BBAM LP and their affiliates for broad categories of losses arising out of the performance of services, unless they are finally adjudicated to have been caused directly by our Manager’s or BBAM LP’s gross negligence, fraud, deceit or willful misconduct in respect of its obligation to apply its standard of care or, in the case of the servicing agreement for our Initial Portfolio, conflicts of interest standard in the performance of its services. In addition, because of our substantial dependence on BBAM LP, our board of directors may be reluctant to initiate litigation against BBAM LP to enforce contractual rights under our management and servicing agreements.

Under certain circumstances the provider of the financial guaranty insurance policy with respect to the securitization notes has the right to terminate BBAM as the servicer for our Initial Portfolio without our consent and may terminate the Servicer at a time which may be disadvantageous to us.

BBAM may resign as Servicer under our servicing agreements under certain circumstances, which would significantly impair our ability to re-lease or sell aircraft and service our leases.

BBAM may resign under one or more of our servicing agreements under certain circumstances if it reasonably determines that directions given, or services required, would, if carried out, be unlawful under applicable law, be likely to lead to an investigation by any governmental authority of BBAM or its affiliates, expose BBAM to liabilities for which, in BBAM’s good faith opinion, adequate bond or indemnity has not been provided or place BBAM in a conflict of interest with respect to which, in BBAM’s good faith opinion, BBAM could not continue to perform its obligations under the servicing agreement with respect to all serviced aircraft or any affected aircraft, as the case may be (but with respect to the foregoing circumstance, BBAM may resign only with respect to the affected aircraft). Whether or not it resigns, BBAM is not required to take any action of the foregoing kind. BBAM may also resign if it becomes subject to taxes for which we do not indemnify it. BBAM’s decision to resign would significantly impair our ability to re-lease or sell aircraft and service our leases.

Risks Related to Our Existing Indebtedness

We have substantial indebtedness that imposes constraints on our operations and could adversely affect our ability to fulfill our obligations under the notes.

The terms of our debt facilities subject us to certain risks and operational restrictions, including:

•	all the aircraft and related leases in our portfolio secure debt obligations, the terms of which restrict our ability to sell aircraft and require us to use proceeds from sales of aircraft, in part, to repay outstanding debt;
•	we are required to dedicate a significant portion of our cash flow from operations to debt service payments, thereby reducing the amount of our cash flow available to make payments on the notes, fund working capital, make capital expenditures and satisfy other needs;
•	restrictions on our subsidiaries’ ability to distribute excess cash flow to us under certain circumstances;
•	lessee, geographical and other concentration requirements limit our flexibility in leasing our aircraft;
•	requirements to obtain the consent of third parties including lenders, the Policy Provider for the Securitization, and rating agency confirmations for certain actions; and
•	restrictions on our subsidiaries’ ability to incur additional debt, create liens on assets, sell assets, make freighter conversions and make certain investments or capital expenditures.

For example, B&B Air Funding is required to apply all of its available cash flow, after payment of certain expenses (including interest), to repay the principal on the securitization notes. The cash flow from the aircraft in the B&B Air Funding portfolio is not available to us. Although we are not required to refinance the securitization notes, we may seek to do so prior to their maturity. Depending on market conditions, however, it may not be possible to refinance the securitization notes on terms we find acceptable or more advantageous than the current terms of the securitization notes.

In connection with the acquisition of the GAAM Portfolio, we assumed a debt facility provided by Norddeutsche Landesbank Gironzentrale (“Nord LB Facility”). Substantially all cash flow associated with these aircraft, after payment of certain expenses, is applied to payment of interest and principal and thus are not available for distribution to us.

We have additional indebtedness associated with other aircraft in our portfolio. Certain of these loans match the scheduled lease expiration dates. If we are unable to refinance our indebtedness and are required to apply all available cash flow from our portfolio to repay principal thereon or to make balloon payments at loan maturity, then our ability to make payments on the notes will be adversely affected.

In 2012, our subsidiaries entered into a $395.0 million Term Loan. In 2013, we amended and extended a secured loan facility with CBA (“Amended Facility”). Although the Term Loan and Amended Facility are secured by the aircraft financed thereby, we have fully guaranteed the obligations under these loans, and they are fully recourse to us. If cash flows from the aircraft secured by the Term Loan or Amended Facility are insufficient to fund debt service, we will be required to pay all amounts due thereunder. The restrictions described above may impair our ability to operate and to compete effectively with our competitors. Similar restrictions may be contained in the terms of future financings that we may enter into to finance our growth. For a description of the Term Loan, see “Description of Other Indebtedness.”

We are a holding company and currently rely on our subsidiaries to provide us with funds necessary to meet our financial obligations and make payments on the notes.

We are a holding company and our principal assets are the equity interests we hold in our subsidiaries, which own, either directly or indirectly through their subsidiaries, the aircraft in our portfolio. As a result, we depend on dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations and to make payments on the notes. Our existing subsidiaries are legally distinct from us and may be significantly restricted from paying dividends or otherwise making funds available to us pursuant to the agreements governing their financing arrangements. If we are unable to comply with the financial and other covenants contained in these agreements, then the amounts outstanding under these debt facilities may become immediately due and payable, cash generated by aircraft financed through these facilities may be unavailable to us and/or we may be unable to draw additional amounts under these facilities. The events that could cause some of our subsidiaries to be noncompliant under their loan agreements, such as a lessee default, may be beyond our control, but they nevertheless could have a substantial adverse impact on the amount of our cash flow available to fund working capital, make capital expenditures and satisfy other cash needs. For a description of the operating and financial restrictions in our debt facilities, see “Description of Other Indebtedness.”

Our subsidiaries are subject to interest rate risk, which could impair their ability to make distributions to us.

Our debt facilities have floating interest rates, creating the risk of an increase in interest rates and the risk that cash flow may be insufficient to make scheduled interest payments if interest rates were to increase. To limit this risk, our subsidiaries have entered into interest rate swaps with one or more counterparties. If any counterparty were to default on its obligations, then a mismatch in the floating rate interest obligations and fixed rate lease payments may arise, which could impair our subsidiaries’ ability to make distributions to us, which would, in turn, adversely affect our ability to meet our financial obligations and make payments on the notes. If any of our interest rate swap arrangements were terminated early, we could be obligated to make a material payment to our counterparty.

We have a significant amount of non-recourse debt.

As of September 30, 2013, we had $2.2 billion of aircraft secured debt outstanding, net of unamortized debt discount. Of this amount, $1.7 billion was non-recourse to Fly Leasing Limited, except for certain limited obligations which typically include reimbursement for certain expenses and costs incurred by the lenders. These non-recourse loans may be provided through loan facilities that are typically cross-collateralized and contain cross-default provisions against all of the loans advanced within each facility, as well as through individual loans against individual aircraft. We currently have the following non-recourse debt facilities that provide financing against multiple aircraft:

Facility(1)	Amount Outstanding at September 30, 2013(2)	Number of Aircraft Financed	Maturity Dates
Securitization Notes Payable	$610.6 million	35	November 2033
Nord LB Facility	$461.8 million	17	November 2018
Fly Acquisition II Facility	$160.5 million	5	July 2018

(1)	Excludes $277.0 million outstanding under non-recourse financing facilities for single aircraft.
(2)	Excludes unamortized debt discount.

The maturity dates for these loans range from July 2018 to November 2033. In general, upon a default on a non-recourse loan, the lenders will have the ability to foreclose upon any or all available collateral (including aircraft, leases and shares of aircraft-owning special purposes entities) to satisfy amounts due under the loan. However, the lenders cannot make a claim against Fly Leasing Limited for payment of these outstanding obligations, except for the limited payment obligations described above. The non-recourse nature of these loans means that we may decide, for economic reasons, to default on non-recourse loans if and when we believe that the aircraft and other assets that secure a loan are worth less than the amounts outstanding under the loan. Although the direct financial impact to us under such a default on a non-recourse loan is limited, these defaults may impact our reputation as a borrower and impair our ability to secure future borrowings, which could have a material adverse impact on our ability to grow our aircraft portfolio and earnings. For additional information regarding our existing indebtedness, see “Description of Other Indebtedness.”

We have secured, recourse financings on which we have guaranteed the payment of all debt service and other amounts due under these loans.

As of November 30, 2013, we have approximately $737 million of aircraft secured, recourse debt outstanding under the Term Loan, the Amended Facility and other secured, recourse loans, and we expect to incur additional recourse indebtedness in the future. Although these recourse loans are all secured by aircraft and their associated leases, Fly Leasing Limited and certain of its subsidiaries have guaranteed and will be responsible for timely payment of all debt service and other amounts due under these loans in the event that the underlying leases do not provide sufficient cash flow to meet required debt payments. In this case, we would be required to make payments from our unrestricted cash, which could have a materially adverse impact on our ability to pay dividends, meet our other debt obligations, including under the notes, or grow through future acquisitions of aircraft. In addition, the Term Loan, the Amended Facility and certain of our other loans contain cross-default provisions to other recourse indebtedness which if triggered could significantly increase the amount of indebtedness that is payable by us at the time of the cross-default. For additional information regarding our existing indebtedness, see “Description of other Indebtedness.”

Risks Related to Taxation

We may face increased tax costs.

We and our subsidiaries could face increased tax costs for various reasons, including our failure to qualify for treaty benefits under a double tax treaty between Ireland and another jurisdiction, the maintenance of a permanent establishment within the United States, or the deduction of withholding taxes from rent payments. Any increase in our tax costs, directly or indirectly, would adversely affect our net income and would decrease cash available for payment on the notes.

In addition, because Ireland does not have tax treaties with all jurisdictions, we may find it necessary to establish subsidiaries in other jurisdictions to lease or sublease aircraft to customers in those jurisdictions. Such subsidiaries may be subject to taxation in the jurisdictions in which they are organized, which would reduce our net income and have an adverse impact on our cash flow available for payment on the notes.

In addition, any increase in Irish corporate tax rates could have an adverse impact on us. The recent economic instability in Ireland and the EU led bailout of Ireland have led to speculation that Ireland could be required to increase its corporate tax rate at some point in the future.

The tax rate applicable to us would be higher than we expect if we were considered not to be carrying on a trade in Ireland for the purposes of Irish law.

We are subject to Irish corporation tax on our net trading income at the rate of 12.5%. Under Irish tax law, non-trading income is taxed at the rate of 25% and capital gains are taxed at the rate of 33%. We believe that we carry on sufficient activity in Ireland, directly through our board of directors and indirectly through the services of our Manager, BBAM LP and our Servicer, so as to be treated as carrying on a trade in Ireland for the purposes of Irish tax law. If we or any of our Irish tax-resident subsidiaries were considered not to be carrying on a trade in Ireland, we or they may be subject to additional Irish tax liabilities. The application of a higher tax rate (25% instead of 12.5%) on taxable income could decrease cash available for payment on the notes. In addition, we cannot assure you that the 12.5% tax rate applicable to trading income, the 33% tax rate applicable to capital gains or the 25% tax rate applicable to non-trading income will not be changed in the future.

Non-Irish holders of notes may be subject to Irish tax on Irish source income.

If you are a person who is not tax resident in Ireland, you will generally only be subject to Irish tax on your Irish source income on a self-assessment basis. Interest payable on the notes may be regarded as Irish source income on the basis that the notes may be treated as located in Ireland because we are tax-resident in Ireland. However, provided the notes remain quoted on a recognized stock exchange and either the person by or through whom the payment is made is not in Ireland or the notes are held in a recognized clearing system, you will be exempt from Irish income tax on interest paid in respect of the notes if you are regarded, for the purposes of section 198 of the Taxes Consolidation Act 1997 of Ireland, as being a resident of a “relevant territory” (and you are not tax resident in Ireland).

A “relevant territory” means a member state of the European Communities (other than Ireland) or a territory with which Ireland has a double tax treaty (containing an article dealing with interest or income from debt claims) that either (a) has the force of law or (b) will have, on completion of the necessary procedures, the force of law. A list of the territories with which Ireland has entered into a double tax treaty is available on www.revenue.ie.

Provided the notes are quoted Eurobond notes, you will also be exempt from Irish income tax on interest paid in respect of the notes where you are not resident in a relevant territory, but are controlled, either directly or indirectly, by residents of a relevant territory, and are not controlled, either directly or indirectly, by residents of a non relevant territory; or where you are ultimately controlled by a company which is listed on a recognized stock exchange. For these purposes, residence is determined under the terms of the relevant double taxation agreement or in any other case, the law of the country in which you claim to be resident. Interest falling within the above exemptions is also exempt from the universal social charge.

A “quoted Eurobond” means a security which is issued by a company, is quoted on a recognized stock exchange and carries a right to interest.

Notwithstanding these exemptions from income tax, a corporate recipient that carries on a trade in Ireland through a branch or agency in respect of which the notes are held or attributed, may have a liability to Irish corporation tax on the interest.

Relief from Irish income tax may also be available under the specific provisions of a double tax treaty between Ireland and the country of residence of the recipient.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We and our subsidiaries have, and after the offering will continue to have, a significant amount of indebtedness. As of September 30, 2013, after giving effect to this offering, our total consolidated indebtedness, net of unamortized debt discount, would have been approximately $2.5 billion.

Subject to the limits contained in the agreements governing our existing and future indebtedness and the indenture, we may be able to incur substantial additional debt from time to time to finance aircraft, working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences to the holders of the notes, including the following:

•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;
•	limiting our ability to obtain additional financing to fund the acquisition of aircraft or for other general corporate requirements;
•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for aircraft acquisitions and other general corporate purposes;
•	increasing our vulnerability to general adverse economic and industry conditions;
•	exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our various credit facilities, are at variable rates of interest;
•	limiting our flexibility in planning for and reacting to changes in the aircraft industry;
•	placing us at a disadvantage compared to other competitors; and
•	increasing our cost of borrowing.

In addition, the indenture and the agreements governing our existing indebtedness contain restrictive covenants that limit our ability to engage in activities that may be in our long-term best interest. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, may result in the acceleration of some or all our debt.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or refinance our debt obligations, including the notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal of, premium, if any, or interest on our indebtedness, including the notes.

As of September 30, 2013, we and our subsidiaries had $2.2 billion of total indebtedness on a consolidated basis, net of unamortized debt discount, all of which was secured by the aircraft in our portfolio and the related leases. We expect this amount to grow as we acquire more aircraft. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay aircraft purchases or to dispose of material assets or leases, or seek additional debt or equity capital or to restructure or refinance our indebtedness, including the notes. We may not be able to effect any such alternative measures on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. Certain agreements governing our existing indebtedness restrict our ability to dispose of assets and use the proceeds from those dispositions. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due. See “Description of Other Indebtedness.”

In addition, we conduct substantially all of our operations through our subsidiaries, none of which will be guarantors of the notes on the date that the notes are initially issued. Accordingly, repayment of our indebtedness, including the notes, is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend or otherwise. Unless they become guarantors of the notes or our other indebtedness, our subsidiaries do not have any obligation to pay amounts due on the notes or our other indebtedness, as the case may be, or to make funds available for that purpose. Our subsidiaries may not be able to, or may not be permitted to, make distributions to us sufficient to enable us to make payments in respect of our indebtedness, including the notes. Each subsidiary is a distinct legal entity, and legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the notes.

Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms or at all, would materially and adversely affect our financial position and results of operations and our ability to satisfy our obligations under the notes.

If we cannot make scheduled payments on our indebtedness, we will be in default and holders of our debt securities or our lenders, as applicable, may be able to declare such indebtedness to be due and payable, terminate commitments to lend money, foreclose against the assets, if any, securing such indebtedness or pursue other remedies, including potentially forcing us into bankruptcy or liquidation. All of these events could result in you losing your entire investment in the notes.

We may be unable to repay the notes at maturity.

At maturity, the entire outstanding principal amount of the notes, together with accrued and unpaid interest, will become due and payable. We may not have funds sufficient to fulfill these obligations or the ability to refinance these obligations. If, upon the maturity date of the notes, agreements governing our other indebtedness prohibit us from repaying the notes, we could try to obtain waivers of such prohibitions under those agreements, or we could attempt to refinance the borrowings that contain the restrictions. In these circumstances, if we were not able to obtain such waivers or refinance these borrowings, we would be unable to repay the notes.

Despite our current level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks to our financial condition described above.

We and our subsidiaries may be able to incur significant additional indebtedness. Although the indenture and the agreements governing certain of our other indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. If we incur any additional indebtedness that ranks equally with the notes, subject to collateral arrangements, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness. If new debt is added to our current debt levels, the related risks that we now face could intensify. See “Description of Other Indebtedness” and “Description of Notes.”

The terms of the agreements governing certain of our other indebtedness and the indenture will restrict our current and future operations.

The indenture and the agreements governing certain of our other indebtedness will contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including restrictions on our ability to:

•	incur or guarantee additional indebtedness;
•	sell assets;
•	incur liens;
•	pay dividends, repurchase certain equity interests or make other restricted payments;
•	agree to any restrictions on the ability of restricted subsidiaries to transfer property or make payments to us;
•	make certain investments;
•	guarantee other indebtedness without guaranteeing the notes offered hereby;
•	consolidate, amalgamate, merge, sell or otherwise dispose of all or substantially all of our assets; and
•	enter into transactions with our affiliates.

Many of these covenants will cease to apply to the notes after the notes are rated investment grade from two of Moody’s Investor Service, Inc., Standard & Poor’s and Fitch, Inc. See “Description of Notes.”

In addition, the agreements governing certain of our indebtedness require us to maintain specified financial ratios and tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and we may be unable to meet them. See “Description of Other Indebtedness.”

A breach of the covenants or restrictions under the indenture or under the agreements governing our other indebtedness could result in an event of default under the applicable indebtedness. Such a default may allow holders of our debt securities or our lenders, as applicable, to accelerate the related indebtedness, which may result in the acceleration of other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, such lenders or debtholders could terminate commitments to lend money, if any. Furthermore, if we were unable to repay the indebtedness then due and payable, secured lenders could proceed against the assets, if any, securing such indebtedness. In the event our lenders or holders of our debt securities accelerate the repayment of our borrowings, we may not have sufficient assets to repay that indebtedness. As a result of these restrictions, we may be:

•	limited in how we conduct and grow our business; or
•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions may affect our ability to grow in accordance with our strategy.

The notes will be effectively subordinated to our secured indebtedness to the extent of the value of the property securing that indebtedness.

The notes will not be secured by any of our or our subsidiaries' assets; provided, however, that we may be required to secure the notes in connection with our incurrence of certain liens under indebtedness in the future. As a result, the notes and the guarantees, if any are given in the future by our subsidiaries, will be effectively subordinated to our and such subsidiary guarantors' indebtedness with respect to the assets that secure such indebtedness. As of September 30, 2013, we and our subsidiaries had $2.2 billion of total indebtedness on a consolidated basis, net of unamortized debt discount, all of which was secured by the aircraft in our portfolio and the related leases. As of September 30, 2013, we had approximately $289.5 million available to borrow under a secured credit facility. In addition, we and our subsidiaries may incur additional secured debt in the future. As a result of this effective subordination, upon a default in payment on, or the acceleration of, any of this secured indebtedness, or in the event of bankruptcy, insolvency, liquidation, dissolution or reorganization of our company or a subsidiary, the proceeds from the sale of assets securing our or such subsidiary's secured indebtedness will be available to pay obligations on the notes and other unsecured obligations only after such secured debt has been paid in full. Consequently, the holders of the notes may receive less, ratably, than the holders of secured debt in the event of our or our subsidiaries' bankruptcy, insolvency, liquidation, dissolution or reorganization even if those subsidiaries in the future guarantee the notes.

The notes will be structurally subordinated to all obligations of our existing and future subsidiaries.

The notes will not be guaranteed by any of our subsidiaries on the date the notes are issued; provided, however, that each of our existing and subsequently acquired or organized subsidiaries that guarantee certain of our unsecured indebtedness will be required to guarantee the notes. Other than any subsidiaries that provide future note guarantees, our subsidiaries will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The notes will be structurally subordinated to all indebtedness and other obligations of any non-guarantor subsidiary such that in the event of bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of any such subsidiary, all of that subsidiary's creditors (including trade creditors) would be entitled to payment in full out of that subsidiary's assets before we would be entitled to any payment. The indenture will permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

Our subsidiaries generate substantially all of our consolidated revenue. As of September 30, 2013, our subsidiaries held 100% of our aircraft assets and had $2.2 billion of total indebtedness, net of unamortized debt discount, all of which would have been structurally senior to the notes.

In addition, our subsidiaries that provide future note guarantees will be automatically released from those note guarantees upon the occurrence of certain events, including the following:

•	the release or discharge of each guarantee that resulted in the obligation of such subsidiary guarantor to guarantee the notes; or
•	the sale or other disposition, including the sale of substantially all the assets, of that subsidiary guarantor.

If any note guarantee is released, no holder of the notes will have a claim as a creditor against that subsidiary, and the indebtedness and other liabilities, including trade payables and preferred stock, if any, whether secured or unsecured, of that subsidiary will be effectively senior to the claim of any holders of the notes. See “Description of Notes—Note Guarantees.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the repurchase date. Additionally, under certain of the agreements governing our other indebtedness, a change of control (as defined therein) may constitute an event of default thereunder permitting the lenders to accelerate the maturity of such indebtedness or requiring us to offer to purchase such other indebtedness, often at a premium. The source of funds for any purchase of the notes and other debt securities and repayment of accelerated indebtedness would be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. If we fail to repurchase the notes in that circumstance, we will be in default under the indenture. In addition, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and resulting events of default and potential breaches of our various credit facilities, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, certain important corporate events, such as leveraged recapitalizations, may not, under the indenture, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of Notes—Repurchase at the option of holders—Change of control.”

The exercise by the holders of notes of their right to require us to repurchase the notes pursuant to a change of control offer could cause a default under the agreements governing our other indebtedness, including future agreements, even if the change of control itself does not cause such a default, due to the financial effect such repurchases could have on us. In the event a change of control offer is required to be made at a time when we are prohibited from purchasing notes, we could attempt to refinance the borrowings that contain such prohibitions. If we do not obtain a consent or repay those borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an event of default under the indenture which may, in turn, constitute a default under some or all of our other indebtedness. Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our then existing financial resources.

Holders of the notes may not be able to determine when a change of control giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.

One of the circumstances under which a change of control may occur is upon the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of notes to determine that such holder may require us to repurchase its notes as a result of a sale of all or substantially all of our consolidated assets to another person may be uncertain.

Federal and state fraudulent transfer laws may permit a court to void the notes and/or the note guarantees, if any, and if that occurs, you may not receive any payments on the notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the notes and the incurrence of the note guarantees, if any. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of the subsidiary guarantors, as applicable, (a) issued the notes or incurred the note guarantees with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for issuing the notes or incurring the note guarantees and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any of the subsidiary guarantors, as applicable, were insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the note guarantees;
•	the issuance of the notes or the incurrence of the note guarantees left us or any of the subsidiary guarantors, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or
•	we or any of the subsidiary guarantors, as applicable, intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor's ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied. A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its note guarantee to the extent the subsidiary guarantor did not obtain a reasonably equivalent benefit directly or indirectly from the issuance of the notes.

We cannot be certain as to the standards a court would use to determine whether or not we or a subsidiary guarantor were insolvent at the relevant time or, regardless of the standard that a court uses, whether the notes or the note guarantees, if any, would be subordinated to our or any of our subsidiary guarantors' other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;
•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or
•	it could not pay its debts as they became due.

If a court were to find that the issuance of the notes or the incurrence of a note guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the notes or that note guarantee, could subordinate the notes or that note guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the notes to repay any amounts received with respect to that note guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the notes. Further, the avoidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holder of notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of notes and (3) equitable subordination is not inconsistent with the provisions of the bankruptcy code.

Your ability to transfer the notes may be limited by the absence of an active trading market and an active trading market may not develop for the notes.

The notes will be new issues of securities for which there is no established trading market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities at any time without notice.

Therefore, an active market for the notes may not develop or be maintained, which would adversely affect the market price and liquidity of the notes. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price.

We will apply and use our commercially reasonable efforts to obtain approval to list the notes on the Official List of the Irish Stock Exchange and to trade them on the Global Exchange Market of such exchange. If maintaining the listing of the notes on the Irish Stock Exchange would require us to publish or produce financial information either more regularly than we otherwise would be required to according to accounting principles or standards that are different from generally accepted accounting practices in the United States, or otherwise imposes requirements on us that we, at our discretion, determine are impracticable or unduly burdensome, we may apply to delist the notes from the Official List of the Irish Stock Exchange and seek an alternative admission to listing, trading and/or quotation for the notes by another listing authority, stock exchange and/or quotation system. We cannot assure you that any such listing will be obtained or maintained. If the notes are not listed on the Official List of the Irish Stock Exchange or any other exchange, it is unlikely that an active trading market will develop for the notes.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt has been subject to severe disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the liquidity in that market or the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

A lowering or withdrawal of any future rating assigned to our debt by rating agencies may increase our future borrowing costs and reduce our access to capital.

Although we expect our debt to be rated by credit rating agencies, any such rating could be lowered or withdrawn entirely by a rating agency if, in that rating agency's judgment, future circumstances relating to the basis of the rating, such as adverse changes, so warrant. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes and such changes may result in a significant diminution in the value of your notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes.

If any future rating assigned to our debt is lowered or withdrawn entirely by a rating agency, it would likely be more difficult or more expensive for us to obtain additional debt financing than prior to such change taking effect. If any future rating assigned to the notes is subsequently lowered or withdrawn for any reason, you may experience a significant diminution in the value of your notes.

You must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Owners of book-entry interests will not be considered owners or holders of notes and therefore will not be entitled to exercise any rights of such owners or holders. Instead, The Depository Trust Company (“DTC”) or its nominee will be the sole holder of the notes. We will make payments of principal, premium, if any, interest and other amounts owing on or in respect of the notes in global form to the paying agent, which will make payments to DTC. Thereafter, those payments will be credited to DTC participants' accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of certificated notes, owners of book-entry interests do not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. Procedures implemented for the granting of such proxies may not be sufficient to enable you to vote on any requested actions on a timely basis.

Use of Proceeds

We expect that we will receive approximately $290.5 million in net proceeds from this offering, after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes, including the acquisition of aircraft.

Capitalization

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2013:

•	on an actual basis; and

•	as adjusted to give effect to the completion of the offering of the notes offered hereby.

This table should be read in conjunction with “Summary—Summary Historical Consolidated Financial Data” and “Description of Other Indebtedness” appearing elsewhere in this prospectus supplement and our consolidated financial statements, including the accompanying notes, included and incorporated by reference into this prospectus supplement.

	As of September 30, 2013
	Actual	As Adjusted
	(Dollar amounts in thousands)
Cash and cash equivalents
Cash and cash equivalents(1)	$206,966	$497,466
Restricted cash and cash equivalents	155,897	155,897
Total cash and cash equivalents	$362,863	$653,363
Long–term debt(2):
Secured Borrowings:
Notes Payable	$592,168	$592,168
Nord LB Facility	448,689	448,689
BOS Facility	205,857	205,857
Term Loan	365,152	365,152
Fly Acquisition II Facility	160,485	160,485
Other aircraft secured borrowings	403,647	403,647
Notes offered hereby	—	291,500
Total long-term debt	2,175,998	2,467,498
Shareholders’ equity
Common shares, $0.001 par value per share; 499,999,900 shares authorized; 41,306,338 shares issued and outstanding	41	41
Manager shares, $0.001 par value per share; 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	657,600	657,600
Retained earnings	99,952	99,952
Accumulated other comprehensive loss, net	(20,202)	(20,202)
Total shareholders' equity	737,391	737,391
Total capitalization	$2,913,389	$3,204,889

(1)	Cash and cash equivalents as adjusted reflects underwriters' discounts and commissions of $8.5 million and estimated offering expenses of approximately $1.0 million payable by us.
(2)	Net of unamortized debt discounts. Does not include the Amended Facility and the amendment and upsizing of Term Loan discussed on page S-5. Also does not include $129.0 million of new secured debt on three aircraft acquired since September 30, 2013 and two aircraft previously financed through the Fly Acquisition II Facility, which were refinanced after September 30, 2013.

SelecTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents selected historical consolidated financial data for us as of and for the fiscal years ended December 31, 2012, 2011, 2010, 2009 and 2008, as of September 30, 2013 and 2012, and for the nine-month periods ended September 30, 2013 and 2012. The information should be read in conjunction with our consolidated financial statements and the related notes thereto and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth herein, as well as our audited consolidated financial statements and the related notes thereto and the information under the heading “Operating and Financial Review and Prospects” set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2012 and our unaudited condensed consolidated interim financial statements and the information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in our Interim Report for the quarter ended September 30, 2013 filed as Exhibit 99.1 to our Current Report on Form 6-K, filed November 14, 2013, each of which is incorporated by reference into this prospectus supplement.

	Year ended December 31,					Nine months ended September 30,
	2008	2009	2010	2011(1)	2012	2012	2013
	(Dollar amounts in thousands, except share and per share data)
Consolidated Statement of Income Data:
Revenues
Operating lease revenue	$218,940	$213,964	$219,655	$230,716	$376,437	$285,800	$274,583
Equity earnings from unconsolidated subsidiaries	—	—	2,901	5,647	9,383	5,980	1,377
Gains on sale of aircraft	11,437	—	13,449	9,137	8,360	8,489	6,277
Gains on sale of investment in unconsolidated subsidiary	—	—	—	—	36,882	—	—
Gain from debt transactions(2)	—	82,666	12,501	—	—	—	—
Other revenues	5,761	10,905	5,159	3,289	1,634	1,556	1,781
Total revenues	236,138	307,535	253,665	248,789	432,696	301,825	284,018
Expenses
Depreciation	74,161	83,650	84,032	95,718	136,633	102,795	106,651
Interest expense	81,689	80,925	75,748	90,547	142,491	109,695	90,201
Selling, general and administrative	20,989	21,094	25,413	27,248	40,192	30,213	27,363
Other expenses(3)	4,307	8,406	5,598	29,938	61,849	37,491	14,171
Total expenses	181,146	194,075	190,791	243,451	381,165	280,194	238,386
Net income before provision for income taxes	54,992	113,460	62,874	5,338	51,531	21,631	45,632
Provision for income taxes	6,867	24,367	10,207	4,242	3,862	4,954	6,568
Net income	$48,125	$89,093	$52,667	$1,096	$47,669	$16,677	$39,064
Weighted average number of shares:
Basic	33,524,074	30,831,637	28,264,227	25,843,348	25,792,932	25,750,811	31,711,440
Diluted	33,524,074	30,831,637	28,307,971	25,992,062	25,961,605	25,915,110	31,821,118
Earnings per share:
Basic	$1.44	$2.89	$1.86	$0.03	$1.81	$0.63	$1.21
Diluted	$1.44	$2.89	$1.86	$0.03	$1.80	$0.63	$1.20
Consolidated Balance Sheet Data:
Cash and cash equivalents	$56,763	$95,972	$164,107	$82,105	$163,124	$114,998	$206,966
Total assets	$2,086,174	$2,024,132	$1,978,224	$3,198,498	$2,968,672	$3,007,564	$3,285,574
Total secured borrowings(4)	$1,423,772	$1,284,505	$1,224,109	$2,326,110	$2,052,412	$2,136,510	$2,175,998
Total shareholders’ equity	$389,413	$484,524	$474,904	$443,033	$532,002	$477,883	$737,391

(1)	On October 14, 2011, we completed the acquisition of the GAAM Portfolio. The financial results of the GAAM Portfolio have been included in our consolidated financial statements since the date of its acquisition.
(2)	Gain from debt transactions represents gain on sale of options to purchase securitization notes payable and gains on purchase of securitization notes payable.
(3)	The 2011 results include a $7.5 million impairment charge and $18.0 million of fees and expenses recognized in 2011 in connection with the acquisition of the GAAM Portfolio. The 2012 results include an $11.4 million impairment charge and a $32.3 million charge for interest rate swap breakage costs. The results for the nine month period ended September 30, 2012 include interest rate swap breakage cost of $32.3 million.
(4)	Net of unamortized debt discounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our (i) consolidated financial statements and related notes included elsewhere in this prospectus supplement, (ii) Annual Report on Form 20-F for the year ended December 31, 2012 and (iii) Interim Report on Form 6-K for the nine months ended September 30, 2013. Our consolidated financial statements have been prepared in accordance with U.S. GAAP and are presented in U.S. dollars. The discussion below contains forward-looking statements that are based upon our current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. See “Special Note Regarding Forward-Looking Statements.” For a description of the terms of certain of the indebtedness discussed herein, see “Description of Other Indebtedness.”

Overview

Fly Leasing Limited is a Bermuda exempted company that was incorporated on May 3, 2007, under the provisions of Section 14 of the Companies Act 1981 of Bermuda. We are principally engaged in purchasing commercial aircraft, which we lease under multi-year contracts to a diverse group of airlines throughout the world. Although we are organized under the laws of Bermuda, we are a resident of Ireland for tax purposes and are subject to Irish corporation tax on our income in the same way, and to the same extent, as if we were organized under the laws of Ireland.

For the nine-month period ended September 30, 2013, we had net income of $39.1 million, or diluted earnings per share of $1.20. Included in net income for the nine-month period ended September 30, 2013 were gains from sale of aircraft of $6.3 million. Total revenues were $274.6 million and $285.8 million, which included end of lease revenue of $47.6 million and $35.8 million, for the nine-month periods ended September 30, 2013 and 2012, respectively.

Net cash flows provided by operating activities for the nine-month period ended September 30, 2013 totaled $135.1 million. Net cash flow used in investing activities was $391.8 million, and net cash provided by financing activities was $300.5 million for the nine-month period ended September 30, 2013. We paid $22.3 million in dividends and dividend equivalents associated with stock-based compensation awards during the nine-month period ended September 30, 2013.

Equity earnings from our investment in an unconsolidated subsidiary for the nine-month period ended September 30, 2013 totaled $1.4 million. No distributions were received from our unconsolidated subsidiary during the nine-month period ended September 30, 2013.

Impact of GAAM Portfolio Acquisition

On October 14, 2011, we completed the acquisition of the GAAM Portfolio and assumed approximately $1.2 billion of secured, non-recourse debt financing. Because the majority of GAAM’s debt was entered into during a period of favorable market conditions, which provided for lower borrowing margins and higher loan-to-value ratios than are currently available, we recorded GAAM’s debt on our balance sheet at a fair value that is lower than its face value. This difference is being amortized into interest expense for the remaining terms of the debt facilities, resulting in higher interest expense than our cash interest payments.

We also evaluated whether the leases acquired with the aircraft in the GAAM Portfolio were at fair market value by comparing the contractual lease rates to the range of current lease rates of like aircraft. We recognized a lease premium when we determined that an acquired lease’s terms were above market value and a lease discount when the acquired lease’s terms were below fair market value. Lease discounts are capitalized into other liabilities and accreted as additional rental revenue on a straight-line basis over the lease term. Lease premiums are capitalized into other assets and amortized against rental revenue on a straight-line basis over the lease term. In the aggregate, lease premiums exceeded lease discounts, and the amortization of these lease premiums reduces our reported operating lease revenues for the remaining terms of such leases.

The following table shows the impact of the amortization of debt discounts, lease premiums and certain other items for year ending December 31, 2013 and for the succeeding five years. This table reflects our current portfolio and debt facilities. The amortization amounts for each applicable period may change for a number of reasons, including, among other things, aircraft dispositions, debt repayments and refinancings.

	Three months ending December 31, 2013	Year ended December 31,
		2014	2015	2016	2017	2018
	(in thousands)
Amortization of GAAM purchase accounting adjustments:
Amortization of fair value lease premiums and discounts, net	$413	$883	$67	$—	$—	$—
Amortization of fair value debt discounts	2,036	6,540	3,724	2,487	2,170	1,716
Total amortization of GAAM purchase accounting adjustments	$2,449	$7,423	$3,791	$2,487	$2,170	$1,716

Market Conditions

As we move into the slower winter months, the airline industry continues to perform well. Capacity factors are near all-time highs and airlines are expected to generate more profits in 2013 than they did in 2012. However, profits are not uniformly distributed among airlines and certain airlines, particularly smaller airlines and start-up carriers, continue to struggle financially. These lessees may be unable to make lease rental and other payments on a timely basis.

Contributing to the volatility of the aircraft leasing market conditions are macro-economic factors and political trends. There continues to be an overall positive trend in world air traffic demand which we believe will drive growth in the aircraft leasing market in the long-term. Aircraft demand continues to increase each year, with aircraft manufacturers increasing their production rates to meet this demand. Currently, leased aircraft make up approximately 40% of the worldwide commercial jet aircraft fleet that is in service and this percentage is expected to increase to 50% by 2020.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires the use of estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The use of estimates is or could be a significant factor affecting the reported carrying values of flight equipment, investments, deferred assets, accruals and reserves. We utilize third party appraisers and industry valuation professionals, where possible, to support estimates, particularly with respect to flight equipment. Despite our best efforts to accurately estimate such amounts, actual results could differ from those estimates.

Rent Receivables

Rent receivables represent unpaid lessee obligations under existing lease contracts. Any allowance for doubtful accounts is established on a specific identification basis and is maintained at a level believed by management to be adequate to absorb probable losses inherent in rent receivables. The assessment of credit risk is primarily based on the extent to which amounts outstanding exceed the value of security held, the financial strength and condition of a debtor and the current economic and regulatory conditions of the debtor’s operating environment and geographical areas. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows and consideration of current factors and economic trends impacting the lessees and their credit worthiness, all of which may be susceptible to significant change. Uncollectible rent receivables are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is recorded based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors.

Flight Equipment Held for Operating Leases

Flight equipment held for operating leases are recorded at cost and depreciated to estimated residual values on a straight-line basis over their estimated remaining useful lives. Useful life is generally 25 years from the date of manufacture. Residual values are generally estimated to be 15% of original manufacturer’s estimated realized price for the flight equipment when new. Management may, at its discretion, make exceptions to this policy on a case by case basis when, in its judgment, the residual value calculated pursuant to this policy does not appear to reflect current expectations of residual values. Examples of such situations include, but are not limited to:

•	Flight equipment where original manufacturer’s prices are not relevant due to plane modifications and conversions.
•	Flight equipment which is out of production and may have a shorter useful life or lower residual value due to obsolescence.
•	The remaining useful life of a converted freighter is determined based on the date of conversion and in such case, the total useful life may extend beyond 25 years from the date of manufacture.

Estimated residual values and useful lives of flight equipment are reviewed and adjusted, if appropriate, at each reporting period.

Major improvements to be performed by us pursuant to the lease agreement are accounted for as lease incentives and are amortized against revenue over the term of the lease, assuming no lease renewals. Lessee specific modifications to the aircraft are capitalized and also amortized against revenue over the term of the lease. Generally, lessees are required to provide for repairs, scheduled maintenance and overhauls during the lease term and to be compliant with return conditions of flight equipment at lease termination.

Major improvements and modifications incurred for an aircraft that is off-lease are capitalized and depreciated over the remaining life of the flight equipment. In addition, costs paid by us for scheduled maintenance and overhauls are also capitalized and depreciated over a period to the next scheduled maintenance or overhaul event. Miscellaneous repairs are expensed when incurred.

At the time of an aircraft acquisition, we evaluate whether the lease acquired with the aircraft is at fair market value by comparing the contractual lease rates to the range of current lease rates of like aircraft. A lease premium is recognized when it is determined that the acquired lease’s terms are above market value; lease discounts are recognized when it is determined that the acquired lease’s terms are below fair market value. Lease discounts are capitalized into other liabilities and accreted as additional rental revenue on a straight-line basis over the lease term. Lease premiums are capitalized into other assets and amortized against rental revenue on a straight-line basis over the lease term.

Impairment of Flight Equipment

We evaluate flight equipment for impairment when circumstances indicate that the carrying amounts of such assets may not be recoverable. Our evaluation of impairment indicators include, but are not limited to, recent transactions for similar aircraft, adverse changes in market conditions for specific aircraft types, third party appraisals of specific aircraft, published values for similar aircraft, any occurrences of adverse changes in the aviation industry and the overall market conditions that could impact the fair value of our aircraft. The review for recoverability includes an assessment of the estimated future cash flows associated with the use of an asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, we will assess whether the carrying values of the flight equipment exceed the fair values and an impairment loss is required. The impairment loss is measured as the excess of the carrying amount of the impaired asset over its fair value.

Future cash flows are assumed to occur under current market conditions and assume adequate time for a sale between a willing and able buyer and a willing seller. Expected future lease rates are based on all relevant information available, including the existing lease, current contracted rates for similar aircraft, appraisal data and industry trends. Residual value assumptions generally reflect an aircraft’s salvage value, except where more recent industry information indicates a different value is appropriate.

The preparation of these impairment analyses requires the use of assumptions and estimates, including the level of future rents, the residual value of the flight equipment to be realized upon sale at some date in the future, estimated downtime between re-leasing events and the amount of re-leasing costs.

Investment in Unconsolidated Subsidiaries

We had a 15.0% interest in BBAM LP which we acquired in April 2010 and sold to Onex in December 2012. We also have a 57.4% interest in Fly-Z/C LP, which we acquired in February 2011. We account for our interest in unconsolidated subsidiaries using the equity method as we do not control the entities. Under the equity method, we initially record our investment at cost and the carrying amount is affected by our share of the unconsolidated subsidiaries’ undistributed earnings and losses, and distributions of dividends and capital.

We periodically review the carrying amount of our investment in the unconsolidated subsidiaries, or whenever events or changes in circumstances indicate that a decline in value may have occurred. If the investment were determined to be impaired on an other-than-temporary basis, we would record a loss equal to the difference between the fair value of the investment and its carrying value in the period of identification.

Derivative Financial Instruments

We use derivative financial instruments to manage our exposure to interest rate and foreign currency risks. Derivatives are accounted for in accordance with applicable FASB guidelines. All derivatives are recognized on the balance sheet at their fair values. Pursuant to hedge accounting provisions, changes in the fair value of the item being hedged can be recognized into earnings in the same period and in the same income statement line as the change in the fair value of the derivative instrument. On the date that we enter into a derivative contract, we formally document all relationships between the hedging instruments and the hedged items, as well as its risk management objective and strategy for undertaking each hedge transaction.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability. Changes in the fair value of a derivative that is designated and qualifies as an effective cash flow hedge are recorded in accumulated other comprehensive income (loss), net of tax, until earnings are affected by the variability of cash flows of the hedged item. Any derivative gains and losses that are not effective in hedging the variability of expected cash flows of the hedged item or that do not qualify for hedge treatment are recognized directly into income.

At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in cash flows of the derivative instrument have been highly effective in offsetting changes in the cash flows of the hedged items and whether they are expected to be highly effective in the future. We discontinue hedge accounting prospectively when (i) we determine that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; or (iii) we determine that designating the derivative as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the derivative instrument is carried at its fair market value on the balance sheet with changes in fair value recognized into current-period earnings. The remaining balance in accumulated other comprehensive income associated with the derivative that has been discontinued is not recognized in the income statement unless it is probable that the forecasted transaction will not occur. Such amounts are recognized in earnings when earnings are affected by the hedged transaction.

Maintenance Payment Liability

Our flight equipment is typically subject to triple-net leases under which the lessee is responsible for maintenance, insurance and taxes. Fly’s operating leases also obligate the lessees to comply with all governmental requirements applicable to the flight equipment, including without limitation, operational, maintenance, registration requirements and airworthiness directives.

Under the terms of the lease agreements, cash collected from lessees for future maintenance of the aircraft is recorded as maintenance payment liabilities. Maintenance payment liabilities are attributable to specific aircraft and are typically based on hours or cycles of utilization, depending upon the component. Upon occurrence of qualified maintenance events, the lessee submits a request for reimbursement and upon disbursement of the funds, the liability is relieved.

In some leases, the lessor may be obligated to contribute to maintenance related expenses on an aircraft during the term of the lease. In other instances, the lessee or lessor may be obligated to make a payment to the other party at the end of lease based on a computation stipulated in the lease agreement. The calculation is based on the utilization and condition of the airframe, engines and other major life-limited components as determined at lease termination.

We may also incur maintenance expenses on off-lease aircraft. Scheduled major maintenance or overhaul activities and costs for certain high-value components that are paid by us are capitalized and depreciated over the period until the next overhaul is required. Amounts paid by us for minor maintenance, repairs and re-leasing of aircraft are expensed as incurred.

Maintenance payment liability balances at the end of a lease or any amount received as part of a redelivery adjustment are recorded as lease revenue at lease termination, including early termination upon a default. When flight equipment is sold, the maintenance payment liability amounts may be remitted to the buyer in accordance with the terms of the related agreements and are released from the balance sheet as part of the disposition gain or loss.

Revenue Recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to Fly and the revenue can be reliably measured. Where revenue amounts do not meet these recognition criteria, they are deferred and recognized in the period in which the recognition criteria are met. Rental income from aircraft is recognized on a straight-line basis over the initial term of the respective lease. The operating lease agreements generally do not provide for purchase options, however, the leases may allow the lessee the option to extend the lease for an additional term. Contingent rents are recognized as revenue when the contingency is resolved. Revenue is not recognized when collection is not reasonably assured.

Share Based Compensation

We have a 2010 Omnibus Incentive Plan (“2010 Plan”) which permitted the issuance of up to 1,500,000 share grants in the form of (i) stock appreciation rights (“SARs”); (ii) restricted stock units (“RSUs”); (iii) nonqualified stock options; and (iv) other stock-based awards. As of September 30, 3013, we have made grants aggregating 1,500,000 stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) to certain employees of BBAM LP who provide services to us pursuant to certain management and servicing agreements. We will not issue any additional awards under the 2010 Plan. Compensation expense associated with grants to employees are valued at the grant date and amortized on a straight-line basis over the service period. Grants to non-employees are initially measured at grant date, and then re-measured at each interim reporting period until the awards are vested. Determining the appropriate fair value model and calculation of the fair value of stock-based awards requires judgment, including estimating stock price volatility, forfeitures and expected grant life.

Taxes

Fly provides for income taxes by tax jurisdiction. Deferred income tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statement amounts and tax basis of existing assets and liabilities at the enacted tax rates expected to apply when the assets are recovered or liabilities are settled. A valuation allowance is used to reduce deferred tax assets to the amount which management ultimately expects to be more-likely-than-not realized.

Fly applies a recognition threshold of more-likely-than-not to be sustained in the examination of tax uncertainty in income taxes. Measurement of the tax uncertainty occurs if the recognition threshold has been met. We have elected to classify any interest on unpaid income taxes and penalties as a component of the provision for income taxes. No interest on unpaid income taxes and penalties were incurred during the years ended December 31, 2012, 2011 and 2010 and for the nine months ended September 30, 2013.

Operating Results

Management’s discussion and analysis of operating results presented below pertain to our consolidated statement of operations for the years ended December 31, 2012, 2011 and 2010 and for the nine-month periods ended September 30, 2013 and 2012.

Consolidated Statements of Income of Fly for the nine months ended September 30, 2013 and 2012

	Nine months ended September 30, 2013	Nine months ended September 30, 2012
	(Dollars in thousands)
Revenues
Operating lease revenue	$274,583	$285,800
Equity earnings from unconsolidated joint ventures	1,377	5,980
Gain on sale of aircraft	6,277	8,489
Interest and other income	1,781	1,556
Total revenues	284,018	301,825
Expenses
Depreciation	106,651	102,795
Interest expense	90,201	109,695
Selling, general and administrative	27,363	30,213
Ineffective, dedesignated and terminated derivatives	(1,020)	31,353
Debt extinguishment costs	2,704	—
Maintenance and other costs	12,487	6,138
Total expenses	238,386	280,194
Net income before provision for income taxes	45,632	21,631
Provision for income taxes	6,568	4,954
Net income	$39,064	$16,677
	Nine months ended September 30,		Increase/ Decrease
	2013	2012
	(Dollars in thousands)
Operating lease revenue:
Basic rent	$236,805	$261,407	$(24,602)
End of lease revenue	47,569	35,805	11,764
Lease incentives	(6,224)	(5,232)	(992)
Other	(3,567)	(6,180)	2,613
Total operating lease revenue	$274,583	$285,800	$(11,217)

For the nine month period ended September 30, 2013, operating lease revenue totaled $274.6 million, a decrease of $11.2 million as compared to the nine month period ended September 30, 2012. The decrease was primarily due to (i) a decrease of approximately $16.7 million due to lease remarketing and aircraft off-lease, (ii) a decrease of $16.4 million due to aircraft sold in 2012 and 2013, (iii) an increase of $1.0 million in lease incentive amortization and (iv) recognition of revenues in 2012 totaling $8.0 million from non-accrual lessees compared to $1.9 million in the same period of the current year. These decreases were partially offset by (i) $47.6 million of end of lease revenue resulting from the termination of leases in 2013 compared to $35.8 million in 2012, (ii) additional revenue of $14.4 million from aircraft acquired in 2012 and 2013 and (iii) a $2.7 million decrease in net lease discount amortization.

For the nine month periods ended September 30, 2013 and 2012, we recorded equity earnings from an unconsolidated subsidiary of $1.4 million and $6.0 million, respectively. Our equity earnings from BBAM LP were $5.2 million for the nine month period ended September 30, 2012. We sold our equity interest in BBAM LP in December 2012.

During the nine month periods ended September 30, 2013 and 2012, we sold ten and three aircraft and recognized gains on sale of aircraft of $6.3 million and $8.5 million, respectively.

For the nine month periods ended September 30, 2013 and 2012, depreciation expense totaled $106.7 million and $102.8 million, respectively, an increase of $3.9 million. The increase was primarily due to depreciation on aircraft acquisitions and improvements made, partially offset by depreciation on aircraft we sold.

Interest expense was $90.2 million and $109.7 million for the nine month periods ended September 30, 2013 and 2012, respectively. The decrease of $19.5 million was primarily due to (i) debt repayments made in 2013 and 2012, (ii) lower interest rate from re-financings completed in 2013 and 2012 and (iii) re-pricing of the Term Loan. This decrease was partially offset by interest on new borrowings.

Selling, general and administrative expenses were $27.4 million and $30.2 million for the nine month periods ended September 30, 2013 and 2012, respectively, a decrease of $2.8 million. The decrease was primarily due to: (i) decrease in share based compensation of $0.8 million and (ii) decrease in professional fees and expenses.

In connection with the repayment of the amounts outstanding under the B&B Air Acquisition Facility, we terminated eleven swaps associated with the facility and expensed swap breakage costs of $32.3 million during the nine month period ended September 30, 2012. This expense was partially offset by unrealized gains on our derivatives of $0.9 million resulting from fair market value changes to our ineffective hedge and dedesignated derivative instruments.

Maintenance and other leasing costs were $12.5 million and $6.1 million for the nine month periods ended September 30, 2013 and 2012, respectively. These costs relate primarily to the early termination of certain aircraft.

In connection with the repricing of the Term Loan in May 2013, we expensed a portion of the prepayment penalty paid to the lenders, and certain of the fees and expenses incurred totaling $2.1 million. We also expensed unamortized debt discounts and costs associated with aircraft that were refinanced totaling $0.6 million.

Provision for income taxes consisting primarily of Irish income tax was $6.6 million and $5.0 million for the nine month periods ended September 30, 2013 and 2012, respectively. We are tax resident in Ireland and expect to pay the corporation tax rate of 12.5% on trading income and 25.0% on non-trading income. The effective tax rate was 14.4% and 22.9% for the nine month periods ended September 30, 2013 and 2012, respectively. In conjunction with the sale of aircraft owned by an Australian subsidiary in 2013, we partially reversed $2.1 million of the valuation allowance we had established against a deferred tax asset recorded in connection with the acquisition of GAAM’s Australian assets. During the nine month period ended September 30, 2013, we recorded a net valuation allowance of $2.1 million against deferred tax assets arising from Irish net operating losses. In the nine month period ended September 30, 2013, we also recorded a tax benefit of $1.1 million related to U.S. federal and state taxes resulting from re-allocation of BBAM LP’s U.S. sourced income amongst its partners.

Our consolidated net income was $39.1 million and $16.7 million for the nine month periods ended September 30, 2013 and 2012, respectively.

Consolidated Statements of Income of Fly for the years ended December 31, 2012 and 2011

	Year ended December 31,		Increase/ Decrease
	2012	2011
Revenues
Operating lease revenue	$376,437	$230,716	$145,721
Equity earnings from unconsolidated subsidiaries	9,383	5,647	3,736
Gain on sale of aircraft	8,360	9,137	(777)
Gain on sale of investment in unconsolidated subsidiary	36,882	—	36,882
Interest and other income	1,634	3,289	(1,655)
Total revenues	432,696	248,789	183,907
Expenses
Depreciation	136,633	95,718	40,915
Aircraft impairment	11,382	7,500	3,882
Interest expense	142,491	90,547	51,944
Debt extinguishment costs	7,628	—	7,628

	Year ended December 31,		Increase/ Decrease
	2012	2011
Selling, general and administrative	40,192	27,248	12,944
Ineffective, dedesignated and terminated derivatives	31,871	—	31,871
Acquisition costs	—	18,038	(18,038)
Maintenance and other costs	10,968	4,400	6,568
Total expenses	381,165	243,451	137,714
Net income before provision for income taxes	51,531	5,338	46,193
Provision for income taxes	3,862	4,242	(380)
Net income	$47,669	$1,096	$46,573

As of December 31, 2012 and 2011, we had 109 aircraft in our portfolio. As of December 31, 2012, our aircraft were on lease to 55 lessees in 32 countries. In 2012, we purchased four aircraft and sold four aircraft.

	Year ended December 31,		Increase/ Decrease
	2012	2011
Operating lease revenue:
Basic rent	$341,545	$235,602	$105,943
End of lease revenue	49,817	2,892	46,925
Lease incentives	(6,989)	(6,855)	(134)
Lease premium/discount amortization and other	(7,936)	(923)	(7,013)
Total operating lease revenue	$376,437	$230,716	$145,721

Rental revenues received from operating leases are recognized on a straight-line basis over the respective lease terms. For the year ended December 31, 2012, operating lease revenue totaled $376.4 million, an increase of $145.7 million compared to the year ended December 31, 2011. The increase was primarily due to (i) an increase of $117.4 million from the purchase of the GAAM Portfolio, (ii) an increase of $14.1 million from other aircraft purchased in 2011 and 2012, and (iii) an increase of $46.9 million from end of lease revenue recognized compared to the prior year. The increases were partially offset by: (i) a decrease of $19.5 million in revenues for aircraft sold in 2012 and 2011, (ii) a decrease of $3.3 million in rents collected from lessees who are on non-accrual status, and (iii) a decrease of $7.6 million in revenues from lease extensions, restructurings and remarketings.

Amortization of lease incentives recorded as reduction of operating lease revenue totaled $7.0 million and $6.9 million for the years ended December 31, 2012 and 2011, respectively.

During the years ended December 31, 2012 and 2011, we recorded equity earnings from our investments in unconsolidated subsidiaries of $9.4 million and $5.6 million, respectively, or an increase of $3.8 million. Compared to 2011, equity earnings from BBAM LP and Fly-Z/C LP increased $2.4 million and $1.4 million, respectively, in 2012.

During the year ended December 31, 2012, we sold four aircraft and recognized a pre-tax gain on sale of $8.4 million. In the year ended December 31, 2011, we sold two aircraft for an aggregate gain on sale of $9.1 million.

On December 28, 2012, we sold our 15.0% interest in BBAM LP to Onex for $49.5 million and recognized a pre-tax gain on the sale of $36.9 million.

Depreciation expense during the year ended December 31, 2012 was $136.6 million, compared to $95.7 million for the year ended December 31, 2011, an increase of $40.9 million. The increase was primarily due to the purchase of the GAAM Portfolio and other aircraft acquired during 2012 and 2011, partially offset by aircraft sold in 2012 and 2011.

During the year ended December 31, 2012, we recognized aircraft impairment of $11.4 million related to two Boeing 737-500 aircraft manufactured in 1992 and an Airbus A320-200 aircraft manufactured in 2002. During the year ended December 31, 2011, we recognized an impairment charge of $7.5 million related to the same two Boeing aircraft.

Interest expense totaled $142.5 million and $90.5 million for the years ended December 31, 2012 and 2011, respectively. The increase of $52.0 million was primarily due to interest of $59.6 million associated with the debt we assumed with the purchase of the GAAM Portfolio, including $12.3 million of debt discount amortization. This increase was partially offset by decreases resulting from repayment of debt, a reduction in the notional amounts of the associated derivative instruments and lower interest rates from refinancings completed in 2012.

During the year ended December 31, 2012, we recognized total debt extinguishment costs of $7.6 million of which: (i) $4.2 million related to our re-priced Term Loan and (ii) $3.4 million related to the repayment of the B&B Air Acquisition Facility and debt associated with aircraft that were refinanced or sold in 2012. Approximately $6.5 million of the total debt extinguishment costs were non-cash charges resulting from write-offs of unamortized loan fees and debt discounts.

Selling, general and administrative (“SG&A”) expenses were $40.2 million and $27.2 million for the years ended December 31, 2012 and 2011, respectively. The increase of $13.0 million was primarily due to: (i) $7.7 million increase in management and servicing fees paid to BBAM as a result of the acquisition of the GAAM Portfolio, and (ii) $6.0 million increase in professional fees primarily related to re-marketing of aircraft and debt refinancing. These increases were partially offset by a $1.1 million decrease in share based compensation.

In connection with the repayment of the B&B Air Acquisition Facility, we terminated eleven swaps associated with the facility and expensed swap breakage costs of $32.3 million during the year ended December 31, 2012. This expense was partially offset by unrealized gains on our derivatives of $0.3 million resulting from fair market value changes to our ineffective hedge and dedesignated derivative instruments.

In connection with the purchase of the GAAM Portfolio on October 14, 2011, we incurred approximately $18.0 million in closing costs during 2011. These expenses included a $12.5 million fee to BBAM LP for arranging the acquisition.

Maintenance and other costs totaled $11.0 million and $4.4 million during the years ended December 31, 2012 and 2011, respectively, an increase of $6.6 million. Costs incurred in 2012 included engine overhauls and technical services incurred in connection with the termination and re-marketing of aircraft. Costs incurred in 2011 included aircraft technical work in connection with the purchase of the GAAM Portfolio.

Our provision for income taxes was $3.9 million and $4.2 million during the years ended December 31, 2012 and 2011, respectively. The resulting effective tax rate for the years ended December 31, 2012 and 2011 was 7.5% and 79.5%, respectively. In 2012, a wholly-owned Irish subsidiary recorded a tax benefit for interest that had been accruing on an inter-company note and for which no taxes had been provided. The interest was paid in 2013 and this deduction could be utilized to offset Irish taxes recognized on the gain from the sale of our 15.0% interest in BBAM LP. In 2011, we (i) recorded Australian taxes on taxable income from our subsidiaries domiciled in Australia, (ii) did not recognize a deferred tax benefit for non-deductible expenses associated with the acquisition of the GAAM Portfolio, and (iii) recorded U.S. federal and state taxes on our share of U.S. sourced taxable income resulting from our investment in BBAM LP.

Our consolidated net income was $47.7 million and $1.1 million for the years ended December 31, 2012 and 2011, respectively, an increase of $46.6 million.

Consolidated Statements of Income of Fly for the years ended December 31, 2011 and 2010

	Year ended December 31,		Increase/ Decrease
	2011	2010
Revenues
Operating lease revenue	$230,716	$219,655	$11,061
Equity earnings from unconsolidated subsidiaries	5,647	2,901	2,746
Gain on sale of aircraft	9,137	13,449	(4,312)
Gain on sale of option to purchase notes payable	—	12,501	(12,501)
Lease termination settlement	2,135	2,298	(163)
Interest and other income	1,154	2,861	(1,707)
Total revenues	248,789	253,665	(4,876)
Expenses
Depreciation	95,718	84,032	11,686

	Year ended December 31,		Increase/ Decrease
	2011	2010
Aircraft impairment	7,500	—	7,500
Interest expense	90,547	75,748	14,799
Selling, general and administrative	27,248	25,413	1,835
Acquisition closing costs	18,038	—	18,038
Debt purchase option amortization	—	947	(947)
Maintenance and other costs	4,400	4,651	(251)
Total expenses	243,451	190,791	52,660
Net income before provision for income taxes	5,338	62,874	(57,536)
Provision for income taxes	4,242	10,207	(5,965)
Net income	$1,096	$52,667	$(51,571)

As of December 31, 2011 and 2010, we had 109 and 62 aircraft in our portfolio, respectively. As of December 31, 2011, our aircraft were on lease to 53 lessees in 29 countries. In addition to the purchase of the GAAM Portfolio, we purchased three aircraft and sold two aircraft in 2011.

	Year ended December 31,		Increase/ Decrease
	2011	2010
Operating lease revenue:
Basic rent	$235,602	$203,104	$32,498
End of lease revenue	2,892	21,422	(18,530)
Lease incentives	(6,855)	(5,095)	(1,760)
Other	(923)	224	(1,147)
Total operating lease revenue	$230,716	$219,655	$11,061

For the year ended December 31, 2011, operating lease revenue totaled $230.7 million, an increase of $11.1 million compared to the year ended December 31, 2010. The increase was primarily due to (i) an increase of $33.7 million from the purchase of the GAAM Portfolio and (ii) an increase of $8.5 million from other aircraft purchased in 2011 and 2010. The increases were partially offset by: (i) a decrease of $18.5 million in revenues recognized at end of lease compared to the prior year and (ii) a decrease of $9.8 million from aircraft sold in 2011 and 2010.

Amortization of lease incentives recorded as reduction of operating lease revenue totaled $6.9 million and $5.1 million for the years ended December 31, 2011 and 2010, respectively.

During the years ended December 31, 2011 and 2010, we recorded equity earnings from our investments in unconsolidated subsidiaries of $5.6 million and $2.9 million, respectively, or an increase of $2.7 million. The increases are primarily due to the recognition of income from BBAM LP for a full year of operations. Fly-Z/C contributed $0.3 million of income in 2011.

During the year ended December 31, 2011, we sold two aircraft and recognized a gain on sale of $9.1 million. In the year ended December 31, 2010, we sold four aircraft for an aggregate gain on sale of $13.4 million.

During the year ended December 31, 2010, we sold to an unrelated third party our remaining option to purchase up to $50.0 million principal amount of securitization notes for 48% of the principal amount and received $12.5 million as consideration.

In connection with the early termination of four leases in a prior period, we reached a settlement with the guarantor of these leases in February 2009. Pursuant to the terms of the settlement agreement, we received a lump-sum payment of $6.3 million at the settlement date, with an additional $5.9 million to be paid in monthly installments through 2011 with interest at 8.0% per annum. Payments of $2.1 million and $2.3 million were received during the years ended December 31, 2011 and 2010, respectively.

Interest and other income totaled $1.2 million and $2.9 million for the years ended December 31, 2011 and 2010, respectively. In 2010, Fly received fee income of $1.2 million when it sold its purchase agreement related to one of its aircraft to an unrelated party.

Depreciation expense during the year ended December 31, 2011 was $95.7 million, compared to $84.0 million for the year ended December 31, 2010, an increase of $11.7 million. The increase was primarily due to the purchase of the GAAM Portfolio.

During the year ended December 31, 2011, we recognized aircraft impairment of $7.5 million related to two Boeing 737-500 aircraft which were manufactured in 1992. The aircraft came off lease in 2012.

Interest expense totaled $90.5 million and $75.7 million for the years ended December 31, 2011 and 2010, respectively. The increase of $11.7 million was primarily due to (i) interest of $16.1 million associated with the debt we assumed with the purchase of the GAAM Portfolio, including $4.3 million of debt discount amortization, and (ii) interest of $3.8 million on our other secured aircraft debt. These increases were partially offset by decreases resulting from repayment of debt and a reduction in the notional amounts of the associated derivative instruments.

Selling, general and administrative (“SG&A”) expenses were $27.2 million and $25.3 million for the years ended December 31, 2011 and 2010, respectively. The increase is primarily due to recognition of share-based compensation expense related to the SARs and RSUs issued under our 2010 Plan and an increase in servicing and management fees paid to BBAM as a result of the acquisition of the GAAM Portfolio. Our selling, general and administrative expenses in 2010 included $2.0 million of fees paid by Babcock & Brown.

In connection with the purchase of the GAAM Portfolio on October 14, 2011, we incurred approximately $18.0 million in closing costs. These expenses included a $12.5 million fee to BBAM LP for arranging the acquisition.

Maintenance and other costs totaled $4.4 million and $4.7 million during the years ended December 31, 2011 and 2010, respectively, a decrease of $0.3 million. Costs incurred in 2011 included aircraft technical work in connection with the purchase of the GAAM Portfolio. Aircraft expenses incurred in 2010 included work on aircraft which was on lease to a lessee that filed for bankruptcy protection in 2010.

Our provision for income taxes was $4.2 million and $10.2 million during the years ended December 31, 2011 and 2010, respectively. The resulting effective tax rate for the years ended December 31, 2011 and 2010 was 79.5% and 16.3%, respectively. In 2011, we: (i) recorded Australian taxes on taxable income from our subsidiaries domiciled in Australia, (ii) did not recognize a benefit for non-deductible expenses associated with the acquisition of the GAAM Portfolio and (iii) recorded U.S. federal and state taxes on our share of U.S. sourced taxable income resulting from our investment in BBAM LP. In 2010, we recorded U.S. federal and state taxes on our share of U.S. sourced taxable income resulting from our investment in BBAM LP.

Our consolidated net income was $1.1 million and $52.7 million for the years ended December 31, 2011 and 2010, respectively, a decrease of $51.6 million.

Liquidity and Capital Resources

Our sole source of operating cash flows is from distributions made to us by our subsidiaries. Distributions of cash to us by our subsidiaries are subject to compliance with applicable debt covenants. Substantially all revenue collected during each monthly period from aircraft owned by B&B Air Funding and the aircraft financed in the Nord LB Facility are applied to service the outstanding debt, after the payment of certain expenses and other costs.

Cash Flows of Fly for the nine months ended September 30, 2013 and 2012

We generated cash from operations of $135.1 million and $147.6 million for the nine month periods ended September 30, 2013 and 2012, respectively, a decrease of $12.5 million.

For the nine month period ended September 30, 2013, cash used in investing activities was $391.8 million compared to cash used in investing activities of $6.8 million for the nine month period ended September 30, 2012. During the nine month period ended September 30, 2013, we sold ten aircraft and received net cash proceeds of $48.5 million. During the nine month period ended September 30, 2012, we sold three aircraft and received net cash proceeds of $50.7 million. Lessor maintenance contributions totaled $16.0 million and $11.9 million for the nine month periods ended September 30, 2013 and 2012, respectively. In the nine month period ended September 30, 2013, we used $424.4 million of cash to purchase eight aircraft compared to $50.8 million of cash used to acquire four aircraft in the corresponding period in 2012.

Cash provided by financing activities totaled $300.5 million and cash used in financing activities totaled $107.9 million for the nine month periods ended September 30, 2013 and 2012, respectively. In the nine month period ended September 30, 2013, we received: (i) proceeds from secured borrowings of $390.4 million to partially finance aircraft acquisitions, (ii) net proceeds of $172.6 million from issuance of shares and (iii) net maintenance reserve receipts of $29.5 million. These were partially offset by: (i) repayments on our secured borrowings totaling $243.9 million, (ii) dividends and dividend equivalent payments of $22.3 million and (iii) an increase in our restricted cash accounts of $18.4 million. In the nine month period ended September 30, 2012, we: (i) made repayments on our secured borrowings totaling $753.0 million, (ii) made a net payment of $35.1 million in connection with the termination of interest rate swaps associated with the repayment of amounts outstanding under the B&B Air Acquisition Facility and (iii) made dividends and dividend equivalent payments of $16.3 million. These were partially offset by (i) receipt of $87.3 million net proceeds from securitization notes sales, (ii) borrowings of $459.2 million to partially finance the acquisition of aircraft, (iii) reductions to our restricted cash accounts totaling $131.7 million and (iv) net maintenance payment liability receipts of $24.3 million.

Cash Flows of Fly for the years ended December 31, 2012 and 2011

We generated cash from operations of $180.4 million and $110.3 million for the years ended December 31, 2012 and 2011, respectively. The increase of $70.1 million is primarily attributable to the operating cash flows from the aircraft acquired in the GAAM Portfolio.

Cash provided by investing activities was $56.1 million compared to cash used in investing activities of $51.3 million for the years ended December 31, 2012 and 2011, respectively. In 2012, we sold four aircraft and received net cash proceeds of $67.7 million. We used $50.8 million of cash to purchase four aircraft. In 2011, we received, net cash proceeds of $126.9 million from the sale of two aircraft and used $165.8 million to purchase aircraft, including the acquisition of the GAAM Portfolio. Lessor maintenance contributions totaled $16.6 million and $11.3 million for the years ended December 31, 2012 and 2011, respectively. In 2012, we also received $49.5 million of cash proceeds from the sale of our 15.0% investment in BBAM LP. In 2011, we made a net investment of $28.1 million for a 57.4% limited partnership interest in Fly-Z/C LP. Distributions from unconsolidated subsidiaries totaled $6.3 million in 2012 and were $27.0 million in 2011.

Cash used in financing activities for the years ended December 31, 2012 and 2011 totaled $155.4 million and $141.1 million, respectively. In 2012, we made: (i) repayments on our secured borrowings totaling $847.6 million, (ii) a net payment of $35.1 million in connection with the termination of interest rate swaps associated with the repayment of the B&B Air Acquisition Facility and (iii) dividends and dividend equivalents payments of $22.5 million. These were partially offset by: (i) borrowings of $459.2 million to partially finance the repayment of the B&B Air Acquisition Facility and the acquisition of aircraft, (ii) $87.3 million net proceeds from the sale of securitization notes, (iii) use of our restricted cash accounts totaling $160.9 million to repay debt, (iv) net maintenance payment liability receipts of $29.7 million and (v) net proceeds from issuance of shares of $23.9 million. In 2011, we made: (i) net repayments of $204.9 million of other secured borrowings, (ii) additions to our restricted cash of $21.7 million (iii) dividends and dividend equivalents payments of $21.1 million and (iv) share repurchases for $13.1 million. These were partially offset by (i) borrowings of $46.6 million, (ii) net maintenance payment liability receipts of $39.0 million, (iii) proceeds of $33.8 million from the sale of securitization notes, and (iv) proceeds of $1.4 million from an interest rate swap we terminated.

Cash Flows of Fly for the years ended December 31, 2011 and 2010

We generated cash from operations of $110.3 million and $115.2 million for the years ended December 31, 2011 and 2010, respectively. The decrease of $4.9 million was primarily the result of a decrease in working capital.

Cash from investing activities relate primarily to the acquisition of aircraft, proceeds from sale of aircraft and lessor maintenance contributions. Cash used in investing activities totaled $51.3 million for the year ended December 31, 2011 compared to cash provided by investing activity of $47.4 million for the year ended December 31, 2010. Proceeds received from the sale of two aircraft in 2011, net of maintenance payment liability and security deposits transferred with the aircraft, totaled $126.9 million. Proceeds received from the sale of four aircraft during 2010, net of maintenance payment liability and security deposits transferred with the aircraft, totaled $100.9 million. In 2011, cash flows used in the purchase of aircraft, including the acquisition of the GAAM Portfolio, totaled $165.8 million. During 2011, we also made a $28.1 million investment and received distributions of $27.0 million from our unconsolidated subsidiaries. In addition, we paid $11.3 million for lessor contributions to maintenance in 2011. During 2010, we acquired an aircraft subject to a sale-leaseback agreement for $41.7 million and made an $8.8 million investment in BBAM LP. During 2010, we also paid $4.1 million for lessor contributions to maintenance.

Cash used in financing activities for the year ended December 31, 2011 and 2010 amounted to $141.1 million and $94.4 million, respectively. In 2011, we: (i) borrowed $46.6 million through new loans, (ii) received proceeds of $33.8 million from the sale of our securitization notes to third parties, (iii) made principal repayments of $204.9 million on our secured borrowings, (iv) made additions to our restricted cash accounts totaling $21.7 million, (v) paid dividends of $20.7 million and (vi) repurchased shares totaling $13.1 million. During 2010, we: (i) borrowed $29.5 million through new loans, (ii) received proceeds of $12.5 million from the sale of an option to purchase our securitization notes, (iii) repurchased shares totaling $35.5 million, (iv) made additions to our restricted cash accounts totaling $25.7 million and (v) paid dividends of $22.5 million. Movements in security deposits and maintenance payment liabilities were comparable in 2011 and 2010.

Our Future Sources and Uses of Liquidity

Our primary sources of liquidity are cash on hand and cash generated by our aircraft leasing subsidiaries. We are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, to pay dividends, and to grow our fleet. Our existing subsidiaries use funds generated from aircraft rents to pay their operating expenses and to meet their debt service requirements. They may be restricted from making distributions to us pursuant to the agreements governing their financing arrangements. For example, substantially all cash flow after payment of expenses generated by aircraft financed by our securitization notes payable, the Nord LB Facility, and the BOS Facility must be used for debt service and is not available for distribution to us. Our business is very capital intensive, requiring significant investment in order to expand and maintain our fleet.

We previously announced a target of $300 to $500 million of aircraft acquisitions in 2013. Through November 30, 2013, we have purchased 11 aircraft and have exceeded the high end of our growth target of $500 million. During the nine month period ended September 30, 2013, we purchased seven Boeing 737-800 aircraft and one Boeing 777-300ER aircraft. Since September 30, 2013, we purchased a new Boeing 787-8 aircraft, one Boeing 737-800 aircraft and one A320-200 aircraft. These acquisitions were financed with secured debt financing and our unrestricted cash.

On July 3, 2013, we increased the total commitments under the Fly Acquisition II Facility from $250 million up to $450 million. Also in July 2013, we sold 13,142,856 common shares in the form of ADSs at a price of $14.00 per ADS, generating net proceeds of approximately $172.6 million. The proceeds of the equity offering will be used for general corporate purposes including the acquisition of aircraft. At September 30, 2013, we had $207.0 million of unrestricted cash and approximately $289.5 million available under the Fly Acquisition II Facility. In addition, the bank debt market is available to finance aircraft acquisitions. We intend to use the bank market in addition to the acquisition facility and the proceeds of this offering to finance acquisitions during the remainder of 2013 and in 2014.

We will need access to additional capital if we are to grow beyond our current acquisition pipeline and to refinance our debt. Our ability to refinance amounts outstanding under our secured borrowings or to fund acquisitions will depend on a number of factors, which includes our historical and expected performance, compliance with the terms of our debt agreements, industry and market trends and the availability of capital.

In addition to investment in our fleet, our short-term liquidity needs include working capital for operations, debt service and cash to pay dividends to our shareholders. We expect that cash on hand, cash flow provided by operations and the net proceeds of this offering will satisfy our liquidity needs through at least the next twelve months.

Dividends and Share Repurchases

The table below shows our historical dividend payments.

Total Cash Outlay
2013 (through November 30)	$ 30.5 million
2012	$ 21.6 million
2011	$ 20.7 million
2010	$ 22.4 million
2009	$ 24.7 million
2008	$ 67.1 million

From February 2009 to May 2012, we paid quarterly dividends of $0.20 per share. Commencing August 2012, we paid quarterly dividends of $0.22 per share, representing a 10% increase in the quarterly dividend. In November 2013, our board authorized an increase in our dividend to be declared in respect of the fourth quarter of 2013 (and payable in 2014) to $0.25 per share. The declaration and payment of future dividends to holders of our common shares will be at the discretion of our board of directors and will depend on many factors, including our financial condition, cash flows, market conditions, legal requirements and other factors as our board of directors deem relevant.

Our Board of Directors (the “Board”) has approved certain share repurchase programs pursuant to which we may make share repurchases from time to time in the open market or in privately negotiated transactions. The timing of the repurchases under these programs, as set forth below, may depend on a variety of factors, including market conditions, and these programs may be suspended or discontinued at any time prior to the expiration date.

In particular, commencing in May 2012, we had a $25.0 million share repurchase program, which expired in May 2013. On May 1, 2013, our Board approved a new $30.0 million share repurchase program expiring in May 2014. Under this program, we may make share repurchases from time to time in the open market or in privately negotiated transactions. The timing of the repurchases under this program will depend upon a variety of factors, including market conditions, and the program may be suspended or discontinued at any time.

Board Approval Date	Expiration Date	Maximum dollar value of shares that may be purchased under this program	Calendar year shares were purchased	Total number of shares purchased		Average price paid per share
May 3, 2010	May 2011	$30.0 million	2010	1,641,314	(1)	$10.70
			2011	23,135		$12.43
May 3, 2011	May 2012	$30.0 million	2011	43,533		$10.87
May 2, 2012	May 2013	$25.0 million	—	—		—
May 1, 2013	May 2014	$30.0 million	—	—		—

(1)	Includes 1,411,264 shares that were repurchased from Babcock & Brown at $10.50 per share or $14.8 million.

We have also made share repurchases outside of these programs. On April 29, 2010, pursuant to a securities repurchase agreement, we repurchased 2,011,265 shares from Babcock & Brown at a price of $8.78 per share or $17.7 million.

On March 8, 2011, we repurchased 1,035,438 of our shares from a third party at a price of $11.93 per share or $12.3 million pursuant to a stock purchase agreement.

Securitization Note Purchases and Sale. During 2009 and 2010, we purchased, through a wholly-owned subsidiary, $169.4 million principal amount of the securitization notes issued by B&B Air Funding for a purchase price of $83.0 million, including associated expenses.

During the year ended December 31, 2011, we sold to third parties $40.8 million principal amount of securitization notes held by our subsidiary at an average price of 82.725% of the principal amount for total proceeds of $33.8 million. As of December 31, 2011, the outstanding balance of the securitization notes held by us through a wholly-owned subsidiary was $106.8 million. During the first quarter of 2012, the remaining securitization notes held by us were sold for an average price of 81.79% of the principal amount for total proceeds of $87.3 million.

Maintenance Cash Flows. Under our leases, the lessee is generally responsible for maintenance and repairs, airframe and engine overhauls, obtaining consents and approvals and compliance with return conditions of aircraft on lease. In connection with the lease of a used aircraft, we may agree to contribute specific additional amounts to the cost of certain major overhauls or modifications, which usually reflect the usage of the aircraft prior to the commencement of the lease. In many cases, we also agree to share with our lessees the cost of compliance with airworthiness directives.

Maintenance reserve payments we collect from our lessees are based on passage of time or usage of the aircraft measured by hours flown or cycles operated. Under these leases, we are obligated to make reimbursements to the lessee for expenses incurred for certain planned major maintenance, up to a maximum amount that is typically determined based on maintenance reserves paid by the lessee.

Certain leases also require us to make maintenance contributions for costs associated with certain major overhauls or certain other modifications in excess of any maintenance payments received. Major maintenance includes heavy airframe, off-wing engine, landing gear and auxiliary power unit overhauls and replacements of engine life limited parts. Other leases provide for a lease-end adjustment payment based on the usage of the aircraft during the lease term and its condition upon redelivery, with such payments likely to be made by the lessee to us. In some instances, payments may be required to be made by us to the lessee. We are not obligated to make maintenance reimbursements or contributions under any lease at any time that a lessee default is continuing.

We expect that the aggregate maintenance reserve and lease-end adjustment payments we will receive from lessees will meet the aggregate maintenance contributions and lease-end adjustment payments that we will be required to make. For the nine-month period ended September 30, 2013, we received $42.0 million of maintenance payments from lessees, made maintenance reserve disbursements of $12.5 million and also made maintenance contributions of $16.0 million. In 2012, we received $57.9 million of maintenance payments from lessees, made maintenance payment disbursements of $28.2 million and also made maintenance contributions of $16.6 million.

Financing

For a description of the terms of our existing indebtedness, see “Description of Other Indebtedness.”

Capital Expenditures

During the nine month period ended September 30, 2013, we purchased seven Boeing 737-800 aircraft and one Boeing 777-300ER aircraft. Since September 30, 2013, we purchased a new Boeing 787-8 aircraft, one additional Boeing 737-800 aircraft and one A320-200 aircraft. These acquisitions were financed with secured debt financing and our unrestricted cash.

During the year ended December 31, 2012, we acquired four aircraft comprised of two Boeing 737-700 and two Boeing 737-800 aircraft. During the year ended December 31, 2011, we acquired 49 aircraft in the GAAM Portfolio and three Boeing 737-800 aircraft. We made one aircraft acquisition during the year ended December 31, 2010. On February 9, 2011, we invested in a newly formed aircraft leasing joint venture, FLY-Z/C LP, that was formed for the purpose of acquiring, financing, leasing and eventually selling four commercial jet aircraft. We hold a 57.4% interest in FLY-Z/C LP.

In addition to acquisitions of aircraft and other aviation assets, we expect to make capital expenditures from time to time in connection with improvements to our aircraft. These expenditures include the cost of major overhauls and modifications. As of September 30, 2013, the weighted average age of the aircraft in our portfolio was 8.8 years. As of December 31, 2012, the weighted average age of the aircraft in our portfolio was 9.4 years. In general, the costs of operating an aircraft, including capital expenditures, increase with the age of the aircraft.

Inflation

The effects of inflation on our operating expenses have been minimal. We do not consider inflation to be a significant risk to direct expenses in the current economic environment.

Foreign Currency Exchange Risk

We receive a substantial portion of our revenue in U.S. Dollars, and we pay substantially all of our expenses in U.S. Dollars. However, we incur some of our expenses in other currencies, primarily the Euro, and we have entered into leases under which we receive a portion of the lease payments in Euros and Australian dollars. To mitigate the exposure to foreign currency fluctuations associated with these leases, we entered into foreign currency derivative transactions. Depreciation in the value of the U.S. Dollar relative to other currencies increases the U.S. Dollar cost to us of paying such expenses. The portion of our business conducted in other currencies could increase in the future, which could expand our exposure to losses arising from currency fluctuations. Because we currently receive substantially all of our revenue in U.S. Dollars and pay substantially all of our expenses in U.S. Dollars, a change in foreign exchange rates would not have a material impact on our results of operations.

Contractual Obligations

Our long-term contractual obligations as of December 31, 2012 consisted of the following (in thousands):

	2013	2014	2015	2016	2017	Thereafter	Total
Principal payments under the securitization notes (1)	$56,650	$57,489	$56,499	$54,852	$45,826	$389,128	$660,444
Interest payments under the securitization notes (2)	35,840	32,591	29,372	26,284	26,026	101,759	251,872
Principal payments under the Nord LB Facility (3)	40,289	37,003	32,612	33,634	35,696	329,708	508,942
Interest payments under the Nord LB Facility (4)	24,145	23,419	23,132	22,148	20,639	17,371	130,854
Principal payments under the BOS Facility (5)	87,416	114,160	24,928	2,331	46,681	—	275,516
Interest payments under the BOS Facility (6)	10,668	6,103	3,471	3,317	2,996	—	26,555
Principal payments under the Term Loan (7)	19,750	19,750	19,750	19,750	19,750	291,312	390,062
Interest payments under the Term Loan (8)	22,851	21,097	19,951	18,905	17,702	12,442	112,948
Principal payments under Other Aircraft Secured Borrowings (9)	27,494	55,952	85,230	32,870	72,753	6,076	280,375
Interest payments under Other Aircraft Secured Borrowings (9)	13,298	11,599	9,366	5,651	5,994	42	45,950
Payments to BBAM and its affiliates under our management agreement (10)	10,174	10,174	10,174	10,174	10,174	58,870	109,740
Payments to BBAM and its affiliates under our administrative services and servicing agreements (11)	13,130	11,507	9,432	6,987	5,839	24,088	70,983
Total	$361,705	$400,844	$323,917	$236,903	$310,076	$1,230,796	$2,864,241

(1)	Until August 2012, there were scheduled principal payments in fixed amounts of approximately $1.0 million per month. Thereafter, principal payments are not fixed in amount but rather are determined monthly based on revenues collected and costs and other liabilities incurred prior to the relevant payment date. Amounts are estimated based upon existing leases and current re-leasing assumptions. The final maturity of securitization notes is November 14, 2033.
(2)	Interest payments assume LIBOR remains at the current rate in effect at year end through the term of securitization notes and reflect amounts we expect to pay after giving effect to interest swaps and amounts payable to the Policy Provider for the Securitization.
(3)	Amounts reflect estimated principal payments through November 2018.
(4)	Interest payments calculated on the current one-month LIBOR plus 3.30% until the final maturity date on November 14, 2018. Interest payments assume LIBOR remains at the current rate in effect at year end through the term of the facility.
(5)	We make scheduled monthly payments of principal and interest on each loan in accordance with a fixed amortization schedule.
(6)	Borrowings under the BOS Facility bear interest based on one-month LIBOR plus an applicable margin of 1.43% for the senior tranche and 2.70% for the junior tranche. Interest payments assume LIBOR remains at the current rate in effect at year end through the term of the facility.
(7)	We make quarterly fixed principal payments of 1.25% of the original loan amount, subject to satisfying certain debt service coverage ratios and other covenants.
(8)	As of December 31, 2012, Term Loan interest was calculated at LIBOR plus a margin of 4.50%, with a LIBOR floor of 1.25%. In May 2013, the Term Loan was repriced, such that the margin now is 3.50%, with a LIBOR floor of 1.00%. In this table, interest payments assume LIBOR remains at the rate in effect as of December 31, 2012 through the term of the facility.
(9)	We have entered into 14 secured, non-recourse loan agreements to finance the acquisition of 20 of the aircraft in our portfolio. We make scheduled monthly payments of principal and interest on each loan in accordance with fixed amortization schedules.

(10)	Our management agreement provides that we pay to our Manager base and rent fees and a management expense amount of $10.0 million annually, adjusted for increases in the consumer price index (“CPI”). On December 28, 2012, our management agreement was amended to extend the term to December 28, 2022, with an automatic five year renewal period unless we make a payment to the Manager of $8.0 million, subject to potential future adjustment. The table assumes termination of the agreement on December 28, 2022 and payment of the applicable termination fee. See “Related Party Transaction and Major Shareholders—Management Agreement.”
(11)	Our servicing agreement between BBAM and B&B Air Funding provides that we will pay BBAM a base fee of $150,000 per month, adjusted for CPI increases and a servicing fee equal to 1.0% of the aggregate amount of basic rent collected for all or any part of a month for any of our aircraft plus 1.0% of the aggregate amount of basic rent due for all or any part of a month for any of our aircraft. In addition, B&B Air Funding pays our Manager a $750,000 administrative fee pursuant to an administrative services agreement.

Each of the Term Loan and Fly Acquisition II Facility servicing agreements provide that we will pay BBAM an administrative fee of: (i) $10,000 per month plus (ii) $1,000 per month per aircraft. We will also pay BBAM a servicing fee equal to 3.5% of the aggregate amount of basic rent actually collected for all or any part of a month.

Our servicing agreements for all other aircraft provide that we pay BBAM an administrative fee of $1,000 per month per aircraft and a servicing fee equal to 3.5% of the aggregate amount of basic rent actually collected for all or any part of a month.

Amounts in the table reflect the servicing fees for our aircraft as of December 31, 2012.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. We are exposed to changes in the level of interest rates and to changes in the relationship or spread between interest rates. Our primary interest rate exposures relate to our lease agreements and our floating rate debt obligations such as the securitization notes, the Term Loan and other borrowings. As of September 30, 2013, 94 out of our 104 lease agreements require the payment of a fixed amount of rent during the term of the lease, with rent under the remaining 10 leases varying based on LIBOR. Our indebtedness will require payments based on a variable interest rate index such as LIBOR. Therefore, increases in interest rates may reduce our net income by increasing the cost of our debt without any corresponding proportional increase in rents or cash flow from our leases.

We have entered into interest rate swap agreements to mitigate the interest rate fluctuation risk associated with our debt. We expect that these interest rate swaps will significantly reduce the additional interest expense that would be caused by an increase in variable interest rates.

Interest Rate Sensitivity Analysis

The following discussion about the potential effects of changes in interest rates is based on a sensitivity analysis, which models the effects of hypothetical interest rate shifts on our financial condition and results of operations. A sensitivity analysis is constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by the inability to include the extraordinarily complex market reactions that normally would arise from the market shifts. Although the following results of a sensitivity analysis for changes in interest rates may have some limited use as a benchmark, they should not be viewed as a forecast. This forward-looking disclosure also is selective in nature and addresses only the potential impacts on our financial instruments and our variable rate leases. It does not include a variety of other potential factors that could affect our business as a result of changes in interest rates.

Assuming we do not hedge our exposure to interest rate fluctuations, a hypothetical 100 basis-point increase or decrease in our variable interest rates would have increased or decreased our interest expense by $21.0 million, and would have increased or decreased our revenues by $1.9 million and $0.9 million, respectively, on an annualized basis.

The fair market value of our interest rate swaps is affected by changes in interest rates and credit risk of the parties to the swap. We determine the fair value of our derivative instruments using a discounted cash flow model which incorporates an assessment of the risk of non-performance by the swap counterparty and an evaluation of Fly’s credit risk in valuing derivative liabilities. The valuation model uses various inputs including contractual terms, interest rate curves, credit spreads and measures of volatility. As of September 30, 2013, the fair market value of our interest rate swap derivative liabilities, excluding accrued interest, was $29.6 million. As of September 30, 2013, the fair market value of our interest rate swap derivative assets, excluding accrued interest, was $5.0 million. A 100 basis-point increase or decrease in interest rate would increase or reduce the fair market value of our derivative liabilities by approximately $23.0 million or $23.5 million, respectively. A 100 basis-point increase or decrease in interest rate would increase or reduce the fair market value of our derivative assets by approximately $25.1 million or $23.7 million, respectively.

Foreign Currency Exchange Risk

We have leases pursuant to which we receive part of the lease payments in Euros or Australian dollars. We have entered into foreign currency hedging transactions related to these leases. Because of our swap agreements, changes in the foreign currency exchange would not have a material impact on our cash flows. For additional information, see “—Foreign Currency Exchange Risk” above.

BUSINESS

Our Company

Fly Leasing Limited is a global lessor of modern, in-demand, fuel-efficient commercial jet aircraft. We are principally engaged in purchasing commercial aircraft, which we lease under multi-year contracts to a diverse group of airlines around the world. As of September 30, 2013, our portfolio consisted of 107 commercial jet aircraft with 100 narrow-body passenger aircraft (including two freighters) and seven wide-body passenger aircraft, including 58 Boeing™ aircraft and 49 Airbus™ aircraft. The aircraft in our portfolio were manufactured between 1990 and 2013 and have a weighted average age of 8.8 years. Our aircraft are on lease to 56 lessees in 32 countries. As of September 30, 2013, our aircraft had a weighted average remaining lease term of 4.0 years. We estimate that the useful life of our aircraft is generally 25 years from the date of manufacture.

BBAM LP, a leading commercial jet aircraft manager with more than 20 years of experience, manages our operations and services our aircraft portfolio. BBAM LP is owned 50% by Summit Aviation Partners (which is owned by the BBAM LP management team) and 50% by Onex.

Our Portfolio

The table below summarizes the composition of our portfolio by manufacturer and aircraft type. The table does not include four B767 aircraft owned by a joint venture in which we have a 57% interest.

Aircraft Manufacturer	Aircraft Type	Number of Aircraft
Airbus	A319-100	19
	A320-200	26
	A330-200	1
	A340	3
	Total	49
Boeing	B737(1)	44
	B747-400	1
	B757-200(1)	11
	B767-300ER	1
	B777-300ER	1
	Total	58
Total		107

(1)	Includes one freighter.

As of September 30, 2013, our portfolio was composed of 85% narrow-body aircraft consisting primarily of the Airbus 319, Airbus 320 and next generation Boeing 737 aircraft families. We believe narrow-body aircraft enjoy high worldwide demand due to their fuel-efficient design, relatively low maintenance costs and ability to satisfy passenger demand for point-to-point destination service. These aircraft are used on more routes around the world than any other aircraft type and, thus, have the largest market potential for leased aircraft. As a result, we believe these aircraft are easier and more cost-efficient to lease and re-market than wide-body jets or other specialized types of aircraft.

The following table represents the composition of our portfolio based on airframe type:

Airframe Type	Number of Aircraft
Narrow-body(1)	100
Wide-body	7
Total	107

(1)	Includes 2 freighters.

Our Relationship with BBAM LP

We engage subsidiaries of BBAM LP as Manager of our company and Servicer for our aircraft portfolio under management and servicing agreements. Through these agreements, our Manager assists us in acquiring, leasing and re-marketing aircraft, manages our day-to-day operations and affairs and services our portfolio of aircraft and related leases. Our chief executive officer and chief financial officer are BBAM LP employees who are exclusively dedicated to our business. Our Servicer acquires and disposes of our aircraft, markets our aircraft for lease and re-lease, collects rents and other payments from the lessees of our aircraft, monitors maintenance, insurance and other obligations under our leases and enforces our rights against lessees. BBAM LP is among the largest aircraft lease managers in the world, managing a fleet of over 400 aircraft.

Our Competitive Strengths

We believe that our competitive strengths include the following:

•	Modern, in-demand, fuel-efficient aircraft portfolio. Our aircraft portfolio primarily consists of modern, fuel-efficient commercial jet aircraft. As of September 30, 2013, our portfolio consisted of 107 aircraft with 100 narrow-body passenger aircraft (including two freighters) representing 85% of the portfolio. These narrow-body aircraft consist primarily of the Airbus 319, Airbus 320 and next generation Boeing 737 aircraft families. We believe narrow-body aircraft are in high demand on a global basis as a result of their fuel-efficient design, relatively low maintenance costs and ability to satisfy passenger demand for point-to-point service. As a result, we believe these aircraft are easier and more cost-efficient to lease and re-market than wide-body jets or other specialized types of aircraft. In addition to the large and diverse operator base that use these aircraft, these aircraft have long useful lives. We estimate that the useful life of our aircraft is generally 25 years from the date of manufacture. As of September 30, 2013, the weighted average age of the aircraft in our portfolio was 8.8 years. We believe our high-quality aircraft portfolio will enable us to generate stable and growing cash flows over the long-term.
•	Stable, contracted revenues from a well-balanced and diverse lease portfolio. Our large, diversified and modern portfolio generates strong predictable cash flow through recurring income from multi-year leases. The aircraft in our portfolio are leased to 56 different airlines across 32 countries. Our scheduled lease maturities range from 2013 to 2025, with a weighted average remaining lease term of 4.0 years. The majority of our leases are subject to fixed rental rates. No single lessee represents more than 7% of our contracted monthly revenues as of September 30, 2013. We believe these qualities contribute to our consistent profitability and stable cash flow.
•	Experienced and successful manager and servicer in BBAM LP. BBAM LP, the world’s third-largest aircraft lease manager, manages and services our portfolio pursuant to our management and servicing agreements. As the servicer of our portfolio, BBAM LP performs all re-marketing, technical management, lease management and administrative services. BBAM LP also assists us in identifying and executing on aircraft acquisition and disposition opportunities. Together with its predecessor entities, BBAM LP has a 24-year operating history in the aviation industry and currently manages over 400 aircraft valued at over $12 billion. BBAM LP’s long history in the aircraft industry provides us with extensive relationships with airlines, aircraft manufacturers, other aircraft lessors, financial institutions, passive investors and other participants in the industry, which enhances our ability to source and finance aircraft acquisitions. We believe that we and our stakeholders benefit from BBAM LP’s global scale and connectivity in the aviation and financial industries and its deep experience in servicing leases and re-marketing aircraft, as well as its expertise in executing aircraft acquisitions and dispositions.
•	Proven aircraft re-marketing and sales capability. Since our inception in September 2007, we have successfully re-marketed dozens of aircraft and have completed 22 aircraft sales, for aggregate total gains to net book value of approximately $49 million. The average age of the aircraft that have been sold is 13.0 years. Furthermore, since 1993, BBAM LP has successfully re-marketed hundreds of aircraft for multiple lessors, demonstrating its significant capabilities in this capacity. BBAM LP’s global re-marketing platform enhances our ability to maintain a high utilization rate for our aircraft under leases with favorable terms and high-quality lessees, as well as profitably dispose of aircraft to maximize the value of our portfolio. We will continue to selectively dispose of aircraft to profit from available opportunities and to manage portfolio age and lessee and jurisdictional exposures.

•	Well-placed debt structure at low margins and with manageable refinancing requirements. As of September 30, 2013, our debt facilities consisted of approximately $2.2 billion of total financing, net of unamortized debt discounts. These facilities include a securitization, term loan and other bank debt financing. Our debt carries a weighted average effective interest rate of 4.42% which includes interest rate swaps and policy provider premiums but excludes debt discounts and amortization of loan fees and discounts. We have no significant refinancing requirements until 2018. Throughout its history, BBAM LP has raised aviation financing in multiple forms for multiple lessors, including securitizations, capital markets products, warehouse facilities, aircraft portfolio term debt and one-off aircraft debt. We believe our attractive, low-cost and manageable debt structure will allow us to achieve our growth plans.
•	Strong track record of aircraft portfolio growth. We have demonstrated a significant track record of aircraft portfolio growth by acquiring 129 aircraft through September 30, 2013. This growth was achieved through portfolio acquisitions, one-off aircraft acquisitions and sale-leaseback transactions. We have sought to use our free cash flow prudently, capitalizing on both aviation and financial cycles to acquire aircraft opportunistically.

Our Growth Strategies

We intend to grow our lease portfolio by pursuing the following strategies:

•	Capitalize on continued growth in the global aviation industry. Positive trends in world air traffic drive growth in the aircraft leasing market, which we believe is a high growth sector in the rapidly expanding aviation industry. Global passenger air travel is an expanding market with positive long-term fundamentals. Specifically, the demand for passenger and cargo air transport has grown at 2.0 times the long-term global GDP growth rate over the last 40 years. As global economies and populations grow, particularly in emerging markets, long-term air travel demand is expected to remain strong. The 2013 Airbus Global Market Forecast projects a 4.7% average annual growth rate in passenger traffic between 2012 and 2032. Similarly, the size of the global commercial aircraft fleet is expected to double over the next two decades as new aircraft meet demands of continued traffic growth and older aircraft are replaced. We intend to capitalize on these developments and participate in an expanding market with long-term, positive growth trends.
•	Continue to acquire modern, fuel-efficient and widely used commercial aircraft, predominantly narrow-body aircraft. Our acquisition strategy is to focus primarily on new or nearly new popular narrow-body aircraft. These modern and fuel-efficient aircraft have been, and we believe they will continue to be, the types most widely used by airlines in all parts of the world, and are, therefore, the best asset types for leasing. We intend to acquire narrow-body aircraft predominantly through sale-and-leaseback and secondary market transactions, rather than by placing orders from the manufacturers for delivery years into the future. This strategy allows us to evaluate all the relevant aspects of each acquisition transaction—the aircraft cost, the terms of the initial lease, including lease rate and lessee credit, and the available financing terms—before deploying our capital. We will also selectively acquire mid-aged aircraft when we believe the transaction represents strong prospects for attractive returns with reasonable downside protection. Additionally, we intend to evaluate wide-body aircraft when they are on lease to airlines with strong credit ratings and are financeable through attractive debt facilities, although we do not expect wide-body aircraft will represent more than 25% of our fleet.
•	Actively manage our lease portfolio to maximize returns through balanced lease maturities and diversification. We intend to manage our lease portfolio by taking into account geographic and regional trends in passenger and cargo aircraft demand. Our current aircraft portfolio is well balanced among established and emerging economies. Furthermore, our focus on highly liquid, high-demand aircraft types and our low average fleet age provides global mobility for our assets, thus mitigating regional market exposure. Our focus on desirable aircraft types also allows us to enter into favorable leasing arrangements with attractive terms and with high-quality lessees. We plan to pursue additional aircraft acquisitions and consider aircraft dispositions and re-marketing opportunities.

•	Employ efficient financing strategies to execute on our growth plans. We believe our current capital structure is both efficient and highly flexible, allowing us to pursue acquisitions and capitalize on market opportunities. Our debt at September 30, 2013, net of unamortized debt discounts, was comprised of approximately $2.2 billion of total financing, including a securitization, an aircraft acquisition facility, term loan and other bank financing facilities. We intend to continue to pursue a flexible, diversified financing strategy, which we believe will allow us to achieve our growth targets.

Geographic Markets

Our aircraft are leased under multi-year contracts to a diverse group of airlines globally. The following table presents the distribution of our operating lease revenue by geographic region (dollars in thousands):

	Nine months ended September 30, 2013
Europe:
United Kingdom	$38,592	14%
Turkey	10,132	4%
Germany	16,295	6%
Other	55,496	20%
Europe — Total	120,515	44%
Asia and South Pacific:
China	30,534	11%
India	18,090	7%
Other	23,425	8%
Asia and South Pacific — Total	72,049	26%
North America:
United States	30,393	11%
Other	2,918	1%
North America — Total	33,311	12%
Mexico, South and Central America:
Brazil	19,676	7%
Mexico	15,543	6%
Mexico, South and Central America — Total	35,219	13%
Middle East and Africa — Total	13,489	5%
Total Operating Lease Revenue	$274,583	100%

Airlines

We seek to lease our portfolio of aircraft to a diversified pool of lessees under multi-year contracts in accordance with strong underwriting standards. As of September 30, 2013, our aircraft were on lease to 56 different airlines in 32 countries.

The following table sets forth our top ten lessees, as a percentage of our total annualized contracted revenue as of September 30, 2013:

Airline	Percentage of Total Annualized Contracted Revenue
LATAM	7.2%
Hainan Airlines	5.1%
Virgin America	4.7%
Virgin Atlantic	4.7%
US Airways	4.3%
British Airways	3.7%
Aeromexico	3.6%
SpiceJet	3.4%

Airline	Percentage of Total Annualized Contracted Revenue
Nok Airlines	3.1%
Qantas	2.9%
Total	42.7%

Our Leases

Lease Terms

All of our leases are on a “net” basis with the lessee generally responsible for all operating expenses, which customarily include maintenance, fuel, crews, airport and navigation charges, taxes, licenses, aircraft registration and insurance premiums. Lessees generally agree to lease the aircraft for a fixed term, although in some cases the lessees have early termination or lease extension options.

Most lease rentals are payable monthly in advance, but some lease rentals are payable in arrears or quarterly. Of our leases, 94 have fixed rental rates and 10 have floating rental rates. In addition, because most of our debt bears floating rates of interest, we manage interest rate risk by entering into interest rate swaps pursuant to which we make fixed-rate interest payments on the swap and receive floating-rate payments. All leases are on a “net” basis with the lessee generally responsible for all operating expenses, which customarily include maintenance, fuel, crews, airport and navigation charges, taxes, licenses, aircraft registration and insurance.

Most of our leases provide that the lessee’s payment obligations are absolute and unconditional under any and all circumstances. Lessees are generally required to make payment without deduction of any amounts that we may owe the lessee or any claims that the lessee may have against us. Most of our leases also require lessees to gross up lease payments where they are subject to withholdings and other taxes.

The cost of an aircraft typically is not fully recovered over the term of the initial lease. We therefore assume the risk that we will not be able to recover our investment in the aircraft upon expiration or early termination of the lease and of the ultimate residual value. Operating leases allow airlines greater fleet and financial flexibility than outright ownership because of the relatively shorter-term nature of operating leases, the relatively small initial capital outlay necessary to obtain use of the aircraft and the significant reduction in aircraft residual value risk.

Security Deposits and Letters of Credit. The majority of our leases provide for cash security deposits and/or letters of credit which may be drawn in the event that a lessee defaults under its respective lease. These security deposits and/or letters of credit may mitigate losses we may incur while attempting to re-lease the aircraft. Under certain circumstances, the lessee may be required to obtain guarantees or other financial support from an acceptable financial institution or other third parties.

Maintenance Obligations. Under our leases, the lessee is generally responsible for all normal unscheduled maintenance and repairs and compliance with return conditions of aircraft on lease. In connection with the lease of a used aircraft we sometimes agree to contribute specific additional amounts to the cost of certain major overhauls or modifications, which usually reflect the usage of the aircraft prior to the commencement of the lease. In many cases, we also agree to share with our lessees the cost of compliance with airworthiness directives.

Our portfolio includes leases pursuant to which we collect maintenance reserve payments that are determined based on passage of time or usage of the aircraft measured by hours flown or cycles operated. These payments may be paid in cash or letters of credit which can be drawn if maintenance obligations are not otherwise paid. Under these leases, we are obligated to make reimbursements to the lessee for expenses incurred for certain major maintenance, up to a maximum amount that is typically determined based on maintenance reserves paid by the lessee. Certain leases also require us to make maintenance contributions for costs associated with certain major maintenance events in excess of any maintenance reserve payments. Major maintenance includes heavy airframe, off-wing engine, landing gear and auxiliary power unit overhauls and replacements of engine life limited parts. We are not obligated to make maintenance contributions under any lease at any time that a lessee default is continuing. We also have leases that provide for a lease-end adjustment payment based on the usage of the aircraft during the lease term and its condition upon redelivery. Typically, payments are made by the lessee to us, although in some cases, we have been required to make such payments to the lessee.

Compliance with Laws. The lessee is responsible for compliance with all applicable laws and regulations with respect to the aircraft. We generally require our lessees to comply with the standards of either the U.S. Federal Aviation Administration or its non-U.S. equivalent. We often require a deposit as security for the lessee’s performance of obligations under the lease and the condition of the aircraft upon return.

General. Each aircraft generally must remain in the possession of the applicable lessee and any sublessees of the aircraft generally must be approved by the lessor unless, in some leases, certain conditions are met. Under most of our leases, the lessees may enter into charter or “wet lease” arrangements in respect of the aircraft (i.e., a lease with crew and services provided by the lessor under the lease), provided the lessee does not part with operational control of the aircraft. Under some of our leases, the lessee is permitted to enter into subleases with specified operators or types of operators without the lessor’s consent, provided certain conditions are met.

Our leases also generally permit the lessees to subject the equipment or components to removal or replacement and, in certain cases, to pooling arrangements (temporary borrowing of equipment), without the lessor’s consent but subject to conditions and criteria set forth in the applicable lease. Under our leases, the lessee may deliver possession of the aircraft, engines and other equipment or components to the relevant manufacturer for testing or similar purposes, or to a third party for service, maintenance, repair or other work required or permitted under the lease.

Some foreign countries have currency and exchange laws regulating the international transfer of currencies. When necessary, we will require as a condition to any foreign transaction, that the lessee or purchaser in a foreign country obtain the necessary approvals of the appropriate government agency, finance ministry or central bank for the remittance of all funds contractually owed in U.S. dollars. We attempt to minimize our currency and exchange risks by negotiating most of our aircraft leases and all of our sales transactions in U.S. dollars. In some cases, we may enter into leases that provide for partial lease payments in either euros or Australian dollars. We have entered into foreign currency derivative transactions related to these leases. As a result, all of our revenues were received in U.S. dollars, and we paid substantially all of our expenses in U.S. dollars.

Lease Restructurings. During the term of a lease, a lessee’s business circumstances may change to the point where it is economically sensible for us to consider restructuring the terms of the lease. Restructurings may involve the voluntary termination of leases prior to the scheduled lease expiration, the arrangement of subleases from the primary lessee to another airline, the rescheduling of lease payments, the forgiveness and/or reduction of lease obligations and the extension of the lease terms.

Aircraft Repossessions. On a lease default, we may seek to terminate the lease and gain possession of the aircraft for remarketing. Although the majority of repossessions are accomplished through negotiation, if we cannot obtain the lessee’s cooperation we would have to take legal action in the appropriate jurisdiction. This legal process could delay the ultimate return of the aircraft. In addition, in connection with the repossession of an aircraft, we may be required to pay outstanding mechanics, airport, navigation and other liens on the repossessed aircraft. These charges could relate to other aircraft that we do not own but were operated by the defaulting lessee. In contested repossessions, we likely would incur substantial additional costs for maintenance, refurbishment and remarketing of the aircraft.

Lease Management and Remarketing

We outsource our lease management and aircraft remarketing activities to BBAM. Pursuant to our servicing agreements with BBAM, BBAM provides us with services related to leasing our fleet, including marketing aircraft for lease and re-lease or sale, collecting rents and other payments from the lessees of our aircraft, monitoring maintenance, insurance and other obligations under our leases and enforcing our rights against lessees.

From time to time, we may decide to dispose of our aircraft at or before the expiration of their leases. In 2012, we sold four aircraft to unrelated third parties, and in the nine months ended September 30, 2013, we sold an additional 10 aircraft to unrelated third parties.

Competition

The leasing and remarketing of commercial jet aircraft is highly competitive. We face competition from airlines, aircraft manufacturers, financial institutions, aircraft brokers, special purpose vehicles formed for the purpose of acquiring, leasing and selling aircraft, and public and private partnerships, investors and funds, including private equity firms and hedge funds. Competition for leasing transactions is based on a number of factors including delivery dates, lease rates, lease terms, aircraft condition and the availability in the marketplace of the types of aircraft to meet the needs of the customers. See the risk factor “We operate in a highly competitive market for investment opportunities in aircraft and other aviation assets.”

Insurance

We require our lessees to obtain those types of insurance and, as appropriate, reinsurance coverage which are customary in the air transportation industry. These include aircraft all-risk hull insurance covering the aircraft and its engines and spares and hull and spares war and allied perils insurance covering risks such as hijacking, terrorism, confiscation, expropriation, seizure and nationalization to the extent normally available in the international market. Coverage under aircraft hull insurance policies generally is subject to standard deductible levels in respect of partial damage to the aircraft, in some instances and under certain circumstances the lessee has the right to self-insure some or all of the risk. The lessee is required to pay all deductibles, and also would be responsible for payment of amounts self-insured.

We also require our lessees to carry comprehensive aviation liability insurance, including war and allied perils coverage, provisions for bodily injury, property damage, passenger liability, cargo liability and such other provisions reasonably necessary in commercial passenger and cargo airline operations. Coverage under liability policies generally is not subject to deductibles except as to baggage and cargo that are standard in the airline insurance industry.

In general, we are named as an additional insured and loss payee on the hull all risks and hull and spares war policies for the sum of the stipulated loss value or agreed value of the aircraft and our own contingent coverage in place is at least equal to the appraised value of the aircraft. In cases where the Servicer believes that the agreed value stated in the lease is not sufficient, the Servicer will purchase additional coverage, either in the form of hull and hull war total loss only or hull and hull war excess hull insurance for the deficiency and as an additional insured on the liability policies carried by our lessees.

The Servicer will obtain certificates of insurance/reinsurance from the lessees’ brokers to evidence the existence of such coverage. These certificates generally include, in addition to the information above, (i) a breach of warranty endorsement so that, subject to certain standard exceptions, our interests are not prejudiced by any act or omission of the lessee, (ii) confirmation that the liability coverage is primary and not contributory, (iii) agreement that insurers waive rights of subrogation against us and (iv) in respect to all policies, a 30-day notice of cancellation or material change; however, war and allied perils policies customarily provide seven days advance written notice for cancellation and may be subject to lesser notice under certain market conditions.

The insurance market imposes a sub limit on each operator’s primary liability policy applicable to third-party war risk liability, this limit customarily does not exceed $150 million upon which additional excess third party war liability coverage is then obtained in the London and the International Markets. U.S., Canadian and certain other non-European Community-based airlines have government war-risk insurance programs available in which they currently participate.

Although we currently require each lessee to purchase third party war risk liability in amounts greater than such sublimits, or obtain an indemnity from their government, the market or applicable governments may discontinue to make such excess coverage available for premiums that are acceptable to carriers. As a result, it is possible that we may be required to permit lessees to operate with considerably less third-party war risk liability coverage than currently carried, which could have a material adverse effect on the financial condition of our lessees and on us in the event of an uncovered claim.

In addition to the coverage maintained by our lessees, we maintain both contingent hull, hull war and liability insurance and possession hull, hull war and liability insurance with respect to our aircraft. Such contingent insurance is intended to provide coverage in the event that the insurance maintained by any of our lessees should not be available for our benefit as required pursuant to the terms of the contract. Such possession insurance is intended to provide coverage for any periods in which an aircraft is not subject to a lease agreement with a lessee. Consistent with industry practice, our possession insurance policies are subject to commercially reasonable deductibles or self-retention amounts.

We cannot assure you that we have adequately insured against all risks, that lessees will at all times comply with their obligations to maintain insurance, that any particular claim will be paid, or that we will be able to procure adequate insurance coverage at commercially reasonable rates in the future.

Government Regulation

The air transportation industry is highly regulated. Because we do not operate aircraft, we generally are not directly subject to most of these laws. However, our lessees are subject to extensive regulation under the laws of the jurisdiction in which they are registered or under which they operate. These laws govern, among other things, the registration, operation, maintenance and condition of our aircraft. See the risk factor, “We cannot assure you that all lessees will comply with the registration requirements in the jurisdiction where they operate.”

Most of our aircraft are registered in the jurisdictions in which the lessees of our aircraft are certified as air operators. As a result, our aircraft are subject to the airworthiness and other standards imposed by these jurisdictions. See the risk factor, “Government regulations could require substantial expenditures, reduce our profitability and limit our growth.”

Employees

We do not have any employees. Pursuant to the management agreement we have with our Manager, we have the dedicated services of our Manager’s chief executive officer and chief financial officer, who serve as our chief executive officer and chief financial officer, respectively, by appointment of our board of directors but who also remain employees of BBAM LP. The services performed by our chief executive officer and chief financial officer are provided at the cost of our Manager or an affiliate of our Manager. We also receive non-exclusive services of other personnel employed by BBAM LP from our Manager. Our Manager or an affiliate of our Manager, in consultation with the compensation committee of our board of directors, determines and pays the compensation of our chief executive officer and chief financial officer.

Legal Proceedings

We are not involved in any legal proceedings that we expect will have a material adverse effect on our business, financial position, results of operations or liquidity. From time to time, we may be subject to legal proceedings and claims in the ordinary course of business, principally claims relating to incidents involving aircraft and claims involving the existence or breach of a lease, sale or purchase contract. We expect the claims related to incidents involving our aircraft would be covered by insurance, subject to customary deductions. However, these claims could result in the expenditure of significant financial and managerial resources, even if they lack merit and if determined adversely to us and not covered by insurance could result in significant uninsured losses.

Properties

We have no physical facilities. Our executive offices are located on our Manager’s premises in Dublin, Ireland.

DIRECTORS AND SENIOR MANAGEMENT

The following table presents information about our directors and executive officers. The business address of each of our directors and executive officers listed below is West Pier, Dun Laoghaire, County Dublin, Ireland. Our telephone number at that address is +353 1 231-1900.

Name	Age	Position
Colm Barrington	67	Chief Executive Officer and Director
Gary Dales	57	Chief Financial Officer
Joseph M. Donovan	58	Director and Chairman
Erik G. Braathen	57	Director
Pat O’ Brien	59	Director
Robert S. Tomczak	51	Director
Susan M. Walton	52	Director
Steven Zissis	53	Director

Colm Barrington has been our chief executive officer and a member of our board of directors since May 2007. Mr. Barrington has over 40 years of experience in the global aviation industry, having started his aviation career in 1967 at Ireland’s national airline, Aer Lingus. In 1979, he joined GPA Group plc where he held various senior positions, including chief operating officer. In 1993, Mr. Barrington oversaw the successful integration of GPA Group plc and GE Capital Aviation Services (GECAS). In 1994, he joined Babcock & Brown Limited working in aircraft and lease management and arranging cross border lease financings of commercial aircraft. Mr. Barrington is the Non-Executive Chairman of the Board of Directors of Aer Lingus plc and a director of IFG Group plc. Mr. Barrington received a BA and an MA in Economics from University College Dublin and a public administration degree from the Institute of Public Administration, also in Dublin.

Gary Dales has been our chief financial officer since March 2008. Mr. Dales joined Babcock & Brown in August 2007 and BBAM in April 2010. Mr. Dales’ prior position was director of corporate development at PG&E Corporation, an energy based holding company. Prior to assuming that position, Mr. Dales served in various other financial roles at PG&E since 1994, including director of corporate accounting and SEC reporting. Prior to joining PG&E, Mr. Dales was a staff accountant, and later a manager, in the accounting and audit division at Arthur Andersen & Co. for more than 10 years. Mr. Dales graduated from the University of California, Santa Barbara with a BA in Business Economics. Mr. Dales is a member of the American Institute of Certified Public Accountants.

Joseph M. Donovan was appointed Chairman in April 2010 and has been a member of our board of directors since June 2007. Prior to his retirement in January 2007, Mr. Donovan was chairman of Credit Suisse’s Asset-Backed Securities and Debt Financing Group, which he led for nearly seven years. Prior thereto, Mr. Donovan was a managing director and head of Asset Finance at Prudential Securities (1998-2000) and Smith Barney (1995-1997). Mr. Donovan began his banking career at The First Boston Corporation in 1983, ultimately becoming a managing director at CS First Boston, where he served as Chief Operating Officer of the Investment Banking Department from 1992 to 1995. Mr. Donovan is a director of Institutional Financial Markets Inc. (formerly known as Cohen & Company) and Homeownership Preservation Foundation. Mr. Donovan received his MBA from The Wharton School and has a degree in Accountancy from the University of Notre Dame.

Erik G. Braathen has been a member of our board of directors since June 2007. Mr. Braathen has been the chief executive of Ojada AS, a privately owned investment company, since 1999. Prior to joining Ojada AS, Mr. Braathen was the chief executive officer of Braathens ASA where he gained extensive experience in the airline industry from 1986 to 1999. Mr. Braathen is a member of the boards of directors of Protector Insurance ASA, Peergynt Tours, Opra, Northsea PSV and Cenzia. Mr. Braathen is Chairman of the Board of Directors of Holmen Fondsforvaltning, Sayonara AS and Ojada AS. Mr. Braathen has a Master of International Management from AGSIM, Phoenix Arizona, and a Bachelor of Arts & Economics from the University of Washington.

Pat O’Brien has been a member of the board since August 15, 2013. Prior to his retirement in April 2011, Mr. O’Brien was a Partner at KPMG Dublin for 24 years, which he joined in March 1979. During his tenure with KPMG, Mr. O’Brien specialized in the aircraft leasing and financing sector and served as the tax adviser to a number of aircraft lessors and financiers in this sector. Mr. O’Brien has also worked with the Irish Department of Finance on legislative amendments affecting the aircraft leasing sector and has been published by the Irish

Taxation Institute. Mr. O’Brien is a director of Airspeed Limited, Eirtech Aviation Limited, Amentum Capital Limited, VGS Holdings Limited and Apollo Aviation Management Limited. Mr. O’Brien also serves as a director on the boards of Rabobank Ireland plc and ACC Bank plc. Mr. O’Brien is a Commerce graduate of the University College Dublin.

Robert S. Tomczak has been a member of our board of directors since April 2010. Mr. Tomczak is a Senior Vice President and the Chief Financial Officer of BBAM LP and leads BBAM’s accounting, finance and contract management teams and has over 20 years of experience in the aircraft leasing industry. From 1987 to 2010, Mr. Tomczak was a Finance Director at Babcock & Brown. Prior to joining Babcock & Brown in 1987, Mr. Tomczak worked for Arthur Andersen & Co. He graduated from California State University East Bay with a degree in Finance and Accounting.

Susan M. Walton has been a member of our board of directors since June 2007. Ms. Walton is currently the Chief Executive Officer of the Pestalozzi International Village Trust, a charity registered in England and the Chief Executive Officer of Pestalozzi Enterprises Limited. Until September 2010, Ms. Walton was a sub-regional director of the environmental charity Groundwork London. Prior thereto, Ms. Walton was the chief executive of Hampshire & Isle of Wight Wildlife Trust (“HWT”), a leading wildlife conservation charity in England, where she was responsible for biodiversity projects in two counties and developing partnerships with key stakeholder groups. Prior to joining HWT in 2006, she served as general manager—structured finance and export credit, for Rolls-Royce Capital Limited for nine years. Ms. Walton was also a Principal at Babcock & Brown from 1989 to 1997 where she was responsible for producing and implementing Babcock & Brown’s annual European Aerospace marketing plan. Ms. Walton is a trustee for the Sussex Wildlife Trust, a trustee for the Sussex East Area Meeting of Quakers, a member of the Corporation of Sussex Coast College Hastings and a member of the High Weald AONB Sustainable Development Fund Panel. Ms. Walton holds a degree in Environmental Conservation from Birkbeck College, University of London.

Steven Zissis was previously our chairman and has been a member of our board of directors since June 2007. Mr. Zissis is the President and Chief Executive Officer of BBAM LP. Mr. Zissis was the Head of Aircraft Operating Leasing at Babcock & Brown and has over 20 years of experience in the aviation industry. Prior to joining Babcock & Brown in 1990, Mr. Zissis was a vice president of Citibank, where he was also a founder and manager of the Portfolio Acquisition and Divestiture team. Mr. Zissis graduated from Rhodes College with a degree in Finance and International Studies.

Board of Directors

Our board of directors currently consists of seven members. Our bye-laws provide that the board of directors is to consist of a minimum of two and a maximum of 15 directors as the board of directors may from time to time determine. Pursuant to our management agreement and our bye-laws, so long as the Manager holds any of our manager shares, our Manager has the right to appoint the whole number of directors on our board of directors that is nearest to but not more than 3/7ths of the number of directors on our board of directors at the time. These directors are not required to stand for election by shareholders other than our Manager.

A majority of our directors are “independent” as defined under the applicable rules of the New York Stock Exchange. In accordance with our bye-laws, the independent directors are elected at each annual general meeting of shareholders and shall hold office until the next annual general meeting following his or her election or until his or her successor is elected or appointed or their office is otherwise vacated.

Compensation of Directors

Each independent member of our board of directors receives an annual cash retainer of $100,000 payable in equal quarterly installments. Our chairman receives an additional $60,000 per year. Each independent director who is a chairman of a committee of the board of directors receives an additional $15,000 per year. Our Manager-appointed directors receive no additional compensation beyond their participation in the 2010 Plan (as defined below).

We paid to our directors aggregate cash compensation of $0.6 million for services rendered during 2012. We do not have a retirement plan for our directors.

Committees of the Board

The standing committees of our board of directors consist of an audit committee, a compensation committee and a nominating and corporate governance committee. These committees are described below. Our board of directors may also establish various other committees to assist it in its responsibilities.

Audit Committee

Our Audit Committee is concerned primarily with the accuracy and effectiveness of the audits of our financial statements by our independent auditors. Its duties include:

•	selecting independent auditors for approval by our shareholders;
•	reviewing the scope of the audit to be conducted by our independent auditors, as well as the results of their audit;
•	approving audit and non-audit services provided to us by the independent auditors;
•	reviewing the organization and scope of our internal system of audit, financial and disclosure controls;
•	overseeing internal controls and risk management;
•	overseeing our financial reporting activities, including our annual report, and the accounting standards and principles followed;
•	reviewing and approving related-party transactions and preparing reports for the board of directors on such related-party transactions;
•	conducting other reviews relating to compliance by our employees with our policies and applicable laws; and
•	overseeing our internal audit function.

Each of the members of the Audit Committee is an “independent” director as defined under the applicable rules of the New York Stock Exchange. Mr. Donovan, and Mr. Braathen have served on the Audit Committee since June 2007. Since August 15, 2013, Mr. O’Brien has served on the Audit Committee. Mr. Donovan serves as chairperson.

Compensation Committee

Our Compensation Committee will be consulted by our Manager regarding the remuneration of our chief executive and chief financial officers and will be responsible for determining the compensation of our independent directors. Each of the members of the Compensation Committee is an “independent” director as defined under the applicable rules of the New York Stock Exchange. Mr. Braathen, and Ms. Walton have served on the Compensation Committee since June 2007. Since August 15, 2013, Mr. O’Brien has served on the Compensation Committee. Mr. Braathen serves as chairperson.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include the selection of potential candidates for our board of directors and the development and annual review of our governance principles. This committee also makes recommendations to our board of directors concerning the structure and membership of the other board committees. Each of the members of the Nominating and Corporate Governance Committee is an “independent” director as defined under the applicable rules of the New York Stock Exchange. Ms. Walton and Mr. Braathen have served on the Nominating and Corporate Governance Committee since June 2007. Since August 15, 2013, Mr. O’Brien has served on the Nominating and Corporate Governance Committee. Ms. Walton serves as chairperson.

Executive Compensation

On April 29, 2010, we adopted our 2010 Omnibus Incentive Plan (“2010 Plan”) and reserved 1,500,000 shares for issuance under the 2010 Plan. The 2010 Plan permitted the grant of (i) stock appreciation rights (“SARs”); (ii) restricted stock units (“RSUs”); (iii) nonqualified stock options; and (iv) other stock-based awards. As of December 31, 2012, we had made all permitted grants under the 2010 Plan.

SARs entitle the holder to receive any increase in value between the grant date price of Fly’s ADSs and their value on the exercise date. RSUs entitle the holder to receive a number of Fly’s ADSs equal to the number of RSUs awarded upon vesting. The SARs and RSUs granted in 2010 vest in three equal installments on the last day of the sixth, 18th and 30th month following the date of grant, and expire on the tenth anniversary of the grant date. The SARs and RSUs granted in 2011 and 2012 vest in three equal installments on the first, second and third anniversary of the grant date. We settle SARs and RSUs with newly issued ADSs.

The holder of a SAR or RSU grant is also entitled to dividend equivalent rights on each SAR and RSU that has been granted. For each dividend equivalent right, the holder shall have the right to receive a cash amount equal to the per share dividend paid by us during the period between the grant date and the earlier of the (i) award exercise date, (ii) termination date or the (iii) expiration date. Dividend equivalent rights expire at the same time and in the same proportion that the SARs and RSUs are either exercised, canceled, forfeited or expired. Dividend equivalent rights are payable to the holder only when the SAR or RSU on which the dividend equivalent right applies has vested.

Our Management

Pursuant to a management agreement, we have appointed Fly Leasing Management Co. Limited, a wholly owned subsidiary of BBAM LP, as our Manager to provide management services to us. In discharging its duties under the management agreement, our Manager uses the resources provided to it by BBAM LP and its affiliates. These resources include the dedicated services of Messrs. Colm Barrington and Gary Dales, who serve as our chief executive officer and chief financial officer, respectively, but who also remain employees of BBAM LP, the dedicated services of other members of our Manager’s core management team, and the non-exclusive services of other personnel employed by BBAM LP. Our chief executive officer and chief financial officer manage our day-to-day operations and affairs on a permanent and wholly dedicated basis. Our board of directors, chief executive officer and chief financial officer have responsibility for overall corporate strategy, acquisitions, financing and investor relations.

Share Ownership

None of our directors or executive officers individually own more than 1% of our outstanding common shares.

RELATED PARTY TRANSACTIONS AND MAJOR SHAREHOLDERS

Major Shareholders

The table below sets forth certain information regarding the beneficial ownership of our ADSs by each person known by us to be a beneficial owner of more than 5% of our ADSs as of November 26, 2013:

	Shares Beneficially Owned
Name	Number	Percent
Neuberger Berman Group LLC (1)	2,605,375	6.3%

(1)	The information above and in this footnote is based on information taken from the Schedule 13G/A filed by Neuberger Berman Group LLC and Neuberger Berman LLC with the SEC on February 14, 2013. Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power over 2,478,925 ADSs and shared dispositive power over 2,605,375 ADSs.

As of November 26, 2013, 1,438,812 of our ADSs were held by five holders of record in the United States, not including ADSs held of record by Depository Trust Company, or DTC. As of November 26, 2013, DTC was the holder of record of 38,109,133 ADSs. To the best of our knowledge, 39,547,945 ADSs were beneficially owned by holders with U.S. addresses. All ADS holders have the same voting rights.

We are not aware of any arrangements, the operation of which may at a subsequent date result in a change of control.

Manager Shares

Our Manager owns 100 manager shares that are entitled under our bye-laws to director appointment rights and the right to vote on amendments to the provision of our bye-laws relating to termination of our management agreement with them. Manager shares will not convert into common shares. Upon a termination of our management agreement, the manager shares will cease to have any appointment and voting rights and, to the extent permitted under Section 42 of Companies Act 1981 (Bermuda), will be automatically redeemed for their par value. Manager shares are not entitled to receive any dividends and, other than with respect to director appointment rights, the right to vote on amendments to the provision of our bye-laws relating to termination of our management agreement and as otherwise provided under the Companies Act 1981 (Bermuda), holder of manager shares have no voting rights.

Related Party Transactions

We have no employees and outsource our daily operations by entering into management, servicing and administrative agreements with BBAM LP. Services to be rendered under these agreements include acquiring and disposing of aircraft; marketing of aircraft for lease and re-lease; collecting rent and other payments from the lessees; monitoring maintenance, insurance and other obligations under the leases; enforcing the our rights under the lease terms; and maintaining the books and records of us and our subsidiaries. The Manager manages us under the direction of its chief executive officer and chief financial officer. Pursuant to the terms of these agreements, certain fees and expenses that may be payable to the Manager may be reduced for any like payments made to other BBAM LP affiliates.

Management Agreement

General

In discharging its duties under the management agreement, our Manager uses the resources provided to it by BBAM LP and its affiliates. These resources include the dedicated services of Messrs. Colm Barrington and Gary Dales, who serve as our chief executive officer and chief financial officer, respectively, but also remain employees of BBAM LP, the dedicated services of other members of our Manager’s core management team and the non-exclusive services of other personnel employed by BBAM LP.

Our Manager’s core management team consists of the Manager’s chief executive officer, chief financial officer and that level of dedicated or shared support personnel, such as corporate counsel, company secretary, financial controller and other accounting staff and risk and compliance personnel, as our Manager reasonably determines is necessary to provide the management and administrative services described below.

Services

Our Manager’s duties and responsibilities under the management agreement include the provision of the services described below. The management agreement requires our Manager to manage our business and affairs in conformity with the policies and investment guidelines that are approved and monitored by our board of directors. Our Manager may delegate the provision of all or any part of the services to any person affiliated or associated with BBAM LP.

Management and Administrative Services. Our Manager provides us with the following management and administrative services:

•	managing our portfolio of aircraft and other aviation assets and the administration of our cash balances;
•	if requested by our board, making available a member of the core management team of our Manager as our nominee on the board of directors of any of our subsidiaries (provided that each such member must be agreed between us and our Manager);
•	assisting with the implementation of our board’s decisions;
•	providing us suitably qualified and experienced persons to perform the management and administrative services for us and our subsidiaries, including persons to be appointed by our board to serve as our dedicated chief executive and chief financial officers (who shall remain employees of, and be remunerated by, our Manager or an affiliate of our Manager while serving in such capacities);
•	performing or procuring the performance of all reasonable accounting, tax, corporate secretarial, information technology, reporting and compliance services for us and our subsidiaries, including the preparation and maintenance of our accounts and such financial statements and other reports and filings as we are required to make with any governmental agency (including the SEC) or stock exchange;
•	supervising financial audits of us by an external auditor as required;
•	managing our relations with our investors and the public, including:
•	preparing our annual reports and any notices of meeting, papers, reports and agendas relating to meetings of our shareholders; and
•	assisting in the resolution of any complaints by or disputes with our investors and any litigation involving us (other than litigation in which our interests are adverse to those of our Manager or BBAM LP); and
•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Origination and Disposition Services. Our Manager also provides us with the following origination and disposition services:

•	sourcing opportunities relating to aircraft and other aviation assets, including using its commercially reasonable efforts to notify us of potential aviation asset investment opportunities that come to the attention of our Manager and which our Manager acting reasonably believes may be of interest to us as investments;
•	in relation to identified potential opportunities to purchase or sell aircraft and other aviation assets, investigating, researching, evaluating, advising and making recommendations on or facilitating such opportunities;
•	with respect to prospective purchases and sales of aircraft and other aviation assets, conducting negotiations with sellers and purchasers and their agents, representatives and financial advisors; and
•	otherwise providing advice and assistance to us in relation to the evaluation or pursuit of aviation asset investment or disposition opportunities as we may reasonably request from time to time.

We are under no obligation to invest in or to otherwise pursue any aviation asset investment or disposal opportunity identified to us by our Manager pursuant to the management agreement. Neither BBAM LP nor any of its affiliates or associates are restricted from pursuing, or offering to a third party, including any party managed by, or otherwise affiliated or associated with BBAM LP, or are required to establish any aviation asset investment protocol in relation to prioritization of, any aviation asset investment or disposal opportunity identified to us by our Manager pursuant to the management agreement.

Ancillary Management and Administrative Services. Our Manager also provides us with ancillary management and administrative services upon such terms as may be agreed from time to time between us and our Manager, which may require, among other things if requested by our board of directors:

•	the expansion of our Manager’s core management team with additional personnel as may be required by developments or changes in the commercial aircraft leasing industry (whether regulatory, economic or otherwise) or the compliance or reporting environment for publicly listed companies in the United States (whether as a result of changes to securities laws or regulations, listing requirements or accounting principles or otherwise); and
•	making available individuals (other than members of our Manager’s core management team) as our nominees on the boards of directors of any of our subsidiaries.

Servicing

For so long as our Manager’s appointment is not terminated, we agree to engage BBAM as the exclusive Servicer for any additional aircraft or other aviation assets that we acquire in the future on terms substantially similar to those set forth in the servicing agreement for our Initial Portfolio or the servicing agreement between B&B Air Acquisition and BBAM or on such other terms as we and BBAM may agree.

Competitors

In the management agreement, we agreed not to sell B&B Air Funding or any of its subsidiaries, or any of our other subsidiaries, receiving services from BBAM pursuant to a servicing agreement to a competitor of BBAM, or to any party that does not agree in a manner reasonably acceptable to BBAM to be bound by the provisions of the applicable servicing agreement, and we agreed not to permit competitively sensitive information obtained from BBAM to be provided to any such competitor even if such competitor is a shareholder or has the right to elect a member of our board of directors. We may also be required to screen certain of our directors and employees from competitively sensitive information provided by BBAM.

Compliance With Our Strategy, Policy and Directions

In performing the services, our Manager is required to comply with our written policies and directions provided to our Manager from time to time by our board of directors unless doing so would contravene any law or the express terms of the management agreement.

Notwithstanding the above, we may not make any decision, take any action or omit to take any action in relation to the acquisition, disposition or management of any aircraft or other aviation assets, unless:

•	that matter has been the subject of a recommendation by our Manager; or
•	the failure to make that decision, take that action or omit to take that action would breach the fiduciary duties of our directors or any law.

In addition, we may not direct our Manager (unless the direction is otherwise permitted under the management agreement) to make any decision, take any action or omit to take any action in relation to the acquisition, disposition or management of any aircraft or other aviation asset, and our Manager is not obliged to comply with any such direction if given by us, unless:

•	that matter has been the subject of a recommendation by our Manager; or
•	the failure to make that decision, take that action or omit to take that action would breach the fiduciary duties of our directors or any law.

Notwithstanding the foregoing, we may direct our Manager to review a proposed decision, action or omission to take an action in relation to the acquisition, disposition or management of any aircraft or other aviation asset and require that within a reasonable period of time our Manager either make or decline to make a recommendation with respect thereto.

The Manager shall also ensure that the members of the Compensation Committee of the Board of Directors of Fly are aware of the proposed salaries, bonuses, equity grants and other compensation arrangements for the chief executive officer, chief financial officer and, at the reasonable request of the Compensation Committee, other senior BBAM employees who devote substantial time to the Company (“Senior Executives”), and allow the Compensation Committee to participate in the discussion of such proposed arrangements for each Senior Executive, before such proposed arrangements are finalized by the Manager or its affiliates.

Appointment of Our Chief Executive Officer and Chief Financial Officer

Although our chief executive officer and chief financial officer are employees of our Manager (or an affiliate of our Manager), they serve us in such corporate capacities by appointment by our board of directors. The management agreement acknowledges that our board may terminate our chief executive officer or chief financial officer without our Manager’s consent. The management agreement provides that if there is a vacancy in such position for any reason, then our Manager will recommend a candidate to serve as replacement chief executive officer or chief financial officer. If our board of directors does not appoint the initial candidate proposed by our Manager to fill such vacancy, then our Manager will be required to recommend one or more further candidates until our board appoints a candidate recommended by our Manager for such vacancy.

Restrictions and Duties

Our Manager has agreed that it will use reasonable care and diligence and act honestly and in good faith at all times in the performance of the services under the management agreement. We refer to the foregoing standard as the “standard of care” required under the management agreement.

Under the management agreement, our Manager may not, without our board’s prior consent:

(1)	carry out any transaction with an affiliate of our Manager on our behalf, it being understood that BBAM has been appointed as the exclusive Servicer for our portfolio of aircraft, and that our Manager may delegate the provision of all or any part of the services under the management agreement to any person affiliated or associated with BBAM;
(2)	carry out any aviation asset investment or disposition transaction, or sequence of related aviation asset investment or disposition transactions with the same person or group of persons under common control, for us if the aggregate purchase price to be paid or the gross proceeds to be received by us in connection therewith would exceed $200 million;
(3)	carry out any aviation asset investment or disposition transaction if the sum of all the purchase prices to be paid or of all the gross proceeds to be received by us in connection with all such transactions during any quarter would exceed $500 million;
(4)	appoint or retain any third-party service provider to assist our Manager in providing management and administrative services if:
•	the amount to be paid by our Manager and reimbursed by us or paid by us to the third party with respect to any particular matter, or series of related matters, is reasonably likely to exceed $1 million; or
•	as a result of the appointment or retention, the amount to be paid by our Manager and reimbursed by us or paid by us to all such third-party service providers appointed or retained in any rolling 12-month period is reasonably likely to exceed $5 million;
(5)	appoint or retain any third-party service provider to assist our Manager in providing ancillary management and administrative or the origination and disposition services if:
•	the amount to be paid by our Manager and reimbursed by us or paid by us to the third party with respect to any particular matter, or series of related matters, is reasonably likely to exceed $1 million; or
•	as a result of the appointment or retention, the amount to be paid by our Manager and reimbursed by us or paid by us to all such third-party service providers appointed or retained in any rolling 12-month period is reasonably likely to exceed $7.5 million; or

(6)	hold any cash or other assets of ours, provided that our Manager may cause our cash and other assets to be held in our name or any custodian for us nominated or approved by us.

The thresholds discussed in clauses (4) and (5) above are reviewed regularly by us and our Manager and may be increased by our board of directors (but shall not be decreased) having regard to changes in the value of money, changes in our market capitalization and any other principles agreed between us and our Manager. The thresholds discussed in clauses (2) and (3) may be increased or decreased by our board of directors in its sole discretion at any time by notice to our Manager. Amounts relating to transactions and third-party service providers entered into, appointed or retained by BBAM on our behalf pursuant to our servicing agreements or administrative agency agreements are not included in determining whether the thresholds discussed under this heading have been met or exceeded. Acquisitions of series of aircraft from non-affiliated persons are deemed not to be related matters for purposes of this provision.

Relationship of Management Agreement and Servicing Agreements

To the extent that BBAM is entitled to exercise any authority, enter into any transaction or take any action on our behalf pursuant to any of our servicing agreements or administrative agency agreements, such servicing agreement or administrative agency agreement shall govern such exercise of authority, transaction or authority in the event of a conflict between the management agreement and such servicing agreement or administrative agency agreement.

Board Appointees

Pursuant to the management agreement and our bye-laws, for so long as Fly Leasing Management Co. Limited holds any of our manager shares, our Manager has the right to appoint the whole number of directors on our board of directors that is nearest to but not more than 3/7ths of the number of directors on our board of directors at the time. Our Manager’s appointees on our board of directors are not required to stand for election by our shareholders other than by our Manager.

Our Manager’s board appointees do not receive any cash compensation from us (other than out-of-pocket expenses) and do not have any special voting rights. The appointees of our Manager shall not participate in discussions regarding, or vote on, any related-party transaction in which any affiliate of our Manager has an interest. Our independent directors are responsible for approving any such related-party transactions.

Fees and Expenses

Pursuant to the management agreement, we pay our Manager the fees and pay or reimburse our Manager for the expenses described below.

Management and Administrative Services

Base and Rent Fees. In respect of the aircraft in our Initial Portfolio and any other aircraft we may acquire that will be held by B&B Air Funding or any of its subsidiaries or any other subsidiary we establish for the purpose of entering into an aircraft securitization financing, we pay our Manager:

•	a base fee of $150,000 per month per subsidiary we establish for the purpose of entering into an aircraft securitization financing, which will increase by 0.01% of the maintenance-adjusted base value (at the time of acquisition) of each additional aircraft acquired beyond the Initial Portfolio, in the case of B&B Air Funding, or beyond the initial portfolio of aircraft financed with the proceeds of the applicable aircraft securitization financing (the amount of the base fee will be subject to adjustment as set forth below under “—Fees and Expenses—Adjusting the Base Fees and Administrative Agency Fees”); and
•	a rent fee equal to 1.0% of the aggregate amount of basic rent due for all or any part of a month for any of such aircraft plus 1.0% of the aggregate amount of basic rent actually paid for all or any part of a month for any of such aircraft.

In 2012, 2011 and 2010, the base and rent fees we incurred and payable to the Manager were approximately $3.8 million, $4.2 million and $4.4 million, respectively. However, this entire amount was offset by servicing fees paid to BBAM pursuant to our servicing agreements. See “—Fees and Expenses—Credit for Servicing Fees Paid.”

Until August 9, 2012, we paid our Manager a fee equal to 3.5% of the aggregate amount of basic rent actually collected for all or any part of a month for all aircraft held by B&B Air Acquisition. In 2012, 2011 and 2010, the rent fees we incurred and that were payable to the Manager were approximately $1.5 million, $2.8 million and $2.8 million, respectively.

Origination and Disposition Fees and Change of Control Fees. We generally pay our Manager a fee for each acquisition or sale of aircraft or other aviation assets equal to 1.5% of the gross acquisition cost in respect of acquisitions or the aggregate gross proceeds in respect of dispositions. However, with respect to the GAAM Portfolio, we agreed to pay our Manager a one-time acquisition fee of $12.5 million (approximately 0.9% of the $1.4 billion value of the GAAM Portfolio). In addition, we will pay the Manager a disposition fee equal to 2% of the gross proceeds in respect of the disposition of any of the aircraft in the GAAM Portfolio on or prior to October 14, 2013 if the gross proceeds on such disposition exceed the net book value of such aircraft. The disposition fee payable on any aircraft in the GAAM Portfolio after October 14, 2013 will be 1.5% of aggregate gross proceeds on such disposition. We also pay our Manager a fee of 1.5% of the aggregate gross consideration received in respect of any change of control of our company, which includes the acquisition of more than 50% of our common shares or the acquisition of all or substantially all of our assets.

In 2012, we paid our Manager origination fees of $0.9 million in connection with the acquisition of four additional aircraft. In 2011, we paid our Manager origination fees of $1.5 million in connection with the acquisition of three additional aircraft. In 2010, an origination fee of $0.6 million was incurred in connection with the purchase of one aircraft.

In 2012, we paid our Manager disposition fees of $1.2 million for the sale of four aircraft. Disposition fees of $2.1 million were incurred in 2011 in connection with the sale of two aircraft. Disposition fees of $1.6 million were incurred in 2010 in connection with the sale of four aircraft.

Administrative Agency Fees. We pay to our Manager an administrative agency fee equal to $750,000 per annum for each aircraft securitization financing (the amount of the administrative agency fee for each aircraft securitization financing we establish will be subject to adjustment as set forth below under “—Fees and Expenses—Adjusting the Base Fees and Administrative Agency Fees”). In 2012, 2011 and 2010, we paid the Manager administrative agency fees totaling $0.8 million in respect of each year, but this amount was credited toward servicing fees paid pursuant to the Servicing Agreement between B&B Air Funding and BBAM.

Until August 9, 2012, our Manager was entitled to an administrative fee from B&B Air Acquisition of $240,000 per annum. In 2012, 2011 and 2010, we paid the Manager administrative agency fees totaling $0.2 million in respect of each year, but this amount was credited toward servicing fees paid pursuant to the Servicing Agreement between B&B Air Acquisition and BBAM.

Adjusting the Base Fees and Administrative Agency Fees. The amount of the base fee payable and the amount of the administrative agency fee payable for each aircraft securitization financing we establish will be increased (but not decreased) annually by the percentage movement (if any) in the CPI index applicable for the previous calendar year.

Ancillary Management and Administrative Services. We pay to our Manager such additional fees for any ancillary management and administrative services provided by our Manager to us from time to time as we and our Manager agree to before the ancillary management and administrative services are provided. We did not pay any ancillary management and administrative services fee to our Manager in 2010, 2009 or 2008.

Credit for Servicing Fees Paid. Base fees and rent fees paid to BBAM under our servicing agreements and administrative services fees paid to our Manager under the administrative services agreements are credited toward (and thereby reduce) the base and rent fees payable to our Manager as described above under “—Fees and Expenses—Management and Administrative Services—Base and Fees” and “—Fees and Expenses— Administrative Agency Fees.” Similarly, sales fees paid to BBAM under our servicing agreements in respect of aircraft dispositions are credited toward (and thereby reduce) the fee payable to our Manager in connection with dispositions as described above under “—Fees and Expenses—Origination and Disposition Services.” See “Servicing Agreements—Servicing Fees.”

Break Fees. Our Manager is entitled to one-third of the value of any break, termination or other similar fees received by us (with such value to be reduced by any third-party costs incurred by or on behalf of us or by our Manager on behalf of us in the transaction to which the fee relates) in connection with any investment or proposed investment to be made by us in any aircraft or other aviation assets. We did not pay any break fees to our Manager in 2012, 2011 and 2010.

Expenses of the Manager. We pay or reimburse our Manager:

•	quarterly payments of $2.5 million, subject to an annual adjustment indexed to the consumer price index applicable to the previous year, to our Manager to defray expenses. We refer to this foregoing amount as the “management expense amount.” The management expense amount is subject to adjustment by notice from our Manager and the approval of the independent directors on our board of directors;
•	for all our costs paid for us by our Manager (other than remuneration and certain expenses in relation to our Manager’s core management team and our Manager’s corporate overhead), including the following items which are not covered by the management expense amount:
•	directors’ fees for the directors on our board of directors and our subsidiaries,
•	directors’ and officers’ insurance for our and our subsidiaries’ directors and officers,
•	travel expenses of the directors (including flights, accommodation, taxis, entertainment and meals while traveling) to attend any meeting of the board of our company,
•	registration and listing fees in connection with the listing of our shares on the NYSE and registering the shares under the Securities Act
•	fees and expenses relating to any equity or debt financings we enter into in the future,
•	fees and expenses of the depositary for our ADSs,
•	costs and expenses related to insuring our aircraft and other aviation assets, including all fees and expenses of insurance advisors and brokers,
•	costs incurred in connection with organizing and hosting our annual meetings or other general meetings of our company,
•	costs of production and distribution of any of our security holder communications, including notices of meetings, annual and other reports, press releases, and any prospectus, disclosure statement, offering memorandum or other form of offering document,
•	website development and maintenance,
•	travel expenses of the core management team and other personnel of BBAM and its affiliates (including flights, accommodation, taxis, entertainment and meals while traveling) related to sourcing, negotiating and conducting transactions on our behalf and attending any meeting of the board or our company,
•	external legal counsel,
•	fees of third party consultants, accounting firms and other professionals,
•	external auditor’s fees, and
•	internal auditor’s fees.
•	for all taxes, costs, charges and expenses properly incurred by our Manager in connection with
•	the provision of ancillary management and administrative services,
•	the engagement of professional advisors, attorneys, appraisers, specialist consultants and other experts as requested by us from time to time; or which our Manager considers reasonably necessary in providing the services and discharging its duties and other functions under the management agreement, including, without limitation, the fees and expenses of professional advisors relating to the purchase and sale of aircraft and other aviation assets.

Term and Termination

On December 28, 2012, in connection with the sale of our 15% interest in BBAM LP, the Management Agreement was amended to extend the term to December 28, 2022, with an automatic five year renewal period unless Fly makes a payment to the Manager equal to $8.0 million, subject to potential future adjustment.

We may terminate our Manager’s appointment immediately upon written notice if but only if:

•	BBAM LP ceases to hold (directly or indirectly) more than 50% of the voting equity of, and economic interest in our Manager;
•	our Manager becomes subject to bankruptcy or insolvency proceedings that are not discharged within 75 days, unless our Manager is withdrawn and replaced within 90 days of the initiation of such bankruptcy or insolvency proceedings with an affiliate or associate of BBAM that is able to make correctly the representations and warranties set out in the management agreement;
•	at least 75% of our independent directors and holders of 75% or more of all of our outstanding common shares (measured by vote) determine by resolution that there has been unsatisfactory performance by our Manager that is materially detrimental to us;
•	our Manager materially breaches the management agreement and fails to remedy such breach within 90 days of receiving written notice from us requiring it to do so, or such breach results in liability to us and is attributable to our Manager’s gross negligence, fraud or dishonesty, or willful misconduct in respect of the obligation to apply the standard of care;
•	any license, permit or authorization held by our Manager which is necessary for it to perform the services and duties under the management agreement is materially breached, suspended or revoked, or otherwise made subject to conditions which, in the reasonable opinion of our board of directors, would prevent our Manager from performing the services and the situation is not remedied within 90 days; or
•	our Manager voluntarily commences or files any petition seeking bankruptcy, insolvency or receivership relief; consents to the institution of, or fails to contest the filing of any bankruptcy or insolvency filing; files an answer admitting the material allegations filed against it in any such proceeding; or makes a general assignment for the benefit of its creditors, unless our Manager is withdrawn and replaced within 15 days with an affiliate or associate of BBAM that is able to make correctly the representations and warranties set out in the management agreement.
•	an order is made for the winding up of our Manager, unless our Manager is withdrawn and replaced within 15 days with an affiliate or associate of BBAM that is able to make correctly the representations and warranties set out in the management agreement.

Our Manager may terminate the management agreement immediately upon written notice if;

•	we fail to make any payment due under the management agreement to our Manager within 15 days after the same becomes due;
•	we otherwise materially breach the management agreement and fail to remedy the breach within 90 days of receiving written notice from our Manager requiring us to do so;
•	if the directors in office on December 28, 2012 and any successor to any such director who was nominated or selected by a majority of the current directors and our Manager appointed directors, cease to constitute at least a majority of the board (excluding directors appointed by our Manager). (See “Board Appointees”.)

If our Manager terminates the management agreement upon the occurrence of any of the above, we will pay our Manager a fee as follows: (i) during the first five year term, an amount equal to three times the aggregate management expense amount in respect of the last complete fiscal year prior to the termination date; (ii) during the second five year term, an amount an amount equal to two times the aggregate management expense amount in respect of the last complete fiscal year prior to the termination date; (iii) during the third five year term, an amount an amount equal to the aggregate management expense amount in respect of the last complete fiscal year prior to the termination date.

Upon the termination of the management agreement, we will redeem all of the manager shares for their nominal value.

Conflicts of Interest

Nothing in the management agreement restricts BBAM or any of its affiliate or associates from:

•	dealing or conducting business with us, our Manager, any affiliate or associate of BBAM or any shareholder of ours;
•	being interested in any contract or transaction with us, our Manager, any affiliate or associate of BBAM or any shareholder of ours;
•	acting in the same or similar capacity in relation to any other corporation or enterprise;
•	holding or dealing in any of our shares or other securities or interests therein; or
•	co-investing with us.

Acting in Interests of Shareholders

Without limiting the clause set out above, in performing the services under the management agreement, our Manager shall act in the best interests of our shareholders. If there is a conflict between our shareholders’ interests and our Manager’s interests, our Manager shall give priority to our shareholders’ interests.

Indemnification and Limitation of Liability

We assume liability for, and have agreed to indemnify our Manager and any person to whom our Manager delegates its obligations in compliance with the management agreement, and their respective members, shareholders, managers, directors, officers, employees and agents, on an after-tax basis against, any losses and liabilities (collectively, “Losses”) that arise out of or in connection with the doing or failing to do anything in connection with the management agreement or on account of any bona fide investment decision made by the indemnified person, except insofar as any such loss is finally adjudicated to have been caused directly by the indemnified person from gross negligence, fraud or dishonesty, or willful misconduct in respect of the obligation to apply the standard of care under the management agreement. Our Manager and each other indemnified person is not liable to us for any Losses suffered or incurred by us arising out of or in connection with the indemnified person doing or failing to do anything in connection with the management agreement or on account of any bona fide investment decision made by the indemnified person, except insofar as any such Loss is finally adjudicated to have been caused directly by the gross negligence, fraud or dishonesty of, or willful misconduct in respect of the obligation to apply the standard of care under the management agreement by the indemnified person.

Independent Advice

For the avoidance of doubt, nothing in the management agreement limits the right of the members of our board of directors to seek independent professional advice (including, but not limited to, legal, accounting and financial advice) at our expense on any matter connected with the discharge of their responsibilities, in accordance with the procedures and subject to the conditions set out in our corporate governance principles from time to time.

Servicing Agreements

Our subsidiaries have entered into servicing agreements with BBAM relating to the aircraft owned by them. The principal services provided by BBAM pursuant to these servicing agreements relate to:

•	lease marketing and remarketing, including lease negotiation;
•	collecting rental payments and other amounts due under leases, collecting maintenance payments where applicable, lease compliance and enforcement and delivery and accepting redelivery of aircraft under lease;
•	implementing aircraft dispositions;
•	monitoring the performance of maintenance obligations of lessees under the leases;

•	procuring legal and other professional services with respect to the lease, sale or financing of the aircraft, any amendment or modification of any lease, the enforcement of our rights under any lease, disputes that arise as to any aircraft or for any other purpose that BBAM reasonably determines is necessary in connection with the performance of its services;
•	periodic reporting of operational information relating to the aircraft, including providing certain reports to lenders and other third parties; and
•	certain aviation insurance related services.

B&B Air Funding – Servicing Agreement

The servicing agreement between B&B Air Funding and BBAM provides that we pay to BBAM:

•	a base fee of $150,000 per month, which will increase by 0.01% of the maintenance-adjusted base value (at the time of acquisition) of each additional aircraft acquired into B&B Air Funding that is not an aircraft in our Initial Portfolio; and
•	a rent fee equal to 1.0% of the aggregate amount of basic rent due for all or any part of a month for any aircraft belonging to our Initial Portfolio, plus 1.0% of the aggregate amount of basic rent actually paid for all or any part of a month for any such aircraft.

In 2012, 2011 and 2010, we paid BBAM servicing fees totaling $3.8 million, $4.1 million and $4.4 million, respectively.

BBAM is also entitled to additional servicing fees consisting of a sales fee for each sale of an aircraft equal to 1.5% of the aggregate gross proceeds in respect of dispositions of aircraft assets. In 2012, we paid additional servicing fees to BBAM of $0.7 million in connection with the sale of three aircraft. In 2011, we paid additional servicing fees to BBAM of $0.6 million in connection with the sale of one aircraft. In 2010, we paid additional servicing fees to BBAM totaling $1.6 million in connection with the sale of four aircraft.

The agreement may be terminated in the case of certain events, including BBAM LP ceasing to own at least 50% of the voting or economic interest in our Servicer or if we cease to own at least 5% of BBAM LP. If either of the above servicer termination events occurs, B&B Air Funding, with the prior consent of Ambac Assurance Coporation, the Policy Provider under the Securitization (or the Policy Provider alone, if an event of default under the Securitization indenture has occurred and is continuing) may substitute BBAM with a replacement servicer upon receipt of a rating agency confirmation from each rating agency. A servicer termination event under the Servicing Agreement does not give rise to an event of default under the Securitization indenture.

In addition to the servicing agreement described above, B&B Air Funding has entered into an administrative services agreement with our Manager to act as its administrative agent and to perform various administrative services, including maintaining its books and records, procuring and supervising legal counsel, accounting, tax and other advisers. In consideration for such services, B&B Air Funding pays the administrative agent an annual fee of $750,000, subject to increases tied to a cost of living index, and will reimburse it for its expenses. For each of 2012, 2011, and 2010, we incurred administrative services fees totaling $0.8 million.

B&B Air Acquisition – Servicing Agreement

Until August 9, 2012, B&B Air Acquisition paid BBAM a servicing fee of $20,000 per month plus 3.5% of the monthly rents actually collected. In addition, BBAM received a sales fee equal to 1.5% of the cash proceeds collected with respect to the sale of any aircraft. In connection with the repayment of the B&B Air Acquisition Facility (see “Description of Other Indebtedness”), the servicing agreement with BBAM was terminated on August 9, 2012. Fees paid to BBAM pursuant to this servicing agreement in 2012, 2011 and 2010 amounted to $1.7 million, $3.0 million and $3.1 million, respectively.

Term Loan and Fly Acquisition II Facility – Servicing Agreements

Under the Term Loan and Fly Acquisition II Facility (see “Description of Other Indebtedness”), each of our servicing agreements with BBAM provide that we pay BBAM:

•	A fee equal to 3.5% of the monthly rents actually collected;

•	An administrative fee of $1,000 per month per aircraft;
•	An administrative fee of $10,000 per month and
•	A fee equal to 1.5% of the gross consideration collected with respect to any sale of the subject aircraft.

All Other Aircraft Acquired – Servicing Agreement

We have entered into servicing agreements with affiliates of BBAM with respect to the acquisition of other aircraft including the GAAM Portfolio. Under the terms of these servicing agreements, we will pay the servicers:

•	A fee equal to 3.5% of the monthly rents actually collected; and
•	An administrative fee of $1,000 per month per aircraft.

These servicing agreements can generally be terminated by us in the case of a material breach by the servicer that is not cured within 30 days of written notice, the bankruptcy or insolvency of the servicer or if the servicer ceases to be actively involved in the aircraft leasing business. Some servicing agreements require the consent of the lender providing financing for the acquisition of the relevant aircraft prior to termination. It is our intention to enter into substantially similar servicing agreements with respect to all future aircraft we acquire.

Rental and administrative fees paid to BBAM pursuant to these servicing agreements in 2012 and 2011 amounted to $8.0 million and $1.7 million, respectively. The rental and agency fees paid to BBAM pursuant to these servicing agreements in 2010 were insignificant.

In 2012, a disposition fee of $0.4 million was paid to BBAM in connection with the sale of an aircraft.

Related-Party Transactions for the Nine-Month Periods Ended September 30, 2013 and 2012

BBAM LP received base and rent fees pursuant to the management, servicing, and administrative agreements described above in amounts totaling $3.1 million and $3.2 million for the three month periods ended September 30, 2013 and 2012, respectively. For the nine month periods ended September 30, 2013 and 2012, base and rent fees incurred totaled $8.8 million and $9.5 million, respectively. BBAM LP also received administrative fees from aircraft owning subsidiaries of our company totaling $0.4 million and $0.5 million for the three month periods ended September 30, 2013 and 2012, respectively. For the nine month periods ended September 30, 2013 and 2012, BBAM LP received administrative fees of $1.4 million and $1.3 million, respectively.

For the nine month period ended September 30, 2013, we incurred $6.4 million of origination fees for newly acquired aircraft, respectively. For the nine month period ended September 30, 2012, we incurred $0.9 million, of origination fees in connection with the acquisition of aircraft during the respective periods. For the nine month periods ended September 30, 2013, a fee of $2.0 million was incurred for disposed aircraft. For the nine month periods ended September 30, 2012, a fee of $0.7 million was incurred for disposed aircraft.

We make quarterly payments to the Manager as compensation for providing the chief executive officer, the chief financial officer and other personnel, and for certain corporate overhead costs related to Fly (“Management Expenses”), subject to adjustments tied to the Consumer Price Index. The amount is also subject to adjustment by notice from the Manager and the approval of the independent members of our board of directors. For the nine month periods ended September 30, 2013 and 2012, we incurred $7.8 million and $7.7 million of Management Expenses, respectively.

In connection with the Term Loan, we also paid to the Manager a one-time origination fee of $0.6 million during the nine month period ended September 30, 2012.

At September 30, 2013 and December 31, 2012, the Manager had incurred reimbursable expenses totaling $0.3 million and $0.5 million, respectively, in connection with the performance of its services, which were payable by us.

In connection with our underwritten public equity offering in July 2013, we sold 142,857 common shares in the form of ADSs to certain of our officers and directors and BBAM LP at a price of $14.00 per ADS, generating proceeds of $2.0 million.

DESCRIPTION OF OTHER INDEBTEDNESS

Our secured borrowings, net of unamortized debt discounts, as of September 30, 2013 and December 31, 2012 are presented below:

	Net carrying value as of		Weighted average interest rate (1) as of
	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012	Maturity date
	(in thousands)
Securitization Notes Payable	$592,168	$639,281	3.54%	3.85%	November 2033
Nord LB Facility	448,689	490,717	4.16%	4.14%	November 2018
BOS Facility	205,857	268,625	5.26%	5.18%	September 2013 – December 2017
Term Loan	365,152	377,646	4.50%	5.75%	August 2018
Fly Acquisition II Facility	160,485	—	4.01%	—	July 2018
Other aircraft secured borrowings	403,647	276,143	5.68%	5.54%	December 2013 – July 2025
Total	$2,175,998	$2,052,412

(1)	Represents the contractual interest rates and effect of derivative instruments, and excludes the amortization of debt discounts and debt issuance costs.

Securitization Notes Payable

	Balance as of
	September 30, 2013	December 31, 2012
	(in thousands)
Outstanding principal balance:
Securitization Notes issued	$610,591	$660,444
Unamortized discount	(18,423)	(21,163)
Securitization Notes payable, net	$592,168	$639,281

On October 2, 2007, B&B Air Funding issued $853.0 million of aircraft lease-backed Class G-1 notes (the “securitization notes”). The securitization notes are direct obligations of B&B Air Funding and are not obligations of, or guaranteed by, Fly. Interest is payable monthly based on the current one-month LIBOR plus a spread of 0.67%, which includes an amount payable to Ambac Assurance Corporation, the provider of a financial guaranty insurance policy (the “Policy Provider”) that supports payment of interest and, in certain circumstances, principal on the securitization notes.

Until August 2012, there were scheduled minimum principal payments of approximately $1.0 million per month, subject to satisfying certain debt service coverage ratios and other covenants. Thereafter, all revenues collected during each monthly period have been applied to repay the outstanding balance of the securitization notes, after the payment of certain expenses and other costs, including the fees to the policy provider, interest and interest rate swap payments. The final maturity date of the securitization notes is November 14, 2033.

In 2009, we repurchased through a wholly-owned subsidiary $169.4 million principal amount of the securitization notes. In 2011, we sold $40.8 million principal amount of these repurchased securitization notes. During the first quarter of 2012, we sold the remaining $106.7 million principal amount of securitization notes for $87.3 million.

During the nine month periods ended September 30, 2013 and 2012, we made principal payments of $49.9 million and $8.7 million, respectively. The payment made in 2012 was net of $0.1 million, which was paid to us in respect of the securitization notes we previously held.

During the nine month period ended September 30, 2013, two aircraft that secured the securitization notes were sold. During the nine month period ended September 30, 2012, three aircraft that secured the securitization notes were sold and we repaid debt of $38.8 million associated with these aircraft. At September 30, 2013, 35 aircraft were financed under this facility.

B&B Air Funding is subject to certain financial and operating covenants. As of September 30, 2013, B&B Air Funding was not in default under the securitization notes.

In connection with the issuance of the securitization notes, B&B Air Funding entered into a revolving credit facility (“Note Liquidity Facility”) that provides additional liquidity of up to $60.0 million. Subject to the terms and conditions of the Note Liquidity Facility, advances may be drawn for the benefit of the holders of the securitization notes to cover certain expenses of B&B Air Funding, including maintenance expenses, interest rate swap payments and interest on the securitization notes. B&B Air Funding has not drawn on the Note Liquidity Facility.

Nord LB Facility

	Balance as of
	September 30, 2013	December 31, 2012
	(in thousands)
Outstanding principal balance	$461,793	$508,942
Unamortized debt discount	(13,104)	(18,225)
Nord LB Facility balance, net	$448,689	$490,717

At December 31, 2012, 18 aircraft were financed with a non-recourse, secured debt facility (the “Nord LB Facility”) provided by Norddeutsche Landesbank Gironzentrale (“Nord LB”). During the nine month period ended September 30, 2013, we sold one Boeing 737-700 aircraft from the Nord Facility and repaid $13.7 million of debt associated with this aircraft. At September 30, 2013, 17 aircraft remain financed through this facility. In February 2012, we completed an extension of the Nord LB Facility to November 2018.

The Nord LB Facility is structured as individual loans with each aircraft owning subsidiary acting as the borrower of its respective loan. Borrowings are secured by Fly’s equity interest in the subsidiaries which own the financed aircraft, the related leases, maintenance reserves and other deposits. The loans are cross-collateralized and contain cross-default provisions.

The loans under the Nord LB Facility bear interest at one month LIBOR plus 3.30% until the final maturity date of November 14, 2018. To mitigate its exposure to interest rate fluctuations, we have entered into interest rate swap arrangements. The blended weighted average interest rates for the facility, excluding the amortization of debt discounts and debt issuance costs, were 4.16% and 4.14% as of September 30, 2013 and December 31, 2012, respectively. As of September 30, 2013 and December 31, 2012, interest accrued on the facility totaled $0.7 million and $0.9 million, respectively.

We pay 95% of lease rentals actually received in the corresponding monthly collection period towards interest and principal. Upon the termination or expiration of a lease, no payments are due under the Nord LB Facility with respect to the outstanding loan amount for that aircraft until the earlier of six months from such termination or expiration or the date the aircraft is re-leased. Interest during this period increases the outstanding balance under the facility. If an aircraft remains off-lease after six months from the termination or expiration, interest must be paid on each payment date. If an aircraft remains off-lease after twelve months, we must pay debt service equal to 85% of the lease rate paid under the prior lease agreement. The lenders may require payment in full or foreclose on an aircraft that remains off-lease after 24 months, but the lenders may not foreclose on any other aircraft. During the nine month period ended September 30, 2013, we made total principal payments of $34.7 million. During the nine month period ended September 30, 2012, we made total principal payments of $46.2 million, which included a $25.0 million principal payment made in connection with the Nord LB Facility extension.

The Nord LB Facility does not contain any financial covenants. However, the Nord LB Facility does contain certain operating covenants relating to the maintenance, registration and insurance of the financed aircraft. The Nord LB Facility also contains certain conditions and restrictions which relate to the servicing and management of the financed aircraft, including covenants relating to the disposition and re-leasing of the aircraft. As of September 30, 2013, there was no default under the Nord LB Facility.

BOS Facility

	Balance as of
	September 30, 2013	December 31, 2012
	(in thousands)
Outstanding principal balance:
Senior tranches	$184,109	$242,815
Junior tranches	25,187	32,701
Total outstanding principal balance	209,296	275,516
Unamortized debt discount	(3,439)	(6,891)
BOS Facility balance, net	$205,857	$268,625

At December 31, 2012, eleven aircraft were financed through the BOS Facility which had an outstanding principal balance of $268.6 million, net of unamortized debt discount. The BOS Facility was initially a non-recourse, secured debt facility which was assumed as part of the acquisition of aircraft from GAAM. On November 19, 2013, we, through our subsidiaries, amended and extended the BOS Facility. At September 30, 2013, nine aircraft were financed through the BOS Facility, with an outstanding balance of $209.3 million. Pursuant to the amendment agreement (“Amended Facility”), we have agreed that two of the nine aircraft, each an Airbus A319-100 aircraft manufactured in 2000, will be sold, with proceeds from the sale to be paid to the lenders in full and final discharge of the loans secured by these aircraft. These sales are expected to close in the first quarter of 2014, but are required to close no later than the scheduled expiration of the leases in late 2014, which also coincides with the maturity dates of the loans in respect of these aircraft. When these aircraft are sold, the loans associated with these aircraft will be extinguished and no additional amounts will be paid by us or our subsidiaries in respect of these two loans.

The Amended Facility is provided by CBA and provides for seven new loans, to be aggregated in certain cases with existing CBA loans, on the remaining seven aircraft. Six of the loans mature in 2020 and one matures in 2018. The loans are cross-collateralized and cross-defaulted, and all payments are fully guaranteed by FLY. The new loans have an outstanding principal balance of approximately $127 million. In connection with the closing of the Amended Facility, we made a one-time payment of approximately $20 million to the lenders. Loans under the Amended Facility will bear interest equal to LIBOR plus 2.5%.

The borrowers in the Amended Facility are subject to certain operating covenants relating to the maintenance, registration and insurance of the aircraft owned by them. The Amended Facility also contains certain conditions and constraints related to the servicing and management of the financed aircraft. Amendments to our leases and any future leases require the prior consent of the lender. Any future sales of any financed aircraft require the repayment of the associated loan. In addition, if sales proceeds are insufficient to meet a required loan to value test, we will be required to contribute cash collateral to the extent of the deficiency at the time of the sale.

Term Loan

	Balance as of
	September 30, 2013	December 31, 2012
	(in thousands)
Outstanding principal balance	$375,250	$390,062
Unamortized debt discount	(10,098)	(12,416)
Term Loan balance, net	$365,152	$377,646

On August 9, 2012, through a wholly-owned subsidiary, we entered into a $395.0 million senior secured term loan that originally matured in 2018 (the “Term Loan”) with a consortium of lenders. The Term Loan was originally issued at an offering price of 96% of par value, or a discount of $15.8 million, bearing interest at one month LIBOR plus a margin of 5.50%, with a LIBOR floor of 1.25%. The Term Loan was originally secured by 23 aircraft.

On December 18, 2012, we re-priced the Term Loan to reduce the interest rate margin from 5.50% to 4.50%. In conjunction with the re-pricing, we paid the lenders a prepayment penalty of 1.00% of the outstanding principal amount which totaled $3.9 million.

On May 21, 2013, we completed a second re-pricing of the Term Loan to further reduce the interest rate margin to 3.50% and the LIBOR floor was reduced by 0.25% to 1.00%. In conjunction with this re-pricing, we paid the lenders a prepayment penalty of 1.00% of the outstanding principal amount which totaled $3.8 million.

The Term Loan requires quarterly principal payments of 1.25% of the original loan amount. We made a principal payment of $14.8 million during the nine month period ended September 30, 2013. In addition, the aggregate principal amount outstanding as measured on a quarterly basis must not exceed 67.5% of the lower of the mean or median of half-life adjusted base value of the financed aircraft as determined by three independent appraisers (“LTV Maintenance Test”). We are required to seek new appraisals semi-annually. As of September 30, 2013, there was no breach of the LTV Maintenance Test.

Until May 2014, the Term Loan can be prepaid in part or in whole for an amount equal to 101% of the outstanding principal amount being repaid. Thereafter, the Term Loan can be prepaid in part or in whole for an amount equal to 100% of the outstanding principal amount being repaid.

On November 21, 2013, we upsized and amended the Term Loan. The Term Loan had an outstanding principal balance of approximately $375 million as of September 30, 2013 and has been upsized by $105 million. The incremental borrowing was priced at 99.75% of the principal amount and we received net proceeds of approximately $102 million (net of fees and discounts) to partially finance the acquisition of five aircraft, as well as refinance two aircraft with loans maturing in December 2013. The maturity of the Term Loan was extended by one year to August 2019 and the maximum loan to value ratio was increased from 67.5% to 70.0%.

Borrowings under the Term Loan are secured by our equity interests in the aircraft owning and leasing subsidiaries, the aircraft and related leases and other deposits. The loan is fully guaranteed by us on a recourse basis. The Term Loan contains certain concentration limits with respect to types of aircraft which can be financed by the Term Loan, as well as geographic and single lessee concentration limits. These concentration limits apply upon the sale, removal or substitution of an aircraft.

There are no financial covenants in the Term Loan. However, the subsidiaries are subject to certain operating covenants relating to the maintenance, registration and insurance of the aircraft owned by them. The Term Loan also contains certain conditions and constraints which relate to the servicing and management of the financed aircraft, including covenants relating to the disposition and leasing of aircraft. We may substitute an aircraft with an appraised value equal to or greater than the subject aircraft provided certain other conditions, including the LTV Maintenance Test and concentration criteria, are met under the Term Loan.

During the first quarter of 2013, we sold one aircraft financed through the Term Loan. During the third quarter of 2013, we purchased one Boeing 737-800 aircraft using a combination of unrestricted cash and proceeds from the sale of the aircraft previously financed under this facility. The acquired aircraft replaced the aircraft that was sold as collateral under this facility. As of September 30, 2013, 23 aircraft were financed under the Term Loan.

As of September 30, 2013, there was no default under the Term Loan.

Fly Acquisition II Facility

	Balance as of
	September 30, 2013	December 31, 2012
	(in thousands)
Outstanding principal balance	$160,485	$—

On November 7, 2012, through a wholly-owned subsidiary, we entered into a senior secured, non-recourse revolving credit facility with a consortium of lenders (“Fly Acquisition II Facility”) providing loans in an aggregate amount of up to $250.0 million for an availability period of two years followed by a three year term, with an original maturity date of November 7, 2017.

On July 3, 2013, we increased total commitments under the Fly Acquisition II Facility up to $450.0 million. The availability period was extended to July 3, 2015. The availability period will be followed by a three-year term period, with a final maturity date of July 3, 2018. We pay a commitment fee of 0.75% per annum on a monthly basis to each lender on the undrawn amount of their commitment which accrues during the availability period. The applicable margin has been reduced by 0.50% to 3.25% during the availability period, stepping up to 3.75%, 4.25% and 4.75% in each subsequent year during the term period.

During the nine month period ended September 30, 2013, we purchased five Boeing 737-800 aircraft manufactured in 2013 using a combination of unrestricted cash and $161.6 million drawn under the Fly Acquisition II Facility. In addition, we refinanced two aircraft originally financed under the BOS Facility using a combination of unrestricted cash and $44.4 million drawn under the Fly Acquisition II Facility during the first quarter of 2013. During the third quarter of 2013, these two aircraft were refinanced out of this facility, resulting in repayments of $43.8 million. At September 30, 2013, five aircraft were financed through this facility.

In October 2013, we purchased one Boeing 737-800 aircraft manufactured in 2013. To finance the acquisition, we used a combination of unrestricted cash and $34.0 million drawn under the Fly Acquisition II Facility.

The borrowing base for each aircraft in the portfolio is equal to 72.5% of the lower of the (x) purchase price depreciated on a straight line basis assuming a 25-year useful life of the aircraft and (y) the lower of the current market value or base value appraisal. The outstanding aggregate amount of loans under the facility cannot exceed the sum of (x) the aggregate borrowing base of all aircraft and (y) if there is an event of default in respect of the borrowing base or if certain concentration criteria are not met at the end of the availability period, then 50% of maintenance reserves paid with respect to the aircraft and pledged to the lenders. Aircraft financed under the Fly Acquisition II Facility may not be more than eight years of age at the time of such funding.

During the availability period, we are required to make monthly principal payments equal to the aggregate outstanding principal amount of the loans less 72.5% of the aggregate purchase price of the aircraft depreciated on a straight line basis assuming a 25-year useful life of the aircraft.

We may make voluntary prepayments under the Fly Acquisition II Facility. In addition, we are required to make partial prepayments with any proceeds from the sale of aircraft and all insurance and other proceeds received with respect to any event of total loss of an aircraft.

Borrowings are secured by the beneficial interests in the aircraft owning and leasing subsidiaries, the aircraft and related leases, certain cash collateral and other deposits. In addition, we are required to maintain cash collateral equal to 2% of the aggregate outstanding principal balance of the loans. If there is an event of default in respect of the borrowing base or if certain concentration criteria are not met at the end of the availability period, then all of the maintenance reserves to be paid in respect of the financed aircraft following the occurrence of such event will be pledged to the lenders. Upon the occurrence of an event of default in respect of the borrowing base, we will also be required to pledge to the lenders all maintenance reserves deemed to have been received in respect of the financed aircraft prior to such event of default.

We are subject to certain operating covenants relating to the maintenance, registration and insurance of the acquired aircraft as well as the servicing and management of such aircraft, including maintaining certain lease concentration limits and the disposition of aircraft.

As of September 30, 2013, there was no default under the Fly Acquisition II Facility.

Other Aircraft Secured Borrowings

In addition to the debt financings described above, we have entered into and may periodically enter into additional borrowings to finance the acquisition of aircraft. These borrowings are usually structured as individual loans that are secured by pledges of our rights, title and interest in the financed aircraft and related leases. The maturity date on each loan generally matches the corresponding lease expiration date. We make scheduled monthly payments of principal and interest on each loan in accordance with a fixed amortization schedule. We made principal payments totaling $19.2 million and $15.1 million during the nine month periods ended September 30, 2013 and 2012, respectively.

These loans contain customary covenants relating to the maintenance, registration and insurance of the financed aircraft, as well as restrictions on our activities, including investments and other activities of the borrowers and restrictions on the granting of liens or other security interests in the aircraft. These loans also contain certain conditions and restrictions which relate to the servicing and management of the financed aircraft, including covenants relating to the disposition of aircraft and re-leasing of the aircraft. None of these loans include any financial covenants. We were not in default under any of these debt financings at September 30, 2013.

In July 2013, we acquired a Boeing 777-300ER aircraft with proceeds from secured, recourse debt refinancing.

As of September 30, 2013, other aircraft secured debt borrowings include: (i) two loans financing three aircraft that were assumed with the acquisition of the GAAM Portfolio, (ii) three loans that were arranged in connection with the re-lease of aircraft and (iii) twelve loans that were arranged in connection with the purchase of additional aircraft. In connection with the sale of six aircraft during the first quarter of 2013, the buyer assumed the obligations under the GAAM Facility No. 1.

As of September 30, 2013 and December 31, 2012, interest accrued on these loans totaled $1.3 million and $1.0 million, respectively.

The following table contains a summary of the key terms related to these other aircraft secured debt borrowings:

	Number of Aircraft Financed	Principal Balance Outstanding as of		Weighted Average Interest Rates (1)	Maturity Date
		September 30, 2013	December 31, 2012
	(in thousands)
GAAM Facility No. 1 (2)	—	$—	$42,090	—	—
GAAM Facility No. 2	2	29,744	31,630	6.30%	August 2014 – December 2015
GAAM Notes Payable (3)	4	61,215	65,298	4.61%	December 2015 – January 2018
Aircraft Notes Payable (4)	12	313,352	141,357	5.83%	December 2013 – July 2025
Total outstanding principal balance		$404,311	$280,375
Unamortized debt discount (2) (3)		(664)	(4,232)
Other aircraft secured borrowings balance, net		$403,647	$276,143

(1)	Represents the contractual interest rates.
(2)	In connection with the sale of the six aircraft financed by this facility in March 2013, the buyer assumed the debt facility which had an outstanding balance of $38.5 million, net of unamortized discount of $2.9 million. As of December 31, 2012, the unamortized discount associated with this facility totaled $3.2 million.
(3)	Includes four loans financing four aircraft. As of September 30, 2013 and December 31, 2012, the unamortized discount associated with one of the GAAM Notes Payable totaled $0.7 million and $1.0 million, respectively.
(4)	Includes twelve loans arranged in connection with the purchase of aircraft.

B&B Air Acquisition Facility

On August 9, 2012, the B&B Air Acquisition Facility, which financed 16 aircraft at that time, was repaid with proceeds from a new Term Loan (see below) and approximately $122.5 million of our cash. The facility was funded in two tranches, Tranche A and B. Tranche A was senior to Tranche B. Borrowings under the B&B Air Acquisition Facility incurred interest at a rate based on one-month LIBOR plus an applicable margin. The applicable margins for Tranche A and B were 1.50% per annum and 4.00% per annum, respectively.

DESCRIPTION OF THE NOTES

General

We will issue the notes as a series of our senior debt securities described in the accompanying prospectus under an indenture, to be dated December 11, 2013 (the “Base Indenture”), between us and Wells Fargo Bank, National Association, as Indenture Trustee (the “Trustee”). We refer to the Base Indenture, as supplemented and modified by a supplemental indenture, to be dated as of the date of the initial issuance of the notes (the “First Supplemental Indenture”) between us and the Trustee, as the “Indenture.”

For purposes of this summary, the terms “Company”, “we”, “us” and “our” refer only to Fly Leasing Limited and not to any of its Subsidiaries.

The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act,” or “TIA”). The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following is a summary of the material terms and provisions of the notes and the Indenture. The following summary does not purport to be a complete description of the notes or such agreements and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the notes. You may request a copy of the Indenture from us. The form of the Base Indenture is incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus is a part. We will file the Base Indenture and the First Supplemental Indenture by means of a report on Form 6-K. See “Where You Can Find More Information” in this prospectus supplement.

You can find definitions of certain terms used in this description under the heading “—Certain Definitions.”

Brief Description of the Notes

The notes will be:

•	general senior obligations of the Company;
•	pari passu in right of payment with any existing and future senior Indebtedness of the Company;
•	senior in right of payment to any Subordinated Indebtedness of the Company; and
•	structurally subordinated to all liabilities and preferred stock of subsidiaries of the Company that do not guarantee the notes.

Without limitation on the generality of the foregoing, the notes will be effectively subordinated to secured Indebtedness and other obligations of the Company to the extent of the value of the assets securing such Indebtedness and other obligations. In the event of the Company's bankruptcy, liquidation, reorganization or other winding up, the Company's assets that secure such secured Indebtedness and other obligations will be available to pay obligations on the notes only after all Indebtedness under such secured Indebtedness and other obligations have been repaid in full from such assets.

On the Closing Date, the notes will not be guaranteed by any subsidiary of the Company. The notes will be structurally subordinated to all liabilities and obligations of the Company's subsidiaries. Claims of creditors of the Company's subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred shareholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including Holders of the notes.

On the Closing Date, all of the Company's subsidiaries will be “Restricted Subsidiaries.” Under the circumstances described below under the subheading “—Certain Covenants—Limitation on Restricted Payments,” the Company will be permitted to designate other of the Company's Subsidiaries as “Unrestricted Subsidiaries.” The Company's Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture.

Listing

Application has been made to the Irish Stock Exchange for the notes to be admitted to the Official List and traded on the Global Exchange Market. There can be no assurance that any such approval will be granted or, if granted, that such listing will be maintained. Application has been made to the Irish Stock Exchange to approve this prospectus supplement. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system other than the Official List of the Irish Stock Exchange (Global Exchange Market).

Irish Listing Agent

The Bank of New York Mellon SA/NV, Dublin Branch is the Irish listing agent in respect of the notes. The Company will maintain such appointment so long as the notes are listed on the Global Exchange Market of the Irish Stock Exchange and the rules of the exchange so require. The address of the Irish Listing Agent is Hanover Building, Windmill Lane, Dublin 2, Ireland.

Note Guarantees

The obligations of the Company pursuant to the notes will be fully and unconditionally guaranteed (a “Note Guarantee”), jointly and severally, by each Restricted Subsidiary of the Company, but only under the conditions set out below. The notes will not be guaranteed initially by any of the Company’s subsidiaries or any third party.

The Note Guarantees will be:

•	senior unsecured obligations of each Guarantor;
•	rank pari passu in right of payment with any existing and future senior indebtedness of each Guarantor;
•	effectively subordinated to all existing and future secured indebtedness of each Guarantor to the extent of the value of the assets securing such indebtedness; and
•	structurally subordinated to any indebtedness of the Guarantor's subsidiaries that are not Guarantors.

From and after the Closing Date, the Company will not cause or permit any of its Restricted Subsidiaries (other than a Securitization Subsidiary or a Guarantor), directly or indirectly, to guarantee any Capital Markets Debt or unsecured Credit Facility (other than Standard Securitization Undertakings in connection with a Qualified Securitization Financing) of the Company or any Guarantor unless, such Restricted Subsidiary:

(a)	within five Business Days of the date on which it guarantees Capital Markets Debt or an unsecured Credit Facility of the Company or any Guarantor executes and delivers to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee in a Note Guarantee all of the Company's obligations under the notes and the Indenture and other terms contained in the applicable supplemental indenture and subject to the conditions contained in such supplemental indenture; and
(b)	delivers to the Trustee an Officers' Certificate and an Opinion of Counsel (which may contain customary exceptions) that such supplemental indenture and Note Guarantee have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute legal, valid, binding and enforceable obligations of such Restricted Subsidiary.

Thereafter, such Subsidiary of the Company shall be a Guarantor for all purposes of the Indenture until such Note Guarantee is released in accordance with the provisions of the Indenture. In the event of a sale or other transfer or disposition of all of the Capital Stock in any subsidiary of the Company that is a Guarantor to any Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, or in the event all or substantially all the assets or Capital Stock of a subsidiary of the Company that is a Guarantor are sold or otherwise transferred, by way of merger, consolidation or otherwise, to a Person that is not an Affiliate of the Company in compliance with the terms of the Indenture, then, without any further action on the part of the Trustee or any Holder, such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be deemed automatically and unconditionally cancelled, released and discharged of any obligations under its Note Guarantee, as evidenced by a written instrument or confirmation executed by the Trustee, upon request; provided, however that the Company delivers an Officers' Certificate to the Trustee certifying that the net cash proceeds of such sale or other disposition will be applied in accordance with the “Asset Sales” covenant and, if evidence of such cancellation, discharge or release is requested to be executed by the Trustee, an Officers' Certificate and an Opinion of Counsel. In addition, the Note Guarantee of a Subsidiary of the Company that is a Guarantor will be released:

(a)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(b)	if the Guarantor ceases to be a guarantor under any Capital Markets Debt or unsecured Credit Facilities, including the guarantee that resulted in the obligation of such Guarantor to guarantee the notes, and is released or discharged from all obligations thereunder; provided that if such Person has incurred any Indebtedness in reliance on its status as a Guarantor under the covenant “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” such Guarantor's obligations under such Indebtedness, as the case may be, so incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Guarantor) under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; or
(c)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

The Company may cause any other Subsidiary of the Company to issue a Note Guarantee and become a Guarantor.

Each Note Guarantee by a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Principal, Maturity and Interest

The notes will mature on December 15, 2020. The Company may issue additional notes from time to time after this offering under the Indenture (“Additional Notes”). Any offering of Additional Notes is subject to the covenants described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes offered hereby and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture. Unless the context requires otherwise, references to “notes” for all purposes of the Indenture and this “Description of the Notes” include any Additional Notes that are actually issued. The notes will be issued in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof.

Interest on the notes will accrue at the rate of 6.750% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2014, to Holders of record on the immediately preceding June 1 and December 1. Interest on the notes will accrue from the last interest payment date on which interest was paid or, if no interest has been paid, from December 11, 2013. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The statute of limitations for enforcement of claims under the notes and the Indenture is six years.

Payment of Additional Amounts

All payments made under or with respect to the notes or any Note Guarantee by the Company, any Guarantor or any successor to any of them (each such person, a “Payor”) will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, imposts, assessments or other government charges and any interest, penalties or other liabilities with respect thereto (“Taxes”), unless the withholding or deduction of such Taxes is required by law. If any withholding or deduction for or on account of Taxes is required by applicable law of a Relevant Tax Jurisdiction (as defined below), the applicable Payor will pay to Holders of the notes such additional amounts (“Additional Amounts”) as may be necessary so that every net payment of interest (including any premium paid upon redemption of the notes and any discount deemed interest under applicable law of a Relevant Tax Jurisdiction), principal or other amount on that note or the Note Guarantee will not be less than the amount such Holders would have received if such Taxes had not been withheld or deducted.

Net payment shall mean the amount that any Holder receives from any Payor or our Paying Agent after deduction or withholding of any amount for or on account of any Taxes imposed with respect to that payment (including any withholding or deduction attributable to Additional Amounts) by Bermuda, Ireland or any jurisdiction where any Payor is incorporated, resident or engaged in business for tax purposes or from or through which any payment in respect of the notes or any Note Guarantee is made, or any political subdivision or taxing authority thereof or therein (each, a “Relevant Tax Jurisdiction”).

The Company (and Guarantors) will also indemnify and reimburse Holders for:

•	taxes (including any interest, penalties and related expenses) imposed on the Holders (or if a Holder is not the beneficial owner, the beneficial owner) by a Relevant Tax Jurisdiction if and to the same extent that a Holder would have been entitled to receive Additional Amounts if the Company (or a Guarantor) or other applicable withholding agent had been required to deduct or withhold those taxes from payments on the notes or the Note Guarantees; and
•	stamp, court, documentary or similar taxes or charges (including any interest, penalties and related expenses) imposed by a Relevant Tax Jurisdiction in connection with the execution, delivery, enforcement or registration of the notes or the Note Guarantees or other related documents and obligations.

This obligation to pay Additional Amounts is subject to several important exceptions, however. The Company (or a Guarantor) will not pay Additional Amounts to any Holder for or on account of any of the following:

•	any Tax imposed solely because at any time there is or was a connection between the Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of or possessor of power over the relevant Holder if the Holder is an estate, nominee, trust, partnership, limited liability company, or corporation) and the Relevant Tax Jurisdiction imposing the tax (including having a permanent establishment in, being a citizen, resident or national of or incorporated in or carrying on a business in such Relevant Tax Jurisdiction), other than the mere receipt of a payment or the acquisition, ownership, disposition or holding of, or enforcement of rights under, a note or the Note Guarantees;
•	any estate, inheritance, gift, excise, transfer, property, transfer or any similar tax, assessment or other governmental charge;
•	any Taxes imposed solely because the Holder (or if the Holder is not the beneficial owner, the beneficial owner) fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the Holder or any beneficial owner of the note or the Note Guarantees, if compliance is required by law or by an applicable income tax treaty to which the jurisdiction imposing the tax is a party, as a precondition to an exemption from the tax, assessment or other governmental charge for which such Holder is eligible and the Company (or a Guarantor) has given the Holders written notice within a reasonable period of time prior to the first payment date with respect to which such information or identification is required under applicable law that Holders will be required to provide such information and identification;
•	any Taxes with respect to a note or a Note Guarantee presented for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of the note would have been entitled to Additional Amounts had the notes been presented on the last day of such 30-day period;
•	any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income, which was adopted by the ECOFIN Council on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive;
•	any Tax imposed on or with respect to a payment made to a Holder or beneficial owner of notes who would have been able to avoid such withholding or deduction by presenting the relevant notes to another paying agent in a member state of the European Union;
•	any Tax payable other than by deduction or withholding from payments to a Holder or beneficial owner under, or with respect to, the notes or with respect to any Note Guarantee; or
•	any combination of above items.

The Payor will (i) make any such withholding or deduction required by applicable law and (ii) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Payor will make reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Tax Jurisdiction imposing such Taxes. The Payor will provide to the Trustee, within a reasonable time after the date the payment of any Taxes so deducted or withheld are due pursuant to applicable law, either a certified copy of tax receipts evidencing such payment, or, if such tax receipts are not reasonably available to the Payor, such other documentation that provides reasonable evidence of such payment by the Payor.

The tax gross-up and indemnity obligations described above will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any successor Person to any Payor and to any jurisdiction in which such successor is organized or is otherwise resident or doing business for tax purposes or any jurisdiction from or through which payment is made by such successor or its respective agents. Whenever the Indenture or this “Description of the Notes” refers to, in any context, the payment of principal, premium, if any, interest or any other amount payable under or with respect to any note or any guarantee, such reference includes the payment of Additional Amounts or indemnification payments as described hereunder, if applicable.

Payments

Principal, premium, if any, and interest on the notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose.

Ranking

The Indebtedness evidenced by the notes will be senior Indebtedness of the Company, and will rank pari passu in right of payment with all existing and future senior Indebtedness of the Company. The Indebtedness evidenced by the notes will be senior in right of payment to all existing and future Subordinated Indebtedness of the Company.

As of September 30, 2013, on an as adjusted basis after giving effect to this offering and the use of proceeds therefrom, the Company and its Subsidiaries would have had $2.5 billion aggregate principal amount of Indebtedness outstanding, $2.2 billion of which was secured Indebtedness and none of which was Subordinated Indebtedness. All of the operations of the Company are conducted through its Subsidiaries. Claims of creditors on such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including the Holders of the notes. The notes, therefore, will be structurally subordinated to holders of Indebtedness and other creditors (including trade creditors) and preferred shareholders (if any) of the Subsidiaries of the Company.

Although the Indenture will limit the incurrence of Indebtedness by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes, but the Company may be required to offer to purchase the notes as set forth below under “—Repurchase at the Option of Holders.”

Optional Redemption

Except as described below, the notes are not redeemable at the Company's option.

Prior to December 15, 2016, the Company may redeem all or a part of the notes, upon not less than 30 nor more than 60 days' prior notice to the Holders, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On and after December 15, 2016, the Company will be entitled at its option, at any time and from time to time, to redeem all or a portion of the notes, upon not less than 30 nor more than 60 days’ prior notice to the Holders, at the redemption prices (expressed as percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on December 15 of the years set forth below:

Period	Redemption Price
2016	105.063%
2017	103.375%
2018	101.688%
2019 and thereafter	100.000%

In addition, at any time prior to December 15, 2016, the Company may redeem, on any one or more occasions, with all or a portion of the net cash proceeds of one or more Equity Offerings (within 60 days of the consummation of any such Equity Offering), up to 35% of the aggregate principal amount of the notes (including any additional notes) at a redemption price (expressed as a percentage of the aggregate principal amount of the notes so redeemed) equal to 106.750% plus accrued and unpaid interest to but not including, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes must remain outstanding immediately after each such redemption.

The Trustee shall select the notes to be redeemed in the manner described under “—Repurchase at the Option of Holders—Selection and Notice.”

In addition to the Company's right to redeem notes as set forth above, the Company may at any time and from time to time purchase notes in open-market transactions, tender offers or otherwise.

Redemption for Taxation Reasons

The Company will be entitled, at its option, to redeem the notes in whole (but not in part) if at any time it becomes obligated to pay Additional Amounts on the notes on the next interest payment date with respect to the notes, but only if its obligation results from a change in, or an amendment to, the laws or treaties (including any regulations or official rulings promulgated thereunder) of a Relevant Tax Jurisdiction (or a political subdivision or taxing authority thereof or therein), or from a change in any official position regarding the interpretation, administration or application of those laws, treaties, regulations or official rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction), that becomes effective and is announced after the Closing Date (or, if the applicable Relevant Tax Jurisdiction became a Relevant Tax Jurisdiction on a date after the Closing Date, such later date) and provided the Company cannot avoid the obligation after taking reasonable measures to do so. If the Company redeems the notes in these circumstances, it will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, and any other amounts due to the redemption date.

If the Company becomes entitled to redeem the notes in these circumstances, it may do so at any time on a redemption date of its choice. However, the Company must give the Holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which it would be obligated to pay Additional Amounts. In addition, the Company's obligation to pay Additional Amounts must remain in effect when it gives the notice of redemption. Notice of the Company's intent to redeem the notes shall not be effective until such time as it delivers to the Trustee both an Officers' Certificate stating that the obligation to pay Additional Amounts cannot be avoided by taking reasonable measures and an opinion of independent legal counsel or an independent auditor stating that the Company is obligated to pay Additional Amounts because of an amendment to or change in law, treaties or position as described in the preceding paragraph.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, the Company will make an offer to purchase all of the notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to

101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Company will send notice of such Change of Control Offer, with a copy to the Trustee, to each Holder of notes as provided in “—Notices” below, with the following information:

(1)	a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;
(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is given (the “Change of Control Payment Date”);
(3)	any note not properly tendered will remain outstanding and continue to accrue interest;
(4)	unless the Company defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on, but not including, the Change of Control Payment Date;
(5)	Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;
(6)	Holders will be entitled to withdraw their tendered notes and their election to require the Company to purchase such notes; provided that the paying agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing its tendered notes and its election to have such notes purchased;
(7)	if such notice is given prior to the occurrence of a Change of Control, stating the Change of Control Offer is conditional on the occurrence of such Change of Control; and
(8)	that Holders whose notes are being purchased only in part will be issued notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $200,000 or an integral multiple of $1,000 in excess thereof.

While the notes are in global form and the Company makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to DTC's rules and regulations.

We will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control.

Notes repurchased by us pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

The Company will comply with the requirements of Section 14(e) under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Company will, to the extent permitted by law,

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,
(2)	on or prior to 10:00 a.m. New York City time, deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered, and
(3)	at the option of the Company, deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an Officers' Certificate stating that such notes or portions thereof have been tendered to and purchased by the Company.

The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee, upon the Company's order, will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $200,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature is a result of negotiations between the underwriters and us. We have no present intention to engage in a transaction that would trigger a Change of Control Offer, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could cause a change in effective control of the Company, increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in a highly levered transaction.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to certain Persons. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of notes may require the Company to make an offer to repurchase the notes as described above. In a recent decision, the Chancery Court of the State of Delaware raised the possibility that a change of control occurring as a result of a failure to have “continuing directors” comprising a majority of a board of directors may be unenforceable on public policy grounds.

The existence of a Holder's right to require the Company to repurchase such Holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

Notice of redemption or repurchase, at the Company's option and discretion, be subject to one or more conditions precedent, including, but not limited to, completion of such Change of Control, as the case may be.

Asset Sales

The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale unless:

(1)	the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

Within 365 days after the Company's or a Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale covered by this clause (a), the Company or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale:

(1)	to make one or more offers to the Holders of the notes (and, at the option of the Company, the holders of other senior Indebtedness) to purchase notes (and such senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture (each, an “Asset Sale Offer”); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness; provided further that if the Company or such Restricted Subsidiary shall so reduce any senior Indebtedness (other than the notes), the Company will equally and ratably reduce Indebtedness under the notes by making an offer to all Holders of notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of the notes, such offer to be conducted in accordance with the procedures set forth below for an Asset Sale Offer;
(2)	to make an investment in (a) any one or more businesses; provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Company or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other long-term assets, in each of (a), (b) and (c), used or useful in a Similar Business;
(3)	to reduce Indebtedness of a Restricted Subsidiary, other than Indebtedness owed to the Company or another Restricted Subsidiary; provided that the acquisition of Indebtedness of a Restricted Subsidiary by the Company shall constitute a reduction in such Indebtedness; or
(4)	any combination of the foregoing.

Any Net Proceeds that are not invested or applied as provided and within the time period set forth in the first sentence of the immediately preceding paragraph will be deemed to constitute “Excess Proceeds.” In the case of clause (2) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that (x) such investment is consummated within 365 days after receipt by the Company or any Restricted Subsidiary of the Net Proceeds of any Asset Sale, and (y) if such investment is not consummated within the period set forth in subclause (x), the Net Proceeds not so applied will be deemed to be Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company shall make an Asset Sale Offer to all Holders of the notes, and, if required by the terms of any senior Indebtedness, to the holders of such senior Indebtedness, to purchase the maximum principal amount of notes and such other senior Indebtedness, that are $200,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Company will commence an Asset Sale Offer with respect to Excess Proceeds within 30 days after the date that Excess Proceeds exceeds $25.0 million by giving the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such senior Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the senior Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the notes and such senior Indebtedness will be purchased on a pro rata basis based on the principal amount of the notes or such senior Indebtedness tendered, subject to adjustments by the Company so that no notes or such other senior Indebtedness are left outstanding in unauthorized denominations. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. After the Company or any Restricted Subsidiary has applied the Net Proceeds from any Asset Sale as provided in, and within the time periods required by, this paragraph (a), the balance of such Net Proceeds, if any, from such Asset Sale may be used by the Company or such Restricted Subsidiary for any purpose not prohibited by the terms of the Indenture.

For purposes of this covenant, the following are deemed to be cash or Cash Equivalents:

(a)	any liabilities (as shown on the Company's, or such Restricted Subsidiary's most recent internally available balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are contingent or by their terms subordinated to the notes) that are assumed by the transferee of any such assets and as a result of which the Company and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;
(b)	any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale;
(c)	any Capital Stock, provided such receipt of Capital Stock would qualify under clause (2) of the second paragraph of this section; and
(d)	any Designated Noncash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (d) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If less than all of the notes are to be redeemed or repurchased at any time, selection of such notes for redemption or repurchase, will be made by the Trustee on a pro rata basis or by lot or otherwise in accordance with the procedures of DTC; provided that no notes of $200,000 or less shall be purchased or redeemed in part.

Notices of purchase or redemption shall be given at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed as provided in “—Notices” below. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. In the case of any book-entry notes, notices of purchase or redemption will be given to DTC in accordance with its applicable procedures.

A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Company defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Covenant Suspension

If on any date following the Closing Date (i) the notes have Investment Grade Ratings from two Rating Agencies, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and the Restricted Subsidiaries will not be subject to the following covenants (collectively, the “Suspended Covenants”):

(1)	“Repurchase at the Option of Holders—Asset Sales”;

(2)	“—Limitation on Restricted Payments”;
(3)	“—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(4)	clause (4) of the first paragraph of “—Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets”;
(5)	“—Transactions with Affiliates”; and
(6)	“—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.”

In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one of the Rating Agencies (a) withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating and/or (b) the Company or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one of the Rating Agencies indicates that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

The period of time between the date of the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Proceeds shall be reset at zero. During the Suspension Period no additional subsidiary may be designated an Unrestricted Subsidiary unless such designation would have been permitted if the covenant described under the caption “Limitation on Restricted Payments” had been in effect at all times during the Suspension Period. In the event of any such reinstatement, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under the Indentures with respect to notes; provided that (1) with respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments made will be calculated as though the covenant described under the caption “—Limitation on Restricted Payments” had been in effect prior to, but not during the Suspension Period, and (2) all Indebtedness incurred, or Disqualified Stock or preferred stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (c) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

The Company will give written notice to the Trustee and the Holders within 30 days of the date of any Covenant Suspension Event and/or any Reversion Date.

There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of the Company's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any amalgamation, merger or consolidation other than:
(A)	dividends or distributions by the Company payable in Equity Interests (other than Disqualified Stock) of the Company or in options, warrants or other rights to purchase such Equity Interests; or
(B)	dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;
(2)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Company, including in connection with any amalgamation, merger or consolidation;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than (x) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition and (y) Indebtedness of the Company to a Restricted Subsidiary or a Restricted Subsidiary to the Company or another Restricted Subsidiary; or
(4)	make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(b)	immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional indebtedness under the provisions of the first paragraph of the covenant described “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and
(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Closing Date (including Restricted Payments permitted by clauses (1), (12) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of:
(1)	50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the full fiscal quarter in which the Closing Date occurs, to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus
(2)	100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Company since immediately after the Closing Date from the issue or sale of:
(x)	Equity Interests of the Company; or
(y)	debt securities, Designated Preferred Stock or Disqualified Stock of the Company or any Restricted Subsidiary that have been converted into or exchanged for such Equity Interests of the Company;
provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted or exchanged debt securities of the Company sold to a Restricted Subsidiary or the Company, as the case may be or (c) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock, plus
(3)	100% of the aggregate amount of cash and the Fair Market Value of marketable securities or other property contributed to the capital of the Company following the Closing Date (other than by a Restricted Subsidiary), plus
(4)	100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property received by the Company or a Restricted Subsidiary by means of:
(A)	the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Company and its Restricted Subsidiaries in each case after the Closing Date; or

(B)	the sale (other than to the Company or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary (other than to the extent such Investment constituted a Permitted Investment) or a dividend or distribution from an Unrestricted Subsidiary in each case after the Closing Date; plus
(5)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Company or a Restricted Subsidiary pursuant to clause (5) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment, plus
(6)	$45.0 million.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;
(2)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Company, which is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:
(A)	the principal amount (or accreted value) of such new Indebtedness does not exceed the principal amount, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium and any reasonable tender premiums, defeasance costs or other fees and expenses incurred in connection with the issuance of such new Indebtedness,
(B)	such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity of the notes, and
(C)	such Indebtedness has a Weighted Average Life to Maturity which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any notes then outstanding were instead due on such date one year following the maturity date of such notes (provided that, in the case of this subclause (C)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness being refunded or refinanced or defeased);
(3)	a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company held by any future, present or former employee, director or consultant of the Company or any of its Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (3) do not exceed in any calendar year $5.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10.0 million in any calendar year);
(4)	the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any other Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;
(5)	Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (5) that are at the time outstanding, not to exceed $50.0 million and 1.25% of Total Assets at the time of such investment; provided, that the dollar amount of

Investments made pursuant to this clause (5) may be reduced by the Fair Market Value of the proceeds received by the Company and/or its Restricted Subsidiaries from the subsequent sale, disposition or other transfer of such Investments (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(6)	(x) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants, and (y) payment of dividend equivalents pursuant to grants of Equity Interests to employees and directors of the Company under the Company's equity incentive plans;
(7)	other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (7) not to exceed $45.0 million;
(8)	Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;
(9)	the purchase by the Company of fractional shares arising out of stock dividends, splits or combinations or business combinations;
(10)	distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases and repurchases of Securitization Assets in connection with a Qualified Securitization Financing;
(11)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness required pursuant to the provisions similar to those described under the captions “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales”; provided that there is a concurrent or prior Change of Control Offer or Asset Sale Offer, as applicable, and all notes tendered by Holders of the notes in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;
(12)	any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Company (other than any Disqualified Stock) (“Refunding Capital Stock”); and
(13)	any dividends or distributions by the Company on its common shares (directly or in the form of American Depositary Shares) and any repurchase, redemption or acquisition by the Company of its common shares, in an aggregate amount not to exceed for any fiscal year the greater of $45.0 million and 1.25% of Total Assets at the time of such dividend, distribution, repurchase, redemption or acquisition; provided that immediately after giving effect to such dividend, distribution, repurchase, redemption or acquisition, on a pro forma basis, the Company could incur $1.00 of additional indebtedness under the provisions of the first paragraph of the covenant described “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”.

provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (3), (4), (5), (7), (12) and (13), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the time of issuance of the notes, all of the Company's Subsidiaries will be Restricted Subsidiaries. The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (5) or (7) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Company and the Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the incurrence of Indebtedness of the Company or any of the Restricted Subsidiaries under Credit Facilities in an aggregate amount at any time outstanding not to exceed $50.0 million pursuant to this clause (a);
(b)	the incurrence by the Company of Indebtedness represented by the notes (other than any Additional Notes);
(c)	Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));
(d)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Company or any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $25.0 million and (y) 0.75% of Total Assets;
(e)	Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;
(f)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(g)	Indebtedness of the Company to a Restricted Subsidiary; provided that, other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Company and the Restricted Subsidiaries to finance working capital needs of the Restricted Subsidiaries, any such Indebtedness is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause (g);

(h)	Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that, any subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an incurrence of such Indebtedness not permitted by this clause (h);
(i)	shares of preferred stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Company or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause (i);
(j)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting:
(A)	interest rate risk;
(B)	exchange rate risk with respect to any currency exchange;
(C)	commodity risk;
(D)	inflation risk; or
(E)	any combination of the foregoing;
(k)	obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;
(l)	Indebtedness, Disqualified Stock and preferred stock of the Company or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l), including all Refinancing Indebtedeness in respect thereof incurred pursuant to clause (n), does not at any one time outstanding exceed the greater of (1) $50.0 million and (2) 1.25% of Total Assets;
(m)	(1) any guarantee by the Company of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or (2) any guarantee by a Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by the Company or such other Restricted Subsidiary is permitted under the terms of the Indenture;
(n)	the incurrence by the Company or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (l), (n), (o) and (q) of this paragraph or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(1)	except in the case of Indebtedness incurred pursuant to clause (q) below or any Refinancing Indebtedness of such Indebtedness, has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the shorter of (x) remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced and (y) in the case of Subordinated Indebtedness, the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any notes then outstanding were instead due on such date one year following the maturity date of such notes (provided that, in the case of this subclause (n)(1)(y), such Indebtedness does not provide for any scheduled principal payments prior to the maturity date of the notes in excess of, or prior to, the scheduled principal payments due prior to such maturity for the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced or defeased);

(2)	to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinated in right of payment to the notes at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively; and
(3)	shall not include
(x)	Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Company; or
(y)	Indebtedness, Disqualified Stock or preferred stock of the Company or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;
(o)	Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Company or any Restricted Subsidiary or amalgamated or merged into the Company or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition, amalgamation or merger; provided further that after giving effect to such acquisition, amalgamation or merger, either:
(1)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or
(2)	the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition, amalgamation or merger;
(p)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;
(q)	Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock, including any predelivery payment financing, incurred by the Company or any Restricted Subsidiary, that is secured by any aircraft, engines, spare parts or similar assets, including in the form of financing from aircraft or engine manufacturers or their affiliates and whether through the direct purchase of assets or the Capital Stock or Indebtedness of any Person owning such assets, so long as the amount of such Indebtedness does not exceed the purchase price of such aircraft, engines, spare parts or similar assets and any improvements or modifications thereto and is incurred not later than two years after the date of such purchase, lease, acquisition, improvement or modification;
(r)	Indebtedness of the Company or any Restricted Subsidiary consisting of the guarantee of obligations of joint ventures in a Similar Business which are not Subsidiaries supported by a contractual obligation by (1) the joint venture to repay any amounts advanced pursuant to such guarantee or (2) the joint venture partners to repay a proportion of any amounts advanced pursuant to such guarantee equal to their ownership of such joint venture in an aggregate principal amount not to exceed 3.0% of Total Assets at any one time outstanding pursuant to this clause (r);
(s)	Indebtedness of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and
(t)	Indebtedness of the Company or any Restricted Subsidiary arising in connection with trade creditors or customers or endorsements of instruments for deposit, in each case, in the ordinary course of business.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (t) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, may classify or reclassify such item of Indebtedness in any manner that complies with this covenant and the Company may divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will provide that the Company will not, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Company unless such Indebtedness is expressly subordinated in right of payment to the notes to the extent and in the same manner as such Indebtedness is subordinated in right of payment to other Indebtedness of the Company.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Company will not create, incur, assume or otherwise cause or suffer to exist or become effective any Lien that secures obligations under any Indebtedness of the Company or any Guarantor (the “Initial Lien”) of any kind upon any of its property or assets, now owned or hereafter acquired, except any Initial Lien if (i) the notes are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (ii) such Initial Lien is a Permitted Lien.

Any Lien created for the benefit of the Holders of the notes pursuant to clause (i) of the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets

The Company may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Company shall be the surviving corporation or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of a Permitted Jurisdiction (such Person, as the case may be, being herein called the “Successor Company”);
(2)	the Successor Company, if other than the Company, expressly assumes all the obligations of the Company under the Indenture and the notes pursuant to a supplemental indenture;

(3)	immediately after such transaction no Default or Event of Default exists;
(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,
(A)	the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or
(B)	the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction; and
(5)	the Company or such Successor Company, as applicable, shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Company under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

(a)	any Restricted Subsidiary may consolidate with, amalgamate or merge into or transfer all or part of its properties and assets to the Company; and
(b)	the Company may amalgamate or merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in any Permitted Jurisdiction so long as the amount of Indebtedness of the Company and the Restricted Subsidiaries is not increased thereby.

Transactions with Affiliates

The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary at the time of such transaction or at the time of the execution of the agreement providing therefor than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and
(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $50.0 million, a resolution adopted by the disinterested members of the Board of Directors of the Company, if any, approving such Affiliate Transaction.

The foregoing provisions will not apply to the following:

(1)	transactions between or among the Company and/or any of the Restricted Subsidiaries;
(2)	Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;
(3)	the payment of reasonable and customary fees paid to, reimbursement of expenses and indemnities provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary;
(4)	transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;
(5)	payments or loans (or cancellation of loans) to employees or consultants of the Company or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Company in good faith;

(6)	any agreement as in effect as of the Closing Date, or any amendment thereto (so long as any such amendment, taken as a whole, is no less favorable to the Company and its Restricted Subsidiaries than the agreement in effect on the date of the Indenture (as determined by the Board of Directors of the Company in good faith));
(7)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or joint venture, investors or shareholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement, taken as a whole, is no less favorable to the Company and its Restricted Subsidiaries than the agreement in effect on the date of the Indenture (as determined by the Board of Directors of the Company in good faith);
(8)	transactions with customers, clients, suppliers, trade creditors, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture;
(9)	the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Affiliate of the Company and other customary rights in connection therewith;
(10)	transactions or payments pursuant to any employee, officer or director compensation (including bonuses) or benefit plans, employment agreements, severance agreement, indemnification agreements or any similar arrangements entered into in the ordinary course of business or approved by the Board of Directors of the Company;
(11)	transactions in the ordinary course with (i) Unrestricted Subsidiaries or (ii) joint ventures in which the Company or a Subsidiary of the Company holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are no less favorable to the Company or Subsidiary participating in such joint ventures than they are to other joint venture partners;
(12)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;
(13)	transactions involving Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing;
(14)	any Indebtedness from time to time owing by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary;
(15)	any servicing and/or management agreements or arrangements in effect on the Closing Date or any amendment, modification or supplement to such servicing and/or management agreements or arrangements or replacement thereof or any substantially similar servicing and/or management agreement or arrangement entered into after the Closing Date, so long as any material amendment, modification, supplement, replacement or substantially similar agreement or arrangement meets the requirements of clause (b) of the preceding paragraph; and
(16)	any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is the issuance of Equity Interests (other than Disqualified Stock).

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a)	(1) pay dividends or make any other distributions to the Company or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or
(2) pay any Indebtedness owed to the Company or any Restricted Subsidiary;

(b)	make loans or advances to the Company or any Restricted Subsidiary; or
(c)	sell, lease or transfer any of its properties or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Closing Date;
(2)	the Indenture and the notes;
(3)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;
(4)	applicable law or any applicable rule, regulation or order;
(5)	any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;
(6)	contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary that impose restrictions on the assets to be sold;
(7)	secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(8)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(9)	customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;
(10)	customary provisions contained in leases and other agreements entered into in the ordinary course of business;
(11)	any such encumbrance or restriction with respect to a Foreign Subsidiary pursuant to an agreement governing Indebtedness, Disqualified Stock or preferred stock incurred by such Foreign Subsidiary that was permitted by the terms of the Indenture to be incurred;
(12)	any such encumbrance or restriction pursuant to an agreement governing Indebtedness incurred pursuant to the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” which encumbrances or restrictions are, in the good faith judgment of the Company's Board of Directors not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of the Company determines, at the time of such financing, will not materially impair the Company's ability to make payments as required under the notes;
(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company's Board of Directors, no more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and
(14)	restrictions created in connection with any Qualified Securitization Financing that, in the good faith determination of the Company, are necessary or advisable to effect such Qualified Securitization Financing.

Reports and Other Information

The Indenture provides that for so long as the notes are outstanding, whether or not the Company has a class of securities registered under the Exchange Act, the Company shall furnish without cost to the Trustee and the Holders and prospective purchasers of the notes or shall post to a publicly available website,

(a)	within 120 days (or any time period then in effect under the rules and regulations of the Exchange Act for a non-accelerated filer) plus any grace period provided by Rule 12b-25 under the Exchange Act, after the end of each fiscal year, annual reports on Form 20-F, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form; and
(b)	within 75 days (or any time period then in effect under the rules and regulations of the Exchange Act), after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 6-K, containing substantially the same information required to be contained in Form 10-Q, or any successor or comparable form.

Events of Default and Remedies

The following events constitute “Events of Default” under the Indenture:

(1)	default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture;
(2)	default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture;
(3)	failure by the Company or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee to the Company or by Holders of at least 25% in aggregate principal amount of the notes then issued and outstanding under the Indenture to the Company (with a copy to the Trustee) to comply with any of its other agreements in the Indenture or the notes;
(4)	default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary or the payment of which is guaranteed by the Company or any Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both:
(A)	such default either:
•	results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods); or
•	relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and
(B)	the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding, in each case without such acceleration having been rescinded, annulled or otherwise cured; provided that if any such acceleration is being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, then the Event of Default by reason thereof would not deemed to have occurred until the conclusion of such proceedings; and provided further that such default shall not be an Event of Default with respect to (a) Indebtedness owed to the Company or a Restricted Subsidiary, or (b) secured Indebtedness of a Restricted Subsidiary as to which the Company delivers to the Trustee an Officers' Certificate certifying a resolution adopted by the Board of Directors of the Company to the effect that the obligees of such Indebtedness have no recourse to the assets of the Company or any Guarantor and that the Board of Directors have determined in good faith that the assets of the applicable Restricted Subsidiary have a Fair Market Value less than the amount of such outstanding Indebtedness;

(5)	failure by the Company or any Significant Subsidiary to pay final judgments for the payment of money aggregating in excess of $50.0 million (to the extent not adequately covered by insurance as to which a solvent insurance company has not denied coverage or an indemnity by a third party with an Investment Grade Rating from any Rating Agency), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance or indemnity, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; provided that such failure shall not be an Event of Default with respect to a judgment against a Significant Subsidiary as to which the Company delivers to the Trustee an Officers’ Certificate certifying a resolution adopted by the Board of Directors of the Company to the effect that the creditors of such Significant Subsidiary have no recourse to the assets of the Company or any Guarantor (other than such Significant Subsidiary) and that the Board of Directors have determined in good faith that the assets of such Significant Subsidiary have a Fair Market Value less than the sum of (x) the amount of such outstanding judgment, and (y) the outstanding Indebtedness of such Significant Subsidiary; or
(6)	certain events of bankruptcy or insolvency with respect to the Company or any Significant Subsidiary; provided that such events of bankruptcy or insolvency shall not be an Event of Default with respect to a Significant Subsidiary if both:
(A)	Such event of bankruptcy or insolvency is commenced by creditors of such Significant Subsidiary that have no recourse to the assets of the Company or any Guarantor; and
(B)	the Company delivers to the Trustee an Officers’ Certificate certifying a resolution adopted by the Board of Directors of the Company to the effect that the creditors of such Significant Subsidiary have no recourse to the assets of the Company or any Guarantor (other than such Significant Subsidiary) and that the Board of Directors have determined in good faith that the assets of such Significant Subsidiary have a Fair Market Value less than the amount of its outstanding Indebtedness; or.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding notes issued under the Indenture, by notice to the Company (with a copy to the Trustee), may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes issued under the Indenture may direct the Trustee in its exercise of any trust or power. The Indenture will provide that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. The Trustee shall have no obligation to accelerate the notes.

The Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by written notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of the acceleration of the notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(x)	the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or
(y)	the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or
(z)	if the default that is the basis for such Event of Default has been cured.

The Indenture will provide that the Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Company, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Shareholders

No director, officer, employee, incorporator or shareholder of the Company shall have any liability for any obligations of the Company under the notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture (“Legal Defeasance”) and all obligations of any Subsidiary of the Company that is a Guarantor discharged with respect to its Guarantee and cure all then existing Events of Default except for:

(1)	the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,
(2)	the Company's obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith, and
(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;
(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, (i) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or (ii) since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(4)	no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;
(5)	such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the Indenture) to which, the Company is a party or by which the Company is bound (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith);
(6)	the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and
(7)	the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

(a)	all such notes theretofore authenticated and delivered, except lost stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or
(b)	(1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;
(2) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or the granting of Liens in connection therewith) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound (other than an instrument to be terminated contemporaneously with or prior to the borrowing of funds to be applied to make such deposit and the granting of Liens in connection therewith);
(3) the Company has paid or caused to be paid all sums payable by it under the Indenture; and
(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Paying Agents, Registrar and Transfer Agents for the Notes

The Company will maintain one or more paying agents for the notes. The initial paying agent for the notes will be the Trustee.

The Company will also maintain a registrar. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time and will facilitate transfers of notes on behalf of the Company. The Company may also appoint one or more transfer agents, at whose designated offices any notes in certificated form may be transferred or exchanged and also surrendered before payment is made at maturity. The initial registrar and transfer agent will be the Trustee.

The Company may change the paying agents, the registrar or the transfer agents without prior notice to the Holders. The Company may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any note selected for redemption. Also, the Company is not required to transfer or exchange any note for a period of 15 days before the giving of a notice of redemption of notes to be redeemed.

The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next four succeeding paragraphs, the Indenture and the notes issued thereunder may be amended or supplemented with the consent of the Holders of a majority in principal amount of the notes then outstanding and issued under the Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Company or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

The Indenture will provide that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,
(2)	reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”),
(3)	reduce the rate of or change the time for payment of interest on any note,
(4)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture which cannot be amended or modified without the consent of all Holders,
(5)	make any note payable in money other than that stated in the notes,
(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,
(7)	make any change in these amendment and waiver provisions,
(8)	impair the right of any Holder to receive payment of principal of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes, or

(9)	make any change to or modify the ranking of the notes that would adversely affect the Holders.

Notwithstanding the foregoing, without the consent of any Holder, the Company and the Trustee may amend or supplement the Indenture, or the notes:

(1)	to cure any ambiguity, omission, mistake, defect or inconsistency, as evidenced in an Officers' Certificate;
(2)	to comply with the covenant relating to amalgamations, mergers, consolidations and sales of assets;
(3)	to provide for the assumption of the obligations of the Company or any Guarantor to Holders;
(4)	to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights under the Indenture of any such Holder;
(5)	to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company;
(6)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(7)	to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;
(8)	to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;
(9)	to add guarantees of the notes under the Indenture in accordance with the terms of the Indenture; or
(10)	to conform the text of the Indenture or the notes to any provision of the “Description of the Notes” to the extent that such provision in the “Description of the Notes” was intended by the Company to be a verbatim recitation of a provision of the Indenture or the notes, such intention to be evidenced by an Officers' Certificate of the Company delivered to the Trustee.

The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

As long as the Company issues notes in global form, notices to be given to Holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If the Company issues notes in certificated form, notices to be given to Holders will be sent by first-class mail, postage prepaid, to the respective addresses of the Holders as they appear in the register maintained by the registrar.

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Indenture will provide that the Holders of a majority in principal amount of the outstanding notes issued thereunder will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person under the circumstances in the conduct of such person's own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense.

Governing Law

The Indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is amalgamated or merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and
(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, as determined by the Company with respect to any note on any Redemption Date, the excess of:

(1)	the sum of the present value at such redemption date of all remaining scheduled payments of principal and interest on such note through the stated maturity date of the notes (excluding accrued but unpaid interest to the redemption date), discounted to the date of redemption using a discount rate equal to the Treasury Rate plus 50 basis points; over
(2)	the principal amount of the notes to be redeemed.

“Asset Sale” means

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related or substantially concurrent transactions, of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or
(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related or substantially concurrent transactions (other than preferred stock of Restricted Subsidiaries issued in compliance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”)

in each case, other than:

(a)	a disposition of Cash Equivalents or dispositions of any surplus, obsolete, damaged or worn out assets in the ordinary course of business, or any disposition of inventory or goods held for sale in the ordinary course of business;
(b)	the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Amalgamation, Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c)	the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;
(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate Fair Market Value of less than $10.0 million;
(e)	any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;
(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(g)	the lease, assignment, sub-lease or license of any real or personal property, including any aircraft, in each case in the ordinary course of business;
(h)	the sale of aircraft, engines, spare parts or similar assets, or Capital Stock of any entity owning any of the foregoing, in the ordinary course of business;
(i)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (j) of the definition of Permitted Investments);
(j)	foreclosures on assets;
(k)	(i) sales of accounts receivable, or participations therein, in connection with the Credit Facilities, (ii) any disposition of Securitization Assets in connection with any Qualified Securitization Financing and (iii) the sale or discount of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof or in bankruptcy or similar proceeding;
(l)	the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind, in each case, in the ordinary course of business;
(m)	the creation of a Lien permitted under the Indenture;
(n)	sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and
(o)	any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Closing Date, including, without limitation, sale leasebacks and asset securitizations permitted by the Indenture.

“BBAM LP” means BBAM Limited Partnership.

“Capital Markets Debt” means any unsecured debt securities (other than (i) a Qualified Securitization Financing or (ii) a debt issuance guaranteed by an export credit agency (including the Export-Import Bank of the United States)) issued in the capital markets by the Company or any Subsidiary, whether issued in a public offering or private placement, including pursuant to Section 4(a)(2) of the Securities Act or Rule 144A, Regulation S or Regulation D under the Securities Act.

“Capital Stock” means

(1)	in the case of a corporation, corporate stock,
(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,
(3)	in the case of a partnership or limited liability company, partnership, membership interests (whether general or limited) or shares in the capital of a company, and
(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means

(1)	United States dollars,
(2)	pounds sterling,
(3)	(a) euro, or any national currency of any participating member state in the European Union,
(b) Canadian dollars,
(c) Australian dollars, or
(d) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,
(4)	securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,
(5)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million,
(6)	repurchase obligations for underlying securities of the types described in clauses (4) and (5) above entered into with any financial institution meeting the qualifications specified in clause (5) above,
(7)	commercial paper rated at least P-2 by Moody's or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof,
(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above,
(9)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and
(10)	Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody's with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means:

(1)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of shares representing more than 50% of the voting power of the Company's Voting Stock;
(2)	during any period of two consecutive years, individuals who at the beginning of such period were elected by the shareholders of the Company to the Board of Directors of the Company, as the case may be (together with any new directors whose election by the shareholders of the Company to such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of the majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved

(who cannot include persons not elected by or recommended for election by the then-incumbent Board of Directors unless such Board of Directors determines reasonably and in good faith that failure to approve any such persons as members of the Board of Directors could reasonably be expected to violate a fiduciary duty under applicable law)), cease for any reason to constitute a majority of the members of the Board of Directors of the Company who were elected by the shareholders of the Company;

(3)	(a) all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, are sold or otherwise transferred to any Person other than a Wholly-Owned Restricted Subsidiary or one or more Permitted Holders or (b) the Company amalgamates, consolidates or merges with or into another Person or any Person consolidates, amalgamates or merges with or into the Company, in either case under this clause (3), in one transaction or a series of related transactions in which immediately after the consummation thereof Persons beneficially owning (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing in the aggregate a majority of the total voting power of the Voting Stock of the Company, immediately prior to such consummation do not beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) Voting Stock representing a majority of the total voting power of the Voting Stock of the Company, or the applicable surviving or transferee Person; provided that this clause shall not apply (i) in the case where immediately after the consummation of the transactions Permitted Holders beneficially own Voting Stock representing in the aggregate a majority of the total voting power of the Company, or the applicable surviving or transferee Person or (ii) to an amalgamation or a merger of the Company with or into (x) a corporation, limited liability company or partnership or (y) a wholly-owned subsidiary of a corporation, limited liability company or partnership that, in either case, immediately following the transaction or series of transactions, has no Person or group (other than Permitted Holders), which beneficially owns Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of such entity and, in the case of clause (y), the parent of such wholly-owned subsidiary guarantees the Company's obligations under the notes and the Indenture; or
(4)	the Company shall adopt a plan of liquidation or dissolution or any such plan shall be approved by the shareholders of the Company.

“Closing Date” means December 11, 2013.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees, amortization in relation to terminated Hedging Obligations and amortization of lease discounts and premiums and lease incentives, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of or hedge ineffectiveness expenses of Hedging Obligations or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133 —”Accounting for Derivative Instruments and Hedging Activities”), and (iii) all commissions, discounts and other fees and charges owed with respect to letters of credit or relating to any Qualified Securitization Financing; and excluding (i) non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to the Closing Date of Hedging Obligations, (ii) the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, (iii) amortization of deferred financing fees and any expensing of other financing fees, and (iv) amortization of fair value debt discounts), and
(b)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(c)	interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(1)	any net after tax extraordinary, non-recurring or unusual gains or losses, including sales or other dispositions of assets under a Securitization Financing other than in the ordinary course of business (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation and new product introductions) shall be excluded
(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,
(3)	any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,
(4)	any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Company, shall be excluded,
(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (c) (1) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its shareholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Company will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Company or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,
(7)	the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded,
(8)	any net after-tax loss from the early extinguishment of Indebtedness arising from the application of purchase accounting or Hedging Obligations or other derivative instruments shall be excluded,
(9)	any net after-tax impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded,
(10)	any net after-tax gain (loss) arising from changes in the fair value of derivatives shall be excluded,
(11)	any net after-tax valuation allowance against a deferred tax asset shall be excluded,
(12)	amortization of (i) fair value lease premiums and discounts, (ii) lease incentives, (iii) fair value debt discounts, and (iv) debt discounts in respect of Indebtedness issued prior to the Closing Date shall be excluded, and
(13)	any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net

Income any income arising from any sale or other disposition of Restricted Investments made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)	to advance or supply funds
(A)	for the purchase or payment of any such primary obligation or
(B)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or
(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means one or more debt facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by a senior vice president or the principal financial officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period, plus (without duplication)

(a)	provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(b)	Consolidated Interest Expense (and other components of Fixed Charges to the extent changes in GAAP after the Closing Date result in such components reducing Consolidated Net Income) of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus
(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus
(d)	any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture (whether or not successful), including such fees, expenses or charges related to the offering of the notes and the Credit Facilities, and deducted in computing Consolidated Net Income, plus
(e)	the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, plus
(f)	any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus
(g)	the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus
(h)	any net loss (or minus any gain) resulting from currency exchange risk Hedging Obligations, plus
(i)	foreign exchange loss (or minus any gain) on debt, plus
(j)	Securitization Fees and the amount of loss on sale of Securitization Assets and related assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing, to the extent deducted in determining Consolidated Net Income, less
(l)	non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

“employees” of the Company and its Subsidiaries shall include officers of the Company and its Subsidiaries and employees of BBAM LP or its Subsidiaries that are involved in the management of the Company and its Subsidiaries.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common shares or preferred shares of the Company (excluding Disqualified Stock), other than

(a)	public offerings with respect to the Company's common shares registered on Form S-8; and
(b)	any sales to the Company or any of its Subsidiaries.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Existing Indebtedness” means Indebtedness of the Company or the Restricted Subsidiaries in existence on the Closing Date, plus interest accruing thereon.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief executive officer, chief financial officer, chief accounting officer or controller of the Company or the Restricted Subsidiary, which determination will be conclusive (unless otherwise provided in the indenture).

“Fitch” means Fitch, Inc.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any Restricted Subsidiary incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness (other than reductions in amounts outstanding under revolving facilities unless accompanied by a corresponding termination of commitment) or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Company or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was amalgamated or merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company (including pro forma expense and cost reductions, regardless of whether these cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of

(a)	Consolidated Interest Expense,
(b)	all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or any Refunding Capital Stock of such Person, and
(c)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Foreign Subsidiary” means any subsidiary of the Company that is not incorporated in or organized under the laws of the United States or Bermuda.

“GAAP” means generally accepted accounting principles in the United States which are in effect on the Closing Date. At any time after the Closing Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP for purposes of calculations hereunder and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in the Indenture); provided that calculation or determination in the Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Company's election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Trustee and the Holders of notes.

“Government Securities” means securities that are

(a)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or
(b)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means any Person that executes a Note Guarantee in accordance with the provisions of the Indenture and its respective successors and assigns.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under

(a)	currency exchange, interest rate, inflation or commodity swap agreements, currency exchange, interest rate, inflation or commodity cap agreements and currency exchange, interest rate, inflation or commodity collar agreements; and
(b)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, inflation or commodity prices.

“Holder” means a Person in whose name a note is registered in the register.

“Indebtedness” means, with respect to any Person,

(a)	any indebtedness (including principal and premium) of such Person, whether or not contingent
(1)	in respect of borrowed money,
(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),
(3)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, or
(4)	representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and
(c)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that Contingent Obligations shall be deemed not to constitute Indebtedness; and obligations under or in respect of a Qualified Securitization Financing shall not be deemed to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel, moving and similar advances to officers, directors and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments,”

(1)	“Investments” shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to
(x)	the Company's “Investment” in such Subsidiary at the time of such redesignation less
(y)	the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Company.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of the Company or any Subsidiary of the Company or BBAM LP or any Subsidiary of BBAM LP at such time.

“Moody's” means Moody's Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien permitted under the Indenture required (other than required by clause (1) of the second paragraph of clause (a) “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Chief Financial Officer, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“Officers' Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer or the secretary of the Company, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to the Company) that meets the requirements of the Indenture.

“Organizational Documents” mean, with respect to (a) the Company, the memorandum and articles of association, and (b) any other person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) in the case of any trust, the declaration of trust and trust agreement (or similar document) of such person and (vi) in any other case, the functional equivalent of the foregoing.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with the “Asset Sales” covenant.

“Permitted Holders” means the collective reference to Summit Aviation Partners LLC, Onex Corporation, their Affiliates, the executive officers of Summit Aviation Partners LLC and the Management Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means

(a)	any Investment in the Company or any Restricted Subsidiary;
(b)	any Investment in cash and Cash Equivalents;
(c)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment:
(1)	such Person becomes a Restricted Subsidiary; or

(2)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;
(d)	any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;
(e)	any Investment existing on the Closing Date;
(f)	advances to employees not in excess of $5.0 million outstanding at any one time, in the aggregate;
(g)	any Investment acquired by the Company or any Restricted Subsidiary:
(1)	in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable; or
(2)	as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(h)	any Investments in Hedging Obligations entered into in the ordinary course of business;
(i)	loans to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;
(j)	any Investment having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 1.25% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(k)	Investments the payment for which consists of Equity Interests of the Company (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in “—Certain Covenants—Limitation on Restricted Payments”;
(l)	guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(m)	any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants— Transactions with Affiliates”;
(n)	Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(o)	repurchases of the notes;
(p)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;
(q)	any Investment in a Person (other than the Company or a Restricted Subsidiary) pursuant to the terms of any agreements in effect on the Closing Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded (after giving effect to write-downs or writeoffs with respect to such Investment), and is made in the same Person as the Investment replaced, refinanced or refunded;
(r)	endorsements for collection or deposit in the ordinary course of business;

(s)	Investments relating to any Securitization Subsidiary that, in the good faith determination of the Board of Directors of the Company, are necessary or advisable to effect any Qualified Securitization Financing;
(t)	Investments in property and other assets which after such Investments are owned by the Company or any Restricted Subsidiary; and
(u)	Investments in Permitted Joint Ventures in an aggregate amount that taken together with all other Investments made pursuant to this clause (u) that are at that time outstanding, does not exceed the greater of $50.0 million and 1.25% of Total Assets, and as of the date of making such Investment and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

“Permitted Joint Venture” means any agreement, contract or other arrangement between the Company or any Restricted Subsidiary and any person that permits one party to share risks or costs, comply with regulatory requirements or satisfy other business objectives customarily achieved through the conduct of a Similar Business jointly with third parties.

“Permitted Jurisdiction” means any of the United States, any state thereof, the District of Columbia, or any territory thereof, any member state of the Pre-Expansion European Union, Canada, Australia, Ireland, Switzerland, Bermuda, the Cayman Islands, Switzerland or Singapore.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, customs or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, or premiums to insurance carriers, in each case incurred in the ordinary course of business;
(2)	Liens imposed by law, such as carriers', warehousemen's, materialmen's, landlords', workmen's, suppliers', repairmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;
(3)	Liens for taxes, assessments or other governmental charges or levies not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;
(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)	minor survey exceptions, minor encumbrances, minor title deficiencies, easements or reservations of, or rights of others for, licenses, rights-of-way, covenants, encroachments, protrusions, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)	Liens existing on the Closing Date;
(7)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the issuer or any Restricted Subsidiary;

(8)	Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of an amalgamation or a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;
(9)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;
(10)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Indenture, secured by a Lien;
(11)	Liens on specific items of inventory of other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(12)	leases and subleases of real property granted to others in the ordinary course of business and which do not materially interfere with the ordinary conduct of the business of the Company or any of the Restricted Subsidiaries;
(13)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;
(14)	Liens in favor of the Company;
(15)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company's client at which such equipment is located;
(16)	Liens on Securitization Assets and related assets incurred in connection with a Qualified Securitization Financing;
(17)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (14), (26) and (28); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (14), (26) and (28) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (z) the new Lien has no greater priority and the holders of the Indebtedness secured by such Lien have no greater intercreditor rights relative to the notes and Holders thereof than the original Liens and the related Indebtedness;
(18)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25.0 million;
(19)	Licenses or sublicenses in the ordinary course of business;
(20)	Liens securing judgments, attachments or awards for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as (a) such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired or (b) such Liens are supported by an indemnity by a third party with an Investment Grade Rating;
(21)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(22)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(24)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(25)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(26)	Liens securing Indebtedness permitted to be incurred pursuant to clause (d) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens extend only to the assets so financed, purchased, constructed or improved;
(27)	Liens placed on the Capital Stock of any non-Wholly-Owned Subsidiary or joint venture in the form of a transfer restriction, purchase option, call or similar right of a third party joint venture partner;
(28)	Liens securing Indebtedness permitted to be incurred pursuant to clause (q) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that Liens extend only to the assets so financed and any assets or Capital Stock of any Restricted Subsidiary incurring such Indebtedness;
(29)	(i) Leases of aircraft, engines, spare parts or similar assets of the Company or its Restricted Subsidiaries granted by such person, in each case entered into in the ordinary course of the Company or its Restricted Subsidiaries' operating leasing business, (ii) ”Permitted Liens” or similar terms under any lease or (iii) any Lien which the lessee under any lease is required to remove; and
(30)	Bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Company or its Restricted Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness.

For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Company may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Company may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pre-Expansion European Union” means the European Union as of January 1, 2004, including the countries of Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which became or becomes a member of the European Union after January 1, 2004; provided that “Pre-Expansion European Union” shall not include any country whose long-term debt does not have a long-term rating of at least “A” by S&P or at least “A2” by Moody's or the equivalent rating category of another Rating Agency.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Board of Directors of the Company in good faith.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary, the financing terms, covenants, termination events and other provisions of which, including any Standard Securitization Undertakings, shall be market terms.

“Rating Agencies” means Fitch, Moody's and S&P or if any of Fitch, Moody's or S&P or all three shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for any of Fitch, Moody's or S&P or all three, as the case may be.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard and Poor's Ratings Group.

“Securities Act” means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

“Securitization Assets” means the accounts receivable, lease, royalty or other revenue streams and other rights to payment and all related assets (including contract rights, books and records, all collateral securing any and all of the foregoing, all contracts and all guarantees or other obligations in respect of any and all of the foregoing and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving any and all of the foregoing) and the proceeds thereof in each case pursuant to a Securitization Financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Financing” means one or more transactions or series of transactions that may be entered into by the Company and/or any Restricted Subsidiary pursuant to which the Company or any Restricted Subsidiary may sell, convey or otherwise transfer Securitization Assets to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of the Restricted Subsidiaries that are not Securitization Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Company or any Restricted Subsidiary.

“Securitization Subsidiary” means a Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Company or a Restricted Subsidiary, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any Restricted Subsidiary, other than another Securitization Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any Restricted Subsidiary, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any Restricted Subsidiary, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and (b) to which none of the Company or any other Restricted Subsidiary, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced by a resolution of the Board of Directors of the Company or such other Person giving effect to such designation.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Similar Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of the Indenture or any business that is similar, reasonably related, incidental or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are customary for a seller or servicer of assets in a Securitization Financing.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such Guarantor.

“Subsidiary” means, with respect to any Person,

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which 50% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and
(2)	any partnership, joint venture, limited liability company or similar entity of which
(x)	50% or more of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and
(y)	such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Company and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Company for which internal financial statements are available immediately preceding the date on which any calculation of Total Assets is being made, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Treasury Rate” means, as of any redemption date, the rate per annum equal to the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the stated

maturity date of the notes; provided, however, that if the period from the redemption date to the stated maturity date of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means

(1)	any Subsidiary of the Company which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Company, as provided below) and
(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Subsidiary of the Company (other than any Subsidiary of the Subsidiary to be so designated); provided that

(a)	any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other Equity Interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or Equity Interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Company,
(b)	such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments” and
(c)	each of
(1)	the Subsidiary to be so designated and
(2)	its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any Restricted Subsidiary.

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

(1)	the Company could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first sentence under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or
(2)	the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Board of Directors of the Company shall be notified by the Company to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by
(2)	the sum of all such payments.

“Wholly-Owned Restricted Subsidiary” means any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

MATERIAL INCOME TAX CONSIDERATIONS

Irish Taxation

The following is a summary of certain Irish tax consequences of the purchase, ownership and disposal of the notes. It applies to you if you are the absolute beneficial owner of notes. The summary does not apply to certain other classes of persons, such as dealers in securities. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus supplement (and these laws and practice are subject to prospective or retroactive change). The summary does not constitute tax or legal advice and is of a general nature only.

Please consult your own tax advisor concerning the tax consequences of owning these notes in your particular circumstances.

Irish Withholding Taxes

No Irish interest withholding tax will be deducted from interest payments made by the Issuer to you in respect of the notes, provided (i) the notes remain quoted on a recognized stock exchange and (ii) the notes are held in a recognized clearing system or the person by or through whom the payment is made is not in Ireland. Application has been made to the Irish Stock Exchange for the notes to be admitted to the Official List and traded on the Global Exchange Market.

The Irish Stock Exchange will be regarded as a recognized stock exchange for these purposes.

If you appoint a person in Ireland to collect interest payments on the notes on your behalf, Irish encashment tax (currently 20%) may be deducted by the Irish collection agent from the interest payments. You may claim an exemption from this encashment tax if you are the beneficial owner of the interest, are not tax resident in Ireland and make a written declaration to this effect to the collecting agent.

Irish Income Tax, PRSI and Universal Social Charge

If you are a person who is tax resident in Ireland, you will be subject to Irish income tax on the interest earned on the notes. If you are an individual who is tax resident or ordinarily resident in Ireland, you will also be subject to social insurance (PRSI) contributions and the universal social charge on the interest earned on the notes. You will be obliged to account for any Irish tax on a self-assessment basis; there is no requirement for the Irish Revenue Commissioners to issue or raise an assessment.

If you are a person who is not tax resident in Ireland, you will generally only be subject to Irish tax on your Irish source income (again, on a self-assessment basis). If you are a non-resident individual you may also be liable to pay the universal social charge in respect of the interest earned on the notes.

Interest payable on the notes may be regarded as Irish source income on the basis that the notes may be treated as located in Ireland because the Issuer resides in Ireland. However, provided (i) the notes remain quoted on a recognized stock exchange and (ii) the notes are held in a recognized clearing system or the person by or through whom the payment is made is not in Ireland, you will be exempt from Irish income tax on interest paid in respect of the notes if you are regarded, for the purposes of section 198 of the Taxes Consolidation Act 1997 of Ireland, as being a resident of a “relevant territory” (and you are not tax resident in Ireland).

A “relevant territory” means a member state of the European Communities (other than Ireland) or a territory with which Ireland has a double tax treaty that either (a) has the force of law or (b) will have, on completion of the necessary procedures, the force of law. A list of the territories with which Ireland has entered into a double tax treaties is available on www.revenue.ie.

Provided the notes are quoted Eurobond notes, and either the person by or through whom the payment is made is not in Ireland or the notes are held in a recognized clearing system you will also be exempt from Irish income tax on interest paid in respect of the notes where you are not resident in a relevant territory, but are controlled, either directly or indirectly, by residents of a relevant territory, and are not controlled, either directly or indirectly, by residents of a non relevant territory; or where you are ultimately controlled by a company which is listed on a recognized stock exchange. For these purposes, residence is determined under the terms of the relevant double taxation agreement or in any other case, the law of the country in which you claim to be resident. Interest falling within the above exemptions is also exempt from the universal social charge.

A “quoted Eurobond” means a security which is issued by a company, is quoted on a recognized stock exchange and carries a right to interest.

Notwithstanding these exemptions from income tax, a corporate recipient that carries on a trade in Ireland through a branch or agency in respect of which the Notes are held or attributed, may have a liability to Irish corporation tax on the interest.

Relief from Irish income tax may also be available under the specific provisions of a double tax treaty between Ireland and the country of residence of the recipient.

Interest on the Notes that does not fall within the above exemptions is within the charge to income tax, and, in the case of Noteholders who are individuals, the charge to the universal social charge and to PRSI, if applicable.

Irish Capital Gains Tax

If you are not tax resident (or ordinarily resident) in Ireland, you will not be subject to Irish tax on capital gains arising on a disposal of the notes, provided you do not hold the notes for the use of or for the purposes of an Irish branch or agency.

If you are tax resident (or ordinarily resident) in Ireland, you may be subject to Irish tax on capital gains arising on a disposal of the notes if the notes constitute a “debt on a security.” Broadly, a “debt on a security” includes a debt security whose value can vary in accordance with market conditions so that a holder could make a profit on its disposal.

Irish Gift and Inheritance Tax

If the notes are comprised in a gift or inheritance, Irish capital acquisitions tax (currently 33%) may apply to the donee (or successor) if:

(a)	the disponer of the gift or inheritance is Irish domiciled, resident or ordinarily resident;
(b)	the recipient of the gift or inheritance is resident or ordinarily resident in Ireland; or
(c)	the notes are regarded as property located in Ireland.

Because the notes could be regarded as property located in Ireland, a recipient of a gift or inheritance of the notes may be liable to Irish capital acquisitions tax (even though neither the disponer nor the recipient may be domiciled, resident or ordinarily resident in Ireland at the relevant time).

VAT

There should be no Irish value added tax payable in respect of the payments in consideration for the issue(s) of the Notes or in respect of the payment of interest or principal under the Notes or the transfer of the Notes.

Irish Stamp Duty

No Irish stamp duty is payable on the issue of the notes. No Irish stamp duty is payable on the transfer of the notes. In addition to this, there is a specific exemption from Irish stamp duty on the issue, transfer or redemption of an enhanced equipment trust certificate. For the purposes of the exemption, an enhanced equipment trust certificate means loan capital issued by a company to raise finance to acquire, develop or lease aircraft.

Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of notes by holders who purchase notes in this offering at their issue price (generally, the first price at which a substantial amount of the notes are sold to investors for cash (excluding sales to bondhouses, brokers, or similar organizations acting in the capacity of underwriters, placement agents or wholesalers)) and who hold the notes as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as dealers in securities or currencies, financial institutions, insurance companies, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies, persons holding the notes as a part of a straddle, hedge, or conversion transaction or a synthetic security or other integrated transaction, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, regulated investment companies, real estate investment trusts, U.S. expatriates, and persons subject to the alternative minimum tax. In addition, this summary does not address any aspect of gift, estate or inheritance or state, local or non-U.S. tax law. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and U.S. Treasury regulations, rulings and judicial decisions under the Code all as in effect as of the date of this prospectus supplement, and those authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences that may be materially different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (“IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

Persons considering the purchase, ownership or disposition of notes are encouraged to consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any state or of any local or non-U.S. taxing jurisdiction.

As used in this section, the term “U.S. Holder” means a beneficial owner of a note that is (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary jurisdiction over the administration of such trust and one or more United States persons has the authority to control all substantial decisions of the trust, or (B) the trust has validly made an election to be treated as a United States person under applicable U.S. Treasury regulations.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of notes that is neither a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend on the status of the partner and the activities of the partnership. Partners or partnerships that hold notes should consult their own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of notes.

Effect of Certain Contingencies

Under the terms of the notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the notes (see, for example, “Description of the Notes—Additional Amounts” and “Description of the Notes—Repurchase at the Option of Holders—Change of Control”). Under the applicable U.S. Treasury Regulations, such excess amounts should not cause the notes to be subject to special rules applicable to contingent payment debt instruments if, based on all the facts and circumstances as of the date on which the notes are issued, there is only a remote likelihood that any contingencies causing the payment of such excess amounts will occur, or if such excess amounts, in the aggregate, are considered incidental. We believe that the possibility of paying excess amounts is remote and/or that such amounts are incidental. Accordingly, we do not intend to treat the notes as contingent payment debt instruments. Our position will be binding on a holder unless such holder timely and explicitly discloses its contrary position in the manner required by applicable U.S. Treasury Regulations. Our position, however, is not binding on the IRS. If the IRS successfully challenges this position, the timing and amount of income included and the character of the income recognized with respect to the notes may be materially and adversely different from the consequences discussed herein. Holders are encouraged to consult their own tax advisors regarding this issue. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments.

Tax Treatment of U.S. Holders

Payments of Interest on the Notes

Interest on a note (including any Additional Amounts and any amounts withheld as non-U.S. withholding tax) generally will be includible by a U.S. Holder as ordinary interest income at the time the interest is accrued or received, depending on the U.S. Holder’s method of accounting for U.S. federal income tax purposes. If any non-U.S. taxes are required to be withheld, a U.S. Holder will be required to include more interest in gross income than the amount of cash actually received.

Foreign Tax Credits

Interest income earned with respect to a note will constitute foreign source income for U.S. federal income tax purposes, which may be relevant to U.S. Holders in calculating their foreign tax credit limitations. A U.S. Holder may be entitled to deduct or credit foreign withheld tax, subject to applicable limitations in the Code. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For U.S. foreign tax credit purposes, interest income on a note generally will be considered “passive category” income or, in the hands of certain holders, “general category” income. The rules governing the U.S. foreign tax credit are complex and U.S. Holders are encouraged to consult their tax advisors regarding the availability of the credit under their particular circumstances.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize a taxable gain or loss equal to the difference between the sum of cash plus the fair market value of any property received (reduced by any amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income) and the U.S. Holder’s adjusted tax basis in the note.

Any capital gain or loss will constitute long-term capital gain or loss if at the time of the sale, exchange, redemption, retirement or other taxable disposition of the note, the note was held by such U.S. Holder for more than one year and otherwise will be short term capital gain or loss. Net long term capital gains of certain non- corporate taxpayers (including individuals) are generally taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations. Any such gain or loss generally will be treated as U.S. source for U.S. foreign tax credit purposes.

Medicare Surtax

Certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds generally will be required to pay an additional 3.8 percent Medicare surtax on, among other things, interest income and capital gains from the sale or other disposition of a note, subject to certain limitations and exceptions. U.S. Holders are encouraged to consult their own tax advisors regarding the application of this additional surtax to their investment in the notes.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to certain payments to U.S. Holders of principal of, and interest on, a note, and the receipt by a U.S. Holder of the proceeds of a sale, exchange, redemption or retirement of a note, unless a U.S. Holder establishes an exemption. In general, backup withholding, at the then applicable rate, will be applicable to a U.S. Holder that is not an exempt recipient if such U.S. Holder:

•	fails to furnish its correct taxpayer identification number (which, for an individual, would generally be his or her Social Security Number), certified under penalties of perjury;
•	fails to properly report interest or dividend income on its U.S. tax returns in full;
•	fails to certify that he or she is exempt from backup withholding; or
•	otherwise fails to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. A U.S. Holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. U.S. Holders of notes are encouraged to consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Tax Treatment of Non-U.S. Holders

A Non-U.S. Holder of notes generally will be exempt from any U.S. federal income or withholding taxes with respect to gain derived from the sale, exchange, redemption, retirement or other taxable disposition of, or any interest received in respect of, the notes, unless such gain or interest is effectively connected with a U.S. trade or business of such Non-U.S Holder, or, in the case of gain, such Non-U.S Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met. “Non-effectively connected” gain or interest received by a Non-U.S. Holder generally will not be subject to U.S. information reporting requirements or U.S. backup withholding, although such Non-U.S Holder may be required to furnish a certificate (e.g., an IRS Form W-8BEN) to the withholding agent attesting to its status as a Non-U.S. Holder.

If a Non-U.S. Holder has interest or gain that is effectively connected with its conduct of a U.S. trade or business (or, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base), such Non-U.S. Holder generally will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as a U.S. Holder (other than with respect to the Medicare surtax described above). A foreign corporation that is a Non-U.S. Holder also may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. An individual Non-U.S. Holder present in the U.S. for 183 days or more in any taxable year generally will be subject to a 30% tax on the gain derived from the sale, exchange, retirement, redemption, or other taxable disposition of notes, which may be offset by certain United States source capital losses. Non-U.S. Holders having gain or receiving interest on a note that is effectively connected with their conduct of a U.S. trade or business and individual Non-U.S. Holders who are present in the United States for 183 days or more in any taxable year are encouraged to consult their own tax advisors regarding the U.S. tax consequences of the acquisition, ownership and disposition of notes.

The discussion of U.S. federal income tax consequences set forth above is for general information only. Prospective purchasers are encouraged to consult their tax advisors as to the particular tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under U.S federal, state and local, and any applicable non-U.S. tax laws, as well as the possible effects of the changes in U.S. federal or other tax laws.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement, dated December 6, 2013, between us and Jefferies LLC, as the representative of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes shown opposite its name below:

Underwriter	Principal Amount of Notes
Jefferies LLC	$273,530,000
BNP Paribas Securities Corp.	26,470,000
Total:	$300,000,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes will constitute a new class of securities with no established trading market. The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the notes as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the notes, that you will be able to sell any of the notes held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the notes to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $28.33 per note. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $28.33 per note to certain brokers and dealers. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representative. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering (expressed as a percentage of the principal amount of the notes).

	Per Note	Total
Public offering price(1)	100.0000%	$300,000,000
Underwriting discounts and commissions paid by us	2.8333%	$8,500,000
Proceeds to us, before expenses	97.1667%	$291,500,000

(1)	Plus accrued interest from December 11, 2013.

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1 million.

Listing

Application has been made to the Irish Stock Exchange for the notes to be admitted to the Official List and traded on the Global Exchange Market of the Irish Stock Exchange. There can be no assurance that any such approval will be granted or, if granted, that such listing will be maintained.

Stabilization

The underwriters have advised us that they, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the notes at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

A stabilizing bid is a bid for the purchase of notes on behalf of the underwriters for the purpose of fixing or maintaining the price of the notes. A syndicate covering transaction is the bid for or the purchase of notes on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we, nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of any securities which are the subject of the offering contemplated by this prospectus supplement has been or will be made to the public in that Relevant Member State other than any offer where a prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

(a)	to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;
(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or
(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public’ in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order and other persons to whom it may lawfully be communicated (each such person being referred to as a “relevant person”).

This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Experts

The consolidated financial statements appearing in Fly Leasing Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2012 (including schedules appearing therein) and the effectiveness of internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements as of December 31, 2012 are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Legal Matters

The validity of the notes offered hereby will be passed upon for us by Jones Day, New York, New York; certain legal matters governed by Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.

Where You Can Find More Information

The documents incorporated by reference into this prospectus supplement are available from us upon request. We will provide an electronic copy of any and all of the information that is incorporated by reference in this prospectus supplement, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
Fly Leasing Limited
West Pier
Dun Laoghaire, County Ireland
Ireland
+353-1-231-1900

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations with respect to those requirements by filing reports with the SEC. These periodic reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our company and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.flyleasing.com. The information on our website is not incorporated by reference into this prospectus supplement.

We have filed a registration statement on Form F-3 under the Securities Act with the SEC with respect to the notes offered hereby. This prospectus supplement is part of that registration statement and does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” information we have filed with the SEC into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement.

This prospectus supplement incorporates by reference the following documents filed with the SEC but which we have not included or delivered with this prospectus supplement and the accompanying prospectus:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, as amended; and
•	our Current Reports on Form 6-K, filed with the SEC on May 7, 2013, May 17, 2013, July 17, 2013, August 7, 2013, November 14, 2013 and November 19, 2013.

Copies of these filings are available free of charge by writing to Fly Leasing Limited, West Pier, Dun Laoghaire, County Dublin, Ireland, Attention: Investor Relations, or by telephoning us at +353-1-231-1900.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until this offering has been completed, other than any portion of the respective filings furnished, rather than filed, under applicable SEC rules. This additional information is a part of this prospectus supplement from the date of filing of those documents.

LISTING AND GENERAL INFORMATION

1.	The information contained in this prospectus supplement and the accompanying prospectus is solely the responsibility of Fly Leasing Limited. Fly Leasing Limited, having made all reasonable inquiries, confirms that the information contained in this prospectus supplement and the accompanying prospectus is true and accurate in all material respects and, to the best of its knowledge, is in accordance with the facts and contains no omission likely to affect its import.
2.	Fly Leasing Limited, a Bermuda exempted limited liability company, was incorporated on May 3, 2007 pursuant to the Companies Act 1981 of Bermuda. Fly Leasing Limited's registration number with the Registrar of Companies in Bermuda is 39999, and its telephone number is +353-1-231-1900.
3.	Since September 30, 2013, there has been no significant change in the financial or trading position of Fly Leasing Limited or Fly Leasing Limited and its consolidated subsidiaries (“Fly’s Group”) and since December 31, 2012 there has been no material adverse change in the financial position or prospects of Fly Leasing Limited or Fly’s Group which is not otherwise disclosed in this prospectus supplement or the accompanying prospectus.
4.	Except as disclosed herein, there are no potential conflicts of interest between any duties of any of the members of the Board of Directors or management of Fly Leasing Limited towards Fly Leasing Limited and their private interests and/or other duties.
5.	The notes will be issued in registered form and will be accepted for clearance through the facilities of DTC and its direct and indirect participants (including Euroclear and Clearstream, Luxembourg). The ISIN number and CUSIP number for the notes offered are US34407DAA72 and 34407D AA7, respectively. The address of DTC is 55 Water Street, 1SL, New York, NY 10041. The address of Euroclear is Euroclear Bank S. A./N.V., 1 Boulevard du Roi Albert II, B–1210 Brussels, and the address of Clearstream, Luxembourg is Clearstream Banking, 42 Avenue JF Kennedy, L–1855 Luxembourg.
6.	Application has been made to the Irish Stock Exchange for the notes to be admitted to the Official List and traded on the Global Exchange Market of the Irish Stock Exchange. There can be no assurance that any such approval will be maintained.
7.	Fly Leasing Limited estimates that it will incur approximately €10,000 in costs related to the admission to trading of notes on the Irish Stock Exchange.
8.	Except as disclosed in this prospectus supplement and the accompanying prospectus, on the date of this prospectus supplement, neither Fly Leasing Limited nor its subsidiaries is or has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which Fly Leasing Limited is aware) in the 12 months preceding the date of this prospectus supplement which may have or have in such period had a significant effect on the financial position or profitability of Fly Leasing Limited or its subsidiaries.
9.	The issuance of the notes has been authorized by the resolutions of the Board of Directors of Fly Leasing Limited dated November 6, 2013.
10.	For so long as the notes are listed on the Global Exchange Market of the Irish Stock Exchange, electronic copies of the following documents will be available for inspection, as outlined in “Where You Can Find More Information”:
•	our memorandum of association and bye-laws;
•	the annual audited historical consolidated financial statements and interim unaudited historical consolidated financial statements included and incorporated in this prospectus supplement and the accompanying prospectus;
•	this prospectus supplement and the accompanying prospectus, as well as the materials incorporated by reference herein; and
•	the indenture governing the notes.
11.	The trustee and paying agent is Wells Fargo Bank, National Association and its registered office and telephone number is Corporate Trust Services, 45 Broadway, 14th floor, New York, NY 10006, (212) 515-1567.

FINANCIAL INDEX

Report of Independent Registered Public Accounting Firm

The Board of Directors
and Shareholders of Fly Leasing Limited

We have audited the accompanying consolidated balance sheets of Fly Leasing Limited as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fly Leasing Limited at December 31, 2012 and 2011, and consolidated results of its operations and its cash flows for each of the three years ended in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Fly Leasing Limited’s internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2013 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

San Francisco, California
March 15, 2013

Fly Leasing Limited
Consolidated Balance Sheets

AS OF DECEMBER 31, 2012 AND 2011
(Dollar amounts in thousands, except par value data)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$163,124	$82,105
Restricted cash and cash equivalents	137,457	298,404
Rent receivables	3,124	3,186
Investment in unconsolidated subsidiaries	6,308	15,141
Flight equipment held for operating leases, net	2,616,864	2,762,289
Deferred tax asset, net	9,450	5,329
Fair market value of derivative assets	319	4,023
Other assets, net	32,026	28,021
Total assets	2,968,672	3,198,498
Liabilities
Accounts payable and accrued liabilities	15,662	10,429
Rentals received in advance	14,402	15,297
Payable to related parties	2,789	4,863
Security deposits	47,474	50,672
Maintenance payment liability	225,733	231,793
Secured borrowings, net	2,052,412	2,326,110
Fair market value of derivative liabilities	48,967	98,487
Other liabilities	29,231	17,814
Total liabilities	2,436,670	2,755,465
Shareholders’ equity
Common shares, $0.001 par value; 499,999,900 shares authorized; 28,040,305 and 25,685,527 shares issued and outstanding at December 31, 2012 and 2011, respectively	28	26
Manager shares, $0.001 par value; 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	482,733	455,186
Retained earnings	83,138	57,982
Accumulated other comprehensive loss, net	(33,897)	(70,161)
Total shareholders’ equity	532,002	443,033
Total liabilities and shareholders’ equity	$2,968,672	$3,198,498

The accompanying notes are an integral part of these consolidated financial statements.

Fly Leasing Limited
Consolidated Statements of Income

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
(Dollar amounts in thousands, except per share data)

	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Revenues
Operating lease revenue	$376,437	$230,716	$219,655
Equity earnings from unconsolidated subsidiaries	9,383	5,647	2,901
Gain on sale of aircraft	8,360	9,137	13,449
Gain on sale of investment in unconsolidated subsidiary	36,882	—	—
Gain on sale of option to purchase notes payable	—	—	12,501
Lease termination settlement	—	2,135	2,298
Interest and other income	1,634	1,154	2,861
Total revenues	432,696	248,789	253,665
Expenses
Depreciation	136,633	95,718	84,032
Aircraft impairment	11,382	7,500	—
Interest expense	142,491	90,547	75,748
Debt extinguishment costs	7,628	—	—
Selling, general and administrative	40,192	27,248	25,413
Ineffective, dedesignated and terminated derivatives	31,871	—	—
Acquisition costs	—	18,038	—
Debt purchase option amortization	—	—	947
Maintenance and other costs	10,968	4,400	4,651
Total expenses	381,165	243,451	190,791
Net income before provision for income taxes	51,531	5,338	62,874
Provision for income taxes	3,862	4,242	10,207
Net income	$47,669	$1,096	$52,667
Weighted average number of shares:
Basic	25,792,932	25,843,348	28,264,227
Diluted	25,961,605	25,992,062	28,307,971
Earnings per share:
Basic	$1.81	$0.03	$1.86
Diluted	$1.80	$0.03	$1.86
Dividends declared and paid per share	$0.84	$0.80	$0.80

The accompanying notes are an integral part of these consolidated financial statements.

Fly Leasing Limited
Consolidated Statements of Comprehensive Income

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (UNAUDITED)
(Dollar amounts in thousands)

	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Net income	$47,669	$1,096	$52,667
Other comprehensive income, net of tax
Change in fair value of derivatives, net of deferred tax(1)	9,075	(4,959)	(12,885)
Reclassification from other comprehensive income into earnings due to termination of derivative liabilities, net of deferred tax(2)	27,479	—	—
Reclassification from other comprehensive income into earnings, net of deferred tax(3)	(290)	1,464	387
Comprehensive income (loss)	$83,933	$(2,399)	$40,169

(1)	Deferred tax expense was $1.4 million and deferred tax benefit was $0.5 million and $1.8 million for the years ended December 31, 2012, 2011 and 2010, respectively.
(2)	Deferred tax expense was $3.9 million for the year ended December 31, 2012.
(3)	Deferred tax benefit was $41,000 and deferred tax expense was $0.2 million and $38,000 for the years ended December 31, 2012, 2011 and 2010, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Fly Leasing Limited
Consolidated Statements of Shareholders’ Equity

FOR THE YEARS ENDED DECEMBER 31, 2010, 2011 AND 2012
(Dollar amounts in thousands)

	Manager Shares		Common Shares		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Loss, net	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance December 31, 2009	100	$—	30,279,948	30	490,818	47,844	(54,168)	484,524
Dividends to shareholders	—	—	—	—	—	(22,407)	—	(22,407)
Dividend equivalent	—	—	—	—	—	(120)	—	(120)
Shares repurchased	—	—	(3,652,579)	(3)	(35,484)	—	—	(35,487)
Shares issued in connection with vested share grants	—	—	80,132	—	(4)	—	—	(4)
Share-based compensation	—	—	—	—	3,720	—	—	3,720
Capital contribution from Babcock & Brown	—	—	—	—	4,509	—	—	4,509
Net income	—	—	—	—	—	52,667	—	52,667
Net change in the fair value of derivatives, net of deferred tax asset of $1,840	—	—	—	—	—	—	(12,885)	(12,885)
Reclassified from other comprehensive income into earnings, net of deferred tax of $38	—	—	—	—	—	—	387	387
Balance December 31, 2010	100	$—	26,707,501	27	463,559	77,984	(66,666)	474,904
Dividends to shareholders	—	—	—	—	—	(20,738)	—	(20,738)
Dividend equivalent	—	—	—	—	—	(360)	—	(360)
Shares repurchased	—	—	(1,102,106)	(1)	(13,141)	—	—	(13,142)
Shares issued in connection with vested share grants	—	—	80,132	—	—	—	—	—
Share-based compensation	—	—	—	—	4,768	—	—	4,768
Net income	—	—	—	—	—	1,096	—	1,096
Net change in the fair value of derivatives, net of deferred tax asset of $470	—	—	—	—	—	—	(4,959)	(4,959)
Reclassified from other comprehensive income into earnings, net of deferred tax of $209	—	—	—	—	—	—	1,464	1,464
Balance December 31, 2011	100	—	25,685,527	$26	$455,186	$57,982	$(70,161)	$443,033
Dividends to shareholders	—	—	—	—	—	(21,629)	—	(21,629)
Dividend equivalent	—	—	—	—	—	(884)	—	(884)
Shares issued in connection with vested share grants	—	—	163,718	—	—	—	—	—
Shares issued to Onex and Summit, net of commission of $1,086	—	—	2,191,060	2	23,912	—	—	23,914
Share-based compensation	—	—	—	—	3,635	—	—	3,635
Net income	—	—	—	—	—	47,669	—	47,669
Net change in the fair value of derivatives, net of deferred tax liability of $1,456	—	—	—	—	—	—	9,075	9,075
Reclassification from other comprehensive income into earnings due to termination of derivative liabilities, net of deferred tax liability of $3,926	—	—	—	—	—	—	27,479	27,479
Reclassified from other comprehensive income into earnings, net of deferred tax of $41	—	—	—	—	—	—	(290)	(290)
Balance December 31, 2012	100	—	28,040,305	$28	$482,733	$83,138	$(33,897)	$532,002

The accompanying notes are an integral part of these consolidated financial statements.

Fly Leasing Limited
Consolidated Statements of Cash Flows

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
(Dollar amounts in thousands)

	Year ended December 31 2012	Year ended December 31, 2011	Year ended December 31, 2010
Cash Flows from Operating Activities
Net Income	$47,669	$1,096	$52,667
Adjustments to reconcile net income to net cash flows provided by operating activities:
Equity earnings from unconsolidated subsidiaries	(9,383)	(5,647)	(2,901)
Gain on sale of option to purchase notes payable	—	—	(12,501)
Gain on sale of aircraft	(8,360)	(9,137)	(13,449)
Gain on sale of investment in unconsolidated subsidiary	(36,882)	—	—
Depreciation	136,633	95,718	84,032
Aircraft impairment	11,382	7,500	—
Amortization of debt issuance costs and extinguishment costs	10,589	7,471	8,788
Amortization of lease incentives	6,989	6,856	5,095
Amortization of debt purchase option	—	—	947
Amortization of lease discounts/premiums and other items	6,281	1,307	366
Amortization of GAAM acquisition date fair market value adjustments	23,611	5,838	—
Amortization of terminated swaps	(331)	—	—
Share-based compensation	3,635	4,768	3,720
Deferred income taxes	(8,180)	2,562	9,069
Unrealized loss (gain) on derivative instruments	31,871	(1,489)	(303)
Professional fees paid by Babcock & Brown	—	—	2,180
Security deposits and maintenance payment liability relieved	(47,694)	(3,911)	(14,197)
Security deposits and maintenance payment claims applied towards operating lease revenues	(7,671)	—	—
Changes in operating assets and liabilities:
Rent receivables	(1,070)	120	(60)
Other assets	5,644	(1,913)	—
Payable to related parties	(4,837)	1,781	(8,178)
Accounts payable and accrued liabilities	8,148	2,415	963
Rentals received in advance	(1,240)	(2,923)	212
Other liabilities	13,578	(2,135)	(1,225)
Net cash flows provided by operating activities	180,382	110,277	115,225
Cash Flows from Investing Activities
Investment in unconsolidated subsidiaries	—	(28,054)	(8,750)
Distributions from unconsolidated subsidiaries	6,269	26,951	916
Proceeds from sale of investment in BBAM LP	49,500	—	—
Purchase of GAAM Portfolio, net of cash assumed	—	(113,623)	—
Purchase of additional flight equipment	(50,803)	(52,128)	(41,659)
Proceeds from sale of aircraft	67,740	126,913	100,911
Lessor contribution to maintenance	(16,626)	(11,312)	(4,068)
Net cash flows provided by (used in) investing activities	56,080	(51,253)	47,350

The accompanying notes are an integral part of these consolidated financial statements.

	Year ended December 31 2012	Year ended December 31, 2011	Year ended December 31, 2010
Cash Flows from Financing Activities
Restricted cash and cash equivalents	160,947	(21,712)	(25,694)
Security deposits received	9,398	3,567	5,186
Security deposits returned	(4,257)	(3,703)	(4,089)
Maintenance payment liability receipts	57,892	53,515	44,398
Maintenance payment liability disbursements	(28,150)	(14,544)	(6,143)
Proceeds from sale of option to purchase notes payable	—	—	12,501
Proceeds from secured borrowings	459,200	46,596	35,442
Debt issuance costs	(16,483)	(801)	(221)
Repayment of secured borrowings	(847,607)	(204,867)	(98,551)
Proceeds from sale of notes payable	87,282	33,765	—
Proceeds from (payment for) termination of interest rate swap contract	(35,066)	1,398	745
Shares repurchased	—	(13,142)	(35,487)
Proceeds from issuance of shares, net of fees paid	23,914	—	—
Dividends	(21,629)	(20,738)	(22,407)
Dividend equivalents	(884)	(360)	(120)
Net cash flows used in financing activities	(155,443)	(141,026)	(94,440)
Net increase (decrease) in cash	81,019	(82,002)	68,135
Cash at beginning of period	82,105	164,107	95,972
Cash at end of period	$163,124	$82,105	$164,107
Supplemental Disclosure:
Cash paid during the period for:
Interest	$118,672	$74,804	$65,688
Taxes	2,057	1,381	1,193
Noncash Activities:
Security deposits and maintenance payment liability disbursements applied as rentals received in advance	345	—	—
Security deposits assumed on purchase of flight equipment	1,080	—	—
Maintenance reserves assumed on purchase of flight equipment	8,482	—	—
Security deposit applied to rent receivables	1,128	—	769
Withholding taxes netted against distributions received from BBAM LP	1,847	1,264	1,080
Security deposits netted against sales price from sale of flight equipment	2,170	1,700	791
Security deposits netted against end of lease payments	—	—	2,280
Maintenance payment liabilities and claims netted against end of lease payments	—	—	436
Rent received netted against sales price from sale of flight equipment	—	—	319
Maintenance payment liabilities and claims netted against sales price from sale of flight equipment	—	8,006	5,411
Maintenance payment claim applied to rent receivables	—	—	1,416
Debt issuance costs netted with proceeds from secured borrowings	—	1,402	2,267
Capital contribution from Babcock & Brown	—	—	4,509

The accompanying notes are an integral part of these consolidated financial statements.

Fly Leasing Limited
Notes to Consolidated Financial Statements
For the year ended December 31, 2012

1. ORGANIZATION

Fly Leasing Limited (the “Company” or “Fly”) is a Bermuda exempted company that was incorporated on May 3, 2007, under the provisions of Section 14 of the Companies Act 1981 of Bermuda. The Company was formed to acquire, finance, lease and sell commercial jet aircraft and other aviation assets directly or indirectly through its subsidiaries.

Although the Company is organized under the laws of Bermuda, it is a resident of Ireland for tax purposes and is subject to Irish corporation tax on its income in the same way, and to the same extent, as if the Company were organized under the laws of Ireland.

In accordance with the Company’s amended and restated bye-laws, Fly issued 100 shares (“Manager Shares”) with a par value of $0.001 to Fly Leasing Management Co. Limited (formerly Babcock & Brown Air Management Co. Limited, the “Manager”) for no consideration. Subject to the provisions of the Company’s amended and restated bye-laws, the Manager Shares have the right to appoint the nearest whole number of directors to the Company which is not more than 3/7th of the number of directors comprising the board of directors. The Manager Shares are not entitled to receive any dividends, are not convertible into common shares and, except as provided for in the Company’s amended and restated bye-laws, have no voting rights.

On April 29, 2010, the management team of the Company’s manager and servicer, through Summit Aviation Partners LLC (“Summit”) purchased substantially all of the aviation assets of Babcock & Brown and its affiliates, including Babcock & Brown’s ownership interests in the Manager and certain other companies that manage and service Fly and its aircraft portfolio (the “Aviation Assets Purchase Transaction”).

On April 29, 2010, the Company through its wholly-owned subsidiary, Fly-BBAM Holdings, Ltd. (“Fly-BBAM”), purchased a 15% interest in BBAM Limited Partnership (“BBAM LP”), a newly formed, privately-held aircraft leasing and management business for $8.75 million. Summit owned the remaining 85% interest in BBAM LP. On December 28, 2012, the Company sold its 15% interest in BBAM LP for $49.5 million to Onex Corporation and its affiliate (collectively, “Onex”). Concurrently with the closing of this transaction, Onex and Summit purchased 2,191,060 newly issued common shares of the Company for an aggregate of $25.0 million or $11.41 per share. BBAM LP provides management and administrative services to Fly, including servicing of its aircraft portfolio.

GAAM PORTFOLIO ACQUISITION

On October 14, 2011, the Company completed the acquisition of a portfolio of 49 aircraft and other assets (“GAAM Portfolio”) valued at approximately $1.4 billion and managed by Global Aviation Asset Management (“GAAM”). The purchase was funded with approximately $141.7 million of the Company’s unrestricted cash and the assumption of approximately $1.2 billion of secured, non-recourse debt. The Company incurred approximately $18.0 million in expenses in connection with the acquisition. These expenses include a one-time $12.5 million fee to BBAM LP for arranging the acquisition.

The acquisition of the GAAM Portfolio was accounted for as a business combination. Identifiable assets acquired and liabilities assumed were recorded at their fair values as of the acquisition date. The fair value of flight equipment acquired was determined using the market approach. In the aviation industry, appraisal data is considered to reflect the highest and best use of the flight equipment on an “in use” basis. The estimated fair value of GAAM’s flight equipment was recorded based on (i) appraisal data, (ii) management’s assessment of current market conditions and recent trading activity of similar aircraft, (iii) the current and long-term demand for each aircraft type, and (iv) the required maintenance condition of the underlying flight equipment upon redelivery to the lessor. The fair value assigned to identifiable intangible assets acquired was based on available market data and assumptions made by management. Intangible assets, consisting of lease discounts and premiums, are amortized over the remaining life of the lease. The fair value of the debt assumed on the GAAM Portfolio has been determined based on the income approach resulting in a discount totaling $52.1 million. The income approach was performed through the use of a net present value calculation using an appropriate discount rate.

The Company recognized a deferred tax item arising from temporary differences between the tax basis of the acquired assets and liabilities, and acquisition date fair values.

Presented below are the acquisition date fair values of the assets acquired, liabilities assumed and net asset acquired (in thousands):

Cash consideration	$141,749
Assets
Cash and cash equivalents	$28,126
Restricted cash and cash equivalents	111,757
Rent receivables	2,311
Flight equipment held for operating leases	1,268,730
Deferred tax asset, net	4,472
Fair value of derivative asset	836
Other assets	17,154
Total assets	1,433,386
Liabilities
Accounts payable and accrued liabilities	1,039
Rentals received in advance	8,252
Security deposits	20,505
Maintenance payment liability	70,342
Borrowings under aircraft acquisition facilities, net	1,172,811
Fair value of derivative liabilities	11,270
Other liabilities	7,418
Total liabilities	1,291,637
Net asset acquired	$141,749

Supplemental pro forma data (unaudited)

The unaudited pro forma statement of operations data below gives effect to the acquisition of the GAAM Portfolio as if it had occurred on January 1, 2010. The unaudited pro forma data is presented for illustrative purposes only and is not intended to be indicative of actual results that would have been achieved had the acquisition of the GAAM Portfolio been consummated as of January 1, 2010. The unaudited pro forma data should not be considered representative of our future financial condition or results of operations.

	Year ended December 31, 2011	Year ended December 31, 2010
	(Dollars in thousands)
Pro forma total revenue(1)	$372,752	$416,290
Pro forma total expenses(2)	369,288	365,933
Pro forma net (loss) income	(1,924)	40,777

(1)	Pro forma total revenue for 2010 included (i) end of lease revenues of $21.4 million and (ii) gain on sale of option to purchase notes payable of $12.5 million.
(2)	Pro forma total expenses for 2011 included (i) aircraft impairment of $7.5 million and $13.0 million recorded by Fly and GAAM, respectively and (ii) acquisition related expenses totaling $18.0 million. Pro forma total expenses for 2010 included an aircraft impairment of $20.8 million recorded by GAAM.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

Fly is a holding company that conducts its business through its subsidiaries. The Company directly or indirectly owns all of the common shares of its consolidated subsidiaries. The consolidated financial statements presented are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of Fly and all of its subsidiaries. In instances where it is the primary beneficiary, Fly would consolidate a Variable Interest Entity (“VIE”). All intercompany transactions and balances have been eliminated. The consolidated financial statements are stated in U.S. Dollars, which is the principal operating currency of the Company.

The Company has one operating and reportable segment which is aircraft leasing.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The use of estimates is or could be a significant factor affecting the reported carrying values of flight equipment, deferred tax assets and accruals and reserves. To the extent available, the Company utilizes industry specific resources, third-party appraisers and other materials to support management’s estimates, particularly with respect to flight equipment. Despite management’s best efforts to accurately estimate such amounts, actual results could differ from those estimates.

RISKS AND UNCERTAINTIES

The Company encounters several types of risk during the course of its business, including credit and market risks. Credit risk addresses a lessee’s or derivative counterparty’s inability or unwillingness to make contractually required payments. Market risk reflects the change in the value of derivatives and credit facilities due to changes in interest rate spreads or other market factors, including the value of collateral underlying the Company’s credit facilities.

Other types of risk encountered by the Company include the following:

•	The success of the Company is dependent on the performance of the commercial aviation industry. A downturn in the industry could adversely impact the lessee’s ability to make payments, increase the risk of unscheduled lease terminations and depress lease rates and the value of the Company’s aircraft.
•	The Company will require access to the debt and equity markets to refinance its outstanding indebtedness and to grow its business through the acquisition of additional aircraft.
•	The Company relies and is dependent upon an external servicer to manage its business and service its aircraft portfolio.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

RESTRICTED CASH AND CASH EQUIVALENTS

Pursuant to certain of the Company’s debt facilities, payments received from lessees serve as collateral to the lenders and are thus subject to withdrawal restrictions. The Company’s restricted cash and cash equivalents consist primarily of (i) security deposits and certain maintenance payments received from lessees under the terms of various lease agreements, (ii) a portion of rents collected which may be required to be held as cash collateral and (iii) other cash, which may be subject to withdrawal restrictions pursuant to the Company’s credit agreements as further described in Note 6.

All restricted cash is held by major financial institutions in segregated accounts.

RENT RECEIVABLES

Rent receivables represent unpaid lessee obligations under existing lease contracts. Any allowance for doubtful accounts is established on a specific identification basis and is maintained at a level believed by management to be adequate to absorb probable losses inherent in rent receivables. The assessment of credit risk is primarily based on the extent to which amounts outstanding exceed the value of security held, the financial strength and condition of a debtor and the current economic and regulatory conditions of the debtor’s operating environment. Determination of the allowance is inherently subjective as it requires significant estimates, including the amounts and timing of expected future cash flows and consideration of current factors and economic trends impacting the lessees and its credit worthiness, all of which may be susceptible to significant change. Uncollectible rent receivables are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for credit losses is recorded based on management’s periodic evaluation of the factors previously mentioned, as well as other pertinent factors. As of December 31, 2012 and 2011, the Company had no allowance for doubtful accounts, although the Company had two lessees on non-accrual status as of these dates. The Company recognizes revenue from the two lessees when cash is received.

INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

Fly has a 57.4% interest in Fly-Z/C Aircraft Holdings LP (“Fly-Z/C LP”). On December 28, 2012, Fly sold its 15.0% interest in BBAM LP to Onex.

Fly accounts for its interest in unconsolidated subsidiaries using the equity method as the Company does not control the entities. Under the equity method, the Company’s investment is initially recorded at cost and the carrying amount is affected by its share of the unconsolidated subsidiaries’ undistributed earnings and losses, and distributions of dividends and capital.

The Company periodically reviews the carrying amount of its investment in the unconsolidated subsidiaries, or whenever events or changes in circumstances indicate that a decline in value may have occurred. If its investment is determined to be impaired on an other-than-temporary basis, a loss equal to the difference between the fair value of the investment and its carrying value is recorded in the period of identification.

FLIGHT EQUIPMENT HELD FOR SALE

In accordance with guidance provided by FASB, flight equipment is classified as held for sale when the Company commits to and commences a plan of sale that is reasonably expected to be completed within one year. Flight equipment held for sale is stated as the lesser of carrying value or fair value less estimated cost to sell.

Flight equipment held for sale is not depreciated. Subsequent changes to the asset’s fair value, either increases or decreases, are recorded as adjustments to the carrying value of the flight equipment. However, any such adjustment will not exceed the original carrying value of the flight equipment held for sale. There was no flight equipment held for sale as of December 31, 2012 and 2011.

FLIGHT EQUIPMENT HELD FOR OPERATING LEASES

Flight equipment held for operating leases are recorded at cost and depreciated to estimated residual values on a straight-line basis over their estimated remaining useful lives. Useful life is generally 25 years from the date of manufacture. Residual values are generally estimated to be 15% of original manufacturer’s estimated realized price for the flight equipment when new. Management may, at its discretion, make exceptions to this policy on a case by case basis when, in its judgment, the residual value calculated pursuant to this policy does not appear to reflect current expectations of residual values. Examples of such situations include, but are not limited to:

•	Flight equipment where original manufacturer’s prices are not relevant due to plane modifications and conversions.
•	Flight equipment which is out of production and may have a shorter useful life or lower residual value due to obsolescence.
•	The remaining life of a converted freighter is determined based on the date of conversion, in which case, the total useful life may extend beyond 25 years from the date of manufacture.

Estimated residual values and useful lives of flight equipment are reviewed and adjusted, if appropriate, at each reporting period.

Major improvements to be performed by the Company pursuant to the lease agreement are accounted for as lease incentives and are amortized against revenue over the term of the lease, assuming no lease renewals. Lessee specific modifications to the aircraft are capitalized and also amortized against revenue over the term of the lease. Generally, lessees are required to provide for repairs, scheduled maintenance and overhauls during the lease term and to be compliant with return conditions of flight equipment at lease termination.

Major improvements and modifications incurred for an aircraft that is off-lease are capitalized and depreciated over the remaining life of the flight equipment. In addition, costs paid by us for scheduled maintenance and overhauls are also capitalized and depreciated over a period to the next scheduled maintenance or overhaul event. Miscellaneous repairs are expensed when incurred.

At the time of an aircraft acquisition, the Company evaluates whether the lease acquired with the aircraft is at fair market value by comparing the contractual lease rates to the range of current lease rates of like aircraft. A lease premium is recognized when it is determined that the acquired lease’s terms are above market value; lease discounts are recognized when it is determined that the acquired lease’s terms are below fair market value. Lease discounts are capitalized into other liabilities and accreted as additional rental revenue on a straight-line basis over the lease term. Lease premiums are capitalized into other assets and amortized against rental revenue on a straight-line basis over the lease term.

IMPAIRMENT OF FLIGHT EQUIPMENT

The Company evaluates flight equipment for impairment when circumstances indicate that the carrying amounts of such assets may not be recoverable. The Company’s evaluation of impairment indicators include, but are not limited to, recent transactions for similar aircraft, adverse changes in market conditions for specific aircraft types, third party appraisals of specific aircraft, published values for similar aircraft, any occurrences of adverse changes in the aviation industry and the overall market conditions that could impact the fair value of our aircraft. The review for recoverability includes an assessment of the estimated future cash flows associated with the use of an asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will assess whether the carrying values of the flight equipment exceed the fair values and an impairment loss is required. The undiscounted cash flows consist of cash flows from currently contracted leases, future projected lease rates, transition costs, estimated down time and estimated residual or scrap values for an aircraft. The impairment loss is measured as the excess of the carrying amount of the impaired asset over its fair value. See Note 16 – Fair Value Measurements.

Future cash flows are assumed to occur under current market conditions and assume adequate time for a sale between a willing and able buyer and a willing seller. Expected future lease rates are based on all relevant information available, including the existing lease, current contracted rates for similar aircraft, appraisal data and industry trends. Residual value assumptions generally reflect an aircraft’s salvage value, except where more recent industry information indicates a different value is appropriate.

The preparation of these impairment analyses requires the use of assumptions and estimates, including the level of future rents, the residual value of the flight equipment to be realized upon sale at some date in the future, estimated downtime between re-leasing events and the amount of re-leasing costs. For the years ended December 31, 2012 and 2011, the Company recognized impairment losses of $11.4 million and $7.5 million, respectively. The impairment losses were related to two Boeing 737-500 aircraft which were manufactured in 1992 and an Airbus A320-200 aircraft which was manufactured in 2002. The leases related to the Boeing 737-500 aircraft expired in 2012 and the Company disposed of the aircraft in 2013. The Airbus A320-200 aircraft has been written down to its net realizable value and it was sold during the first quarter of 2013. There was no impairment loss recognized for the year ended December 31, 2010.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses derivative financial instruments to manage its exposure to interest rate and foreign currency risks. All derivatives are recognized on the balance sheet at their fair values. Pursuant to hedge accounting provisions, changes in the fair value of the item being hedged can be recognized into earnings in the same period and in the same income statement line as the change in the fair value of the derivative instrument. On the date that the Company enters into a derivative contract, the Company formally documents all relationships between the hedging instruments and the hedged items, as well as its risk management objective and strategy for undertaking each hedge transaction.

Derivative instruments designated in a hedge relationship to mitigate exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Cash flow hedges are accounted for by recording the fair value of the derivative instrument on the balance sheet as either a freestanding asset or liability. Changes in the fair value of a derivative that is designated and qualifies as an effective cash flow hedge are recorded in accumulated other comprehensive income, net of tax, until earnings are affected by the variability of cash flows of the hedged item. Any derivative gains and losses that are not effective in hedging the variability of expected cash flows of the hedged item or that do not qualify for hedge treatment are recognized directly into income.

At the hedge’s inception and at least quarterly thereafter, a formal assessment is performed to determine whether changes in cash flows of the derivative instrument have been highly effective in offsetting changes in the cash flows of the hedged items and whether they are expected to be highly effective in the future. The Company discontinues hedge accounting prospectively when (i) it determines that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; or (iii) management determines that designating the derivative as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the derivative instrument is carried at its fair market value on the balance sheet with changes in fair value recognized into current-period earnings. The remaining balance in accumulated other comprehensive income associated with the derivative that has been discontinued is not recognized in the income statement unless it is probable that the forecasted transaction will not occur. Such amounts are recognized in earnings when earnings are affected by the hedged transaction.

OTHER ASSETS

Other assets consist primarily of debt issuance costs, unamortized lease premiums, initial direct lease costs and other miscellaneous receivables. The Company capitalizes costs incurred in arranging financing as debt issuance costs. Debt issuance costs are amortized to interest expense using the effective interest method over the terms of the credit facilities. Lease premiums are amortized into operating lease income over the lease term.

SECURITY DEPOSITS

In the normal course of leasing aircraft to third parties under its lease agreements, the Company receives cash or letters of credit as security for certain contractual obligations. At December 31, 2012 and 2011, security deposits represent cash received from the lessee that is held on deposit until termination of the lease. Security deposits are returned to the lessee at lease termination or taken into income if the lessee fails to perform under their lease.

MAINTENANCE PAYMENT LIABILITY

The Company’s flight equipment is typically subject to triple-net leases under which the lessee is responsible for maintenance, insurance and taxes. Fly’s operating leases also obligate the lessees to comply with all governmental requirements applicable to the flight equipment, including without limitation, operational, maintenance, registration requirements and airworthiness directives.

Under the terms of the lease agreements, cash collected from lessees for future maintenance of the aircraft is recorded as maintenance payment liabilities. The Company does not recognize such maintenance payments as revenue during the lease. Maintenance payment liabilities are attributable to specific aircraft and are typically based on hours or cycles of utilization, depending upon the component. Upon the occurrence of qualified maintenance events, the lessee submits a request for reimbursement and upon disbursement of the funds, the liability is relieved.

In some leases, the lessor may be obligated to contribute to maintenance related expenses on an aircraft during the term of the lease. In other instances, the lessee or lessor may be obligated to make a payment to the other party at lease termination based on a computation stipulated in the lease agreement. The calculation is based on utilization and condition of the airframe, engines and other major life-limited components as determined at lease termination.

The Company may also incur maintenance expenses on off-lease aircraft. Scheduled major maintenance or overhaul activities and costs for certain high-value components that are paid by the Company are capitalized and depreciated over the period until the next overhaul is required. Such payments made by the Company for minor maintenance, repairs and re-leasing of aircraft are expensed as incurred.

Maintenance payment liability balances at the end of a lease or any amount received as part of a redelivery adjustment are recorded as lease revenue at lease termination, including early termination upon a default. When flight equipment is sold, the maintenance payment liability amounts may be remitted to the buyer in accordance with the terms of the related agreements and are released from the balance sheet as part of the disposition gain or loss.

REVENUE RECOGNITION

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured. Where revenue amounts do not meet these recognition criteria, they are deferred and recognized in the period in which the recognition criteria are met. Rental income from aircraft is recognized on a straight-line basis over the initial term of the respective lease. The operating lease agreements generally do not provide for purchase options, however, the leases may allow the lessee the option to extend the lease for an additional term. Contingent rents are recognized as revenue when the contingency is resolved. Revenue is not recognized when collection is not reasonably assured.

SHARE-BASED COMPENSATION

The Company has a 2010 Omnibus Incentive Plan (“2010 Plan”) which permitted the issuance of up to 1,500,000 share grants in the form of (i) stock appreciation rights (“SARs”); (ii) restricted stock units (“RSUs”); (iii) nonqualified stock options; and (iv) other stock-based awards. In May 2012, the Company made an additional aggregate grant of 300,000 SARs and RSUs to certain employees of BBAM LP, who provide services to the Company pursuant to management and servicing agreements. As of December 31, 2012 and 2011, the Company had made grants aggregating 1,500,000 and 1,200,000 of total share grants under the 2010 Plan, respectively.

In accordance with GAAP, compensation expense associated with grants to employees are valued at the grant date and amortized on a straight-line basis over the service period. Grants to non-employees are initially measured at grant date, and then re-measured at each interim reporting period until the awards are vested. Determining the appropriate fair value model and calculation of the fair value of stock-based awards requires judgment, including estimating stock price volatility, forfeitures and expected grant life.

TAXES

The Company provides for income taxes by tax jurisdiction (see Note 9). Deferred income tax assets and liabilities are recognized for the future tax consequences of temporary differences between the financial statements and tax basis of existing assets and liabilities at the enacted tax rates expected to apply when the assets are recovered or liabilities are settled. A valuation allowance is used to reduce deferred tax assets to the amount which management ultimately expects to be more-likely-than-not realized.

The Company applies a recognition threshold of more-likely-than-not to be sustained in the examination of tax uncertainty in income taxes. Measurement of the tax uncertainty occurs if the recognition threshold has been met. The Company has elected to classify any interest on unpaid income taxes and penalties as a component of the provision for income taxes. No interest on unpaid income taxes and penalties were incurred during the years ended December 31, 2012, 2011 and 2010.

NEW ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued an accounting standard update to achieve common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and International Financial Reporting Standards (“IFRS”). The update does not require additional fair value measurements and is not intended to establish valuation standards or affect valuation practices outside of financial reporting. The accounting standard update is effective for interim and annual periods beginning in 2012. The accounting standard update did not have a material impact on the Company’s financial position or results of operations.

In June 2011, the FASB issued an accounting standard to facilitate convergence between GAAP and IFRS by eliminating the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The standard requires all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The standard is effective for interim and annual periods beginning in 2012. The Company adopted the standard of presenting components of other comprehensive income in a separate statement of comprehensive income.

3. FLIGHT EQUIPMENT HELD FOR OPERATING LEASES

As of December 31, 2012 and 2011, the Company had 109 aircraft held for operating leases. During the year ended December 31, 2012, the Company purchased four aircraft for a total acquisition cost of $60.4 million. To partially finance the acquisitions, the Company entered into loan agreements with an international commercial bank to borrow a total of $50.0 million.

On October 14, 2011, the Company completed the acquisition of the GAAM Portfolio consisting of 49 aircraft valued at approximately $1.4 billion. The Company also purchased three additional aircraft for a total purchase price of $102.9 million in 2011.

During the year ended December 31, 2012, the Company sold four aircraft and recognized a pre-tax gain on sale totaling $8.4 million. A portion of the proceeds received was used to repay the debt associated with the four aircraft. During the year ended December 31, 2011, the Company sold two aircraft and recognized a gain on sale of $9.1 million. In connection with the aircraft sales, the Company repaid debt of $124.8 million.

For the years ended December 31, 2012 and 2011, the Company recognized impairment losses of $11.4 million and $7.5 million, respectively. The impairment losses were related to two Boeing 737-500 aircraft which were manufactured in 1992 and an Airbus A320-200 aircraft which was manufactured in 2002. The leases related to the Boeing 737-500 aircraft expired in 2012 and the Company disposed of the aircraft in 2013. The Airbus A320-200 aircraft has been written down to its net realizable value and it was sold during the first quarter of 2013. There was no impairment loss recognized for the year ended December 31, 2010.

Flight equipment held for operating leases consist of the following:

	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Cost	$3,047,274	$3,070,820
Accumulated depreciation	(430,410)	(308,531)
Net flight equipment held for operating leases	$2,616,864	$2,762,289

The Company capitalized $11.4 million and $8.0 million, respectively, of major maintenance expenditures for the years ended December 31, 2012 and 2011. These amounts have been included in flight equipment held for operating leases.

The classification of the net book value of flight equipment held for operating leases and operating lease revenues by geographic region in the tables and discussion below is based on the principal operating location of the aircraft lessee.

The distribution of the net book value of flight equipment held for operating leases by geographic region is as follows:

	December 31, 2012		December 31, 2011
	(Dollars in thousands)
Europe:
United Kingdom	$365,411	14%	$383,234	14%
Germany	107,568	4%	190,793	7%
Other	606,507	23%	641,654	23%
Europe — Total	1,079,486	41%	1,215,681	44%
Asia and South Pacific:
China	300,568	11%	317,082	12%
India	146,659	6%	241,715	9%
Australia	128,584	5%	152,115	6%
Other	137,327	5%	83,838	2%
Asia and South Pacific — Total	713,138	27%	794,750	29%

	December 31, 2012		December 31, 2011
	(Dollars in thousands)
North America:
United States	266,603	10%	281,991	10%
Other	34,650	2%	36,138	1%
North America — Total	301,253	12%	318,129	11%
Mexico, South and Central America:
Mexico	169,710	6%	178,321	7%
Other	97,319	4%	84,135	3%
Mexico, South and Central America — Total	267,029	10%	262,456	10%
Middle East and Africa — Total	163,489	6%	171,273	6%
Off-Lease — Total	92,469	4%	—	—
Total flight equipment held for operating leases, net	$2,616,864	100%	$2,762,289	100%

At December 31, 2012, aircraft held for operating leases were on lease to 55 lessees in 32 countries. The Company had six aircraft that were off-lease at December 31, 2012. At December 31, 2011, aircraft held for operating leases were on lease to 53 lessees in 29 countries.

The distribution of operating lease revenue by geographic region for the years ended December 31, 2012, 2011 and 2010 is as follows:

	Year ended December 31, 2012		Year ended December 31, 2011		Year ended December 31, 2010
	(Dollars in thousands)
Europe:
United Kingdom	$45,916	12%	$19,444	8%	$9,255	4%
Germany	28,746	8%	15,560	7%	15,284	7%
Other	95,666	25%	74,387	32%	80,965	37%
Europe — Total	170,328	45%	109,391	47%	105,504	48%
Asia and South Pacific:
India	39,312	10%	22,341	10%	24,430	11%
China	36,918	10%	13,620	6%	15,636	7%
Australia	25,280	7%	5,392	2%	—	—
Other	9,226	3%	5,896	2%	4,882	2%
Asia and South Pacific — Total	110,736	30%	47,249	20%	44,948	20%
North America:
United States	41,311	11%	39,088	17%	41,725	19%
Other	3,891	1%	3,891	2%	4,932	2%
North America — Total	45,202	12%	42,979	19%	46,657	21%
Mexico, South and Central America:
Mexico	18,843	5%	16,276	7%	18,781	9%
Other	12,630	3%	1,687	1%	—	—
Mexico, South and Central America — Total	31,473	8%	17,963	8%	18,781	9%
Middle East and Africa — Total	18,698	5%	13,134	6%	3,765	2%
Total Operating Lease Revenue	$376,437	100%	$230,716	100%	$219,655	100%

The Company had no customer that accounted for 10% or more of total operating lease revenue for the years ended December 31, 2012, 2011 and 2010. The Company had two lessees which it placed on non-accrual status due to concerns about the lessees’ financial condition and only recognized revenue as cash was received. As of

December 31, 2012, the Company had three aircraft on lease to these two lessees. During the years ended December 31, 2012, 2011 and 2010, the Company recognized revenue of $7.5 million, $10.4 million and $11.0 million, respectively, from these two lessees. The Company terminated the leases related to these three aircraft during the first quarter of 2013.

For the years ended December 31, 2012, 2011 and 2010, the Company recognized end of lease revenues totaling $49.8 million, $2.9 million and $21.4 million, respectively.

The amortization of lease premiums, net of lease discounts which have been included as a component of operating lease revenue was approximately $7.5 million for the year ended December 31, 2012. The amortization of lease discounts, net of lease premiums, was $1.9 million and $0.3 million for the years ended December 31, 2011 and 2010, respectively.

As of December 31, 2012 and 2011, the weighted average remaining lease term of the Company’s aircraft held for operating leases was 3.2 and 3.6 years, respectively.

Presented below are the contracted future minimum rental payments due under non-cancellable operating leases, as of December 31, 2012. For leases that have floating rental rates based on the six-month LIBOR, the future minimum rental payments due assume that the rental payment due as of December 31, 2012 is held constant for the duration of the lease.

Year ending December 31,	(Dollars in thousands)
2013	$299,730
2014	253,831
2015	192,541
2016	116,595
2017	79,696
Thereafter	42,542
Future minimum rental payments under operating leases	$984,935

For the years ended December 31, 2012, 2011 and 2010, amortization of lease incentives recorded as a reduction of operating lease revenue totaled $7.0 million, $6.9 million and $5.1 million, respectively. At December 31, 2012, lease incentive amortization for the next five years and thereafter is as follows:

Year ending December 31,	(Dollars in thousands)
2013	$8,010
2014	8,279
2015	7,739
2016	5,412
2017	3,728
‘Thereafter	3,254
Future amortization of lease incentives	$36,422

In connection with the early termination of four leases in a prior period, the Company reached a settlement with the guarantor of these leases in February 2009. Pursuant to the terms of the settlement agreement, the Company received a lump-sum payment of $6.3 million at the settlement date, with an additional $5.9 million that was paid in monthly installments through 2011 with interest at 8.0% per annum. During the years ended December 31, 2011 and 2010, payments totaling $2.1 million and $2.3 million, respectively, were received.

4. INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

Summarized financial information of the Company’s investment in unconsolidated subsidiaries is presented below (in thousands):

	As of December 31,
	2012	2011
Total assets(1)	$35,192	$113,435
Total liabilities (1)	25,250	78,570

	For the year ended December 31,
	2012	2011	2010
Total revenues	$159,356	$121,452	$67,470
Net income	58,565	42,905	22,385

(1)	Excludes the financial information of BBAM LP as of December 31, 2012. The Company sold its interest in BBAM LP on December 28, 2012.

Investment in BBAM LP

On April 29, 2010, the Company through its wholly-owned subsidiary, Fly-BBAM, purchased a 15% interest in BBAM LP, a privately-held aircraft leasing and management business for $8.75 million. BBAM provides management and administrative services to Fly, including servicing of its aircraft portfolio. On December 28, 2012, the Company sold its 15% interest in BBAM LP to Onex for $49.5 million and recognized a gain of $36.9 million.

For the years ended December 31, 2012, 2011 and 2010, the Company recognized $7.8 million, $5.4 million and $2.9 million, respectively, in equity earnings from its investment in BBAM LP. The Company amortized the difference between the cost of its initial investment and its share of underlying equity in the net assets of BBAM LP against its equity earnings from BBAM LP. The Company received distributions totaling $6.0 million and $5.0 million during the years ended December 31, 2012 and 2011, respectively.

Investment in Fly-Z/C LP

On February 9, 2011, the Company made a $16.4 million investment for a 57.4% limited partnership interest in Fly-Z/C LP, a joint venture that was formed for the purpose of acquiring, financing and eventually selling four commercial jet aircraft. Summit has a 10.2% interest in the joint venture and the limited partners appointed a subsidiary of BBAM LP as the general partner of the joint venture. During the year ended December 31, 2012, the Company recognized equity earnings of $1.6 million and received distributions of $0.5 million. During the year ended December 31, 2011, the Company recognized equity earnings of $0.3 million and received distributions of $23.2 million, of which $22.2 million was received in connection with the completion of a $40.0 million debt financing by the joint venture.

5. OTHER ASSETS

The principal components of the Company’s other assets are as follows:

	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Loan issuance costs, net	$18,461	$8,819
Lease premiums	8,718	14,833
Other assets	4,847	4,369
Total other assets	$32,026	$28,021

For the years ended December 31, 2012, 2011 and 2010, the Company amortized $3.2 million, $6.5 million and $8.1 million, respectively, of loan issuance cost into interest expense.

6. SECURED BORROWINGS

The Company’s secured borrowings balance, net of unamortized debt discounts, as of December 31, 2012 is presented below:

	Net carrying value as of December 31,		Weighted average interest rate as of December 31,		Maturity date
	2012	2011	2012	2011
	(in thousands)
Notes Payable	$639,281	$599,805	0.88%	0.95%	November 2033
B&B Air Acquisition Facility	—	425,931	—	2.86%	—
Nord LB Facility	490,717	569,909	4.14%	3.98%	November 2018
BOS Facility	268,625	479,561	5.18%	4.98%	April 2013 – December 2017
Term Loan	377,646	—	5.75%	—	August 2018
Other aircraft secured borrowings	276,143	216,395	5.54%	5.70%	December 2013 – February 2019
Other secured borrowing	—	34,509	—	0.58%	—
Total	$2,052,412	$2,326,110

 Future Minimum Principal Payments

During the year ended December 31, 2012, the Company made principal payments on its secured borrowings totaling $847.6 million. The anticipated future minimum principal payments due for its secured borrowings are as follows:

Year ending December 31,	(Dollars in thousands)
2013	$231,599
2014	284,354
2015	219,019
2016	143,437
2017	220,706
Thereafter	1,016,224
Future minimum principal payments due	$2,115,339

 Notes Payable

	Balance as of
	December 31, 2012	December 31, 2011
	(in thousands)
Outstanding principal balance:
Notes issued	$660,444	$606,751
Unamortized discount	(21,163)	(6,946)
Notes payable, net	$639,281	$599,805

On October 2, 2007, B&B Air Funding issued $853.0 million of aircraft lease-backed Class G-1 notes (the “Notes”) at an offering price of 99.71282%. The Notes are direct obligations of B&B Air Funding and are not obligations of, or guaranteed by Fly. Interest is payable monthly based on the current one-month LIBOR plus a spread of 0.67%, which includes an amount payable to Ambac Assurance Corporation, the provider of a financial guaranty insurance policy (the “Policy Provider”) that supports payment of interest and in certain circumstances, principal on the Notes.

As of December 31, 2012 and 2011 accrued interest on the Notes totaled $0.3 million in each period.

The Notes are secured by: (i) first priority, perfected security interests in and pledges or assignments of equity ownership and beneficial interests in the subsidiaries of B&B Air Funding; (ii) interests in the leases of the aircraft they own; (iii) cash held by or for them; and (iv) rights under agreements with BBAM, the initial liquidity facility provider, hedge counterparties and the insurance policy provider. Rentals paid under leases and proceeds from the sale of aircraft are placed in the collections account and paid out according to the priority of payments set forth in the indenture. The Notes are also secured by a lien or similar interest in any of the aircraft B&B Air Funding currently owns that are registered in the United States or Ireland. B&B Air Funding may not encumber the aircraft it currently owns or incur additional indebtedness except as permitted under the securitization related documents.

In 2009, the Company repurchased through a wholly-owned subsidiary, an aggregate principal amount of $169.4 million of the Notes for $83.0 million. These amounts include $50.0 million principal amount of Notes purchased on exercise of an option.

During the year ended December 31, 2010, the Company sold to an unrelated third party its remaining option to purchase up to $50.0 million principal amount of Notes for 48% of the principal amount and received $12.5 million as consideration.

In 2011, the Company sold $40.8 million principal amount of these repurchased Notes for $33.8 million. In the first quarter of 2012, the Company sold the remaining $106.7 million principal amount of repurchased Notes for $87.3 million. The resulting discount of $26.4 million is being amortized over the remaining term of the Notes. As of December 31, 2012 and 2011, the outstanding principal amount of the Notes was $660.4 million and $606.8 million, respectively.

Until August 2012, there were scheduled minimum principal payments of approximately $1.0 million per month, subject to satisfying certain debt service coverage ratios and other covenants. In 2012 and 2011, the Company made principal payments of $14.4 million and $10.6 million, respectively, net of $0.1 million and $1.9 million, respectively, which were paid back to the Company in respect of the Notes it previously held.

Commencing August 2012, all revenues collected during each monthly period have been applied to service the outstanding balance of the Notes, after the payment of certain expenses and other costs, including the fees to the Policy Provider, interest and interest rate swap payments. The final maturity date of the Notes is November 14, 2033.

Prior to August 2012, a portion of the proceeds received from the sale of any aircraft included in the Initial Portfolio was applied to repay the debt allocated to such aircraft. In 2012, three aircraft were sold and the Company repaid debt of $38.8 million associated with these aircraft. The Company wrote-off loan costs and unamortized discounts of $1.5 million associated with the repaid debt. In connection with the sale of aircraft in 2011, the Company repaid approximately $26.1 million of associated debt and approximately $3.9 million was returned to the Company’s subsidiary, in respect of the Notes it purchased.

The Company may, on a payment date, redeem the Notes in whole or from time to time in part, at the outstanding principal amount, together with accrued and unpaid interest, as specified in the indenture governing the Notes.

B&B Air Funding is subject to financial and operating covenants which relate to, among other things, its operations, disposition of aircraft, lease concentration limits, restrictions on the acquisition of additional aircraft, and restrictions on the modification of aircraft and capital expenditures. Commencing August 2012, it was subject to an interest coverage ratio. A breach of the covenants could result in the acceleration of the Notes and exercise of remedies available in relation to the collateral, including the sale of aircraft at public or private sale. As of December 31, 2012, B&B Air Funding was not in default under the Notes.

On April 29, 2010, the servicing agreement for B&B Air Funding was amended to include the following servicer termination events:

•	Bankruptcy or insolvency of BBAM LP;
•	BBAM LP ceases to own, directly or indirectly, at least 50% of the Servicer;
•	Summit ceases to own, directly or indirectly, at least 33.33% of the partnership interests in BBAM LP; provided that a sale that results in such ownership being at a level below 33.33% shall not constitute a servicer termination event if the sale is to a publicly listed entity or other person with a net worth of at least $100 million; and

•	50% or more of the Servicer’s key finance and legal team or technical and marketing team cease to be employed by BBAM LP and are not replaced with employees with reasonably comparable experience within 90 days.

In connection with the issuance of the Notes, B&B Air Funding entered into a revolving credit facility (“Note Liquidity Facility”) that provides additional liquidity of up to $60.0 million. Subject to the terms and conditions of the Note Liquidity Facility, advances may be drawn for the benefit of the Note holders to cover certain expenses of B&B Air Funding, including maintenance expenses, interest rate swap payments and interest on the Notes. Advances shall bear interest at one-month LIBOR plus a spread of 1.20%. A commitment fee of 0.40% per annum is due and payable on each payment date based on the unused portion of the Note Liquidity Facility. As of December 31, 2012 and 2011, B&B Air Funding had not drawn on the Note Liquidity Facility.

The financial guaranty insurance policy (the “Policy”) issued by the Policy Provider supports the payment of interest due on the Notes and the payment of the outstanding principal balance of the Notes on the final maturity date and, under certain circumstances, prior thereto. A downgrade of the Policy Provider’s credit rating or its failure to meet its obligations under the Policy will not have a direct impact on B&B Air Funding’s obligations or rights under the Notes.

 Aircraft Acquisition Facility

Aircraft Acquisition Facility:	Balance as of December 31, 2012	Balance as of December 31, 2011
	(Dollars in thousands)
Principal — Tranche A	$—	$241,931
Principal — Tranche B	—	184,000
Borrowings under B&B Air Acquisition Facility	—	425,931
Equity Tranche	—	96,000
Total facility	$—	$521,931

In November 2007, B&B Air Acquisition entered into a credit facility that provided for aircraft financing (“B&B Air Acquisition Facility”). The facility was funded in two tranches, Tranche A and B. Tranche A was senior to Tranche B. Borrowings under the B&B Air Acquisition Facility incurred interest at a rate based on one-month LIBOR plus an applicable margin. The applicable margins for Tranche A and B were 1.50% per annum and 4.00% per annum, respectively.

On August 9, 2012, the B&B Air Acquisition Facility, which financed 16 aircraft at that time, was repaid with proceeds from a new Term Loan (see below) and approximately $122.5 million of the Company’s cash. In connection with the early repayment of the facility, $2.5 million of accrued interest was waived by the lenders.

 Nord LB Facility

	Balance as of
	December 31, 2012	December 31, 2011
	(in thousands)
Outstanding principal balance	$508,942	$598,198
Unamortized debt discount	(18,225)	(28,289)
Nord LB Facility balance, net	$490,717	$569,909

In connection with 19 of the 49 aircraft acquired in the GAAM Portfolio, the Company assumed a debt facility (the “Nord LB Facility”) provided by Norddeutsche Landesbank Gironzentrale (“Nord LB”). On February 6, 2012, the Company completed an extension of the Nord LB Facility to November 2018. The Company paid $25.0 million to Nord LB which was applied towards repayment of outstanding principal amounts on February 14, 2012. At the beginning of the extension term on November 14, 2012, the Company made an additional principal payment of $15.0 million to Nord LB.

From February 6, 2012 until November 14, 2012, the Company paid Nord LB a fee equal to 0.45% per annum, or $1.9 million, based on the amount which was estimated to be outstanding as of November 14, 2012.

Prior to November 14, 2012, the Nord LB Facility was structured as a single loan facility pursuant to which one of the Company’s subsidiaries was the borrower. The Nord LB Facility is now structured as individual loans with each aircraft owning subsidiary acting as the borrower of its respective loan. Borrowings are secured by Fly’s equity interest in the subsidiaries which own the financed aircraft, the related leases, maintenance reserves and other deposits. The loans are cross-collateralized and contain cross-default provisions.

Commencing November 14, 2012, the loans under the Nord LB Facility bear interest at one month LIBOR plus 3.30% until the final maturity date of November 14, 2018. To mitigate its exposure to interest rate fluctuations, the Company has entered into interest rate swap arrangements. As of December 31, 2012, the blended weighted average interest rate for the facility was 4.14%, excluding the debt discount amortization. As of December 31, 2012 and 2011, interest accrued on the facility totaled $0.9 million and $1.2 million, respectively.

Commencing December 2012, the Company pays 95% of lease rentals actually received in the corresponding monthly collections period towards interest and principal. Upon the termination or expiration of a lease, no payments are due under the Nord LB Facility with respect to the outstanding loan amount for that aircraft until the earlier of six months from such termination or expiration or the date the aircraft is re-leased. Interest during this period increases the outstanding balance under the facility. If an aircraft remains off-lease after six months from the termination or expiration, interest must be paid on each payment date. If an aircraft remains off-lease after twelve months, the Company must pay debt service equal to 85% of the lease rate paid under the prior lease agreement. The lenders may require payment in full or foreclose on an aircraft that remains off-lease after 24 months, but the lenders may not foreclose on any other aircraft. During the year ended December 31, 2012, the Company made total principal payments of $89.5 million under the Nord Facility.

In the event the Company sells any of the financed aircraft, substantially all sales proceeds (after payment of certain expenses) must first be used to repay the debt associated with such aircraft and second to repay the outstanding amounts which finance the other aircraft unless certain conditions are met. In addition, any security deposit amounts that the Company retains after termination of a lease and any maintenance reserve amounts which are retained and are not expected to be required for future maintenance will be used to prepay the Nord LB Facility. If the Company earns a 10% return on its equity investment after full repayment of the facility, Fly will pay Nord LB a fee equal to 10% of returns in excess of 10%, up to a maximum of $5.0 million.

On November 30, 2012, the Company sold an aircraft financed by the Nord Facility. The Company repaid $20.6 million of debt and wrote off $0.8 million of unamortized discount associated with the debt.

An event of default with respect to the loan on any aircraft will trigger an event of default on the loans with respect to every other financed aircraft. Events of default under the Nord LB Facility include, among other things:

•	interest or principal is not paid within three business days of its due date,
•	failure to make certain other payments under the Nord LB Facility and such payments are not made within five business days of receiving written notice,
•	failure to maintain required insurance levels,
•	failure to comply with certain other covenants, including compliance with required insurance levels and such noncompliance continuing for 30 days after receipt of written notice,
•	any of the aircraft owning entities becoming the subject of insolvency proceedings,
•	any of the aircraft owning entities defaults in respect of obligations in excess of $10,000,000 and holders of such obligation accelerate or demand repayment of amounts due thereunder.

The Nord LB Facility does not contain any financial covenants. However, the Nord LB Facility does contain certain operating covenants relating to the maintenance, registration and insurance of the financed aircraft. The Nord LB Facility also contains certain conditions and restrictions which relate to the servicing and management of the financed aircraft, including covenants relating to the disposition and re-leasing of the aircraft. As of December 31, 2012, there was no default under the Nord LB Facility.

BOS Facility

	Balance as of
	December 31, 2012	December 31, 2011
	(in thousands)
Outstanding principal balance:
Senior tranches	$242,815	$440,106
Junior tranches	32,701	53,341
Total outstanding principal balance	275,516	493,447
Unamortized debt discount	(6,891)	(13,886)
BOS Facility balance, net	$268,625	$479,561

In connection with 21 of the 49 aircraft acquired in the GAAM Portfolio, the Company’s subsidiaries assumed a debt facility provided by Bank of Scotland plc and Commonwealth Bank of Australia (“BOS Facility”). Subsequent to the acquisition of the GAAM Portfolio, ten aircraft were refinanced. One aircraft which was refinanced in 2011, resulted in a repayment of $20.0 million, and the nine other aircraft, which were refinanced in 2012, resulted in repayments of $194.9 million under this facility. The Company incurred debt extinguishment costs of $1.6 million which includes non-cash write-offs of loan costs and unamortized debt discount totaling $1.4 million. At December 31, 2012, eleven aircraft remained financed through this facility.

The BOS Facility consists of individual loans with respect to each financed aircraft which have maturity dates matching the scheduled lease termination dates for the financed aircraft. The loan maturity dates range from 2013 to 2017. Each loan may consist of a senior and junior tranche. The loans are cross-collateralized and lenders may require payment in full or foreclose on any aircraft in this facility in the event of a default.

Borrowings under the BOS Facility accrue interest at either a fixed or variable interest rate. Variable borrowings bear interest based on one-month LIBOR plus an applicable composite margin of 1.43% for the senior tranche and 2.70% for the junior tranche. As of December 31, 2012 and 2011, the weighted average interest rates on senior and junior tranche loans, excluding the debt discount amortization, are presented below:

	December 31, 2012	December 31, 2011
Fixed rate loans:
Senior tranches	5.88%	5.58%
Junior tranches	7.39%	7.29%
Variable rate loans:
Senior tranches	1.64%	2.13%
Junior tranches	2.91%	3.78%
Facility weighted average interest rate	5.18%	4.91%

As of December 31, 2012 and 2011, interest accrued on the facility totaled $0.4 million and $1.0 million, respectively.

The Company makes scheduled monthly payments of principal and interest on each loan in accordance with a fixed amortization schedule. In addition, the Company is required to repay the associated debt upon lease termination or sale of an aircraft. Upon a lease termination or expiration, the Company may elect to extend the loan maturity date for up to six months during which only interest is payable. If the aircraft is re-leased during this six month period with the consent of the facility agent, the loan will be extended. If the Company is unable to re-lease the aircraft on terms acceptable to the lenders or sell the aircraft, the loan becomes due and payable at the end of this six month period. In 2012, total scheduled payments of $23.0 million were made by the Company.

If any lessee fails to make a payment of rent on a financed aircraft, the Company may pay the interest and principal due under the loan from its own funds on four successive occasions or on any six occasions. If a lease event of default continues and the Company is no longer permitted to make such payments, the lenders may instruct the Company to terminate the relevant lease agreement and re-pay the loan subject to the six month remarketing period described above.

Borrowings under the facility are secured by Fly’s equity interest in the subsidiaries which own the aircraft, the related leases, maintenance reserves and other deposits. If, upon the repayment of any loan, (x) the BOS facility finances eight or fewer aircraft or (y) the number of different lessees to whom the aircraft are leased is three or fewer and the ratio of the total principal amount outstanding under the BOS Facility to the aggregate appraised value of the aircraft is greater than 80%, Fly will be required to pay an amount as is required to reduce this ratio to 80% into a collateral account.

Events of default under the BOS Facility include, among other things:

•	failure to make any payments due under the BOS Facility within five business days,

•	failure to comply with certain other covenants and such noncompliance continues for 15 or 30 days after receipt of written notice,

•	any of the borrower entities becoming the subject of insolvency proceedings,

•	the occurrence of any event of default under the hedging arrangements related to the loans, or

•	any of the borrower entities ceasing to be a direct or indirect subsidiary of Fly.

The borrowers in the BOS Facility are subject to certain operating covenants relating to the maintenance, registration and insurance of the aircraft owned by them. The BOS Facility also contains certain conditions and constraints which relate to the servicing and management of the financed aircraft, including covenants relating to the disposition of aircraft and future leasing of the aircraft.

As of December 31, 2012, there was no default under the BOS Facility.

Term Loan

	Balance as of
	December 31, 2012	December 31, 2011
	(in thousands)
Outstanding principal balance	$390,062	$—
Unamortized debt discount	(12,416)	—
Term loan, net	$377,646	$—

On August 9, 2012, the Company, through a wholly-owned subsidiary, entered into a $395.0 million senior secured term loan that matures in 2018 (the “Term Loan”) with a consortium of lenders. At that time, the Term Loan was issued at an offering price of 96% of par value, or a discount of $15.8 million, bearing interest at LIBOR plus a margin of 5.50%, with a LIBOR floor of 1.25%.

Debt proceeds of $266.7 million, along with approximately $122.5 million of the Company’s cash, were applied towards full repayment of the B&B Air Acquisition Facility which financed 16 aircraft. The Company received the remaining proceeds of $112.5 million as seven additional aircraft, which were previously financed in the BOS Facility, were delivered into the Term Loan. These proceeds were applied towards full repayment of debt outstanding in the BOS Facility in respect of these seven aircraft, as well as associated break costs. During the first quarter of 2013, the Company sold one aircraft under the Term Loan.

On December 18, 2012, the Company re-priced the Term Loan to reduce the interest rate margin from 5.50% to 4.50%. In conjunction with the re-pricing, the Company paid the lenders a one-time prepayment penalty of 1.00% of the outstanding principal amount which totaled $3.9 million. The Company recorded debt extinguishment costs of $4.2 million associated with the lenders who did not participate in the re-pricing and whom were replaced with new lenders.

The Term Loan requires quarterly principal payments of 1.25% of the original loan amount. The Company made a principal payment of $4.9 million in 2012. In addition, the aggregate principal amount outstanding as measured on a quarterly basis must not exceed 67.5% of the lower of the mean or median of half-life adjusted base value of the financed aircraft as determined by three independent appraisers (“LTV Maintenance Test”). As of December 31, 2012, there was no breach of the LTV Maintenance Test. The Company is required to seek new appraisals semi-annually.

Until December 2013, the Term Loan can be prepaid in part or in whole for an amount equal to 101% of the outstanding principal amount being repaid. Beginning December 2013, the Term Loan can be prepaid in part or in whole for an amount equal to 100% of the outstanding principal amount being repaid.

Borrowings under the Term Loan are secured by the Company’s equity interests in the aircraft owning and/or leasing subsidiaries, the aircraft and related leases and other deposits. The loan is also guaranteed by the Company. The Term Loan contains certain concentration limits with respect to types of aircraft which can be financed in the Term Loan, as well as geographic and single lessee concentration limits. These concentration limits apply upon the sale, removal or substitution of an aircraft.

The Term Loan also includes certain customary covenants, including reporting requirements, maintenance of public ratings, maintenance of insurance and limitations on our ability to incur additional indebtedness in respect of the aircraft financed by the Term Loan.

Events of default under the Term Loan include, among other things:

•	failure to make any principal payments or interest payments due within three business days;
•	any representation, warranty or certification made which is proven to be materially incorrect and continues unremedied for 30 days after receipt of written notice;
•	failure to comply with certain other covenants and such noncompliance continues for 60 days after receipt of written notice;
•	any of the aircraft owning entities defaults in respect of obligations in excess of $50,000,000 and holders of such obligation accelerate or demand repayment of amounts due thereunder; or
•	any of the borrower entities becoming the subject of insolvency proceedings.

As of December 31, 2012, there was no default under the Term Loan.

Fly Acquisition II Facility

On November 7, 2012, the Company, through a wholly-owned subsidiary, Fly Acquisition II Limited, entered into a senior secured revolving credit facility with Deutsche Bank Trust Company Americas and several other lenders. The Fly Acquisition II Facility provides for loans in an aggregate amount of up to $250.0 million for an availability period of two years followed by a three year term, with a final maturity date of November 7, 2017. Borrowings under the Fly Acquisition II Facility will be used to finance the acquisition of additional aircraft which may not be more than eight years of age at the time of such funding. As of December 31, 2012, the Company has not drawn down on the Fly Acquisition II Facility.

The Fly Acquisition II Facility is available for a period of up to two years. The availability period ends on November 7, 2014. The availability of loans is limited such that the outstanding aggregate amount cannot exceed the sum of (i) for each aircraft in the portfolio, 72.5% of the lower of the (x) purchase price depreciated on a straight line basis assuming a 25-year useful life of the aircraft and (y) the lower of the current market value or appraisal, and (ii) if at the end of the availability period, certain concentration criteria are not met, then 50% of maintenance reserves paid with respect to the aircraft.

Fly Acquisition II will pay a commitment fee of 0.75% per annum on a monthly basis to each lender on the undrawn amount of their commitment which accrues during the availability period. Borrowings under the Fly Acquisition II Facility will bear interest at a rate based on the one-month LIBOR plus an applicable margin. The applicable margin for the first two years will be 3.75% and increased to 4.25%, 4.75% and 5.25%, respectively, for each consecutive year during the term.

During the availability period, Fly Acquisition II is required to make monthly principal payments equal to the aggregate outstanding principal amount of the loans less 72.5% of the aggregate purchase price of the aircraft depreciated on a straight line basis assuming a 25-year useful life of the aircraft.

Fly Acquisition II may make voluntary prepayments under the Fly Acquisition II Facility. In addition, Fly Acquisition II is required to make partial prepayments with any proceeds for the sale of aircraft and all insurance and other proceeds received with respect to any event of total loss of aircraft under the Fly Acquisition II Facility.

Borrowings are secured by the beneficial interests in Fly Acquisition II and each of its subsidiaries, the aircraft and related leases, certain cash collateral and other deposits. In addition, Fly Acquisition II is required to maintain cash collateral equal to 2% of the aggregate outstanding principal balance of the loans.

Fly Acquisition II is subject to certain operating covenants relating to the maintenance, registration and insurance of the acquired aircraft as well as the servicing and management of such aircraft, including maintaining certain lease concentration limits and the disposition of aircraft.

Events of default under the Fly Acquisition II Facility include, among other things:

•	principal or interest is not paid when due;

•	failure to make certain other payments and such payments are not made within 20 business days of receiving written notice;

•	failure to maintain required insurance levels;

•	failure to comply with certain other covenants and such noncompliance continues for 20 business days after receipt of written notice;

•	Fly Acquisition II or any of its subsidiaries becoming the subject of insolvency proceedings;

•	a final judgment for a payment obligation is rendered against Fly Acquisition II or any of its subsidiaries in an amount in excess of $2,500,000 which remains undischarged for 45 days; or

•	certain early termination of Fly Acquisition II’s swap agreements.

As of December 31, 2012, Fly Acquisition II was not in default under the Fly Acquisition II Facility.

Other Aircraft Secured Debt

In addition to the debt financings described above, the Company has entered into and may periodically enter into secured, non-recourse debt to finance the acquisition of aircraft. These borrowings may finance the acquisition of one or more aircraft and are usually structured as individual loans which are secured by pledges of the Company’s rights, title and interest in the financed aircraft and leases. The maturity date on each loan matches the corresponding lease expiration date. The Company makes scheduled monthly payments of principal and interest on each loan in accordance with a fixed amortization schedule. Principal payments totaled $21.8 million in 2012.

These loans all contain customary covenants relating to the maintenance, registration and insurance of the financed aircraft, as well as restrictions on our activities, including investments and other activities of the borrowers and restrictions on the granting of liens or other security interests in the aircraft. None of these loans include any financial covenants. These loans also contain certain conditions and restrictions which relate to the servicing and management of the financed aircraft, including covenants relating to the disposition of aircraft and re-leasing of the aircraft. The Company was not in default under any of these debt financings at December 31, 2012.

Other aircraft secured debt borrowings include: (i) three loans financing nine aircraft that were assumed with the acquisition of the GAAM Portfolio, (ii) three loans that were arranged in connection with the re-lease of aircraft from the GAAM Portfolio and (iii) eight loans that were arranged in connection with the purchase of additional aircraft. As of December 31, 2012 and 2011, interest accrued on these loans totaled $1.0 million and $0.8 million, respectively.

The following table contains a summary of the key terms related to these other aircraft secured debt financings:

	Number of Aircraft Financed	Principal Balance Outstanding as of December 31,		Weighted Average Interest Rates(1)	Maturity Date
		2012	2011
		(in thousands)
GAAM Facility No. 1 (2) (4)	6	$42,090	$46,126	5.81%	May 2017 – June 2017
GAAM Facility No. 2	2	31,630	34,010	6.30%	August 2014 – December 2015
GAAM Note Payable 1 (3)	1	19,989	20,836	1.82%	December 2015
GAAM Note Payable 2	1	16,696	18,000	6.22%	December 2017

	Number of Aircraft Financed	Principal Balance Outstanding as of December 31,		Weighted Average Interest Rates(1)	Maturity Date
		2012	2011
		(in thousands)
GAAM Note Payable 3	1	14,194	—	5.69%	December 2016
GAAM Note Payable 4	1	14,419	—	5.87%	January 2018
Aircraft Note Payable 1	1	26,560	28,343	6.41%	December 2018
Aircraft Note Payable 2	1	27,008	28,715	7.20%	February 2019
Aircraft Note Payable 3	1	23,894	26,566	5.14%	December 2015
Aircraft Note Payable 4	1	17,611	19,599	5.33%	May 2016
Aircraft Note Payable 5	1	10,909	—	4.32%	December 2013
Aircraft Note Payable 6	1	10,835	—	4.65%	December 2013
Aircraft Note Payable 7	1	12,267	—	5.12%	June 2015
Aircraft Note Payable 8	1	12,273	—	5.12%	June 2015
Total outstanding principal balance		$280,375	$222,195
Unamortized debt discount(2) (3)		(4,232)	(5,800)
Other aircraft secured borrowings balance, net		$276,143	$216,395

(1)	Represents the contractual interest rates.
(2)	As of December 31, 2012 and 2011, the unamortized discount associated with GAAM Facility No. 1 totaled $3.2 million and $4.3 million, respectively.
(3)	As of December 31, 2012 and 2011, the unamortized discount associated with GAAM Note Payable 1 totaled $1.0 million and $1.5 million, respectively.
(4)	The loans in this facility are cross-collateralized and the lenders may require payment in full or foreclose on any aircraft upon an event of default on any loan.

 Other Secured Borrowing

The Company had an $85.0 million credit facility agreement with an international commercial bank. As of December 31, 2011, this facility had an outstanding principal balance of $34.5 million. The facility was fully repaid in the first quarter of 2012.

7. DERIVATIVES

Derivatives are used by the Company to manage its exposure to identified risks, such as interest rate and foreign currency exchange fluctuations. The Company uses interest rate swap contracts to hedge variable interest payments due on loans associated with aircraft with fixed rate rentals. The swap contracts allow the Company to pay fixed interest rates and receive variable interest rates with the swap counterparty based on the one-month LIBOR on the notional amounts over the life of the contracts. The notional amounts decrease over time. As of December 31, 2012 and 2011, the Company had interest rate swap contracts with notional amounts aggregating $933.3 million and $1,187.6 million, respectively. Six of the interest rate swap contracts were assumed in connection with the acquisition of the GAAM Portfolio. Sixteen of the interest rate swap contracts were entered into in connection with the extension of the Nord LB Facility. The unrealized fair market value loss on the interest rate swap contracts, reflected as derivative liabilities, was $47.5 million and $94.2 million as of December 31, 2012 and 2011, respectively.

To mitigate its exposure to foreign currency exchange fluctuations, the Company enters into cross currency coupon swap contracts in conjunction with leases in which a portion or all of the lease rentals are denominated in currency other than U.S. dollars (“USD”). Pursuant to such cross currency swaps, the Company receives USD based on a fixed conversion rate through the maturity date of the respective swap contract. Seven cross currency swap contracts were assumed in connection with the acquisition of the GAAM Portfolio, of which three have been terminated. As of December 31, 2012 and 2011, the unrealized fair market value gain on the Euro cross currency swap contracts, reflected as a derivative asset, was $0.3 million and $4.0 million, respectively. The unrealized fair market value loss on the Australian dollar (“AUD”) cross currency swap contracts, reflected as derivative liabilities, was $1.4 million and $4.3 million as of December 31, 2012 and 2011, respectively.

The Company determines the fair value of derivative instruments using a discounted cash flow model. The model incorporates an assessment of the risk of non-performance by the swap counterparty in valuing derivative assets and an evaluation of the Company’s credit risk in valuing derivative liabilities.

The Company considers in its assessment of non-performance risk, if applicable, netting arrangements under master netting agreements, any collateral requirement, and the derivative payment priority in the Company’s debt agreements. The valuation model uses various inputs including contractual terms, interest rate curves, credit spreads and measures of volatility.

Designated Derivatives

The Company’s interest rate derivatives have been designated as cash flow hedges. The effective portion of changes in fair value of these derivatives are recorded as a component of accumulated other comprehensive income, net of a provision for income taxes. Changes in the fair value of these derivatives are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. For the year ended December 31, 2012, the Company recorded a net unrealized gain of $9.1 million, after the applicable net tax expense of $1.4 million. For the year ended December 31, 2011, the Company recorded a net unrealized loss of $5.0 million, after the applicable net tax benefit of $0.5 million. For the year ended December 31, 2010, the Company recorded a net unrealized loss of $12.9 million, after the applicable net tax benefit of $1.8 million.

As of December 31, 2012, the Company had the following designated derivative instruments classified as derivative liabilities on the balance sheet (dollar amounts in thousands):

Type	Quantity	Maturity Dates	Hedge Interest Rates	Swap Contract Notional Amount	Fair Market Value of Derivative Liability	Credit Risk Adjustment	Adjusted Fair Market Value of Derivative Liability	Deferred Tax Benefit	Loss Recognized in Accumulated Comprehensive Loss	Gain Recognized into Earnings
Interest rate swap contacts	27	1/14/2015 - 11/14/2018	0.90% - 4.93%	$993,278	$(49,491)	$3,096	$(46,395)	$4,889	$(35,199)	$(377)
Accrued interest				—	(1,140)	—	(1,140)	—	—	—
Total – designated derivative liabilities	27			$993,278	$(50,631)	$3,096	$(47,535)	$4,889	$(35,199)	$(377)

Undesignated Derivatives

Cross currency swap contracts assumed in connection with the acquisition of the GAAM Portfolio have historically qualified for hedge accounting treatment. However, due to foreign currency exchange rates of the underlying contracts being different from market rates at the acquisition date, these contracts no longer qualified for hedge accounting treatment and were de-designated. Changes in the fair value of these derivatives are recorded directly into income.

As of December 31, 2012, the Company had the following undesignated derivative liability (dollar amounts in thousands):

Type	Quantity	Maturity Dates	Hedge Interest Rate	Contracted Fixed Conversion Rate to U.S. Dollar	Swap Contract Notional Amount	Fair Market Value of Derivative Liability	Credit Risk Adjustment	Adjusted Fair Market Value of Derivative Liability	Gain Recognized into Earnings
Cross currency swap contracts	1	01/23/2014	—	1AUD to $ 0.7803	$370	$(1,467)	$35	$(1,432)	$841
Total – non-designated derivative liabilities	1				$370	$(1,467)	$35	$(1,432)	$841

As of December 31, 2012, the Company had the following undesignated derivative assets (dollar amounts in thousands):

Type	Quantity	Maturity Dates	Contracted Fixed Conversion Rate to U.S. Dollar	Swap Contract Notional Amount	Fair Market Value of Derivative Asset	Credit Risk Adjustment	Adjusted Fair Market Value of Derivative Asset	Loss Recognized into Earnings
Cross currency swap contracts	3	4/8/2013	1EURO to $ 1.4299 - $ 1.4769	$1,005	$319	$—	$319	$(756)
Total – non-designated derivative assets	3			$1,005	$319	$—	$319	$(756)

Terminated Derivatives

In 2010 and 2011, the Company terminated two interest rate swap contracts and received settlement proceeds totaling $2.1 million which are being amortized as a reduction to interest expense over the original term of the contracts. The amounts from the terminated interest rate swap contracts that will be amortized into interest expense for the next five years and thereafter is as follows:

Year ending December 31,	(Dollars in thousands)
2013	$310
2014	287
2015	262
2016	236
2017	208
Thereafter	185
Total future amortization of terminated interest rate swap contract	$1,488

During 2008, the Company terminated a cross currency swap contract and received settlement proceeds totaling $2.1 million which is being amortized into operating lease revenue through April 15, 2016, the original contract maturity date. In connection with the sale of the aircraft and associated lease rentals, the remaining amount of $1.1 million was fully amortized in 2011.

During the year ended December 31, 2012, the Company terminated four cross currency swap contracts and received net settlement proceeds of $1.3 million. The gain associated with the terminated contracts totaled $0.7 million.

In connection with the repayment of the B&B Air Acquisition Facility, the Company terminated eleven swaps associated with the facility and made payments totaling $36.3 million in the third quarter of 2012. The loss recognized into earnings associated with the terminated contracts totaled $32.3 million.

8. SHARE-BASED COMPENSATION

Description of Plan

On April 29, 2010, the Company adopted the 2010 Omnibus Incentive Plan (“2010 Plan”) and reserved 1,500,000 shares for issuance under the 2010 Plan. The 2010 Plan permits the grant of (i) SARs; (ii) RSUs; (iii) nonqualified stock options; and (iv) other stock-based awards. In 2010, the Company made an initial grant aggregating 599,999 SARs and RSUs to certain employees of BBAM LP who provide services to the Company pursuant to management and servicing agreements. On March 1, 2011 and May 2, 2012, the Company made additional grants of 600,001 and 300,000 SARs and RSUs, respectively. As of December 2012, 2011 and 2010, the Company made grants aggregating 1,500,000, 1,200,000 and 599,999 of total share grants under the 2010 Plan, respectively.

SARs entitle the holder to receive any increase in value between the grant date price of Fly’s ADSs and their value on the exercise date. RSUs entitle the holder to receive a number of Fly’s ADSs equal to the number of

RSUs awarded upon vesting. The granted SARs and RSUs vest in three equal installments and expire on the tenth anniversary of the grant date. The Company settles SARs and RSUs with newly issued ADSs.

The holder of a SAR or RSU is also entitled to dividend equivalent rights (“Dividend Equivalent”) on each SAR and RSU. For each Dividend Equivalent, the holder shall have the non-forfeitable right to receive a cash amount equal to the per share dividend paid by the Company during the period between the grant date and the earlier of the (i) award exercise date, (ii) termination date or (iii) expiration date (“Dividend Amount”). Dividend Equivalents expire at the same time and in the same proportion that the SARs and RSUs are either exercised, cancelled, forfeited or expired. Dividend Amounts are payable to the holder only when the SAR or RSU on which the Dividend Equivalent applies has vested.

Valuation Assumptions

The Company accounts for grants to the CEO and CFO as grants to employees and grants to other BBAM LP employees as grants to non-employees. Grants to employees are valued at the grant date and amortized on a straight-line basis into share-based compensation expense over the service period. Grants to non-employees are initially measured at grant date, and then re-measured at each interim reporting period until the awards are vested.

The Company uses the Black-Scholes option pricing model to determine the fair value of SARs. The fair value of SARs expected to vest is estimated on the date of grant, or if applicable, on the measurement date using the following assumptions:

	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Risk-free interest rate	0.90% – 2.73%	1.67% – 3.47%	2.73% – 3.04%
Volatility	54% – 70%	60% – 70%	65% – 70%
Expected life	6 – 10 years	6 – 9 years	6 – 9 years

The expected stock price volatility was determined based on the historical volatility of the Company’s common shares as well as other companies operating in similar businesses. The risk-free interest rate is based on the US Treasury yield curve in effect at the time of grant, or as applicable as of the measurement date, for the period corresponding with the expected life of the SAR. The dividend yield assumption was not factored into the valuation model as the SAR grant holder is entitled to the Dividend Amount.

Grant Activity

A summary of the Company’s SAR activity for the years ended December 31, 2012, 2011 and 2010 are presented as follows:

	Number of Shares	Weighted average exercise price	Weighted average remaining contractual life (in years)
Outstanding at January 1, 2010	—	—	—
SARs granted	359,605	$12.42	—
SARs exercised	—	—	—
SARs canceled or forfeited	—	—	—
Outstanding at December 31, 2010	359,605	12.42	9.3
SARs granted	349,235	13.30	—
SARs exercised	—	—	—
SARs canceled or forfeited	—	—	—
Outstanding at December 31, 2011	708,840	12.85	8.8
SARs granted	183,164	12.28	—
SARs exercised	—	—	—
SARs canceled or forfeited	—	—	—
Outstanding at December 31, 2012	892,004	12.74	8.1
Exercisable at December 31, 2012	476,019	$12.64	7.5

SARs granted to employees and non-employees during the year ended December 31, 2012 totaled 33,096 and 150,068, respectively. SARs granted to employees and non-employees during the year ended December 31, 2011 totaled 63,104 and 286,131, respectively. SARs granted to employees and non-employees during the year ended December 31, 2010 totaled 69,363 and 290,242, respectively.

The aggregate intrinsic value of the SARs is calculated as the difference between the exercise price of the underlying awards and the Company’s closing ADS price of $12.32, $12.52 and $13.66 as of December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012 and 2011, the unvested SARs had no intrinsic value. The SARs had an intrinsic value of $0.3 million as of December 31, 2010. The grant date fair value of the SARs granted in 2012, 2011 and 2010 was $1.4 million, $3.2 million and $2.9 million, respectively.

A summary of the Company’s RSU activity for the years ended December 31, 2012, 2011 and 2010 is as follows:

	Number of shares	Weighted average grant date fair value
Outstanding and unvested at January 1, 2010	—	—
RSUs granted	240,394	$12.42
RSUs vested	(80,132)	12.42
RSUs canceled or forfeited	—	—
Outstanding and unvested at December 31, 2010	160,262	$12.42
RSUs granted	250,766	$13.30
RSUs vested	(80,132)	12.42
RSUs canceled or forfeited	—	—
Outstanding and unvested at December 31, 2011	330,896	$13.09
RSUs granted	116,836	$12.28
RSUs vested	(163,718)	12.87
RSUs canceled or forfeited	—	—
Outstanding and unvested at December 31, 2012	284,014	$12.88

RSUs granted to employees and non-employees during the year ended December 31, 2012 totaled 21,112 and 95,724, respectively. RSUs granted to employees and non-employees during the year ended December 31, 2011 totaled 45,312 and 205,454, respectively. RSUs granted to employees and non-employees during the year ended December 31, 2010 totaled 46,368 and 194,026, respectively.

The weighted average grant date fair value of the RSUs was determined based on the closing market price of the Company’s ADSs on the date of the award. As of December 31, 2012, the aggregate intrinsic value of RSUs outstanding using the closing price of $12.32 per ADS was $3.5 million. The aggregate intrinsic value of RSUs outstanding using the closing price of $12.52 per ADS as of December 31, 2011 was $4.1 million. The aggregate intrinsic value of RSUs outstanding using the closing price of $13.66 per ADS as of December 31, 2010 was $2.2 million.

Share-based compensation expense related to SARs and RSUs is recorded as a component of selling, general and administrative expenses, and totaled $3.6 million, $4.8 million and $3.7 for the years ended December 31, 2012, 2011 and 2010, respectively. Unamortized share-based compensation expense totaled $2.6 million, $3.6 million and $2.9 million at December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012, 2011 and 2010, unvested RSUs and SARs had a weighted average remaining vesting term of 1.0 years, 1.0 years and 1.3 years, respectively.

9. INCOME TAXES

Fly is a tax resident of Ireland and has wholly-owned subsidiaries in Ireland, France, Luxembourg, Australia and the Cayman Islands that are tax residents in those jurisdictions. In general, Irish resident companies pay corporation tax at the rate of 12.5% on trading income and 25.0% on non-trading income. In calculating net trading income, Fly and its Irish tax resident subsidiaries are entitled to a deduction for trading expenses and tax depreciation on their aircraft. In addition, repatriated earnings and any undistributed earnings from the

Company’s Cayman and Australian subsidiaries will be taxed at the 25.0% and 12.5% tax rate, respectively. Fly’s French resident subsidiaries pay a corporation tax of 33.33%, Fly’s Luxembourg resident subsidiary pays a corporation tax of 28.8% and Fly’s Australian resident subsidiaries pay a corporation tax of 30.0% on their net trading income.

In connection with the taxable gain resulting from the sale of its investment in BBAM LP to Onex, Fly recorded a tax provision at the Irish capital gains tax rate of 33.0%. In 2012, a wholly-owned Irish subsidiary recorded a tax benefit for interest that had been accruing on an inter-company note and for which no tax benefit had been provided. The interest was paid in 2013 and this deduction could be utilized to offset the Irish taxes recognized on the gain from the sale of the Company’s 15.0% interest in BBAM LP.

The Company’s tax provision also included U.S. federal and state taxes on its share of BBAM LP’s taxable income sourced in the U.S. BBAM LP operates in jurisdictions in which it, rather than its partners, is responsible for the taxes levied. These taxes are included in BBAM LP’s results and are reflected in the Company’s equity earnings from BBAM LP.

Fly-BBAM was subject to Irish tax on dividends paid to it by BBAM LP at either 12.5% or 25.0% depending on the underlying source of income. Subject to limitations under current Irish law, U.S. taxes paid by the Company or taxes paid by BBAM LP’s subsidiaries may be credited against an Irish tax liability associated with its investment in BBAM LP.

Income tax expense by jurisdiction is shown below:

	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	(Dollars in thousands)
Current tax expense:
Ireland	10,201	95	149
France	32	25	67
Luxembourg	26	—	—
United States	1,783	1,560	922
Current tax expense — total	12,042	1,680	1,138
Deferred tax expense (benefit):
Ireland	$(10,118)	$1,639	$9,138
France	(2)	6	5
Australia	2,101	731	—
United States	(161)	186	(74)
Deferred tax expense (benefit)— total	(8,180)	2,562	9,069
Total income tax expense	$3,862	$4,242	$10,207

The Company had no unrecognized tax benefits as of December 31, 2012 and 2011. The principal components of the Company’s net deferred tax asset were as follows:

	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Deferred tax asset:
Net operating loss carry forwards	$165,397	$151,268
Deductible intra-group interest	8,663	—
Net unrealized losses on derivative instruments	6,928	13,298
Basis difference on acquisition of GAAM Australian assets	16,493	16,493
Other	61	—
Valuation allowance	(24,588)	(16,493)
Total deferred tax asset	172,954	164,566
Deferred tax liability:
Excess of tax depreciation over book depreciation	(137,509)	(127,660)

	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Book/tax differences identified in connection with GAAM Portfolio acquisition:
Debt	(4,324)	(6,826)
Security deposits and maintenance reserve liability	(551)	(1,451)
Lease premiums, net	(307)	(1,028)
Net earnings of non-European Union member subsidiaries	(20,813)	(22,110)
Other	—	(162)
Total deferred tax liability	(163,504)	(159,237)
Deferred tax asset, net	$9,450	$5,329

In 2011, the Company recorded a deferred tax asset in connection with the acquisition of GAAM’s Australian assets. The Company established a valuation allowance against the resulting deferred tax asset as it has determined that it is not more likely than not that sufficient capital gains will be generated to utilize the deferred tax asset.

During 2012, the Company recorded a valuation allowance against an Irish subsidiary’s net operating loss carryforward as it has determined that it is not more likely than not that sufficient future taxable income will be generated to utilize the deferred tax asset.

The Company records valuation allowances to reduce deferred tax assets to the extent it believes it is more likely than not that a portion of such assets will not be realized. In making such determinations, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and its ability to carry back losses to prior years. The Company is required to make assumptions and judgments about potential outcomes that may be outside its control. Critical factors include the projection, source, and character of future taxable income. Although realization is not assured, the Company believes it is more likely than not that deferred tax assets, net of valuation allowance, will be realized. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced or current tax planning strategies are not implemented.

The Company is allowed to carry forward its net operating losses for an indefinite period to be offset against income of the same trade under current tax rules in Ireland.

The table below is a reconciliation of the Irish statutory corporation tax rate of 12.5% on trading income to the Company’s recorded income tax expense (benefit):

	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	(Percentage)
Irish statutory corporate tax rate on trading income	12.5%	12.5%	12.5%
Equity earnings from Fly-Z/C LP	(0.4% )	(0.7% )	—
Tax on investment in BBAM LP	1.3%	20.4%	0.9%
Tax impact on repurchased and resold Notes	(1.2% )	(3.0% )	2.0%
Share-based compensation	0.9%	11.2%	0.7%
Tax on gain on sale of investment in BBAM LP	9.1%	—	—
Deductible intra-group interest	(12.9% )	—	—
Foreign tax rate differentials	(2.4% )	(2.8% )	—
True-up of prior year tax provision	1.1%	—	—
Non-deductible transaction fees and expenses	—	40.7%	—
Other	(0.5% )	1.2%	0.1%
Income tax expense	7.5%	79.5%	16.2%

The Company is subject to taxation in Ireland, France, Australia, Luxembourg and the U.S. The Company is not under examination in any tax jurisdiction at the present time. The tax years from 2008 onwards are open for examination by the tax authorities.

10. OTHER LIABILITIES

The following table describes the principal components of the Company’s other liabilities:

	December 31, 2012	December 31, 2011
	(Dollars in thousands)
Net tax provision	$9,985	$116
Lease incentive obligation	9,483	11,358
Deferred rent payable	7,773	4,463
Unamortized lease discounts	1,345	1,877
Other	645	—
Total other liabilities	$29,231	$17,814

For the years ended December 31, 2012 and 2011, amortization of lease discounts recorded into rental revenue totaled $0.5 million and $0.4 million, respectively.

11. SHAREHOLDERS’ EQUITY

During the years ended December 31, 2012, 2011 and 2010, the Company declared and paid dividends of $0.84 per share or $22.5 million, $0.80 per share or $21.1 million and $0.80 per share or $22.5 million, respectively. On January 15, 2013, the Company declared a dividend of $0.22 per share or approximately $6.2 million, including dividend equivalents paid to vested SARs, which was paid on February 20, 2013 to shareholders of record at January 31, 2013.

The Company’s Board of Directors (the “Board”) approved certain share repurchase programs pursuant to which the Company may make share repurchases from time to time in the open market or in privately negotiated transactions. The timing of the repurchases under these programs, as set forth below, may depend on a variety of factors, including market conditions, and the program may be suspended or discontinued at any time prior to the expiration date.

Board Approval Date	Expiration Date	Maximum dollar value of shares that may be purchased under this program	Calendar years shares were purchased	Total number of shares purchased		Average price paid per share
May 3, 2010	May 2011	$30.0 million	2010	1,641,314	(1)	$10.70
			2011	23,135		$12.43
May 3, 2011	May 2012	$30.0 million	2011	43,533		$10.87
May 2, 2012	May 2013	$25.0 million	—	—		—

(1)	Includes 1,411,264 shares that were repurchased from Babcock &Brown at $10.50 per share or $14.8 million.

The Company also made share repurchases outside of these programs. On April 29, 2010, pursuant to a Securities Repurchase Agreement, the Company repurchased 2,011,265 of its shares from Babcock & Brown at a price of $8.78 per share or $17.7 million.

On March 8, 2011, the Company repurchased 1,035,438 of its shares from a third party at a price of $11.93 per share or $12.3 million pursuant to a Stock Purchase Agreement.

On December 28, 2012, Summit and Onex invested $5.0 million and $20.0 million, respectively, for a total of 2,191,060 newly issued common shares of the Company at a price of $11.41 per share. The share price represents a 5% discount to the volume-weighted average price of the Company’s common shares in the five-day period ended November 29, 2012. The shares are subject to lock-up provisions, and the Company has agreed to register these shares with the Securities and Exchange Commission pursuant to a registration rights agreement.

As of December 31, 2012, 2011 and 2010, there were 28,040,305 shares, 25,685,527 shares and 26,707,501 shares outstanding, respectively.

12. EARNINGS PER SHARE

SARs and RSUs granted by the Company that contain non-forfeitable rights to receive dividend equivalents are deemed participating securities (see Note 11). Net income available to common shareholders is determined by reducing the Company’s net income for the period by dividend equivalents paid on vested RSUs and SARs during the period.

Basic earnings per share are calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share are calculated by dividing net income available to common shareholders by the sum of the weighted average number of common shares outstanding and the potential number of dilutive common shares outstanding during the period, excluding the effect of any anti-dilutive securities.

The following table sets forth the calculation of basic and diluted earnings per share:

	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
	(Dollars in thousands, except share and per share data)
Numerator
Net income	$47,669	$1,096	$52,667
Less: Dividend equivalents paid to vested RSUs and SARs	(884)	(360)	(120)
Net income available to common shareholders	$46,785	$736	$52,547
Denominator
Weighted average shares outstanding-Basic	25,792,932	25,843,348	28,264,227
Dilutive common equivalent shares:
RSUs	164,998	143,344	40,165
SARs	3,675	5,370	3,579
Weighted average shares outstanding-Diluted	25,961,605	25,992,062	28,307,971
Earnings per share:
Basic	$1.81	$0.03	$1.86
Diluted	$1.80	$0.03	$1.86

13. COMMITMENTS AND CONTINGENCIES

From time to time, the Company contracts with third-party service providers to perform maintenance or overhaul activities on its off-lease aircraft.

14. RELATED PARTY TRANSACTIONS

Fly has no employees and has outsourced the daily operations of the Company by entering into management, servicing and administrative agreements (the “Agreements”) with BBAM. Services to be rendered under these agreements include acquiring and disposing of aircraft; marketing of aircraft for lease and re-lease; collecting rent and other payments from the lessees; monitoring maintenance, insurance and other obligations under the leases; enforcing the Company’s rights under the lease terms; and maintaining the books and records of the Company and its subsidiaries. The Manager manages the Company under the direction of its chief executive officer and chief financial officer. Pursuant to the terms of the Agreements, certain fees and expenses that may be payable to the Manager may be reduced for any like payments made to other BBAM affiliates.

In connection with the acquisition of the GAAM Portfolio, the Company amended its agreement with its Manager and entered into new servicing agreements with affiliates of BBAM LP related to the GAAM portfolio.

On December 28, 2012, in connection with the sale of the Company’s 15% interest in BBAM to Onex, the Management Agreement was amended and the term of the agreement was extended to December 28, 2022, with an automatic five year renewal period unless the Company pays a termination fee to the Manager of $8.0 million, subject to potential future adjustment. In addition, BBAM has agreed to provide the Company with certain information regarding BBAM’s financial results as well as information about purchases and disposition of aircraft by entities managed or serviced by BBAM. The Company has also agreed that it will not have the right to terminate the Management Agreement upon the departure of Steven Zissis, the current president and chief executive of Summit and BBAM. In connection with the sale of its 15% interest in BBAM LP, the Company paid BBAM a fee equal to 1.5% of the selling price or $0.7 million.

Pursuant to the Agreements, BBAM is entitled to receive servicing fees. With respect to the Company’s Initial Portfolio, BBAM is entitled to receive a base fee of $150,000 per month, subject to certain adjustments, and a rent fee equal to 1.0% of the aggregate amount of aircraft rent due and 1% of rent actually collected. With respect to all other aircraft, BBAM is entitled to receive a servicing fee equal to 3.5% of the aggregate amount of rent actually received for such aircraft. For the years ended December 31, 2012, 2011 and 2010, base and rent fees incurred amounted to $12.6 million, $8.5 million and $7.2 million, respectively.

BBAM is entitled to an administrative agency fee from B&B Air Funding equal to $750,000 per annum, subject to adjustments based on the Consumer Price Index. Until August 2012, BBAM was entitled to an administrative fee from B&B Air Acquisition of $240,000 per annum. For all other aircraft, BBAM is entitled to an administrative fee of $1,000 per month per aircraft. In addition, BBAM is entitled to a servicer administrative fee of $10,000 per month under each of the Term Loan and Fly Acquisition II Facility. For the years ended December 31, 2012, 2011 and 2010, $1.8 million, $1.2 million and $1.0 million of administrative fees were paid in each respective period.

For its role as exclusive arranger, BBAM receives a fee equal to 1.5% of the purchase price of aircraft acquired, excluding aircraft in the Initial Portfolio. BBAM also receives 1.5% of the sales proceeds of all disposed aircraft. However, in connection with the acquisition of the 49 aircraft in the GAAM Portfolio, the Company paid its Manager a one-time acquisition fee of $12.5 million. In addition, the Company will pay the Manager a disposition fee equal to 2% of the gross proceeds in respect of the disposition of any of these 49 aircraft made on or prior to October 14, 2013 if the gross proceeds on such disposition exceed the net book value of such aircraft. The disposition fee payable on these 49 acquired aircraft after October 14, 2013 will be 1.5% of the aggregate gross proceeds on disposition. For the year ended December 31, 2012, $0.9 million and $1.2 million of fees were incurred for aircraft acquired and disposed, respectively. For the year ended December 31, 2011, $1.5 million and $2.1 million of fees were incurred for aircraft acquired and disposed, respectively. For the year ended December 31, 2010, $0.6 million and $1.6 million of fees were incurred for aircraft acquired and disposed, respectively.

On December 28, 2012, the Company issued 2,191,060 shares at $11.41 per share or $25.0 million to Summit and Onex. The share price represents a 5% discount to the volume-weighted average price of the Company’s common shares in the five-day period ended November 29, 2012. The shares are subject to lock-up provisions, and the Company has agreed to register these shares with the Securities and Exchange Commission pursuant to a registration rights agreement. The Company paid a 4.0% commission or $1.0 million to BBAM in connection with the issuance of these shares.

The Company makes quarterly payments to the Manager as compensation for providing the chief executive officer, the chief financial officer and other personnel, and for certain corporate overhead costs related to Fly (“Management Expenses”), subject to adjustments tied to the Consumer Price Index. Beginning on October 15, 2011, the Company has agreed to make quarterly payments to the Manager in the amount of $2.5 million, subject to an annual adjustment tied to the Consumer Price Index applicable to the prior calendar year. The amount is subject to adjustment by notice from the Manager and the approval of the independent members of the Company’s board of directors. For the years ended December 31, 2012, 2011 and 2010, the Company incurred $10.3 million, $7.2 million and $6.2 million of Management Expenses, respectively.

In connection with its services, the Manager may incur expenses such as insurance, as well as legal and professional advisory fees on behalf of the Company. The Company had $0.5 million and $0.1 million of reimbursable expenses due to the Manager at December 31, 2012 and 2011, respectively.

In connection with the repricing of the Term loan on December 18, 2012, the Company paid a one-time success fee to BBAM of $0.2 million. In the year ended December 31, 2010, the Company paid BBAM a fee of $1.0 million in conjunction with a sale of an option to purchase an aircraft. Also in 2010, Summit purchased 1,000,000 shares of the Company from Babcock & Brown. Fly has a right of first refusal on any sale of these shares by Summit until April 2015.

The Company’s minimum long-term contractual obligations with BBAM LP as of December 31, 2012, excluding rent fees, consisted of the following:

	2013	2014	2015	2016	2017	Thereafter	Total
	(Dollars in thousands)
Fixed base fee payments (1)	$1,984	$1,984	$1,984	$1,984	$1,984	$15,867	$25,787
Fixed administrative agency fee payments due by B&B Air Funding (1)	826	826	826	826	826	6,614	10,744
Fixed administrative agency fee payments due by Fly Acquisition II	120	120	120	120	102	—	582
Fixed administrative services fee due by Fly Peridot	360	351	300	211	192	270	1,684
Fixed administrative agency fee payments due by other subsidiaries	551	425	317	226	147	71	1,737
Fixed payments for Management Expenses(1)(2)	10,174	10,174	10,174	10,174	10,174	58,871	109,741
Total	$14,015	$13,880	$13,721	$13,541	$13,425	$81,693	$150,275

(1)	Amounts in the table assume CPI rates in effect for 2013 remain constant in future periods.
(2)	The initial term of the Management Agreement is for ten years, with an automatic five year renewal period. The agreement provides for an early termination fee of $8.0 million, subject to potential future adjustment. The table assumes termination of the agreement after the initial ten year term and payment of the applicable termination fee.

15. FAIR VALUE MEASUREMENTS

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. The hierarchy levels established by FASB give the highest priority to quoted prices in active markets and the lowest priority to unobservable data. Fair value measurements are disclosed by level within the following fair value hierarchy:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, derivative instruments, accounts payable and secured borrowings. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing and able parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor.

The fair value of the Company’s cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying value. (The fair values of cash, restricted cash and cash equivalents are a Level 1 hierarchy. The fair values of accounts receivable and accounts payable are Level 2 hierarchy.) Where available, the fair value of the Company’s notes payable and debt facilities are based on observable market prices or parameters or derived from such prices or parameters (Level 2). Where observable prices or inputs are not available, valuation models are applied, using the net present value of cash flow streams over the term using estimated market rates for similar instruments and remaining terms (Level 3). These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The Company determines the fair value of its derivative instruments using a discounted cash flow model which incorporates an assessment of the risk of non-performance by the swap counterparty and an evaluation of Fly’s credit risk in valuing derivative liabilities. The valuation model uses various inputs including contractual terms, interest rate curves, credit spreads and measures of volatility.

The Company also measures the fair value for certain assets and liabilities on a non-recurring basis, when GAAP requires the application of fair value, including events or changes in circumstances that indicate that the carrying amounts of assets may not be recoverable. Assets subject to these measurements include Fly’s investments in unconsolidated affiliates and flight equipment held for operating leases. Fly accounts for its investments in unconsolidated affiliates under the equity method and records impairment when its fair value is less than its carrying value (Level 3). No impairment was recorded by the Company in regards its investments in unconsolidated affiliates during the years ended December 31, 2012 and 2011.

The Company records flight equipment at fair value when the carrying value may not be recoverable. Such fair value measurements are based on management’s best estimates and judgment, and uses Level 3 inputs which include assumptions as to future cash proceeds from the leasing and eventual disposition of the aircraft. For the year ended December 31, 2012, the Company wrote down three aircraft to their net realizable value and recognized a charge of $11.4 million. For the year ended December 31, 2011, the Company wrote down two aircraft to their net realizable value and recognized a charge of $7.5 million.

The carrying amounts and fair values of the Company’s financial instruments are as follows:

	December 31, 2012		December 31, 2011
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Notes payable	$639,281	$587,795	$599,805	$491,468
Aircraft Acquisition Facility	—	—	425,931	414,300
Nord LB Facility	490,717	490,717	569,909	569,909
BOS Facility	268,625	266,794	479,561	479,561
Term Loan	377,646	397,864	—	—
Other aircraft secured debt	276,143	275,122	216,395	216,395
Other secured debt	—	—	34,509	34,509
Derivative asset	319	319	4,023	4,023
Derivative liabilities	48,967	48,967	98,487	98,487

As of December 31, 2012 and 2011, the categorized asset and liabilities measured at fair value on a recurring basis, based upon the lowest level of significant inputs to the valuations are as follows:

	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
December 31, 2012:
Derivative asset	—	319	—	319
Derivative liabilities	—	48,967	—	48,967
December 31, 2011:
Derivative asset	—	4,023	—	4,023
Derivative liabilities	—	98,487	—	98,487

16. UNAUDITED QUARTERLY CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited quarterly financial statements for the year ended December 31, 2012 are presented below:

(Dollars in thousands, except per share data)	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012
Total revenues	$104,507	$110,910	$86,408	$130,871
Net income (loss)	$20,387	$25,729	$(29,439)	$30,992
Earnings (loss) per share — Basic	$0.78	$1.00	$(1.15)	$1.18
Earnings (loss) per share — Diluted	$0.78	$0.99	$(1.15)	$1.17

The unaudited quarterly financial statements for the year ended December 31, 2011 are presented below:

(Dollars in thousands, except per share data)	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
Total revenues	$49,669	$55,171	$49,437	$94,512
Net income (loss)	$2,763	$4,098	$3,416	$(9,181)
Earnings (loss) per share — Basic and Diluted	$0.10	$0.16	$0.13	$(0.37)

17. SUBSEQUENT EVENTS

On January 15, 2013, the Company declared a dividend of $0.22 per share or approximately $6.2 million, which was paid on February 20, 2013 to shareholders of record at January 31, 2013.

During the first quarter of 2013, the Company sold three aircraft for an aggregate purchase price of $14.0 million. A portion of the proceeds received was used to pay down the debt associated with the aircraft.

Report of Independent Registered Public Accounting Firm

The Board of Directors
and Shareholders of Fly Leasing Limited

We have audited the consolidated balance sheets of Fly Leasing Limited as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2012, and have issued our report thereon dated March 15, 2013 (included elsewhere in the Form 20-F). Our audits also included the financial statement schedule listed in Item 18 of this Form 20-F. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on the schedule based on our audits.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

San Francisco, California
March 15, 2013

Schedule I — Consolidated financial information of parent

Fly Leasing Limited
Condensed Balance Sheets

AS OF DECEMBER 31, 2012 AND 2011
(Dollar amounts in thousands)

	December 31, 2012	December 31, 2011
Assets
Cash and cash equivalents	$82,124	$59,821
Receivable from subsidiaries	—	24,802
Notes receivable from subsidiaries	5,986	51,586
Investments in subsidiaries	473,665	327,215
Investment in unconsolidated subsidiary	6,308	5,135
Other assets, net	445	452
Total assets	568,528	469,011
Liabilities
Payable to related parties	1,126	5
Payable to subsidiaries	9,814	—
Note payable to subsidiaries	3,986	4,486
Deferred tax liability, net	19,609	20,700
Accrued and other liabilities	1,991	787
Total liabilities	36,526	25,978
Shareholders’ equity	532,002	443,033
Total liabilities and shareholders’ equity	$568,528	$469,011

Fly Leasing Limited
Condensed Statements of Income

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
(Dollar amounts in thousands, except per share data)

	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Revenues
Equity in earnings of subsidiaries	$47,602	$6,613	$62,920
Equity in earnings from unconsolidated subsidiary	1,631	279	—
Intercompany management fee income	16,154	9,550	5,100
Interest and other income	176	79	61
Total revenues	65,563	16,521	68,081
Expense
Selling, general and administrative	19,053	15,923	13,246
Net income from continuing operations before provision for income taxes	46,510	598	54,835
Income tax provision (benefit)	(1,159)	(498)	2,168
Net income	$47,669	$1,096	$52,667
Weighted average number of shares:
Basic	25,792,932	25,843,348	28,264,227
Diluted	25,961,605	25,992,062	28,307,971
Earnings per share:
Basic	$1.81	$0.03	$1.86
Diluted	$1.80	$0.03	$1.86

Schedule I — Consolidated financial information of parent

Fly Leasing Limited
Condensed Statements of Cash Flows

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010
(Dollar amounts in thousands)

	Year ended December 31, 2012	Year ended December 31, 2011	Year ended December 31, 2010
Cash Flows from Operating Activities
Net Income	$47,669	$1,096	$52,667
Adjustments to reconcile net income to net cash flow provided by operating activities:
Equity in earnings of subsidiaries	(47,602)	(6,613)	(62,920)
Equity in earnings of unconsolidated subsidiary	(1,631)	(279)	—
Income tax benefit	(1,203)	(497)	2,168
Share-based compensation	3,635	4,768	3,720
Professional fees paid by Babcock & Brown	—	—	260
Changes in operating assets and liabilities:
Receivable/(payable) to subsidiaries	(3,330)	13,967	23,103
Other assets	7	(69)	44
Payable to related parties	1,121	(22)	(5,751)
Accrued and other liabilities	1,316	(133)	(53)
Net cash flows (used in) provided by operating activities	(18)	12,218	13,238
Cash Flows from Investing Activities
Capital contributions to subsidiaries	(21,000)	(122,703)	(20,212)
Distributions received from subsidiaries	41,462	102,109	123,584
Capital contributions to unconsolidated subsidiary	—	(5,863)	—
Distributions received from unconsolidated subsidiary	458	1,007	—
Notes payable to subsidiaries	—	(47,100)	—
Net cash flows provided by (used in) investing activities	20,920	(72,550)	103,372
Cash Flows from Financing Activities
Proceeds from issuance of shares, net of fees paid	23,914	—	—
Dividends	(21,629)	(20,738)	(22,407)
Dividend equivalents	(884)	(360)	(120)
Shares repurchased	—	(13,142)	(35,487)
Net cash flows provided by (used in) financing activities	1,401	(34,240)	(58,014)
Net (decrease) increase in cash	22,303	(94,572)	58,596
Cash at beginning of period	59,821	154,393	95,797
Cash at end of period	$82,124	$59,821	$154,393
Supplemental Disclosure of Non Cash Activities:
Taxes paid	$—	$—	$—

Fly Leasing Limited
Consolidated Balance Sheets

AS OF SEPTEMBER 30, 2013 (UNAUDITED) AND DECEMBER 31, 2012
(Dollar amounts in thousands, except par value data)

	September 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$206,966	$163,124
Restricted cash and cash equivalents	155,897	137,457
Rent receivables	3,234	3,124
Investment in unconsolidated subsidiaries	7,686	6,308
Flight equipment held for operating lease, net	2,868,678	2,616,864
Deferred tax asset, net	1,595	9,450
Fair market value of derivative assets	4,902	319
Other assets, net	36,616	32,026
Total assets	3,285,574	2,968,672
Liabilities
Accounts payable and accrued liabilities	17,405	15,662
Rentals received in advance	16,084	14,402
Payable to related parties	3,101	2,789
Security deposits	47,624	47,474
Maintenance payment liability	225,230	225,733
Secured borrowings, net	2,175,998	2,052,412
Fair market value of derivative liabilities	30,649	48,967
Other liabilities	32,092	29,231
Total liabilities	2,548,183	2,436,670
Shareholders’ equity
Common shares, $0.001 par value; 499,999,900 shares authorized; 41,306,338 and 28,040,305 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	41	28
Manager shares, $0.001 par value; 100 shares authorized, issued and outstanding	—	—
Additional paid-in capital	657,600	482,733
Retained earnings	99,952	83,138
Accumulated other comprehensive loss, net	(20,202)	(33,897)
Total shareholders’ equity	737,391	532,002
Total liabilities and shareholders’ equity	$3,285,574	$2,968,672

The accompanying notes are an integral part of these consolidated financial statements.

Fly Leasing Limited
Consolidated Statement of Income

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(Dollar amounts in thousands, except per share data)

	Three months ended September 30, 2013	Three months ended September 30, 2012	Nine months ended September 30, 2013	Nine months ended September 30, 2012
Revenues
Operating lease revenue	$78,369	$84,443	$274,583	$285,800
Equity earnings from unconsolidated subsidiaries	474	1,852	1,377	5,980
(Loss) gain on sale of aircraft	(47)	—	6,277	8,489
Interest and other income	319	113	1,781	1,556
Total revenues	79,115	86,408	284,018	301,825
Expenses
Depreciation	36,908	34,302	106,651	102,795
Interest expense	30,016	36,045	90,201	109,695
Selling, general and administrative	8,105	11,435	27,363	30,213
Ineffective, dedesignated and terminated derivatives	(160)	32,580	(1,020)	31,353
Debt extinguishment costs	564	—	2,704	—
Maintenance and other costs	2,563	3,478	12,487	6,138
Total expenses	77,996	117,840	238,386	280,194
Net income (loss) before provision (benefit) for income taxes	1,119	(31,432)	45,632	21,631
Provision (benefit) for income taxes	815	(1,993)	6,568	4,954
Net income (loss)	$304	$(29,439)	$39,064	$16,677
Weighted average number of shares:
Basic	38,797,022	25,769,115	31,711,440	25,750,811
Diluted	38,921,962	25,769,115	31,821,118	25,915,110
Earnings (loss) per share:
Basic	$0.00	$(1.15)	$1.21	$0.63
Diluted	$0.00	$(1.15)	$1.20	$0.63
Dividends declared and paid per share	$0.22	$0.22	$0.66	$0.62

The accompanying notes are an integral part of these consolidated financial statements.

Fly Leasing Limited
Consolidated Statement of Comprehensive Income

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(Dollar amounts in thousands)

	Three months ended September 30, 2013	Three months ended September 30, 2012	Nine months ended September 30, 2013	Nine months ended September 30, 2012
Net income (loss)	$304	$(29,439)	$39,064	$16,677
Other comprehensive income (loss), net of tax
Change in fair value of derivatives, net of deferred tax(1)	(4,627)	(2,256)	14,647	4,126
Reclassification from other comprehensive income into earnings, due to termination of derivative liabilities, net of deferred tax(2)	—	27,479	—	27,479
Reclassification from other comprehensive income into earnings, net of deferred tax(3)	(67)	(72)	(205)	(219)
Comprehensive (loss) income	$(4,390)	$(4,288)	$53,506	$48,063

(1)	Deferred tax benefit was $0.4 million and $0.2 million for the three month periods ended September 30, 2013 and 2012, respectively. For the nine month periods ended September 30, 2013 and 2012, deferred tax expense was $3.2 million and $0.7 million, respectively.
(2)	Deferred tax expense was $3.9 million for the three and nine month periods ended September 30, 2012.
(3)	Deferred tax benefit was $1,000 and $10,000 for the three month periods ended September 30, 2013 and 2012, respectively. For the nine month periods ended September 30, 2013 and 2012, deferred tax benefit was $21,000 and $31,000, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Fly Leasing Limited
Consolidated Statement of Shareholders’ Equity

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2012 (UNAUDITED)
(Dollar amounts in thousands)

	Manager Shares		Common Shares		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss), net	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance January 1, 2012	100	$—	25,685,527	$26	$455,186	$57,982	$(70,161)	$443,033
Dividends to shareholders	—	—	—	—	—	(15,960)	—	(15,960)
Dividend equivalent	—	—	—	—	—	(357)	—	(357)
Shares issued in connection with vested share grant	—	—	83,588	—	—	—	—	—
Share-based compensation	—	—	—	—	3,104	—	—	3,104
Net income	—	—	—	—	—	16,677	—	16,677
Net change in the fair value of derivatives, net of deferred tax liability of $711	—	—	—	—	—	—	4,126	4,126
Termination of derivative liabilities, net of deferred tax liability of $3,926	—	—	—	—	—	—	27,479	27,479
Reclassified from other comprehensive income into earnings, net of deferred tax asset of $31	—	—	—	—	—	—	(219)	(219)
Balance September 30, 2012 (unaudited)	100	$—	25,769,115	$26	$458,290	$58,342	$(38,775)	$477,883

The accompanying notes are an integral part of these consolidated financial statements.

Fly Leasing Limited
Consolidated Statement of Shareholders’ Equity

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 (UNAUDITED)
(Dollar amounts in thousands)

	Manager Shares		Common Shares		Additional Paid-in Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss), net	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance January 1, 2013	100	$—	28,040,305	$28	$482,733	$83,138	$(33,897)	$532,002
Dividends to shareholders	—	—	—	—	—	(21,444)	—	(21,444)
Dividend equivalents	—	—	—	—	—	(806)	—	(806)
Shares issued in connection with public offering, net of expenses	—	—	13,142,856	13	172,582	—	—	172,595
Shares issued in connection with vested share grants	—	—	122,534	—	—	—	—	—
Shares issued in connection with SARs exercised	—	—	643	—	—	—	—	—
Share-based compensation	—	—	—	—	2,285	—	—	2,285
Derivative instruments terminated in connection with aircraft sale, net of deferred tax liability of $320 (1)	—	—	—	—	—	—	(747)	(747)
Net income	—	—	—	—	—	39,064	—	39,064
Net change in the fair value of derivatives, net of deferred tax liability of $3,224 (1)	—	—	—	—	—	—	14,647	14,647
Reclassified from other comprehensive income into earnings, net of deferred tax asset of $21 (1)	—	—	—	—	—	—	(205)	(205)
Balance September 30, 2013 (unaudited)	100	$—	41,306,338	$41	$657,600	$99,952	$(20,202)	$737,391

(1)	See Note 6 to Notes to Consolidated Financial Statements.

The accompanying notes are an integral part of these consolidated financial statements.

Fly Leasing Limited
Consolidated Statements of Cash Flows

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND 2012 (UNAUDITED)
(Dollar amounts in thousands)

	Nine months ended September 30, 2013	Nine months ended September 30, 2012
Cash Flows from Operating Activities
Net Income	$39,064	$16,677
Adjustments to reconcile net income to net cash flows provided by operating activities:
Equity in earnings from unconsolidated subsidiaries	(1,377)	(5,980)
Gain on sale of aircraft	(6,277)	(8,489)
Depreciation	106,651	102,795
Amortization of debt issuance costs	6,453	4,526
Amortization of lease incentives	6,224	5,232
Amortization of lease discounts/premiums and other items	6,195	5,485
Amortization of fair market value adjustments associated with the GAAM acquisition	10,955	18,157
Share-based compensation	2,285	3,104
Deferred income taxes	7,046	3,149
Unrealized (gain) loss on derivative instruments	(1,020)	31,353
Security deposits and maintenance payment liability relieved	(31,360)	(35,392)
Security deposits and maintenance payment claims applied towards operating lease revenues	(2,596)	(7,671)
Changes in operating assets and liabilities:
Rent receivables	(2,978)	1,469
Other assets	(2,927)	4,435
Payable to related parties	(8,043)	(2,089)
Accounts payable and accrued liabilities	1,307	10,691
Rentals received in advance	1,006	(807)
Other liabilities	4,519	926
Net cash flows provided by operating activities	135,127	147,571
Cash Flows from Investing Activities
Distributions from unconsolidated affiliates	—	5,200
Purchase of flight equipment	(424,363)	(50,803)
Proceeds from sale of aircraft	48,539	50,749
Lessor contribution to maintenance	(15,992)	(11,954)
Net cash flows used in investing activities	(391,816)	(6,808)
Cash Flows from Financing Activities
Restricted cash and cash equivalents	(18,440)	131,706
Security deposits received	10,520	5,120
Security deposits returned	(7,271)	(2,139)
Maintenance payment liability receipts	41,987	44,829
Maintenance payment liability disbursements	(12,476)	(20,478)
Debt issuance costs	(10,634)	(8,983)
Proceeds from sale of notes payable	—	87,282
Proceeds from secured borrowings	390,410	459,200
Repayment of secured borrowings	(243,910)	(753,024)
Payment for termination of derivative contracts	—	(35,066)
Proceeds from issuance of shares, net of fees paid	172,595	—
Dividends	(21,444)	(15,960)
Dividend equivalents	(806)	(357)
Net cash flows provided by (used in) financing activities	300,531	(107,870)
Net increase in cash	43,842	32,893
Cash at beginning of period	163,124	82,105
Cash at end of period	$206,966	$114,998
Supplemental Disclosure:
Cash paid during the period for:
Interest	$72,704	$87,915
Taxes	213	1,411
Noncash Activities:
Security deposits and maintenance payment liability disbursements applied to rent receivables	2,868	1,000
Security deposits and maintenance payment liability disbursements applied as rentals received in advance	676	345
Security deposits assumed on purchase of flight equipment	—	1,080
Maintenance reserves assumed on purchase of flight equipment	—	8,482
Noncash activities in connection with sale of aircraft:
Secured borrowings assumed by buyer	38,500	—
Derivative liabilities assumed by buyer	5,000	—

The accompanying notes are an integral part of these consolidated financial statements.

Fly Leasing Limited

Notes to Consolidated Financial Statements
For the nine months ended September 30, 2013

1. ORGANIZATION

Fly Leasing Limited (the “Company” or “Fly”) is a Bermuda exempted company that was incorporated on May 3, 2007, under the provisions of Section 14 of the Companies Act 1981 of Bermuda. The Company was formed to acquire, finance, lease and sell commercial jet aircraft and other aviation assets directly or indirectly through its subsidiaries.

Although the Company is organized under the laws of Bermuda, it is a resident of Ireland for tax purposes and is subject to Irish corporation tax on its income in the same way, and to the same extent, as if the Company were organized under the laws of Ireland.

In accordance with the Company’s amended and restated bye-laws, Fly issued 100 shares (“Manager Shares”) with a par value of $0.001 to its Manager for no consideration. Subject to the provisions of the Company’s amended and restated bye-laws, the Manager Shares have the right to appoint the nearest whole number of directors to the Company which is not more than 3/7th of the number of directors comprising the board of directors. The Manager Shares are not entitled to receive any dividends, are not convertible into common shares and, except as provided for in the Company’s amended and restated bye-laws, have no voting rights.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PREPARATION

Fly is a holding company that conducts its business through its subsidiaries. The Company directly or indirectly owns all of the common shares of its subsidiaries. The consolidated financial statements presented are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of Fly and all of its subsidiaries. In instances where it is the primary beneficiary, Fly would consolidate a Variable Interest Entity (“VIE”). All intercompany transactions and balances have been eliminated. The consolidated financial statements are stated in U.S. Dollars, which is the principal operating currency of the Company.

Fly has a 57.4% interest in Fly-Z/C Aircraft Holdings LP (“Fly-Z/C LP”). On December 28, 2012, Fly sold its 15.0% interest in BBAM LP to Onex Corporation and its affiliates (collectively, “Onex”).

Fly accounts for its interest in unconsolidated subsidiaries using the equity method as the Company does not control the entities. Under the equity method, the Company’s investment is initially recorded at cost and the carrying amount is affected by its share of the unconsolidated subsidiaries’ undistributed earnings and losses, and distributions of dividends and capital.

The Company has one operating and reportable segment which is aircraft leasing.

The accompanying interim consolidated financial statements are prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting and, in the Company’s opinion, reflect all adjustments, including normal recurring items which are necessary to present fairly the results for interim periods. The operating results for the periods presented are not necessarily indicative of the results that may be expected for an entire year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with GAAP have been omitted in accordance with the rules and regulations of the SEC; however, the Company believes that the disclosures are adequate to make the information presented not misleading.

Certain amounts in the consolidated financial statements have been reclassified to conform to the current presentation. Such reclassifications have no impact on consolidated net income or shareholders’ equity.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The use of estimates is or could be a significant factor affecting the reported carrying values of flight equipment, deferred tax assets and accruals and reserves. To the extent available, the Company utilizes industry specific resources, third-party appraisers and other materials to support management’s estimates, particularly with respect to flight equipment. Despite management’s best efforts to accurately estimate such amounts, actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

In February 2013, the FASB issued guidance which requires companies to present, in one place, information about reclassifications out of accumulated other comprehensive income (“AOCI”). It also requires companies to present the reclassifications by component. For significant items reclassified out of AOCI to net income in their entirety, companies must disclose the line item on the statement of income that was affected. This can be done on the face of the statement in certain circumstances or in the notes. For significant items not reclassified to net income in their entirety during the reporting period, companies must cross-reference the note where additional details about the effects of the reclassification are disclosed. The Company adopted the guidance prospectively commencing in the 2013 fiscal year and interim periods within the year.

3. FLIGHT EQUIPMENT HELD FOR OPERATING LEASE

As of September 30, 2013 and December 31, 2012, the Company had 107 and 109 aircraft held for operating leases, respectively. During the nine month period ended September 30, 2013, the Company purchased eight aircraft for a combined purchase price of $424.4 million. These acquisitions were funded with a combination of unrestricted cash and secured borrowings of $318.2 million. During the nine month period ended September 30, 2013, the Company sold ten aircraft and recognized a pre-tax gain on sale of $6.3 million. The buyer of six of the aircraft also assumed the underlying debt financing and derivative instruments associated with the aircraft.

As of September 30, 2013 and December 31, 2012, flight equipment held for operating leases consisted of the following:

	September 30, 2013	December 31, 2012
	(Dollars in thousands)
Cost	$3,391,348	$3,047,274
Accumulated depreciation	(522,670)	(430,410)
Flight Equipment Held for Operating Leases, net	$2,868,678	$2,616,864

The Company capitalized $13.2 million and $8.4 million of major maintenance expenditures for the nine month periods ended September 30, 2013 and 2012, respectively. These amounts have been included in flight equipment held for operating leases.

The classification of the net book value of flight equipment held for operating leases and operating lease revenues by geographic region in the tables below is based on the principal operating location of the lessee.

The distribution of the net book value of flight equipment held for operating leases by geographic region is as follows:

	September 30, 2013		December 31, 2012
	(Dollars in thousands)
Europe:
United Kingdom	$352,063	12%	$365,411	14%
Turkey	164,291	6%	113,244	4%
Germany	135,607	5%	107,568	4%
Other	410,755	14%	493,263	19%
Europe — Total	1,062,716	37%	1,079,486	41%
Asia and South Pacific:
China	366,706	13%	300,568	11%
India	122,091	4%	146,659	6%
Other	351,583	13%	265,911	10%
Asia and South Pacific — Total	840,380	30%	713,138	27%

	September 30, 2013		December 31, 2012
	(Dollars in thousands)
North America:
United States	296,091	10%	266,603	10%
Other	33,534	1%	34,650	2%
North America — Total	329,625	11%	301,253	12%
Mexico, South and Central America:
Brazil	254,496	9%	97,319	4%
Mexico	129,532	4%	169,710	6%
Mexico, South and Central America — Total	384,028	13%	267,029	10%
Middle East and Africa — Total	191,987	7%	163,489	6%
Off-Lease — Total	59,942	2%	92,469	4%
Total flight equipment held for operating leases, net	$2,868,678	100%	$2,616,864	100%

At September 30, 2013, aircraft held for operating leases were on lease to 56 lessees in 32 countries. The Company had three aircraft that were off-lease at September 30, 2013. At December 31, 2012, aircraft held for operating leases were on lease to 55 lessees in 32 countries. At December 31, 2012, the Company had six aircraft off-lease.

The distribution of operating lease revenue by geographic region for the three month periods ended September 30, 2013 and 2012 is as follows:

	Three months ended September 30, 2013		Three months ended September 30, 2012
	(Dollars in thousands)
Europe:
United Kingdom	$10,797	14%	$11,514	14%
Turkey	4,120	5%	3,438	4%
Germany	3,340	3%	4,485	6%
Other	13,378	18%	18,378	21%
Europe — Total	31,635	40%	37,815	45%
Asia and South Pacific:
China	10,385	13%	9,234	11%
India	3,803	5%	3,804	4%
Other	7,599	10%	9,781	12%
Asia and South Pacific — Total	21,787	28%	22,819	27%
North America:
United States	10,120	13%	10,328	12%
Other	972	1%	972	1%
North America — Total	11,092	14%	11,300	13%
Mexico, South and Central America:
Brazil	5,864	8%	3,289	4%
Mexico	3,486	4%	4,715	6%
Mexico, South and Central America — Total	9,350	12%	8,004	10%
Middle East and Africa — Total	4,505	6%	4,505	5%
Total Operating Lease Revenue	$78,369	100%	$84,443	100%

The distribution of operating lease revenue by geographic region for the nine month periods ended September 30, 2013 and 2012 is as follows:

	Nine months ended September 30, 2013		Nine months ended September 30, 2012
	(Dollars in thousands)
Europe:
United Kingdom	$38,592	14%	$34,542	12%
Turkey	10,132	4%	9,136	3%
Germany	16,295	6%	21,608	8%
Other	55,496	20%	58,790	20%
Europe — Total	120,515	44%	124,076	43%
Asia and South Pacific:
China	30,534	11%	27,684	10%
India	18,090	7%	35,509	13%
Other	23,425	8%	26,977	9%
Asia and South Pacific — Total	72,049	26%	90,170	32%
North America:
United States	30,393	11%	30,983	11%
Other	2,918	1%	2,918	1%
North America — Total	33,311	12%	33,901	12%
Mexico, South and Central America:
Brazil	19,676	7%	9,339	3%
Mexico	15,543	6%	14,121	5%
Mexico, South and Central America — Total	35,219	13%	23,460	8%
Middle East and Africa — Total	13,489	5%	14,193	5%
Total Operating Lease Revenue	$274,583	100%	$285,800	100%

No customer accounted for 10% or more of the total operating lease revenue for the three or nine month periods ended September 30, 2013 or 2012. During the three and nine month periods ended September 30, 2012, the Company did not accrue rent from two lessees, due to concerns about their financial condition and only recognized revenue as cash was received from these lessees. The leases associated with these lessees were terminated in the first quarter of 2013. During the three and nine month periods ended September 30, 2012, the Company recognized revenue, excluding end of lease income, from those lessees of $0.9 million and $8.0 million, respectively. The Company currently has one lessee on non-accrual status. For the three month period ended September 30, 2013, the Company collected $0.4 million from this lessee.

For the three month periods ended September 30, 2013 and 2012, the Company recognized end of lease revenue of $17,000 and $5.8 million, respectively. For the nine month periods ended September 30, 2013 and 2012, the Company recognized end of lease revenue of $47.6 million and $35.8 million, respectively.

The amortization of lease premiums, net of lease discounts, which has been included as a component of operating lease revenue, was approximately $0.8 million and $3.1 million for the three and nine month periods ended September 30, 2013, respectively. Amortization of lease premiums, net of lease discounts, was approximately $1.8 million and $5.8 million for the three and nine month periods ended September 30, 2012, respectively.

The amortization of lease incentives recorded as a reduction of operating lease revenue totaled $2.4 million and $6.2 million for the three and nine month periods ended September 30, 2013, respectively. The amortization of lease incentives totaled $1.9 million and $5.2 million for the three and nine month periods ended September 30, 2012, respectively.

As of September 30, 2013 and December 31, 2012, the average remaining lease term of the Company’s aircraft portfolio, weighted by net book value, was 4.0 years and 3.2 years, respectively.

4. INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

Investment in BBAM LP

BBAM provides management and administrative services to Fly, including servicing of its aircraft portfolio. On December 28, 2012, the Company sold its 15% interest in BBAM LP to Onex for $49.5 million, which it had initially purchased in April 2010 for $8.75 million. In June 2013, the Company received an additional $1.0 million of proceeds as a result of working capital adjustments pursuant to the purchase and sale agreement.

For the three and nine month periods ended September 30, 2012, the Company recognized $1.8 million and $5.2 million in equity earnings from its investment in BBAM LP, respectively. The Company received distributions of $4.7 million during the nine month period ended September 30, 2012.

Investment in Fly-Z/C LP

The Company has a 57.4% limited partnership interest in Fly-Z/C LP. Summit has a 10.2% interest in the joint venture and the limited partners appointed a subsidiary of BBAM LP as the general partner of the joint venture. For the three and nine month periods ended September 30, 2013, the Company recognized $0.5 million and $1.4 million, respectively, in equity earnings from its investment in Fly-Z/C LP. For the three and nine month periods ended September 30, 2012, the Company recognized $0.1 million and $0.8 million, respectively, in equity earnings from its investment in Fly-Z/C LP. The Company received no distributions during the nine month period ended September 30, 2013. The Company received distributions of $0.5 million during the nine month period ended September 30, 2012.

5. SECURED BORROWINGS

The Company’s secured borrowings, net of unamortized debt discounts, as of September 30, 2013 and December 31, 2012 are presented below:

	Net carrying value as of		Weighted average interest rate (1) as of
	September 30, 2013	December 31, 2012	September 30, 2013	December 31, 2012	Maturity date
	(in thousands)
Notes Payable	$592,168	$639,281	3.54%	3.85%	November 2033
Nord LB Facility	448,689	490,717	4.16%	4.14%	November 2018
BOS Facility	205,857	268,625	5.26%	5.18%	September 2013 – December 2017
Term Loan	365,152	377,646	4.50%	5.75%	August 2018
Fly Acquisition II Facility	160,485	—	4.01%	—	July 2018
Other aircraft secured borrowings	403,647	276,143	5.68%	5.54%	December 2013 – July 2025
Total	$2,175,998	$2,052,412

(1)	Represents the contractual interest rates and effect of derivative instruments, and excludes the amortization of debt discounts and debt issuance costs.

Notes Payable

	Balance as of
	September 30, 2013	December 31, 2012
	(in thousands)
Outstanding principal balance:
Notes issued	$610,591	$660,444
Unamortized discount	(18,423)	(21,163)
Notes payable, net	$592,168	$639,281

On October 2, 2007, B&B Air Funding issued $853.0 million of aircraft lease-backed Class G-1 notes (the “Notes”). The Notes are direct obligations of B&B Air Funding and are not obligations of, or guaranteed by Fly. Interest is payable monthly based on the current one-month LIBOR plus a spread of 0.67%, which includes an amount payable to Ambac Assurance Corporation, the provider of a financial guaranty insurance policy (the “Policy Provider”) that supports payment of interest and, in certain circumstances, principal on the Notes.

Until August 2012, there were scheduled minimum principal payments of approximately $1.0 million per month, subject to satisfying certain debt service coverage ratios and other covenants. Thereafter, all revenues collected during each monthly period have been applied to repay the outstanding balance of the Notes, after the payment of certain expenses and other costs, including the fees to the policy provider, interest and interest rate swap payments. The final maturity date of the Notes is November 14, 2033.

In 2009, the Company repurchased through a wholly-owned subsidiary $169.4 million principal amount of the Notes. In 2011, the Company sold $40.8 million principal amount of these repurchased Notes. During the first quarter of 2012, the Company sold the remaining $106.7 million principal amount of Notes for $87.3 million.

During the nine month periods ended September 30, 2013 and 2012, the Company made principal payments of $49.9 million and $8.7 million, respectively. The payment made in 2012 was net of $0.1 million, which was paid to the Company in respect of the Notes it previously held.

During the nine month period ended September 30, 2013, two aircraft that secured the Notes were sold. During the nine month period ended September 30, 2012, three aircraft were sold and the Company repaid debt of $38.8 million associated with these aircraft. At September 30, 2013, 35 aircraft were financed under this facility.

B&B Air Funding is subject to certain financial and operating covenants. As of September 30, 2013, B&B Air Funding was not in default under the Notes.

In connection with the issuance of the Notes, B&B Air Funding entered into a revolving credit facility (“Note Liquidity Facility”) that provides additional liquidity of up to $60.0 million. Subject to the terms and conditions of the Note Liquidity Facility, advances may be drawn for the benefit of the Noteholders to cover certain expenses of B&B Air Funding, including maintenance expenses, interest rate swap payments and interest on the Notes. B&B Air Funding has not drawn on the Note Liquidity Facility.

B&B Air Acquisition Facility

On August 9, 2012, the B&B Air Acquisition Facility, which financed 16 aircraft at that time, was repaid with proceeds from a new Term Loan (see below) and approximately $122.5 million of the Company’s cash. The facility was funded in two tranches, Tranche A and B. Tranche A was senior to Tranche B. Borrowings under the B&B Air Acquisition Facility incurred interest at a rate based on one-month LIBOR plus an applicable margin. The applicable margins for Tranche A and B were 1.50% per annum and 4.00% per annum, respectively.

Nord LB Facility

	Balance as of
	September 30, 2013	December 31, 2012
	(in thousands)
Outstanding principal balance	$461,793	$508,942
Unamortized debt discount	(13,104)	(18,225)
Nord LB Facility balance, net	$448,689	$490,717

At December 31, 2012, 18 aircraft were financed with a debt facility (the “Nord LB Facility”) provided by Norddeutsche Landesbank Gironzentrale (“Nord LB”). During the nine month period ended September 30, 2013, the Company sold one Boeing 737-700 aircraft from the Nord Facility and repaid $13.7 million of debt associated with this aircraft. At September 30, 2013, 17 aircraft remain financed through this facility. In February 2012, the Company completed an extension of the Nord LB Facility to November 2018.

The Nord LB Facility is structured as individual loans with each aircraft owning subsidiary acting as the borrower of its respective loan. Borrowings are secured by Fly’s equity interest in the subsidiaries which own the financed aircraft, the related leases, maintenance reserves and other deposits. The loans are cross-collateralized and contain cross-default provisions.

The loans under the Nord LB Facility bear interest at one month LIBOR plus 3.30% until the final maturity date of November 14, 2018. To mitigate its exposure to interest rate fluctuations, the Company has entered into interest rate swap arrangements. The blended weighted average interest rates for the facility, excluding the amortization of debt discounts and debt issuance costs, were 4.16% and 4.14% as of September 30, 2013 and December 31, 2012, respectively. As of September 30, 2013 and December 31, 2012, interest accrued on the facility totaled $0.7 million and $0.9 million, respectively.

The Company pays 95% of lease rentals actually received in the corresponding monthly collection period towards interest and principal. Upon the termination or expiration of a lease, no payments are due under the Nord LB Facility with respect to the outstanding loan amount for that aircraft until the earlier of six months from such termination or expiration or the date the aircraft is re-leased. Interest during this period increases the outstanding balance under the facility. If an aircraft remains off-lease after six months from the termination or expiration, interest must be paid on each payment date. If an aircraft remains off-lease after twelve months, the Company must pay debt service equal to 85% of the lease rate paid under the prior lease agreement. The lenders may require payment in full or foreclose on an aircraft that remains off-lease after 24 months, but the lenders may not foreclose on any other aircraft. During the nine month period ended September 30, 2013, the Company made total principal payments of $34.7 million. During the nine month period ended September 30, 2012, the Company made total principal payments of $46.2 million, which included a $25.0 million principal payment made in connection with the Nord LB Facility extension.

The Nord LB Facility does not contain any financial covenants. However, the Nord LB Facility does contain certain operating covenants relating to the maintenance, registration and insurance of the financed aircraft. The Nord LB Facility also contains certain conditions and restrictions which relate to the servicing and management of the financed aircraft, including covenants relating to the disposition and re-leasing of the aircraft. As of September 30, 2013, there was no default under the Nord LB Facility.

BOS Facility

	Balance as of
	September 30, 2013	December 31, 2012
	(in thousands)
Outstanding principal balance:
Senior tranches	$184,109	$242,815
Junior tranches	25,187	32,701
Total outstanding principal balance	209,296	275,516
Unamortized debt discount	(3,439)	(6,891)
BOS Facility balance, net	$205,857	$268,625

At December 31, 2012, eleven aircraft were financed through a facility with Bank of Scotland plc and Commonwealth Bank of Australia (“BOS Facility”). Two aircraft were refinanced in May 2013, resulting in repayments of $54.5 million under this facility. At September 30, 2013, nine aircraft remained financed through this facility.

During the nine month period ended September 30, 2012, eight aircraft in the BOS Facility were refinanced resulting in repayments of $164.4 million under this facility. Of these aircraft, six were refinanced with proceeds from a new Term Loan (see below) during the third quarter of 2012. One additional aircraft was refinanced with proceeds of the Term Loan during the fourth quarter of 2012.

The BOS Facility consists of individual loans with respect to each financed aircraft which have maturity dates generally matching the scheduled lease termination dates for the financed aircraft. The loan maturity dates range from 2013 to 2017. Each loan may consist of a senior and junior tranche. The loans are cross-collateralized and effectively cross-defaulted, and the lenders may require payment in full or foreclose on any aircraft in this facility in the event of a default on any loan. In June 2013, the Company started pledging free cash flow from the financed aircraft as additional collateral for the lenders. During the nine month periods ended September 30, 2013 and 2012, the Company made scheduled principal payments totaling $11.7 million and $95.5 million, respectively.

Borrowings under the BOS Facility accrue interest at either a fixed or variable interest rate. Variable borrowings bear interest based on one-month LIBOR plus an applicable composite margin of 1.43% for the senior tranche and 2.70% for the junior tranche. As of September 30, 2013 and December 31, 2012, the weighted average interest rates on senior and junior tranche loans, excluding the amortization of debt discounts and debt issuance costs, are presented below:

	As of
	September 30, 2013	December 31, 2012
Fixed rate loans:
Senior tranches	6.22%	5.88%
Junior tranches	7.74%	7.39%
Variable rate loans:
Senior tranches	1.61%	1.64%
Junior tranches	2.88%	2.91%
Facility weighted average interest rate	5.26%	5.18%

As of September 30, 2013 and December 31, 2012, the interest accrued under the BOS Facility totaled $0.2 million and $0.4 million, respectively.

The borrowers in the BOS Facility are subject to certain operating covenants relating to the maintenance, registration and insurance of the aircraft owned by them. The BOS Facility also contains certain conditions and constraints which relate to the servicing and management of the financed aircraft, including covenants relating to the disposition of aircraft and future leasing of the aircraft.

On September 17, 2013, the Company received a notice (“Notice”) from the lenders reserving their rights in respect of amounts due under a loan agreement for one aircraft. The maturity date of the loan was September 16, 2013, with a principal balance at maturity of $18.5 million. The Notice purports to reserve the rights of the lenders in respect of their potential remedies under the facility but does not take any other immediate action in respect of the loan or the BOS Facility. The Company is engaged in on-going discussions with the lenders with respect to a potential restructuring and extension of the BOS Facility.

Term Loan

	Balance as of
	September 30, 2013	December 31, 2012
	(in thousands)
Outstanding principal balance	$375,250	$390,062
Unamortized debt discount	(10,098)	(12,416)
Term Loan balance, net	$365,152	$377,646

On August 9, 2012, the Company, through a wholly-owned subsidiary, entered into a $395.0 million senior secured term loan that matures in 2018 (the “Term Loan”) with a consortium of lenders. The Term Loan was originally issued at an offering price of 96% of par value, or a discount of $15.8 million, bearing interest at one month LIBOR plus a margin of 5.50%, with a LIBOR floor of 1.25%. The Term Loan was originally secured by 23 aircraft.

On December 18, 2012, the Company re-priced the Term Loan to reduce the interest rate margin from 5.50% to 4.50%. In conjunction with the re-pricing, the Company paid the lenders a prepayment penalty of 1.00% of the outstanding principal amount which totaled $3.9 million.

On May 21, 2013, the Company completed a second re-pricing of the Term Loan to further reduce the interest rate margin to 3.50% and the LIBOR floor was reduced by 0.25% to 1.00%. In conjunction with this re-pricing, the Company paid the lenders a prepayment penalty of 1.00% of the outstanding principal amount which totaled $3.8 million.

The Term Loan requires quarterly principal payments of 1.25% of the original loan amount. The Company made a principal payment of $14.8 million during the nine month period ended September 30, 2013. In addition, the aggregate principal amount outstanding as measured on a quarterly basis must not exceed 67.5% of the lower of the mean or median of half-life adjusted base value of the financed aircraft as determined by three independent appraisers (“LTV Maintenance Test”). The Company is required to seek new appraisals semi-annually. As of September 30, 2013, there was no breach of the LTV Maintenance Test.

Until May 2014, the Term Loan can be prepaid in part or in whole for an amount equal to 101% of the outstanding principal amount being repaid. Thereafter, the Term Loan can be prepaid in part or in whole for an amount equal to 100% of the outstanding principal amount being repaid.

Borrowings under the Term Loan are secured by the Company’s equity interests in the aircraft owning and leasing subsidiaries, the aircraft and related leases and other deposits. The loan is fully guaranteed by the Company on a recourse basis. The Term Loan contains certain concentration limits with respect to types of aircraft which can be financed by the Term Loan, as well as geographic and single lessee concentration limits. These concentration limits apply upon the sale, removal or substitution of an aircraft.

There are no financial covenants in the Term Loan. However, the subsidiaries are subject to certain operating covenants relating to the maintenance, registration and insurance of the aircraft owned by them. The Term Loan also contains certain conditions and constraints which relate to the servicing and management of the financed aircraft, including covenants relating to the disposition and leasing of aircraft. The Company may substitute an aircraft with an appraised value equal to or greater than the subject aircraft provided certain other conditions, including the LTV Maintenance Test and concentration criteria, are met under the Term Loan.

During the first quarter of 2013, the Company sold one aircraft financed through the Term Loan. During the third quarter of 2013, the Company purchased one Boeing 737-800 aircraft using a combination of unrestricted cash and proceeds from the sale of the aircraft previously financed under this facility. The acquired aircraft replaced the aircraft that was sold as collateral under this facility. As of September 30, 2013, 23 aircraft were financed under the Term Loan.

As of September 30, 2013, there was no default under the Term Loan.

Fly Acquisition II Facility

	Balance as of
	September 30, 2013	December 31, 2012
	(in thousands)
Outstanding principal balance	$160,485	$—

On November 7, 2012, the Company, through a wholly-owned subsidiary entered into a senior secured revolving credit facility with a consortium of lenders (“Fly Acquisition II Facility”) providing loans in an aggregate amount of up to $250.0 million for an availability period of two years followed by a three year term, with an original maturity date of November 7, 2017.

On July 3, 2013, the Company increased total commitments under the Fly Acquisition II Facility up to $450.0 million. The availability period was extended to July 3, 2015. The availability period will be followed by a three-year term period, with a final maturity date of July 3, 2018. The Company pays a commitment fee of 0.75% per annum on a monthly basis to each lender on the undrawn amount of their commitment which accrues during the availability period. The applicable margin has been reduced by 0.50% to 3.25% during the availability period, stepping up to 3.75%, 4.25% and 4.75% in each subsequent year during the term period.

During the nine month period ended September 30, 2013, the Company purchased five Boeing 737-800 aircraft manufactured in 2013 using a combination of unrestricted cash and $161.6 million drawn under the Fly Acquisition II Facility. In addition, the Company refinanced two aircraft originally financed under the BOS Facility using a combination of unrestricted cash and $44.4 million drawn under the Fly Acquisition II Facility during the first quarter of 2013. During the third quarter of 2013, these two aircraft were refinanced out of this facility, resulting in repayments of $43.8 million. At September 30, 2013, five aircraft were financed through this facility.

In October 2013, the Company purchased one Boeing 737-800 aircraft manufactured in 2013. To finance the acquisition, the Company used a combination of unrestricted cash and $34.0 million drawn under the Fly Acquisition II Facility.

The borrowing base for each aircraft in the portfolio is equal to 72.5% of the lower of the (x) purchase price depreciated on a straight line basis assuming a 25-year useful life of the aircraft and (y) the lower of the current market value or base value appraisal. The outstanding aggregate amount of loans under the facility cannot exceed the sum of (x) the aggregate borrowing base of all aircraft and (y) if there is an event of default in respect of the borrowing base or if certain concentration criteria are not met at the end of the availability period, then 50% of maintenance reserves paid with respect to the aircraft and pledged to the lenders. Aircraft financed under the Fly Acquisition II Facility may not be more than eight years of age at the time of such funding.

During the availability period, the Company is required to make monthly principal payments equal to the aggregate outstanding principal amount of the loans less 72.5% of the aggregate purchase price of the aircraft depreciated on a straight line basis assuming a 25-year useful life of the aircraft.

The Company may make voluntary prepayments under the Fly Acquisition II Facility. In addition, the Company is required to make partial prepayments with any proceeds from the sale of aircraft and all insurance and other proceeds received with respect to any event of total loss of an aircraft.

Borrowings are secured by the beneficial interests in the aircraft owning and leasing subsidiaries, the aircraft and related leases, certain cash collateral and other deposits. In addition, the Company is required to maintain cash collateral equal to 2% of the aggregate outstanding principal balance of the loans. If there is an event of default in respect of the borrowing base or if certain concentration criteria are not met at the end of the availability period, then all of the maintenance reserves to be paid in respect of the financed aircraft following the occurrence of such event will be pledged to the lenders. Upon the occurrence of an event of default in respect of the borrowing base, the Company will also be required to pledge to the lenders all maintenance reserves deemed to have been received in respect of the financed aircraft prior to such event of default.

The Company is subject to certain operating covenants relating to the maintenance, registration and insurance of the acquired aircraft as well as the servicing and management of such aircraft, including maintaining certain lease concentration limits and the disposition of aircraft.

As of September 30, 2013, there was no default under the Fly Acquisition II Facility.

Other Aircraft Secured Borrowings

In addition to the debt financings described above, the Company has entered into and may periodically enter into additional borrowings to finance the acquisition of aircraft. These borrowings are usually structured as individual loans that are secured by pledges of the Company’s rights, title and interest in the financed aircraft and related leases. The maturity date on each loan generally matches the corresponding lease expiration date. The Company makes scheduled monthly payments of principal and interest on each loan in accordance with a fixed amortization schedule. The Company made principal payments totaling $19.2 million and $15.1 million during the nine month periods ended September 30, 2013 and 2012, respectively.

These loans contain customary covenants relating to the maintenance, registration and insurance of the financed aircraft, as well as restrictions on the Company’s activities, including investments and other activities of the borrowers and restrictions on the granting of liens or other security interests in the aircraft. These loans also contain certain conditions and restrictions which relate to the servicing and management of the financed aircraft, including covenants relating to the disposition of aircraft and re-leasing of the aircraft. None of these loans include any financial covenants. The Company was not in default under any of these debt financings at September 30, 2013.

In July 2013, the Company acquired a Boeing 777-300ER aircraft with proceeds from secured, recourse debt financing.

As of September 30, 2013, other aircraft secured debt borrowings include: (i) two loans financing three aircraft that were assumed with the acquisition of the GAAM Portfolio, (ii) three loans that were arranged in connection with the re-lease of aircraft and (iii) twelve loans that were arranged in connection with the purchase of additional aircraft. In connection with the sale of six aircraft during the first quarter of 2013, the buyer assumed the obligations under the GAAM Facility No. 1.

As of September 30, 2013 and December 31, 2012, interest accrued on these loans totaled $1.3 million and $1.0 million, respectively.

The following table contains a summary of the key terms related to these other aircraft secured debt borrowings:

	Number of Aircraft Financed	Principal Balance Outstanding as of		Weighted Average Interest Rates (1)	Maturity Date
		September 30, 2013	December 31, 2012
	(in thousands)
GAAM Facility No. 1 (2)	—	$—	$42,090	—	—
GAAM Facility No. 2	2	29,744	31,630	6.30%	August 2014 – December 2015
GAAM Notes Payable (3)	4	61,215	65,298	4.61%	December 2015 – January 2018
Aircraft Notes Payable (4)	12	313,352	141,357	5.83%	December 2013 – July 2025
Total outstanding principal balance		$404,311	$280,375
Unamortized debt discount (2) (3)		(664)	(4,232)
Other aircraft secured borrowings balance, net		$403,647	$276,143

(1)	Represents the contractual interest rates.
(2)	In connection with the sale of the six aircraft financed by this facility in March 2013, the buyer assumed the debt facility which had an outstanding balance of $38.5 million, net of unamortized discount of $2.9 million. As of December 31, 2012, the unamortized discount associated with this facility totaled $3.2 million.
(3)	Includes four loans financing four aircraft. As of September 30, 2013 and December 31, 2012, the unamortized discount associated with one of the GAAM Notes Payable totaled $0.7 million and $1.0 million, respectively.
(4)	Includes twelve loans arranged in connection with the purchase of aircraft.

Other Secured Borrowing

The Company had an $85.0 million credit facility agreement with an international commercial bank. The outstanding principal balance of $34.5 million was fully repaid during the first quarter of 2012.

6. DERIVATIVES

Derivatives are used by the Company to manage its exposure to identified risks, such as interest rate and foreign currency exchange fluctuations. The Company uses interest rate swap contracts to hedge variable interest payments due on loans associated with aircraft with fixed rate rentals. The swap contracts allow the Company to pay fixed interest rates and receive variable interest rates with the swap counterparty based on the one-month LIBOR on the notional amounts over the life of the contracts. The notional amounts decrease over time. As of September 30, 2013 and December 31, 2012, the Company had interest rate swap contracts with notional amounts aggregating $1.5 billion and $933.3 million, respectively. Six of the interest rate swap contracts were assumed in connection with the acquisition of the GAAM Portfolio. The unrealized fair market value gain on the interest rate swap contracts, reflected as derivative assets, was $4.9 million September 30, 2013. The unrealized fair market value loss on the interest rate swap contracts, reflected as derivative liabilities, was $30.4 million and $47.5 million as of September 30, 2013 and December 31, 2012, respectively.

To mitigate its exposure to foreign currency exchange fluctuations, the Company enters into cross currency coupon swap contracts in conjunction with leases in which a portion or all of the lease rentals are denominated in a currency other than U.S. dollars (“USD”). Pursuant to such cross currency swaps, the Company receives USD based on a fixed conversion rate through the maturity date of the respective swap contract. As of September 30, 2013 and December 31, 2012, the Company had one and four cross currency swap contracts that were assumed in connection with the acquisition of the GAAM Portfolio, respectively. The unrealized fair market value gain on the Euro cross currency swap contracts, reflected as a derivative asset, was $0.3 million as of December 31, 2012. The unrealized fair market value loss on the Australian dollar (“AUD”) cross currency swap contracts, reflected as derivative liabilities, was $0.2 million and $1.4 million as of September 30, 2013 and December 31, 2012, respectively.

The Company determines the fair value of derivative instruments using a discounted cash flow model. The model incorporates an assessment of the risk of non-performance by the swap counterparty in valuing derivative assets and an evaluation of the Company’s credit risk in valuing derivative liabilities.

The Company considers in its assessment of non-performance risk, if applicable, netting arrangements under master netting agreements, any collateral requirement, and the derivative payment priority in the Company’s debt agreements. The valuation model uses various inputs including contractual terms, interest rate curves, credit spreads and measures of volatility.

Designated Derivatives

The Company’s interest rate derivatives have been designated as cash flow hedges. The effective portion of changes in fair value of these derivatives are recorded as a component of accumulated other comprehensive income, net of a provision for income taxes. Changes in the fair value of these derivatives are subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. For the three and nine month periods ended September 30, 2013, the Company recorded a net unrealized loss of $4.7 million and a net unrealized gain of $14.6 million, after the applicable net tax benefit of $0.4 million and net tax expense of $3.2 million, respectively. For the three and nine month periods ended September 30, 2012, the Company recorded a net unrealized loss of $2.3 million and a net unrealized gain of $4.1 million, after the applicable net tax benefit of $0.2 million and net tax expense of $0.7 million, respectively.

As of September 30, 2013, the Company had the following designated derivative instruments classified as derivative assets on the balance sheet (dollar amounts in thousands):

Type	Quantity	Maturity Dates	Hedge Interest Rates		Swap Contract Notional Amount	Fair Market Value of Derivative Asset	Credit Risk Adjustment	Adjusted Fair Market Value of Derivative Asset	Deferred Tax Expense	Gain Recognized in Accumulated Comprehensive Loss	Loss Recognized into Earnings
Interest rate swap contracts	26	10/15/2017 - 11/14/2018	0.89- 1.83%	%	$413,561	$5,166	$(121)	$5,045	$(658)	$4,387	$—
Accrued interest					—	(143)	—	(143)	—	—	—
Total – designated derivative assets	26				$413,561	$5,023	$(122)	$4,902	$(658)	$4,387	$—

As of September 30, 2013, the Company had the following designated derivative instruments classified as derivative liabilities on the balance sheet (dollar amounts in thousands):

Type	Quantity	Maturity Dates	Hedge Interest Rates		Swap Contract Notional Amount	Fair Market Value of Derivative Liability	Credit Risk Adjustment	Adjusted Fair Market Value of Derivative Liability	Deferred Tax Benefit	Loss Recognized in Accumulated Comprehensive Loss	Gain Recognized into Earnings
Interest rate swap contracts	12	1/14/2015 - 9/27/2025	1.00 - 6.22%	%	$701,533	$(30,848)	$1,257	$(29,591)	$3,659	$(25,614)	$59
Accrued interest					—	(803)	—	(803)	—	—	—
Total – designated derivative liabilities	12				$701,533	$(31,651)	$1,257	$(30,394)	$3,659	$(25,614)	$59

During the first quarter of 2013, the Company entered into an interest rate cap agreement which expires on August 11, 2014. The agreement limits the maximum LIBOR exposure on certain loan advances with an aggregate notional balance of $356.5 million to 1.25%. The Company paid a fee of $0.1 million which will be amortized over the term of the agreement. As of September 30, 2013, the designated derivative instrument, classified as a derivative asset, had an insignificant fair market value.

Undesignated Derivatives

Cross currency swap contracts assumed in connection with the acquisition of the GAAM Portfolio have historically qualified for hedge accounting treatment. However, due to foreign currency exchange rates of the underlying contracts being different from market rates at the acquisition date, these contracts no longer qualified for hedge accounting treatment and were de-designated. Changes in the fair value of these derivatives are recorded directly into income.

As of September 30, 2013, the Company had the following undesignated derivative liability (dollar amounts in thousands):

Type	Quantity	Maturity Dates	Hedge Interest Rates	Contracted Fixed Conversion Rate to U.S. Dollar	Swap Contract Notional Amount	Fair Market Value of Derivative Liability	Credit Risk Adjustment	Adjusted Fair Market Value of Derivative Liability	Gain Recognized into Earnings
Cross currency swap contracts	1	01/23/2014	—	1AUD to $ 0.7803	$370	$(256)	$1	$(255)	$1,178
Total – undesignated derivative liabilities	1				$370	$(256)	$1	$(255)	$1,178

Terminated Derivatives

In 2010 and 2011, the Company terminated two interest rate swap contracts and received settlement proceeds totaling $2.1 million which are being amortized as a reduction to interest expense over the original term of the contracts.

In connection with the sale of six aircraft by the Company during the first quarter of 2013, the buyer assumed the underlying debt financing and derivative contracts associated with the aircraft. As of the disposal date, the derivative contracts were classified as derivative liabilities and had a negative fair market value of $5.0 million.

In connection with three cross currency and one interest rate swap contracts that expired or terminated, the Company recognized net fair value losses totaling $0.2 million during the nine month period ended September 30, 2013.

In connection with the final repayment of the B&B Air Acquisition Facility, the Company terminated eleven swaps associated with the facility and recognized a loss of $32.3 million during the three month period ended September 30, 2012.

7. SHARE-BASED COMPENSATION

On April 29, 2010, the Company adopted the 2010 Omnibus Incentive Plan (“2010 Plan”) and reserved 1,500,000 shares for issuance under the 2010 Plan. The 2010 Plan permits the grant of (i) SARs; (ii) RSUs;
(iii) nonqualified stock options; and (iv) other stock-based awards. As of September 30, 2013 and December 31, 2012, the Company had made grants aggregating 1,500,000 shares under the 2010 Plan, respectively.

A summary of the Company’s SAR activity for the nine month period ended September 30, 2013 is presented below:

	Number of shares	Weighted average exercise price
Outstanding at December 31, 2012	892,004	$12.74
SARs granted	—	—
SARs exercised	(3,370)	$12.42
SARs canceled or forfeited	—	—
Outstanding at September 30, 2013	888,634	$12.74
Exercisable at September 30, 2013	650,116	$12.72

A summary of the Company’s RSU activity for the nine month period ended September 30, 2013 is presented below:

	Number of shares	Weighted average grant date fair value
Outstanding and unvested at December 31, 2012	284,014	$12.88
RSUs granted	—	—
RSUs vested	(122,534)	12.98
RSUs canceled or forfeited	—	—
Outstanding and unvested at September 30, 2013	161,480	$12.81

At September 30, 2013 and December 31, 2012, unvested RSUs and SARs had a weighted average remaining vesting term of nine months and 12 months, respectively.

Valuation Assumptions

The Company uses the Black-Scholes option pricing model to determine the fair value of SARs. The fair value of SARs expected to vest is estimated on the date of grant, or if applicable, on the measurement date using the following assumptions:

	Three months ended September 30, 2013	Three months ended September 30, 2012	Nine months ended September 30, 2013	Nine months ended September 30, 2012
Risk-free interest rate	0.90% – 2.36%	0.90% – 2.73%	0.90% – 2.36%	0.90% – 2.73%
Volatility	52% – 63%	55% – 70%	52% – 63%	55% – 70%
Expected life	6 – 9 years	6 – 10 years	6 – 9 years	6 – 10 years

Share-based compensation expense related to SARs and RSUs is recorded as a component of selling, general and administrative expenses, and totaled ($0.2) million and $2.3 million for the three and nine month periods ended September 30, 2013, respectively. Share-based compensation expense totaled $1.5 million and $3.1 million for the three and nine month periods ended September 30, 2012, respectively. Unamortized share-based compensation expense totaled $1.1 million and $2.6 million at September 30, 2013 and December 31, 2012, respectively.

8. INCOME TAXES

Fly is a tax resident of Ireland and has wholly-owned subsidiaries in Ireland, France, Luxembourg, Australia, Singapore and Labuan that are tax residents in those jurisdictions. In general, Irish resident companies pay corporation tax at the rate of 12.5% on trading income and 25.0% on non-trading income. In calculating net trading income, Fly and its Irish tax resident subsidiaries are entitled to a deduction for trading expenses and tax depreciation on their aircraft. In addition, repatriated earnings and any undistributed earnings from the Company’s Cayman and Australian subsidiaries will be taxed at 25.0% and 12.5% tax rates, respectively. Fly’s French resident subsidiaries pay a corporation tax of 33.33%, Fly’s Luxembourg resident subsidiary pays a corporation tax of 28.8% and Fly’s Australian resident subsidiaries pay a corporation tax of 30.0%.

The Company’s tax provision for the nine month period ended September 30, 2012 also included U.S. federal and state taxes on its share of BBAM LP’s taxable income sourced in the U.S. BBAM LP operates in jurisdictions in which it, rather than its partners, is responsible for the taxes levied. These taxes were included in BBAM LP’s results and were reflected in the Company’s equity earnings from BBAM LP.

Income tax expense by jurisdiction is shown below:

	Three months ended September 30, 2013	Three months ended September 30, 2012	Nine months ended September 30, 2013	Nine months ended September 30, 2012
	(Dollars in thousands)
Current tax expense:
Ireland	$(230)	$32	$513	$98
France	9	(31)	12	12
Luxembourg	46	17	128	17
United States	(1,131)	800	(1,131)	1,678
Current tax expense — total	(1,306)	818	(478)	1,805
Deferred tax expense:
Ireland	1,857	(3,842)	6,092	636
France	26	(8)	(11)	(6)
Australia	238	977	965	2,396
United States	—	62	—	123
Deferred tax expense — total	2,121	(2,811)	7,046	3,149
Provision for income taxes	$815	$(1,993)	$6,568	$4,954

In the three and nine month periods ended September 30, 2013, the Company recognized a tax benefit of $1.1 million related to U.S. Federal and State taxes resulting from the re-allocation of BBAM LP’s U.S. sourced income amongst its partners. Although under current tax rules in Ireland, the Company is allowed to carry forward its net operating losses for an indefinite period to offset any future income, it has recorded a valuation allowance of $2.1 million for the three and nine month periods ended September 30, 2013.

The Company had no unrecognized tax benefits as of September 30, 2013 and December 31, 2012. The principal components of the Company’s net deferred tax asset (liability) were as follows:

	September 30, 2013	December 31, 2012
	(Dollars in thousands)
Deferred tax asset:
Net operating loss carry forwards	$184,636	$165,397
Deductible intra-group interest	9,917	8,663
Net unrealized losses on derivative instruments	2,921	6,928
Basis difference on acquisition of GAAM Australian assets	14,409	16,493
Other	212	61
Valuation allowance	(24,597)	(24,588)
Total deferred tax asset	187,498	172,954
Deferred tax liability:
Excess of tax depreciation over book depreciation	(162,644)	(137,509)
Book/tax differences identified in connection with GAAM Portfolio acquisition:
Debt	(2,305)	(4,324)
Security deposits and maintenance reserve liability	(401)	(551)
Lease premiums, net	(149)	(307)
Net earnings of non-European Union member subsidiaries	(20,404)	(20,813)
Total deferred tax liability	(185,903)	(163,504)
Deferred tax asset, net	$1,595	$9,450

The Company had recorded valuation allowances against a deferred tax asset in connection with the acquisition of GAAM’s Australian assets. In connection with the sale of aircraft owned by a wholly-owned Australian subsidiary, the Company generated capital gains and has determined it can now utilize a portion of the deferred tax asset.

The Company records valuation allowances to reduce deferred tax assets to the extent it believes it is more likely than not that a portion of such assets will not be realized. In making such determinations, the Company considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and its ability to carry back losses to prior years. The Company is required to make assumptions and judgments about potential outcomes that may be outside its control. Critical factors include the projection, source, and character of future taxable income. Although realization is not assured, the Company believes it is more likely than not that deferred tax assets, net of valuation allowance, will be realized. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced or current tax planning strategies are not implemented. At September 30, 2013 and December 31, 2012, the Company had a valuation allowance of $24.6 million, respectively.

9. SHAREHOLDERS’ EQUITY

The Company had a $25.0 million share repurchase program which expired in May 2013. On May 1, 2013, the Company’s Board of Directors approved a new $30.0 million share repurchase program expiring in May 2014. Under this program, the Company may make share repurchases from time to time in the open market or in privately negotiated transactions. The timing of the repurchases under this program will depend upon a variety of factors, including market conditions, and the program may be suspended or discontinued at any time.

No shares were repurchased during the nine month periods ended September 30, 2013 and 2012. During the nine month period ended September 30, 2013, the Company issued 123,177 shares in connection with RSUs that vested and SARs that were exercised.

In July 2013, the Company sold 13,142,856 common shares in the form of ADSs at a price of $14.00 per ADS in an underwritten public offering generating net proceeds of approximately $172.6 million. As of September 30, 2013, there were 41,306,338 shares outstanding.

10. EARNINGS PER SHARE

SARs and RSUs granted by the Company that contain non-forfeitable rights to receive dividend equivalents are deemed participating securities. Net income available to common shareholders is determined by reducing the Company’s net income for the period by dividend equivalents paid on vested SARs and RSUs during the period.

Basic earnings per share is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated by dividing net income available to common shareholders by the sum of the weighted average number of common shares outstanding and the potential number of dilutive common shares outstanding during the period, excluding the effect of any anti-dilutive securities. The Company had no anti-dilutive SARs during the nine month period ended September 30, 2013. As of September 30, 2012, 232,821 SARs were excluded from the calculation of dilutive earnings per share as they were anti-dilutive.

The following table sets forth the calculation of basic and diluted earnings per share:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(Dollars in thousands, except share and per share data)
Numerator
Net income (loss)	$304	$(29,439)	$39,064	$16,677
Less: Dividend equivalents paid on vested RSUs and SARs	(151)	(78)	(806)	(357)
Net income (loss) available to common shareholders	$153	$(29,517)	$38,258	$16,320
Denominator
Weighted average shares outstanding-Basic	38,797,022	25,769,115	31,711,440	25,750,811
Dilutive common equivalent shares:
RSUs	120,568	—	98,178	160,042
SARs	4,372	—	11,500	4,257
Weighted average shares outstanding-Diluted	38,921,962	25,769,115	31,821,118	25,915,110
Earnings (loss) per share:
Basic	$0.00	$(1.15)	$1.21	$0.63
Diluted	$0.00	$(1.15)	$1.20	$0.63

11. COMMITMENTS AND CONTINGENCIES

From time to time, the Company contracts with third-party service providers to perform maintenance or overhaul activities on its off-lease aircraft.

12. RELATED PARTY TRANSACTIONS

Fly has no employees and has outsourced the daily operations of the Company by entering into management, servicing and administrative agreements (the “Agreements”) with BBAM. Services to be rendered under these agreements include acquiring and disposing of aircraft; marketing of aircraft for lease and re-lease; collecting rent and other payments from the lessees; monitoring maintenance, insurance and other obligations under the leases; enforcing the Company’s rights under the lease terms; and maintaining the books and records of the Company and its subsidiaries. The Manager manages the Company under the direction of its chief executive officer and chief financial officer. Pursuant to the terms of the Agreements, certain fees and expenses that may be payable to the Manager may be reduced for any like payments made to other BBAM affiliates.

BBAM received base and rent fees pursuant to the Agreements in amounts totaling $3.1 million and $3.2 million for the three month periods ended September 30, 2013 and 2012, respectively. For the nine month periods ended September 30, 2013 and 2012, base and rent fees incurred totaled $8.8 million and $9.5 million, respectively. BBAM also received administrative fees from aircraft owning subsidiaries of the Company totaling $0.4 million and $0.5 million for the three month periods ended September 30, 2013 and 2012, respectively. For the nine month periods ended September 30, 2013 and 2012, BBAM received administrative fees of $1.4 million and $1.3 million, respectively.

For the three and nine month periods ended September 30, 2013, the Company incurred $4.4 million and $6.4 million of origination fees for newly acquired aircraft, respectively. For the three and nine month periods ended September 30, 2012, the Company incurred $0.5 million and $0.9 million, respectively, of origination fees in connection with the acquisition of aircraft during the respective periods. For the three and nine month periods ended September 30, 2013, fees of $0.4 million and $2.0 million were incurred for disposed aircraft, respectively. For the three and nine month periods ended September 30, 2012, fees of $0.7 million were incurred for disposed aircraft.

The Company makes quarterly payments to the Manager as compensation for providing the chief executive officer, the chief financial officer and other personnel, and for certain corporate overhead costs related to Fly (“Management Expenses”), subject to adjustments tied to the Consumer Price Index. The amount is also subject to adjustment by notice from the Manager and the approval of the independent members of the Company’s board of directors. For the three month periods ended September 30, 2013 and 2012, the Company incurred $2.6 million of Management Expenses for each period. For the nine month periods ended September 30, 2013 and 2012, the Company incurred $7.8 million and $7.7 million of Management Expenses, respectively.

In connection with the Term Loan, the Company also paid to the Manager a one-time origination fee of $0.6 million during the nine month period ended September 30, 2012.

At September 30, 2013 and December 31, 2012, the Manager incurred reimbursable expenses totaling $0.3 million and $0.5 million, respectively, in connection with the performance of its services, which are payable by the Company.

In connection with the Company’s underwritten public offering in July 2013, the Company sold 142,857 common shares in the form of ADSs to certain officers and directors of Fly and BBAM LP at a price of $14.00 per ADS, generating proceeds of $2.0 million.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

Assets and liabilities recorded at fair value on a recurring basis in the consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. The hierarchy levels established by FASB give the highest priority to quoted prices in active markets and the lowest priority to unobservable data. Fair value measurements are disclosed by level within the following fair value hierarchy:

Level 1 — Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, derivative instruments, accounts payable and secured borrowings. Fair value is defined as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing and able parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor.

The fair value of the Company’s cash and cash equivalents, restricted cash and cash equivalents, accounts receivable, and accounts payable approximate their carrying value. (The fair values of cash, restricted cash and cash equivalents are a Level 1 hierarchy. The fair values of accounts receivable and accounts payable are Level 2 hierarchy.) Where available, the fair value of the Company’s notes payable and debt facilities are based on observable market prices or parameters or derived from such prices or parameters (Level 2). Where observable prices or inputs are not available, valuation models are applied, using the net present value of cash flow streams over the term using estimated market rates for similar instruments and remaining terms (Level 3). These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on the price transparency for the instruments or market and the instruments’ complexity. The Company determines the fair value of its derivative instruments using a discounted cash flow model which incorporates an assessment of the risk of non-performance by the swap counterparty and an evaluation of Fly’s credit risk in valuing derivative liabilities. The valuation model uses various inputs including contractual terms, interest rate curves, credit spreads and measures of volatility.

The Company also measures the fair value for certain assets and liabilities on a non-recurring basis, when GAAP requires the application of fair value, including events or changes in circumstances that indicate that the carrying amounts of assets may not be recoverable. Assets subject to these measurements include Fly’s investments in unconsolidated affiliates and flight equipment held for operating leases. Fly accounts for its investments in unconsolidated affiliates under the equity method and records impairment when its fair value is less than its carrying value (Level 3). For the three and nine month periods ended September 30, 2013 and 2012, no impairment was recorded by the Company in regards its investments in unconsolidated affiliates.

The Company records flight equipment at fair value when the carrying value may not be recoverable. Such fair value measurements are based on management’s best estimates and judgment, and uses Level 3 inputs which include assumptions as to future cash proceeds from the leasing and eventual disposition of the aircraft. For the three and nine month periods ended September 30, 2013 and 2012, no impairment was recorded by the Company with respect to its flight equipment held for operating lease.

The carrying amounts and fair values of the Company’s financial instruments are as follows:

	September 30, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in thousands)
Notes payable	$592,168	$540,373	$639,281	$587,795
Nord LB Facility	448,689	448,689	490,717	490,717
BOS Facility	205,857	179,877	268,625	266,794
Term Loan	365,152	379,003	377,646	397,864
Fly Acquisition II Facility	160,485	160,485	—	—
Other aircraft secured debt	403,647	403,647	276,143	275,122
Derivative asset	4,902	4,902	319	319
Derivative liabilities	30,649	30,649	48,967	48,967

As of September 30, 2013 and December 31, 2012, the categorized asset and liabilities measured at fair value on a recurring basis, based upon the lowest level of significant inputs to the valuations are as follows:

	Level 1	Level 2	Level 3	Total
	(Dollars in thousands)
September 30, 2013:
Derivative asset	—	$4,902	—	$4,902
Derivative liabilities	—	30,649	—	30,649
December 31, 2012:
Derivative asset	—	$319	—	$319
Derivative liabilities	—	48,967	—	48,967

14. SUBSEQUENT EVENTS

In October 2013, the Company purchased one Boeing 737-800 aircraft manufactured in 2013. To finance the acquisition, the Company used a combination of unrestricted cash and $34.0 million drawn under the Fly Acquisition II Facility. In addition, the Company purchased a new Boeing 787-8 aircraft with secured, non-recourse debt financing and unrestricted cash.

On October 14, 2013, the Company declared a dividend of $0.22 per share or approximately $9.1 million, payable on November 19, 2013 to shareholders of record at October 30, 2013. The board of directors of the Company approved an increase in the Company’s dividend to $0.25 per share starting with the dividend to be declared in respect of the fourth quarter of 2013.

$500,000,000

Fly Leasing Limited

COMMON SHARES
PREFERENCE SHARES
DEBT SECURITIES
WARRANTS
SUBSCRIPTION RIGHTS
UNITS

We may from time to time offer to sell our common shares, preference shares, debt securities, warrants or subscription rights, as well as units that include any of these securities. The debt securities may consist of debentures, notes or other types of debt. Our common shares, in the form of American Depositary Shares, are listed on the New York Stock Exchange and under the ticker symbol “FLY.” The debt securities, preference shares, warrants, rights and units may be convertible or exercisable for common shares or preference shares or other securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 6 of our annual report on Form 20-F for the year ended December 31, 2011, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 7, 2013.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our ADSs and other securities to and between persons resident and non-resident of Bermuda for exchange control purposes provided our ADSs remain listed on an appointed stock exchange, which includes the NYSE. This prospectus and any applicable prospectus supplement will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, up to a maximum aggregate offering price of $500,000,000.

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement or other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize be provided to you. We have not authorized any other person to provide you with different information or additional information. If anyone provides you with different, inconsistent or additional information, you should not rely on it. We are not making offers to sell or solicitations to buy the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

This prospectus and any accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

ii

SUMMARY

You should carefully read this entire prospectus and any applicable prospectus supplement, including each of the documents incorporated herein and therein by reference, before making an investment decision. Unless the context requires otherwise, when used in this prospectus, (1) the terms “Fly,” “Company,” “we,” “us” and “our” refer to Fly Leasing Limited and its subsidiaries and (2) all references to our shares refer to our common shares held in the form of American Depositary Shares (“ADSs”).

Fly Leasing Limited is a global lessor of modern, in-demand, fuel-efficient commercial jet aircraft. We are principally engaged in purchasing commercial aircraft which we lease under multi-year contracts to a diverse group of airlines around the world. As of December 31, 2012, we owned a portfolio of 109 aircraft.

Our principal executive offices are located at West Pier, Dun Laoghaire, County Dublin, Ireland. Our telephone number at that address is +353-1-231-1900, and our web address is www.flyleasing.com. Information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus or any prospectus supplement and does not constitute part of this prospectus or any prospectus supplement.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F and the other information contained in this prospectus or any applicable prospectus supplement, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, before buying our securities. For more information see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “will,” “foresee” and similar expressions to identify these forward-looking statements. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Factors that might cause actual results to differ include, but are not limited to, those discussed in our most recent Annual Report on Form 20-F, which is incorporated by reference herein. Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements. You are advised, however, to consult any additional disclosures we have made or will make in our reports to the SEC on Forms 20-F and 6-K. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. We may have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated:

For the period from May 3, 2007 (incorporation date) to December 31, 2007	For the year ended December 31,				For the nine months ended September 30, 2012
	2008	2009	2010	2011
1.23:1	1.67:1	2.40:1	1.80:1	1.06:1	1.19:1

Fixed charges consist of interest on all indebtedness and amortized discounts and loan issuance costs related to indebtedness. Earnings available to cover fixed charges consist of net income before provision for income taxes plus fixed charges.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital reflects our memorandum of association and our bye-laws. Holders of ADSs will be able to exercise their rights with respect to the common shares underlying the ADSs only in accordance with the terms of the deposit agreement. See “Description of American Depositary Shares” for more information.

Share Capital

Our authorized share capital consists of US$500,000 divided into 499,999,900 common shares and 100 manager shares par value US$0.001 each. Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. As of December 31, 2012, 28,040,305 common shares were outstanding, issued and fully paid.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares except as described herein.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to those preference shares. The effect of issuing preference shares could include one or more of the following:

•	restricting dividends in respect of our common shares;
•	diluting the voting power of our common shares or providing that holders of preference shares have the right to vote on matters as a class;
•	impairing the liquidation rights of our common shares; or
•	delaying or preventing a change of control of our company.

As of the date of this prospectus, there are no preference shares outstanding.

Manager Shares

Our manager, Fly Leasing Management Co. Limited, or the Manager, owns 100 manager shares that are entitled to director appointment rights and the right to vote on amendments to the provision of our bye-laws relating to termination of our management agreement with the Manager. Manager shares do not convert into common shares. Upon a termination of our management agreement, the manager shares will cease to have any appointment and voting rights and, to the extent permitted under Section 42 of Companies Act 1981 (Bermuda), or the Companies Act, will be automatically redeemed for their par value. Manager shares are not entitled to receive any dividends and, other than with respect to director appointment rights, holders of manager shares have no voting rights.

Dividend Rights

Pursuant to Bermuda law, we are restricted from declaring or paying a dividend if there are reasonable grounds for believing that (1) we are, or would after the payment be, unable to pay our liabilities as they become due, or (2) the realizable value of our assets would thereby be less than our liabilities.

There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (1) with the consent in writing of the holders of 50% of the issued shares of that class; or (2) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing two-thirds of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Election and Removal of Directors

Our bye-laws provide that our board shall consist of not less than two and not more than 15 directors as the board may from time to time determine. Our board of directors currently consists of eight directors, each of whom serves a term commencing on their election or appointment and continuing until the next annual general meeting or until their successors are elected or appointed or their office is otherwise vacated. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are appointed by shareholders holding shares carrying a plurality of the votes cast on the resolution. Notwithstanding the foregoing, pursuant to our management agreement and our bye-laws, so long as the Manager holds any of our manager shares, our Manager has the right to appoint the whole number of directors on our board of directors that is nearest to but not more than 3/7th of the number of directors on our board of directors at the time. These directors are not required to stand for election by shareholders other than our Manager.

Any shareholder holding at least five percent of the Company’s common shares may propose for election as a director someone who is not an existing director or is not proposed by our board by giving notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made.

A director (other than a director appointed by the Manager pursuant to its appointment right described above) may be removed with or without cause by a resolution including the affirmative vote of shareholders holding shares carrying at least 80% of the votes of all shares then issued and entitled to vote on the resolution, provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. A director appointed by the Manager pursuant to its appointment right described above may be removed with or without cause by the Manager upon notice from the Manager.

Anti-Takeover Provisions

The following is a summary of certain provisions of our bye-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Pursuant to our bye-laws, our preference shares may be issued from time to time, and the board of directors is authorized to determine the rights, preferences, privileges, qualifications, limitations and restrictions. See “— Preference Shares.”

The authorized but unissued common shares and our preference shares will be available for future issuance by the board of directors, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preference shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, amalgamation or otherwise.

Our bye-laws provide that if a competitor of BBAM LP acquires beneficial ownership of 15% or more of our common shares, then we have the option, but not the obligation, within 90 days of the acquisition of such threshold beneficial ownership, to require that shareholder to tender for all of our remaining common shares, or to sell such number of common shares to us or to third parties at fair market value as would reduce its beneficial ownership to less than 15%. In addition, our bye-laws provide that the vote of each common share held by a competitor of BBAM LP that beneficially owns 15% or more, but less than 50%, of our common shares will be reduced to three-tenths of a vote per share on all matters upon which shareholders may vote.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that underlie the ADSs that are the subject of this offering to and between non-residents of Bermuda for exchange control purposes, provided our ADSs remain listed on an appointed stock exchange, which includes the NYSE. Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, the Bermuda Monetary Authority shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes may require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Differences in Corporate Law

You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us which differ in certain respects from provisions of the General Corporation Law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders or all aspects of Delaware law which may differ from Bermuda law.

Duties of Directors

Our bye-laws provide that our business is to be managed and conducted by our board of directors. At common law, members of the board of directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;
•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and
•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and
•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Directors and officers generally owe fiduciary duties to the company, and not to the company’s individual shareholders. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

Delaware law provides that a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule.” The business judgment rule is a presumption that in making a business decision, directors acted on an informed basis and that the action taken was in the best interests of the company and its shareholders, and accordingly, unless the presumption is rebutted, a board’s decision will be upheld unless there can be no rational business purpose for the action or the action constitutes corporate waste. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control or the approval of a transaction resulting in a sale of control of the corporation.

Interested Directors

Bermuda law and our bye-laws provide that if a director has an interest in a material transaction or proposed material transaction with us or any of our subsidiaries or has a material interest in any person that is a party to such a transaction, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting.

Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements

Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution shall constitute a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast except for the election of directors which requires only a plurality of the votes cast.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bye-laws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bye-laws, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends

Pursuant to Bermuda law, a company is restricted from declaring or paying a dividend if there are reasonable grounds for believing that: (1) the company is, or would after the payment be, unable to pay its liabilities as they become due or (2) that the realizable value of its assets would thereby be less than its liabilities. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. Issued share capital is the aggregate par value of the company’s issued and outstanding common shares.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy shareholders holding shares carrying more than 25% of the votes of all shares entitled to vote on the resolution. Any merger or amalgamation not approved by our board must be approved by shareholders holding shares carrying not less than 66% of the votes of all shares entitled to vote on the resolution.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers

An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

•	By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.
•	If the acquiring party is a company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.
•	Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Shareholders’ Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. The operation of this provision as a waiver of the right to sue for violations of federal securities laws may be unenforceable in U.S. courts.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. We also have entered into directors’ service agreements with our directors, pursuant to which we have agreed to indemnify them against any liability brought against them by reason of their service as directors, except in cases where such liability arises from fraud, dishonesty, bad faith, gross negligence, willful default or willful misfeasance. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records

Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.

The register of members of a company is also open to inspection by shareholders, and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals

Under Bermuda law, shareholders may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (1) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholders may properly move at the next annual general meeting; and/or (2) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (1) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (2) not less than 100 shareholders.

Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting although restrictions may be included in a Delaware company’s certificate of incorporation or bye-laws.

Calling of Special Shareholders’ Meetings

Under our bye-laws, a special general meeting may be called by the chairman of the board or the board of directors. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bye-laws to call a special meeting of shareholders.

Amendment of Organizational Documents

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then issued and outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of Bye-laws

Our bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders, adopted by the affirmative votes of at least a majority of all shares entitled to vote on the resolution. Our bye-laws provide that, notwithstanding the foregoing, at any time that the Manager holds any of our manager shares, rescission, alteration or amendment of the bye-law relating to our ability to terminate the Manager’s appointment under our management agreement also requires the approval of the holder of our manager shares.

Under Delaware law, unless the certificate of incorporation or bye-laws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bye-laws of a corporation. Those bye-laws dealing with the election of directors, classes of directors and the term of office of directors may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of shareholders carrying not less than 66% of all shares entitled to vote on the resolution.

Transfer Agent

Codan Services Limited, Hamilton, Bermuda, acts as the registrar and transfer agent for our common shares.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

All of our issued and outstanding common shares are held by the depositary, Deutsche Bank Trust Company Americas (the “Depositary”) in the form of ADSs. The Depositary is a state chartered New York banking corporation and a member of the United States Federal Reserve System, subject to regulation and supervision principally by the United States Federal Reserve Board and the New York State Banking Department. The Depositary was incorporated as a limited liability bank on March 5, 1903 in the State of New York. The registered office of the Depositary is located at 60 Wall Street, New York, NY 10005 and the registered number is BR1026. The principal executive office of the Depositary is located at 60 Wall Street, New York NY 10005.

Each ADS represents an ownership interest in one common share which we deposit with the custodian under the deposit agreement among ourselves, the Depositary, and ADS holders. Your ADSs are evidenced by what are known as American Depositary Receipts, or ADRs, in the same way a share is evidenced by a share certificate. Your rights as a holder of ADSs is governed by the deposit agreement and our bye-laws.

The following is a summary of the material terms of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed with the SEC as an exhibit to our registration statement on Form F-6, as filed with the SEC on September 21, 2007, as may be subsequently amended. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549, United States of America. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. Copies of the deposit agreement and the form of ADR are also available for inspection at the corporate trust office of the Depositary. The Depositary keeps books at its corporate trust office for the registration of ADRs and transfer of ADRs which, at all reasonable times, shall be open for inspection by ADS holders, provided that inspection shall not be for the purposes of communicating with ADS holders in the interest of a business or object other than our business or a matter related to the deposit agreement or the ADSs.

For a description of our bye-laws, see “Description of Share Capital.”

Holding the ADSs

Unless otherwise agreed among us and the Depositary in accordance with the terms of the deposit agreement, the ADSs are held electronically in book-entry form either directly (by having an ADR registered in your name) or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, you are not treated as one of our shareholders and you do not have shareholder rights. Bermuda law governs shareholder rights. The Depositary is the holder of the common shares underlying your ADSs. As a holder of ADRs, you have ADR holder rights. A deposit agreement among us, the Depositary and you, as an ADR holder, and the beneficial owners of ADRs sets out ADR holder rights, representations and warranties as well as the rights and obligations of the Depositary. New York law governs the deposit agreement and the ADRs.

Fees and Expenses

Except as described below, we pay all fees, charges and expenses of the Depositary and any agent of the Depositary pursuant to agreements from time to time between us and the Depositary, except that if you elect to withdraw the common shares underlying your ADRs from the Depositary you will be required to pay the Depositary a fee of up to US$5.00 per 100 ADSs surrendered or any portion thereof, together with expenses incurred by the Depositary and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, in connection with the withdrawal. We will not receive any portion of the fee payable to the Depositary upon a withdrawal of shares from the Depositary. The Depositary will not make any payments to us, and we will not receive any portion of any fees collected by the Depositary.

Except as specified above in connection with a cancellation of ADSs and withdrawal of common shares from the Depositary, we are required to pay any taxes and other governmental charges incurred by the Depositary or the custodian on any ADR or common share underlying an ADR, including any applicable interest and penalties thereon, any stock transfer or other taxes and other governmental charges in any applicable jurisdiction.

Dividends and Other Distributions

The Depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, less any fees described below under “— Withholding Taxes, Duties and Other Governmental Charges.” You will receive these distributions in proportion to the number of common shares your ADSs represent as of the record date set by the Depositary with respect to the ADSs.

•	Withholding Taxes, Duties and Other Governmental Charges. Before making a distribution, the Depositary will deduct any withholding taxes, duties or other governmental charges that must be paid. Dividends on our shares are subject to deduction of Irish withholding taxes, unless an exemption to withholding is available. U.S. holders of ADSs (including U.S. citizens or residents) are entitled to claim a refund of Irish withholding taxes on dividends. Unless a U.S. holder of ADSs otherwise specifies, a customary fee of $0.003 per ADS will be deducted from each dividend paid to such holder so that such dividend may be paid gross of Irish withholding taxes.
•	Shares. The Depositary may distribute additional ADSs representing any common shares we distribute as a dividend or free distribution to the extent permissible by law. If the Depositary does not distribute additional ADRs, the outstanding ADSs will also represent the new common shares.
•	Elective Distributions in Cash or Shares. If we offer holders of our common shares the option to receive dividends in either cash or common shares, the Depositary will, after consultation with us and to the extent permissible by law and reasonably practicable, offer holders of ADSs the option to receive dividends in either cash or ADSs to the extent permissible under applicable law and in accordance with the deposit agreement.
•	Rights to Receive Additional Shares. If we offer holders of our common shares any rights to subscribe for additional common shares or any other rights, the Depositary, after consultation with us and to the extent permissible by law and reasonably practicable, will make these rights available to you as a holder of ADSs. If the Depositary makes rights available to you, it will exercise the rights and purchase the common shares on your behalf subject to your payment of applicable fees, taxes, charges and expenses. The Depositary will then deposit the common shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any taxes and other governmental charges the rights require you to pay. U.S. securities laws or Bermuda law may restrict the sale, deposit, cancellation, and transfer of the ADSs issued after exercise of rights. Our intent is not to offer holders any rights to subscribe for additional common shares unless the holders of our ADSs would thereby be offered rights to receive ADSs in an offering registered under U.S. securities laws.
•	Other Distributions. Subject to receipt of timely notice from us with the request to make any such distribution available to you, and provided the Depositary has determined that such distribution is lawful, practicable and feasible and in accordance with the terms of the deposit agreement, the Depositary will send to you anything else we distribute on deposited securities by any means it deems practical in proportion to the number of ADSs held by you, net of any taxes and other governmental charges withheld.

The Depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, common shares, rights or anything else to ADR holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit and Withdrawal

The Depositary delivers ADSs upon deposit of common shares with the custodian. The custodian holds all deposited common shares, including those being deposited by us in connection with the offering to which this prospectus relates, for the account of the Depositary. You thus have no direct ownership interest in the common shares and only have the rights as are set out in the deposit agreement. The custodian also holds any additional securities, property and cash received on, or in substitution for, the deposited common shares. The deposited common shares and any such additional items are all referred to collectively as “deposited securities.”

Upon each deposit of common shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, the Depositary issues an ADR or ADRs in the name of the person entitled thereto evidencing the number of ADSs to which that person is entitled. Alternatively, at your request, risk and expense, the Depositary in its discretion will deliver certificated ADRs at the Depositary’s principal New York office or any other location that it may designate as its transfer office.

You may surrender your ADRs at the Depositary’s office or through instruction provided to your broker. Upon payment of its fees and charges of, and expenses incurred by, it and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the common shares and any other deposited securities underlying the ADR to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its principal New York office or any other location that it may designate as its transfer office, if feasible.

You have the right to cancel your ADSs and withdraw the underlying common shares at any time subject only to:

•	temporary delays caused by closing of our or the Depositary’s transfer books, or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•	the surrender of ADRs evidencing a number of ADSs representing other than a whole number of common shares;
•	the payment of fees, charges, taxes and other governmental charges; or
•	where deemed necessary or advisable by the Depositary or us in good faith due to any requirement of any U.S. or foreign laws, government, governmental body or commission, any securities exchange on which the ADSs or common shares are listed or governmental regulations relating to the ADSs or the withdrawal of the underlying common shares.

U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the deposit agreement. However, we do not intend to list our common shares for trading on any exchange. Therefore, it may be more difficult to dispose of our common shares than it will be to dispose of our ADSs.

Transmission of Notices to Shareholders

We will promptly transmit to the Depositary those communications that we make generally available to our shareholders together with annual and other reports prepared in accordance with applicable requirements of U.S. securities laws. Upon our request and at our expense, subject to the distribution of any such communications being lawful and not in contravention of any regulatory restrictions or requirements if so distributed and made available to holders, the Depositary will arrange for the timely mailing of copies of such communications to all ADS holders and will make a copy of such communications available for inspection at the Depositary’s Corporate Trust Office, the office of the custodian or any other designated transfer office of the Depositary.

Voting Rights

As soon as practicable upon receipt of timely notice of any meeting at which the holders of our shares are entitled to vote, or of solicitation of consents or proxies from holders of our shares, the Depositary will fix a record date in respect of such meeting or solicitation of consent or proxy. The Depositary will, if requested by us in writing in a timely manner, mail by regular, ordinary mail delivery (or by electronic mail or as otherwise may be agreed between us and the Depositary from time to time) or otherwise distribute to holders of ADSs as of the record date: (a) such information as is contained in such notice of meeting (or solicitation of consent or proxy) received by the Depositary from us, (b) a statement that holders as of the record date will be entitled, insofar as practicable and permitted under applicable law, the terms of the deposit agreement, the terms and conditions of our common shares and of our bye-laws (and subject to such other requirements as we shall notify the Depositary), to instruct the Depositary as to the exercise of the voting rights (or deemed exercise of voting rights), if any, pertaining to the amount of our common shares represented by their respective ADSs, and (c) a statement as to the manner in which such instructions may be given or may be deemed to have been given as described below if no validly-completed instructions are received by the Depositary from a holder of ADSs by the ADS voting cut off date set by the Depositary for such purpose. Upon the written request of a holder as of such record date, received on or before the ADS voting cut off date, the Depositary will endeavor, insofar as practicable, to vote or cause to be voted the amount of our common shares represented by the ADSs in accordance with the instructions set forth in such request.

To the extent no such instructions are received by the Depositary on or before the ADS voting cut off date from holders of a sufficient number of shares so as to enable the Company to meet its quorum requirements with respect to any such meeting of shareholders, the Depositary will, upon our written request and at all times subject to applicable law, the terms of the deposit agreement, the terms and conditions of our common shares and our bye-laws, deem such holder to: (A) have instructed the Depositary to take such action as is necessary to cause the number of underlying shares for which no voting instructions have been received from holders of ADSs so as to meet applicable quorum requirements (currently 25% of our common shares) to be counted for the purposes of satisfying applicable quorum requirements; and (B) have given a power of attorney to the Depositary or the custodian, as its nominee, to cause such equal number of common shares so counted under (A) above being counted for the purposes of establishing a quorum, with respect to any resolution proposed by the Board of Directors of the Company within the agenda set for such meeting, to be voted at any such meeting in proportion to the voting instructions duly-received by the Depositary from holders of ADSs as of the record date by the ADS voting cut off date; provided, however that, except to the extent we have provided the Depositary with at least 30 days’ written notice of any such meeting, the common shares shall not be so counted and shall not be so voted (proportionately to the voting instructions received by the Depositary from holders of ADSs as of the record date by the ADS voting cut off date) with respect to any matter as to which the Depositary informs us that the Depositary reasonably believes that with respect to any such resolution: (i) substantial opposition exists or (ii) it materially affects the rights of holders of common shares. For the purposes of this provision of the deposit agreement, by way of example and not limitation, it is agreed that routine matters, such as appointing auditors and directors (except where a competing director or slate of directors is proposed), and resolutions to approve the public offering or private placement of securities, would not materially affect the rights of holders of common shares.

There can be no assurance that holders generally or any holder in particular will receive the notice described above with sufficient time to enable such holder to return voting instructions to the Depositary by the ADS voting cut off date. In the deposit agreement, we have agreed that we will endeavor to provide at least 30 days’ prior written notice to the Depositary which will enable the timely notification of holders as to limitations on the ability of the Depositary to vote a particular ADS according to the voting instructions received in regard to such ADS. Common shares which have been withdrawn from the Depositary facility and transferred on our register of members to a person other than the Depositary or its nominee may be voted by the holders thereof in accordance with applicable law and our bye-laws. However, holders or beneficial owners of ADSs may not receive sufficient advance notice of shareholder meetings to enable them to withdraw the common shares and vote at such meetings.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities underlying your ADRs. The Depositary may refuse to issue ADSs, deliver ADRs, register the transfer, split-up or combination of ADRs, or allow you to withdraw the deposited securities underlying your ADSs until such payment is made including any applicable interest and penalty thereon. We, the custodian or the Depositary may withhold or deduct the amounts of taxes owed from any distributions to you or may sell deposited securities, by public or private sale, to pay any taxes and any applicable interest and penalties owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the Depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property remaining after it has paid the taxes.

Unless a U.S. holder of ADSs otherwise specifies, a customary fee of $0.003 per ADS will be deducted from each dividend paid to such holder so that such dividend may be paid gross of Irish withholding taxes.

Reclassifications, Recapitalizations and Mergers

If we take actions that affect the deposited securities, including (1) any change in par value, split-up, cancellation, consolidation or other reclassification of deposited securities to the extent permitted by any applicable law, (2) any distribution on the common shares that is not distributed to you and (3) any recapitalization, reorganization, merger, consolidation, liquidation or sale of our assets affecting us or to which we are a party resulting in a distribution of cash or securities to our shareholders, then the cash, common shares or other securities received by the Depositary in connection therewith will become deposited securities and be subject to the deposit agreement and any applicable law, evidence the right to receive such additional deposited securities, and the Depositary may choose to:

•	distribute additional ADSs;
•	call for surrender of outstanding ADSs to be exchanged for new ADSs;
•	distribute cash, securities or other property it has received in connection with such actions;
•	sell any securities or property received at public or private sale on an averaged or other practicable basis without regard to any distinctions among holders and distribute the net proceeds as cash; or
•	treat the cash, securities or other property it receives as part of the deposited securities, and each ADS will then represent a proportionate interest in that property.

Amendment and Termination

We may agree with the Depositary to amend the deposit agreement and the ADSs without your consent for any reason deemed necessary or desirable. You will be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges, except for taxes, governmental charges, delivery expenses or other charges specifically payable by ADS holders under the deposit agreement, or which otherwise materially prejudices any substantial existing right of holders or beneficial owners of ADSs. If an ADS holder continues to hold ADSs after being so notified of these changes, that ADS holder is deemed to agree to that amendment and be bound by the ADRs and the agreement as amended. An amendment can become effective before notice is given if necessary to ensure compliance with a new law, rule or regulation.

At any time we may instruct the Depositary to terminate the deposit agreement, in which case the Depositary will give notice to you at least 30 days prior to termination. The Depositary may also terminate the deposit agreement if it has told us that it would like to resign or we have removed the Depositary and we have not appointed a new Depositary bank within 90 days, in such instances, the Depositary will give notice to you at least 30 days prior to termination. After termination, the Depositary’s only responsibility will be to deliver deposited securities to ADS holders who surrender their ADSs upon payment of any fees, charges, taxes or other governmental charges, and to hold or sell distributions received on deposited securities. After the expiration of six months from the termination date, the Depositary may sell the deposited securities which remain and hold the net proceeds of such sales, uninvested and without liability for interest, for the pro rata benefit of ADS holders who have not yet surrendered their ADSs. After selling the deposited securities, the Depositary has no obligations except to account for those net proceeds and other cash. Upon termination of the deposit agreement, we will be discharged from all obligations except for our obligations to the Depositary.

We intend to maintain a Depositary arrangement for so long as it facilitates U.S. holders in benefiting from an exemption to Irish withholding taxes on dividends on our common shares.

Limitations on Obligations and Liability

The deposit agreement expressly limits our and the Depositary’s obligations and liability.

We and the Depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or bad faith;
•	are not liable if either of us by law or circumstances beyond our control is prevented from, or delayed in, performing any obligation under the agreement, including, without limitation, requirements of any present or future law, regulation, governmental or regulatory authority or stock exchange of any applicable jurisdiction, any present or future provision of our memorandum of association and bye-laws, on account of possible civil or criminal penalties or restraint, any provisions of or governing the deposited securities, any act of God, war or other circumstances beyond each of our control as set forth in the deposit agreement;

•	are not liable if either of us exercises or fails to exercise the discretion permitted under the deposit agreement, the provisions of or governing the deposited securities or our memorandum of association and bye-laws;
•	are not liable for any action/inaction on the advice or information of legal counsel, accountants, any person presenting common shares for deposit, holders and beneficial owners (or authorized representatives) of ADRs, or any person believed in good faith to be competent to give such advice or information;
•	are not liable for the inability of any holder to benefit from any distribution, offering, right or other benefit if made in accordance with the provisions of the deposit agreement;
•	have no obligation to become involved in a lawsuit or other proceeding related to any deposited securities or the ADSs or the deposit agreement on your behalf or on behalf of any other party;
•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party; and
•	shall not incur any liability for any indirect, special, punitive or consequential damages for any breach of the terms of the deposit agreement.

The Depositary and its agents shall not incur any liability under the deposit agreement for the failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or allowing any rights to lapse in accordance with the provisions of the deposit agreement, the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you, any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities or for any tax consequences that may result from ownership of ADSs, common shares or deposited securities for the creditworthiness of any third party and for any indirect, special, punitive or consequential damage.

We have agreed to indemnify the Depositary under certain circumstances. However, the deposit agreement does not limit our liability under federal securities laws. The Depositary may own and deal in any class of our securities and in the ADSs.

Requirements for Depositary Actions

Before the Depositary issues, delivers or registers a transfer of an ADS, makes a distribution on an ADS, or permits withdrawal of common shares or other property, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;
•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and
•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The Depositary also may suspend the issuance of ADSs, the deposit of common shares, the registration, transfer, split-up or combination of ADSs or the withdrawal of deposited securities, unless the deposit agreement provides otherwise, if the register for ADSs is closed or if we or the Depositary decide any such action is necessary or advisable.

Deutsche Bank Trust Company Americas keeps books for the registration and transfer of ADRs at its offices. You may reasonably inspect such books, except if you have a purpose other than our business or a matter related to the deposit agreement or the ADRs.

Disclosure of Interests

By purchasing ADSs, you agree to comply with our memorandum of association and bye-laws and the laws of Bermuda, the United States of America and any other relevant jurisdiction regarding any disclosure requirements regarding ownership of common shares, all as if the ADSs were, for this purpose, the common shares they represent.

DESCRIPTION OF DEBT SECURITIES

The debt securities will have the terms described in this prospectus unless the prospectus supplement describes different terms.

Each series of debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association. The trustee serves two principal roles:

•	the trustee can enforce your rights against us if an Event of Default described below occurs; and
•	the trustee performs various administrative duties.

The following description is a summary of selected provisions relating to the debt securities and the indenture. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part. When debt securities are offered in the future, the prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply. Capitalized terms used in the summary have the meanings specified in the indenture.

General

The debt securities will be either senior debt securities or subordinated debt securities. The indenture does not limit the total principal amount of debt securities that we can issue. We may issue the debt securities in one or more series as we may authorize from time to time. In addition, we may “reopen” a previous issue of debt securities by issuing additional debt securities of that series.

A prospectus supplement and a supplemental indenture (or resolutions of our board of directors in lieu of a supplemental indenture) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;
•	any limit on the total principal amount of the debt securities;
•	whether the debt securities are senior debt securities or subordinated debt securities or a combination thereof;
•	the dates on which the principal and premium, if any, of the debt securities will be payable;
•	the interest rate (or method of determining the rate) that the debt securities will bear, the interest payment dates for the debt securities and the record dates for determination of the holders to whom interest is payable;
•	the place where we will pay principal, premium and interest on the debt securities;
•	any optional redemption periods and prices and any specific terms or conditions related to optional redemptions;
•	whether the debt securities are convertible or exchangeable into other securities;
•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;
•	the denominations in which we will issue the debt securities, if other than $1,000 and any integral multiple thereof;
•	the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index;
•	the currency in which we will pay principal, premium and interest on the debt securities if other than the United States dollar;
•	if other than the entire principal amount, the portion of the principal amount of the debt securities (a) payable if the maturity of the debt securities is accelerated or (b) provable in bankruptcy;
•	any provisions relating to any security provided for the debt securities;
•	any changes in or additions to the Events of Default (as defined below);

•	whether we will issue the debt securities in the form of global securities and the terms and conditions of the global securities;
•	any changes or additions to the covenants; and
•	any other terms of the debt securities.

We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount. We will also describe in a prospectus supplement any special United States federal income tax considerations or other restrictions or terms applicable to the debt securities being issued, including, as applicable, securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

We may issue debt securities in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons. Unless specified in the prospectus supplement, the debt securities will be in fully registered form without coupons. In addition, we may issue debt securities in the form of one or more global securities as described below.

Registration, Transfer and Payment

Principal of, premium, if any, and interest, if any, on fully registered securities will be payable at the place or places we designate for such purpose, or we may pay interest by check mailed to the persons in whose names the securities are registered at the close of business on the day or days specified in the prospectus supplement accompanying this prospectus. The principal of, premium, if any, and interest, if any, on debt securities in other forms will be payable in the manner and at the place we designate as specified in the applicable prospectus supplement.

You may present fully registered securities for transfer or exchange at the corporate trust office of the trustee or any other office or agency we maintain for that purpose, without the payment of any service charge except for any tax or governmental charge incidental to the transfer or exchange. Provisions for the transfer or exchange of securities in other forms will be set forth in the applicable prospectus supplement.

Global Securities

We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of such security. We will deposit global securities with the depositary identified in the prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole to certain nominees of the depositary or to a successor depositary or nominee of a successor depositary.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to our depositary arrangements.

Ownership of beneficial interests in a global security will be limited to “participants” or persons that may hold interests through participants. The term “participants” means institutions that have established accounts with the depositary or its nominee. Upon the issuance of a global security, and the deposit of the global security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of participants. The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

Principal of, any premium on and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security for all purposes, including for paying principal, premium and interest. Except as set forth below, owners of beneficial interests in a global security will not:

•	be entitled to have the debt securities represented by the global security registered in their names;
•	receive or be entitled to receive physical delivery of the debt securities in definitive form; or
•	be considered the owners or holders of the debt securities.

Therefore, we and the trustee do not have any direct responsibility or liability for the payment of principal of, premium, if any, on or interest, if any, on any debt securities represented by a global security to owners of beneficial interests in the global security.

We expect that the depositary or its nominee, upon receipt of any payments, will on the same date credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s or its nominee’s records. We also expect that payments by participants to owners of beneficial interest in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of these participants and will not be the responsibility of the depositary or its nominee, the trustee or us. We or the trustee are responsible only for paying principal, premium, if any, and interest, if any, to the depositary or its nominee. The depositary or its nominee and the direct and indirect participants are responsible for disbursing these payments to the owners of beneficial interests in the global securities.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue individual debt securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for the global security.

Neither we, nor the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

Subordination

Senior debt securities will rank on an equal basis with all our other unsecured debt obligations except subordinated debt.

Subordinated debt securities will rank subordinated and junior in right of payment, to the extent set forth in the prospectus supplement relating to the subordinated debt securities, to all our “senior debt” (which will be defined in the applicable prospectus supplement).

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us, our creditors or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the indenture, holders of all senior debt will first be entitled to receive payment in full in cash before holders of the subordinated debt can receive any payments.

Conversion or Exchange Rights

The terms, if any, on which a series of debt securities may be convertible into or exchangeable for common shares or other of our securities will be detailed in the applicable prospectus supplement. The terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder, or at our option, and may include provisions pursuant to which the number of shares of our common stock or other of our securities to be received by the holders of the series of debt securities would be subject to adjustment.

Consolidation, Merger or Sale

The indenture provides that, except as otherwise provided in any prospectus supplement, we may consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, if among other things:

•	the resulting, surviving or transferee person (if other than us) assumes all our obligations under the debt securities and the indenture; and
•	we or such successor person is not immediately thereafter in default under the indenture.

Upon the assumption our obligations by such a person upon the sale of all or substantially all the assets in compliance with the indenture, we shall be discharged from all obligations under the debt securities and the indenture. Although such transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “change in control,” as described in any prospectus supplement, permitting each holder to require us to purchase the debt securities of such holder as described in any prospectus supplement.

Modification and Waiver

The indenture (including the terms and conditions of the debt securities) may be modified or amended by us and the trustee, with respect to any series of debt securities, without the consent of the holder of such series of debt securities, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of the debt securities of such series;
•	surrendering any right or power conferred upon us in respect of such series;
•	providing for the assumption of our obligations to the holders of the debt securities of such series in the case of a permitted merger, consolidation, conveyance, transfer or lease;
•	complying with the requirements of the SEC in connection with the registration of the debt securities of such series under the Securities Act and the qualification of the indenture under the Trust Indenture Act, provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of the debt securities of such series in any material respect; and
•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not materially adversely affect the interests of the holders of the debt securities of such series.
•	Modifications and amendments to the indenture or to the terms and conditions of the debt securities of such series may also be made, and past defaults by us may be waived, either:
•	with the written consent of the holders of at least a majority in aggregate principal amount at maturity of the debt securities of such series at the time outstanding; or
•	by the adoption of a resolution at a meeting of holders by at least a majority in aggregate principal amount at maturity of the debt securities of such series represented at such meeting.

However, no such modification, amendment or waiver may, without the written consent or the affirmative vote of the holder of each debt security so affected:

•	change the stated maturity of such debt security;
•	reduce the principal amount at maturity, redemption price or purchase price on such debt security;
•	change the currency of payment of such debt security or interest thereon;

•	reduce the percentage in aggregate principal amount at maturity of any debt security outstanding necessary to modify or amend the indenture or to waive any past default; or
•	impair the right to institute suit for the enforcement of any payment with respect to such debt security.

Events of Default

Unless we provide otherwise in the applicable prospectus supplement, the indenture provides that the following are “Events of Default” with respect to any series of the debt securities issued thereunder:

•	default in the payment of the principal of (or premium, if any, on) any debt security of such series when and as the same shall become due and payable;
•	default for 30 days in the payment of any installment of interest on any debt security of such series when and as the same shall become due and payable;
•	default in the making or satisfaction of any sinking fund payment when the same shall become due and payable on the terms of any debt securities of such series;
•	default for 60 days after notice in the performance of any other covenant in respect of the debt securities of such series contained in the indenture;
•	certain events of bankruptcy, insolvency or reorganization; or
•	any other event of default described in the prospectus supplement for such series.

An Event of Default with respect to any particular series of debt securities issued under an indenture does not necessarily constitute an Event of Default with respect to any other series of debt securities issued under such indenture. The trustee may withhold notice to the holders of any debt securities of any default (except in the payment of principal or interest) if it considers such withholding is in the interests of such holders.

Unless we provide otherwise in the applicable prospectus supplement, if an Event of Default with respect to any series of debt securities shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of such series of debt securities may declare the principal of all the debt securities of such series to be due and payable immediately; provided, however, that subject to certain conditions, any such declaration and its consequences may be rescinded and annulled by the holders of not less than a majority in aggregate principal amount of the debt securities of such series.

The indenture will require us to file annually with the trustee a certificate, signed by a specified officer, stating whether or not such officer has obtained knowledge of any default by us in the performance, observance or fulfillment of any condition or covenant of such indenture, and, if so, specifying each such default and the nature thereof.

Subject to provisions relating to its duties in case of a default, a trustee shall be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders shall have offered to such trustee reasonable indemnity.

Subject to such provisions for indemnification, the holders of a majority in principal amount of the debt securities of any series may direct the time, method and place of conducting any proceeding or any remedy available to the appropriate trustee, or exercising any trust or power conferred upon such trustee, with respect to the debt securities of such series.

Satisfaction and Discharge of the Indenture; Defeasance

With certain exceptions, we may satisfy and discharge its obligations under the indenture with respect to any series of debt securities:

•	by delivering to the trustee for cancellation all outstanding debt securities of such series or by depositing with the trustee cash or securities (as applicable under the terms of the indenture) sufficient to pay and discharge the entire indebtedness evidenced by the outstanding debt securities of such series that have not then been delivered to the trustee for cancellation when or after such securities have become due and payable; and
•	by paying all other sums payable by the us under the indenture with respect to the debt securities of such series.

Under federal income tax law as of the date of this prospectus, such deposit and discharge may be treated as a disposition of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis in the debt securities and the amount of cash plus the fair market value of any property received upon such disposition. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisors as to the tax consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

A series of debt securities may have no conditions for defeasance or may have additional or different conditions for defeasance as described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares, preference shares or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under one or more warrant agreements to be entered into between us and a warrant agent to be named in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;
•	the price or prices at which the warrants will be issued;
•	the designation, amount and terms of the securities for which the warrants are exercisable;
•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;
•	the aggregate number of warrants;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;
•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
•	the maximum or minimum number of warrants that may be exercised at any time;
•	information with respect to book-entry procedures, if any; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase for cash the amount of common shares, preference shares or debt securities at the exercise price stated or determinable in the applicable prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the common shares, preference shares or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

The description in the applicable prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement and warrant certificate, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant certificate or warrant agreement if we offer warrants, see “Where You Can Find More Information”. We urge you to read the applicable warrant certificate, the applicable warrant agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase common shares, preference shares, debt securities or other securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the securityholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:

•	the price, if any, for the subscription rights;
•	the exercise price payable for each common share, preference share, debt securities or other securities upon the exercise of the subscription rights;
•	the number of subscription rights issued to each securityholder;
•	the number and terms of each common share, preference share, debt securities or other securities which may be purchased per each subscription right;
•	the extent to which the subscription rights are transferable;
•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;
•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information”. We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, common shares, preference shares, warrants, subscription rights or any combination of such securities. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•	the designation and terms of the units and the securities included in the units;
•	any provision for the issuance, payment, settlement, transfer or exchange of the units;
•	the date, if any, on and after which the units may be transferred separately;
•	whether we will apply to have the units traded on a securities exchange or securities quotation system;
•	any material United States federal income tax consequences; and
•	how, for United States federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

The description in the applicable prospectus supplement of any units we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable unit certificate or unit agreement, which will be filed with the SEC if we offer units. For more information on how you can obtain copies of any unit certificate or unit agreement if we offer units, see “Where You Can Find More Information”. We urge you to read the applicable unit certificate, the applicable unit agreement and any applicable prospectus supplement in their entirety.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters with respect to the laws of Bermuda will be passed upon for us by Conyers Dill & Pearman Limited, Hamilton, Bermuda. Certain matters of U.S. federal and New York law will be passed upon for us by Jones Day, New York, New York

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to Fly Leasing Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2011 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F of Fly Leasing Limited for the year ended December 31, 2011 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of The Aviation Solutions Unit Trust as of June 30, 2011 and 2010, and for each of the years in the two-year period ended June 30, 2011 included in Form 6-K/A dated December 28, 2011 have been incorporated by reference herein in reliance on the report by KPMG, independent auditors, Australia, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. Their report dated December 24, 2011 contains an emphasis of matter paragraph that states that subsequent to June 30, 2011 Fly Leasing Limited consummated the acquisition of the entire issued units of The Aviation Solutions Unit Trust.

The consolidated financial statements of The Cecil Aviation Unit Trust and its controlled entities as of June 30, 2011 and 2010, and for each of the years in the two-year period ended June 30, 2011 included in Form 6-K/A dated December 28, 2011 have been incorporated by reference herein in reliance on the report by KPMG, independent auditors, Australia, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. Their report dated December 24, 2011 contains an emphasis of matter paragraph that states that subsequent to June 30, 2011 Fly Leasing Limited consummated the acquisition of the entire issued units of The Cecil Aviation Unit Trust.

The consolidated financial statements of Judbury Investments Pty Limited as of June 30, 2011 and 2010, and for each of the years in the two-year period ended June 30, 2011 included in Form 6-K/A dated February 28, 2012 have been incorporated by reference herein in reliance on the report by KPMG, independent auditors, Australia, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. Their report dated February 23, 2012 contains an emphasis of matter paragraph that states that subsequent to June 30, 2011 Fly Leasing Limited consummated the acquisition of the entire share capital of Judbury Investments Pty Limited.

The consolidated financial statements of Global Aviation Holdings Fund Limited as of June 30, 2011 and 2010, and for each of the years in the two-year period ended June 30, 2011 included in Form 6-K/A dated December 28, 2011 have been incorporated by reference herein in reliance on the report by KPMG, independent auditors, Ireland, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing. Their report dated as of December 23, 2011 contains an emphasis of matter paragraph that states that subsequent to June 30, 2011 Fly Leasing Limited consummated the acquisition of the entire share capital of Global Aviation Holdings Fund Limited.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of Bermuda and are managed and controlled in Ireland. Our business is based outside the United States, a majority of our directors and officers reside outside the United States, and a majority of our assets and some or all of the assets of such persons may be located in jurisdictions outside the United States. Although we have appointed Puglisi & Associates, 850 Library Ave., Suite 204, Newark, Delaware 19711 as our agent to receive service of process with respect to any actions against us arising out of violations of the U.S. federal securities laws in any federal or state court in the United States relating to the transactions covered by this prospectus, it may be difficult for investors to effect service of process within the United States on our directors and officers who reside outside the United States or to enforce against us or our directors and officers judgments of U.S. courts predicated upon civil liability provisions of the U.S. federal securities laws.

There is no treaty in-force between the United States and Bermuda or Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda or Ireland against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by a Bermuda or Irish court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda or Irish conflict of law rules. The courts of Bermuda or Ireland would recognize as a valid judgment, a final and conclusive judgment in personam obtained in a U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty). The courts of Bermuda or Ireland would give a judgment based on such a U.S. judgment as long as (1) the U.S. court had proper jurisdiction over the parties subject to the judgment; (2) the U.S. court did not contravene the rules of natural justice of Bermuda or Ireland; (3) the U.S. judgment was not obtained by fraud; (4) the enforcement of the U.S. judgment would not be contrary to the public policy of Bermuda or Ireland; (5) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda or Ireland; (6) there is due compliance with the correct procedures under the laws of Bermuda or Ireland; and (7) the U.S. judgment is not inconsistent with any judgment of the courts of Bermuda or Ireland in respect of the same matter.

In addition to and irrespective of jurisdictional issues, neither Bermuda nor Irish courts will enforce a provision of the U.S. federal securities law that is either penal in nature or contrary to public policy. It is the advice of our counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda or Irish courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, may not be available under Bermuda or Irish law or enforceable in a Bermuda or Irish court, as they are likely to be contrary to Bermuda or Irish public policy. Further, no claim may be brought in Bermuda or Ireland against us or our directors and officers in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Bermuda or Irish law and do not have force of law in Bermuda or Ireland.

WHERE YOU CAN FIND MORE INFORMATION

The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus, without charge, upon written or oral request. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

Investor Relations
Fly Leasing Limited
West Pier
Dun Laoghaire, County Dublin
Ireland
+353-1-231-1900

We are subject to the information and periodic reporting requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations with respect to those requirements by filing reports with the SEC. These periodic reports and other information may be inspected and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding the Company and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. This information is also available on our website at www.flyleasing.com.

As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of common shares. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 90 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus, and any accompanying prospectus supplement, the information we have filed with the SEC. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus and any accompanying prospectus supplement the following documents that we have filed with the SEC:

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2011, filed with the SEC on March 16, 2012;
•	Current Reports on Form 6-K or Form 6-K/A, filed with the SEC on October 20, 2011, December 28, 2011, February 28, 2012, May 10, 2012, August 10, 2012, November 14, 2012, December 4, 2012 and January 4, 2013; and
•	Registration Statement on Form 8-A, filed with the SEC on September 25, 2007.

Copies of these filings are available free of charge by writing to Fly Leasing Limited, West Pier, Dun Laoghaire, County Dublin, Ireland, Attention: Investor Relations, or by telephoning us at +353-1-231-1900.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC between the date that we initially file the registration statement to which this prospectus relates and the termination of the offering of the securities (if they state that they are incorporated by reference into this prospectus). In all cases, you should rely on the later information over different information included in this prospectus.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. You may obtain a copy of any document summarized in this prospectus at no cost by writing to or telephoning us at the address and telephone number given above. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

ISSUER
Fly Leasing Limited
West Pier
Dun Laoghaire
County Dublin, Ireland

LEGAL ADVISORS

To the Issuer

As to U.S. Federal and New York law:
Jones Day
222 East 41st Street
New York, New York 10017
U.S.A.

As to Bermuda law:
Conyers Dill & Pearman Limited
Clarendon House
2 Church Street
PO Box HM 666
Hamilton, Bermuda

To the Underwriters

As to U.S. Federal and New York law:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
U.S.A.

INDEPENDENT AUDITOR OF THE ISSUER
Ernst & Young LLP
560 Mission St., Suite 1600
San Francisco, California 94105
U.S.A.

$300,000,000

Fly Leasing Limited

6.750% Senior Notes due 2020

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager and Joint Lead Manager

Jefferies

Joint Lead Manager

BNP PARIBAS

December 6, 2013